As filed with the Securities and Exchange Commission on October 17, 2014

Registration No. 333-198282

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

PRE-EFFECTIVE

AMENDMENT NO. 2

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Beneficial Bancorp, Inc.

and

Beneficial Mutual Savings Bank Employee Savings and Stock Ownership Plan

(Exact name of registrant as specified in its charter)

Maryland	6036	47-1569198
State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1818 Market Street

Philadelphia, Pennsylvania 19103

(215) 864-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerard P. Cuddy

President and Chief Executive Officer

Beneficial Bancorp, Inc.

1818 Market Street

Philadelphia, Pennsylvania 19103

(215) 864-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary R. Bronstein, Esq.	Linda Galante
Scott A. Brown, Esq.	Thomas Hanley
Stephen F. Donahoe, Esq.	Stradley Ronon Stevens & Young, LLP
Kilpatrick Townsend & Stockton LLP	2005 Market Street, Suite 2600
607 14th Street, NW, Suite 900	Philadelphia, PA 19103
Washington, DC 20005	(215) 564-8000
(202) 508-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum Aggregate offering price (1)	Amount of registration fee
Common Stock, $0.01 par value	108,969,239 shares	$10.00	$1,089,692,390	$140,353 (2)
Participation interests	(3)	$10.00	(4)	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Regulation 457(o) under the Securities Act.
(2)	Previously paid.
(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(4)	The securities of Beneficial Bancorp, Inc. to be purchased by the Beneficial Mutual Savings Bank Employee Savings and Stock Ownership Plan are included in the common stock. Accordingly, no separate fee is required for the participation interests pursuant to Rule 457(h)(2) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

(Proposed holding company for Beneficial Bank)

Up to 63,250,000 Shares of Common Stock

Beneficial Bancorp, Inc., a newly formed Maryland corporation that is referred to as Beneficial Bancorp throughout this prospectus, is offering common stock for sale in connection with the conversion of Beneficial Savings Bank MHC from the mutual holding company form of organization to the stock form of organization.

We are offering up to 63,250,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 46,750,000 shares to complete the offering. All shares are offered at a price of $10.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering. The amount of capital being raised is based on an independent appraisal of Beneficial Bancorp. Most of the terms of this offering are required by regulations of the Board of Governors of the Federal Reserve System.

The shares we are offering represent the 60.6% ownership interest in Beneficial Mutual Bancorp, a federal corporation, now owned by Beneficial Savings Bank MHC. The remaining 39.4% interest in Beneficial Mutual Bancorp currently owned by the public will be exchanged for shares of common stock of Beneficial Bancorp. The 29,773,861 shares of Beneficial Mutual Bancorp currently owned by the public will be exchanged for between 30,386,565 shares and 41,111,234 shares of common stock of Beneficial Bancorp so that Beneficial Mutual Bancorp’s existing public shareholders will own approximately the same percentage of Beneficial Bancorp common stock as they owned of Beneficial Mutual Bancorp’s common stock immediately before the conversion. We also intend to make a contribution to The Beneficial Foundation, our charitable foundation, of $1.0 million in cash in connection with the conversion. Other than shares issued in the exchange, we will not issue any shares of Beneficial Bancorp common stock to The Beneficial Foundation in connection with the conversion. Beneficial Mutual Bancorp and Beneficial Savings Bank MHC will cease to exist upon completion of the conversion and Beneficial Bancorp will succeed them.

We are offering the shares of common stock in a subscription offering to eligible depositors of Beneficial Bank and Beneficial Bank’s tax-qualified employee savings and stock ownership plan. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons residing in Bucks, Chester, Delaware, Montgomery and Philadelphia Counties in Pennsylvania and Burlington, Camden and Gloucester Counties in New Jersey, and then to shareholders of Beneficial Mutual Bancorp. We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicate of broker-dealers, referred to in this prospectus as the syndicated offering, or, in our discretion after consultation with our financial advisors, in a separate firm commitment underwritten public offering. The syndicated offering may commence before the subscription and community offerings (including any extensions) have expired. The subscription, community, syndicated and firm commitment underwritten offerings are collectively referred to in this prospectus as the offering. Sandler O’Neill & Partners, L.P. will assist us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole book-running manager for any syndicated or firm commitment underwritten offering. Sandler O’Neill & Partners, L.P. is not required to purchase any shares of common stock that are sold in the subscription and community offerings.

The minimum order is 25 shares. The subscription offering will end at 4:00 p.m., Eastern time, on [DATE 1]. We expect that the community offering, if held, will terminate at the same time, although it may continue without notice to you until [DATE 2] or longer if the Federal Reserve Board approves a later date. No single extension may exceed 90 days and the offering must be completed by [DATE 3]. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [DATE 2], or the number of shares of common stock to be sold is increased to more than 63,250,000 shares or decreased to less than 46,750,000 shares. If we extend the offering beyond [DATE 2], all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Beneficial Bank’s statement savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 46,750,000 shares or more than 63,250,000 shares, we will promptly return all funds and set a new offering range. All subscribers will be resolicited and given the opportunity to place a new order. Funds received before the completion of the subscription and community offerings will be held in a segregated account at Beneficial Bank and will earn interest at Beneficial Bank’s statement savings rate, which is currently 0.25% per annum.

Beneficial Mutual Bancorp’s common stock currently trades on the Nasdaq Global Select Market under the symbol “BNCL,” and the shares of Beneficial Bancorp’s common stock will continue to trade on the Nasdaq Global Select Market under the symbol “BNCL.”

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors ” beginning on page 18.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Midpoint	Maximum
Number of shares	46,750,000	55,000,000	63,250,000
Gross offering proceeds	$467,500,000	$550,000,000	$632,500,000
Estimated offering expenses, excluding selling agent commissions and expenses	$3,440,250	$3,440,250	$3,440,250
Estimated selling agent commissions and expenses (1)(2)	$14,237,150	$16,679,150	$19,121,150
Estimated net proceeds	$449,822,600	$529,880,600	$609,938,600
Estimated net proceeds per share	$9.62	$9.63	$9.64

(1)	Includes $250,000 payable to Sandler O’Neill & Partners, L.P. for marketing expenses (including legal fees) and $160,000 payable to Sandler O’Neill & Partners, L.P. for records management services fees and expenses.
(2)	The amounts shown assume that 50% of the shares are sold in the subscription and community offerings and the remaining 50% is sold in a syndicated or firm commitment underwritten offering. The amounts shown further assume that Sandler O’Neill & Partners, L.P. will receive fees in the amount of: (i) 1.0% of the aggregate amount of common stock sold in the subscription and community offerings (net of insider purchases and shares purchased by our employee savings and stock ownership plan). The amounts shown also include fees or underwriting discounts, as applicable, of 5.0% of the aggregate purchase price of the common stock sold in the syndicated or firm commitment underwritten offering, which will be paid to Sandler O’Neill & Partners, L.P. and any other broker-dealers or underwriters included in the syndicated or firm commitment underwritten offering. See “The Conversion and Offering—Plan of Distribution; Selling Agent and Underwriter Compensation” for information regarding compensation to be received by Sandler O’Neill & Partners, L.P. in the subscription and community offerings and the compensation to be received by Sandler O’Neill & Partners, L.P. and the other broker-dealers or underwriters that may participate in the syndicated or firm commitment underwritten offering. If all shares of common stock were sold in the syndicated or firm commitment underwritten offering, the selling agent and broker-dealers’ commissions or underwriting discounts would be approximately $23.4 million, $27.5 million and $31.6 million at the minimum, midpoint and maximum levels of the offering, respectively.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

SANDLER O’NEILL + PARTNERS, L.P.

For assistance, please contact the Stock Information Center at             .

The date of this prospectus is

Beneficial BANK
PA
NJ
MORRIS
WARREN
NORTHAMPTON
LEHIGH
PENNSYLVANIA
HUNTERDON
SOMERSET
BERKS
MIDDLESEX
MERCER
BUCKS
TRENTON
MONTGOMERY
Pennsylvania Turnpike
CHESTER
PHILADELPHIA
BURLINGTON
DELAWARE
Delaware River
New Jersey Turnpike
Atlantic City Expwy
CAMDEN
GLOUCESTER
SALEM
NEW JERSEY
ATLANTIC
CUMBERLAND
★ CORPORATE HEADQUARTERS
1818 Market Street
Philadelphia, PA 19103
Beneficial Bank Locations

SUMMARY

This summary highlights material information from this prospectus and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully. In this prospectus, the terms “we,” “us” and “our” refer to Beneficial Mutual Bancorp, Inc. and its consolidated subsidiaries or its successor Beneficial Bancorp, Inc., unless the context requires otherwise.

Our Company

Beneficial Bank. Beneficial Bank, whose legal name is Beneficial Mutual Savings Bank, is a Pennsylvania-chartered stock savings bank headquartered in Philadelphia, Pennsylvania. Beneficial Bank has provided community banking services to individuals and small- to medium-sized businesses in the Delaware Valley area since 1853. Beneficial Bank is the oldest and largest bank headquartered in Philadelphia with 58 offices in the greater Philadelphia and South New Jersey regions. Upon the completion of the conversion, Beneficial Bank intends to change its legal name from Beneficial Mutual Savings Bank to Beneficial Bank.

Beneficial Bank offers traditional financial services to consumers and businesses in its market areas. Beneficial Bank attracts deposits from the general public and uses those funds to originate a variety of loans, including commercial real estate loans, commercial business loans, one- to four-family real estate loans, consumer loans, home equity loans and constructions loans. Beneficial Bank also offers insurance brokerage and investment advisory services through its wholly owned subsidiaries, Beneficial Insurance Services, LLC and Beneficial Advisors, LLC, respectively.

At June 30, 2014, Beneficial Bank exceeded all regulatory capital requirements and was considered a “well-capitalized” bank. Beneficial Bank has not participated in any of the U.S. Treasury’s capital raising programs for financial institutions. Beneficial Bank is regulated by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation.

Beneficial Mutual Bancorp. Beneficial Mutual Bancorp, whose legal name is Beneficial Mutual Bancorp, Inc., is the savings and loan holding company for Beneficial Bank and is regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). In July 2007, Beneficial Mutual Bancorp completed its initial public offering in which it sold 23,606,625 shares of its outstanding common stock to the public and issued 45,792,775 shares of its outstanding common stock to Beneficial Savings Bank MHC. Beneficial Mutual Bancorp’s common stock currently trades on the Nasdaq Global Select Market under the symbol “BNCL.”

At June 30, 2014, Beneficial Mutual Bancorp had consolidated total assets of $4.43 billion, net loans of $2.32 billion, total deposits of $3.51 billion and total shareholders’ equity of $612.7 million. As of the date of this prospectus, Beneficial Mutual Bancorp had                  shares of common stock outstanding. After completion of the offering, Beneficial Mutual Bancorp will cease to exist.

Beneficial Savings Bank MHC. Beneficial Savings Bank MHC is the federally chartered mutual holding company of Beneficial Mutual Bancorp. Beneficial Savings Bank MHC’s sole business activity is the ownership of 45,792,775 shares of common stock of Beneficial Mutual Bancorp, or 60.6% of the common stock outstanding as of the date of this prospectus. Beneficial Savings Bank MHC engages in no other business activities and has no shareholders. After completion of the conversion and offering, Beneficial Savings Bank MHC will cease to exist.

Beneficial Bancorp. Beneficial Bancorp is a newly formed Maryland corporation. Following the completion of the conversion and offering, Beneficial Bancorp will be the bank holding company for Beneficial Bank and will succeed Beneficial Mutual Bancorp as the publicly-traded holding company of Beneficial Bank. The shares of Beneficial Bancorp’s common stock will also trade on the Nasdaq Global Select Market under the symbol “BNCL.”

Our principal executive offices are located at 1818 Market Street, Philadelphia, Pennsylvania 19103 and our telephone number is (215) 864-6000. Our web site address is www.thebeneficial.com. Information on our web site should not be considered a part of this prospectus.

Acquisition History

Acquisitions of banking institutions and other financial service companies within and surrounding our market area have been, and we expect will continue to be, a key component of our strategy. In 2007, in connection with the closing of our initial public offering, Beneficial Mutual Bancorp acquired FMS Financial Corporation and its wholly owned subsidiary, Farmers & Mechanics Bank. The acquisition of FMS Financial Corporation and Farmers & Mechanics Bank, which had 31 branch offices in Burlington, Camden and Gloucester Counties in New Jersey, substantially enhanced our market share and solidified Beneficial Bank’s position as the largest Philadelphia-based bank operating solely in the greater Philadelphia metropolitan area. In 2012, Beneficial Mutual Bancorp acquired SE Financial Corp. and its wholly owned subsidiary, St. Edmond’s Federal Savings Bank. The acquisition increased our market share in southeastern Pennsylvania, specifically in Philadelphia and Delaware Counties. Additionally, the acquisition provided Beneficial Bank with new branches in Roxborough, Pennsylvania and Deptford, New Jersey.

We have also acquired other financial services companies to expand the retail products and services we offer to our customers. In 2005, Beneficial Insurance Services, LLC, a wholly owned subsidiary of Beneficial Bank, acquired the assets of a Philadelphia-based insurance brokerage firm, Paul Hertel & Co., Inc., which provided property, casualty, life, health and benefits insurance services to individuals and businesses. In 2007, Beneficial Insurance Services, LLC also acquired the business of CLA Agency, Inc., a full-service property and casualty and professional liability insurance brokerage company headquartered in Newtown Square, Pennsylvania.

Our Market Area

We are headquartered in Philadelphia, Pennsylvania. We currently operate 33 full-service banking offices in Bucks, Chester, Delaware, Montgomery and Philadelphia Counties, Pennsylvania and 25 full-service banking offices in Burlington, Camden and Gloucester Counties, New Jersey. We also operate one lending office in Montgomery County, Pennsylvania. We regularly evaluate our network of banking offices to optimize the penetration in our market area in the most efficient way. We will occasionally open or consolidate banking offices.

Philadelphia is the sixth largest metropolitan region in the United States and home to over 64 colleges and universities. Traditionally, the economy of the Philadelphia metropolitan area was driven by the manufacturing and distribution sectors. However, the region has evolved into a more diverse economy geared toward information and service-based businesses. Currently, the leading employment sectors in the region are (1) educational and health services; (2) transportation, trade and utilities services; (3) professional and business services; and (4) due to the region’s numerous historic attractions, leisure and hospitality services. The region’s leading employers include Jefferson Health System, the University of Pennsylvania Health System, Merck & Company, Inc. and Comcast Corporation. The Philadelphia metropolitan area has also evolved into one of the major corporate centers in the United States due to its geographic location, access to transportation, significant number of educational facilities to supply technical talent and available land for corporate and industrial development. The Philadelphia metropolitan area is currently home to 13 Fortune 500 companies, including AmerisourceBergen, Comcast, Sunoco, DuPont, Aramark and Lincoln Financial.

According to a 2013 census, the population of our eight-county primary retail market area totaled approximately 5.3 million. Overall, the eight counties that comprise our primary retail market area provide attractive long-term growth potential by demonstrating relatively strong household income and wealth growth trends relative to national and state-wide projections. However, the Philadelphia region is slowly recovering from the effects of the recent economic recession where falling home prices and sharply reduced sales volumes, along with the collapse of the United States’ subprime mortgage industry in 2008 that followed a national home price peak, significantly contributed to a recession that officially lasted until June 2009, although the effects continued thereafter. The unemployment rate, not seasonally adjusted, for the Philadelphia metropolitan area totaled 6.1% in May 2014, which was consistent with a national unemployment rate of 6.1% in May 2014.

Our Business Strategy

Our business strategy is to continue to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•	Differentiating Beneficial Bank as a community bank that educates its customers to “do the right thing” financially by utilizing the “Beneficial Conversation” to better understand our customers and their needs and offer more personalized products and services;

•	Increasing profitability through an improved balance sheet mix by growing commercial banking and small business lending and reducing our cash and investments;

•	Employing a shareholder-focused management of capital;

•	Expanding our franchise by selectively pursuing acquisition opportunities in or adjacent to our market area;

•	Enhancing earnings by increasing core deposits and emphasizing operational efficiencies; and

•	Maintaining asset quality by using consistent, disciplined underwriting practices to maintain the quality of our loan portfolio.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for additional information.

Description of the Conversion

Beneficial Bank has been organized in the mutual holding company structure since 2004 and Beneficial Mutual Bancorp completed its initial public offering in 2007. In connection with the completion of its initial public offering, Beneficial Mutual Bancorp also established The Beneficial Foundation, a tax-exempt charitable foundation, and contributed $500,000 in cash and 950,000 shares of Beneficial Mutual Bancorp common stock to it. Our current mutual holding company ownership structure is as follows:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Beneficial Bank’s common stock will be owned by Beneficial Bancorp, and all of Beneficial Bancorp’s common stock will be owned by the public. We are conducting the conversion and offering under the terms of our plan of conversion (which is referred to as the “plan of conversion”). Upon completion of the conversion and offering, Beneficial Mutual Bancorp and Beneficial Savings Bank MHC will cease to exist.

As part of the conversion, we are offering for sale common stock representing the 60.6% ownership interest of Beneficial Mutual Bancorp that is currently held by Beneficial Savings Bank MHC. At the conclusion of the conversion and offering, existing public shareholders of Beneficial Mutual Bancorp will receive shares of common stock in Beneficial Bancorp in exchange for their existing shares of common stock of Beneficial Mutual Bancorp, based upon an exchange ratio of 1.0206 to 1.3808 at the minimum and maximum of the offering range, respectively. The actual exchange ratio will be determined at the conclusion of the conversion and the offering based on the total number of shares sold in the offering, and is intended to result in Beneficial Mutual Bancorp’s existing public shareholders owning the same percentage interest, 39.4%, of Beneficial Bancorp common stock as they currently own of Beneficial Mutual Bancorp common stock, as adjusted to reflect the assets of Beneficial Savings Bank MHC, without giving effect to cash paid in lieu of issuing fractional shares or shares that existing shareholders may purchase in the offering. In addition, we intend to make a cash contribution to our existing charitable foundation to provide the foundation with additional liquidity. Other than the shares issued in the exchange, we will not issue any shares of Beneficial Bancorp common stock to the foundation in connection with the conversion and offering.

After the conversion and offering, our ownership structure will be as follows:

The normal business operations of Beneficial Bank will continue without interruption during the conversion and offering, and the same officers and directors who currently serve Beneficial Mutual Bancorp and Beneficial Bank in the mutual holding company structure will serve the new holding company and Beneficial Bank in the fully converted stock form.

Reasons for the Conversion and Offering

Our primary reasons for the conversion and offering are the following:

•	Eliminate the uncertainties associated with the mutual holding company structure under financial reform legislation. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or “Dodd-Frank Act,” the Federal Reserve Board became the federal regulator of all savings and loan holding companies and mutual holding companies, which has resulted in changes in regulations applicable to Beneficial Savings Bank MHC and Beneficial Mutual Bancorp. The conversion will eliminate our mutual holding company structure and will eliminate the risk that the Federal Reserve Board will amend existing regulations applicable to the conversion process in a manner disadvantageous to our public shareholders or depositors.

•	Transition us to a more familiar and flexible organizational structure. The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors. The stock holding company structure will also give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans or arrangements for any such offerings.

•	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. Applicable regulations prohibit the acquisition of Beneficial Bancorp for three years following completion of the conversion.

•	Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for Beneficial Bancorp common stock. A more liquid and active market will make it easier for our shareholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

Terms of the Offering

We are offering between 46,750,000 and 63,250,000 shares of common stock in a subscription offering to eligible depositors of Beneficial Bank and to our tax-qualified employee savings and stock ownership plan. To the extent shares remain available, we may offer shares in a community offering to natural persons residing in Bucks, Chester, Delaware, Montgomery and Philadelphia Counties in Pennsylvania and Burlington, Camden and Gloucester Counties in New Jersey, to our existing public shareholders and to the general public. If necessary, we will also offer shares to the general public in a syndicated offering or in a firm commitment underwritten public offering. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [DATE 2], or the number of shares of common stock to be sold is increased to more than 63,250,000 shares or decreased to less than 46,750,000 shares. We may terminate the conversion and offering with the concurrence of the Federal Reserve Board. If terminated, orders for common stock already submitted will be canceled, subscribers’ funds will be promptly returned with interest calculated at Beneficial Bank’s statement savings rate and all deposit account withdrawal authorizations will be canceled. If we extend the offering beyond [DATE 2], all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Beneficial Bank’s statement savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 46,750,000 shares or more than 63,250,000 shares, we will promptly return all funds and set a new offering range. All subscribers will be resolicited and given the opportunity to place a new order.

The purchase price is $10.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Sandler O’Neill & Partners, L.P., our conversion advisor and marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock in the subscription and community offering. Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares of common stock in the subscription or the community offerings or the syndicated offering, if any.

How We Determined the Offering Range and Exchange Ratio

Federal regulations require that the aggregate purchase price of the securities sold in the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. In accordance with the regulations of the Federal Reserve Board, a valuation range is established which ranges from 15% below to 15% above this pro forma market value. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. RP Financial has indicated that in its valuation as of August 1, 2014, the full market value of Beneficial Bancorp’s common stock was $907.5 million, resulting in a range from $771.4 million at the minimum to $1.04 billion at the maximum. Based on this valuation, we are selling the number of shares representing the 60.6% of Beneficial Mutual Bancorp currently owned by Beneficial Savings Bank MHC. This results in an offering range of $467.5 million to $632.5 million, with a midpoint of $550.0 million. RP Financial will receive fees totaling $160,000 for its appraisal report, plus $20,000 for any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•	the trading market for Beneficial Mutual Bancorp common stock and securities of comparable institutions and general conditions in the market for such securities;

•	our historical and projected operating results and financial condition, including, but not limited to, net interest income, the amount and volatility of interest income and interest expense relative to changes in market conditions and interest rates, asset quality, levels of loan loss provisions, the amount and sources of noninterest income, and the amount of noninterest expense;

•	the economic, demographic and competitive characteristics of our market area, including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, and deposit market share;

•	a comparative evaluation of our operating and financial statistics with those of other similarly-situated, publicly-traded banks and bank and savings and loan holding companies, which included a comparative analysis of balance sheet composition, income statement and balance sheet ratios, credit and interest rate risk exposure; and

•	the effect of the capital raised in this offering on our net worth and earnings potential, including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the investment of the net proceeds of the offering, and the estimated impact on consolidated equity and earnings resulting from adoption of the proposed employee stock benefit plans.

The independent appraisal also reflects the cash contribution to The Beneficial Foundation. The cash contribution to the charitable foundation will not have a material effect on our estimated pro forma market value.

Four measures that some investors use to analyze whether a stock might be a good investment are the ratios of the offering price to the issuer’s “book value” and “tangible book value” and the ratios of the offering price to the issuer’s earnings and “core earnings.” RP Financial considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference in value between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. For purposes of the appraisal, core earnings is defined as net earnings after taxes, excluding the after-tax portion of income from non-recurring items.

The appraisal was based in part upon Beneficial Mutual Bancorp’s financial condition and results of operations, the effect of the additional capital that will be raised from the sale of common stock in this offering, the cash to be contributed to the charitable foundation and an analysis of a peer group of eleven publicly traded thrift holding companies that RP Financial considered comparable to Beneficial Mutual Bancorp. The appraisal peer group consists of the companies listed below. Total assets are as of June 30, 2014.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(in millions)
Bank Mutual Corporation (BKMU)	Nasdaq	Brown Deer, WI	$2,338
Capitol Federal Financial, Inc. (CFFN)	Nasdaq	Topeka, KS	9,031
Dime Community Bancshares, Inc. (DCOM)	Nasdaq	Brooklyn, NY	4,302
Northfield Bancorp, Inc. (NFBK)	Nasdaq	Woodbridge, NJ	2,690
Northwest Bancshares, Inc. (NWBI)	Nasdaq	Warren, PA	7,902
OceanFirst Financial Corp. (OCFC)	Nasdaq	Toms River, NJ	2,329
Oritani Financial Corp. (ORIT)	Nasdaq	Twnship of Wash., NJ	3,140
Provident Financial Services, Inc. (PFS)	NYSE	Jersey City, NJ	8,449
TrustCo Bank Corp. NY (TRST)	Nasdaq	Glenville, NY	4,589
United Financial Bancorp, Inc. (UBNK)	Nasdaq	Glastonbury, CT	5,159
WSFS Financial Corporation (WSFS)	Nasdaq	Wilmington, DE	4,613

In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of Beneficial Bancorp with the peer group. RP Financial made a downward adjustment for profitability, growth and viability of earnings and made an upward adjustment for financial condition.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated by RP Financial in its appraisal report, based on financial data as of and for the twelve months ended June 30, 2014. Stock prices are as of August 1, 2014, as reflected in the appraisal report.

	Price to Earnings Multiple		Price to Core Earnings Multiple (1)		Price to Book Value Ratio	Price to Tangible Book Value Ratio
Beneficial Mutual Bancorp (pro forma):
Minimum	62.85	x	63.06	x	75.30%	86.13%
Midpoint	75.23		74.48		82.64	93.63
Maximum	88.05		88.34		89.13	100.10

Peer group companies as of August 1, 2014:
Average	18.25	x	18.48	x	119.55%	129.54%
Median	16.10		15.71		112.26	128.44

(1)	Price to core earnings multiples calculated by RP Financial in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing twelve month basis through June 30, 2014. These ratios are different than presented in “Pro Forma Data.”

Compared to the average pricing ratios of the peer group, at the maximum of the offering range, our common stock would be priced at a premium of 382.5% to the peer group on a price-to-earnings basis, a discount of 25.4% to the peer group on a price-to-book basis and discount of 22.7% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group on an earnings basis and less expensive than the peer group on a book value and tangible book value basis.

Compared to the average pricing ratios of the peer group, at the minimum of the offering range, our common stock would be priced at premium of 244.4% to the peer group on a price-to-earnings basis, a discount of 37.0% to the peer group on a price-to-book basis and at a discount of 33.5% to the peer group on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of our common stock would be more expensive than the peer group on a core earnings basis and less expensive than the peer group on an earnings, book value and tangible book value basis.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Federal Reserve Board regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Based upon such formula and the offering range, the exchange ratio will range from a minimum of 1.0206 to a maximum of 1.3808 shares of Beneficial Bancorp common stock for each current share of Beneficial Mutual Bancorp common stock, with a midpoint of 1.2007. Based upon this exchange ratio, we expect to issue between 30,386,565 and 41,111,234 shares of Beneficial Bancorp common stock to the holders of Beneficial Mutual Bancorp common stock outstanding immediately before the completion of the conversion and offering.

Because of differences in important factors such as operating characteristics, location, financial performance, asset size, capital structure and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not our common stock is an appropriate investment for you. The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. The appraisal does not indicate market value. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock in the offering.

Possible Change in Offering Range

RP Financial will update its appraisal before we complete the conversion and offering. If our pro forma market value at that time is either below $771.4 million or above $1.04 billion, then, after consulting with the Federal Reserve Board, we may: terminate the offering and promptly return all funds with interest; set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

The Exchange of Existing Shares of Beneficial Mutual Bancorp Common Stock

If you are a shareholder of Beneficial Mutual Bancorp on the date we complete the conversion and offering, your existing shares will be canceled and exchanged for shares of Beneficial Bancorp. The number of shares you will receive will be based on an exchange ratio determined as of the completion of the conversion and offering that is intended to result in Beneficial Mutual Bancorp’s existing public shareholders owning approximately 39.4% of Beneficial Bancorp’s common stock, which is the same percentage of Beneficial Mutual Bancorp common stock currently owned by existing public shareholders, as adjusted to reflect the assets of Beneficial Savings Bank MHC. The following table shows how the exchange ratio will vary based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of Beneficial Mutual Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of Beneficial Mutual Bancorp		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent per Share Value (1)	Shares to be Received for 100 Existing Shares (2)
	Amount	Percent	Amount	Percent
Minimum	46,750,000	60.6%	30,386,565	39.4%	77,136,565	1.0206	$10.21	102
Midpoint	55,000,000	60.6%	35,748,900	39.4%	90,748,900	1.2007	12.01	120
Maximum	63,250,000	60.6%	41,111,234	39.4%	104,361,234	1.3808	13.81	138

(1)	Represents the value of shares of Beneficial Bancorp common stock received in the conversion by a holder of one share of Beneficial Mutual Bancorp common stock at the exchange ratio, assuming a market price of $10.00 per share.
(2)	Cash will be paid instead of issuing any fractional shares.

No fractional shares of Beneficial Bancorp common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share offering price.

We also will convert options previously awarded under the Beneficial Mutual Bancorp 2008 Equity Incentive Plan into options to purchase Beneficial Bancorp common stock. At June 30, 2014, there were outstanding options to purchase 3,337,200 shares of Beneficial Mutual Bancorp common stock. The number of outstanding options and related per share exercise prices will be adjusted based on the exchange ratio. The aggregate exercise price, term and vesting period of the outstanding options will remain unchanged. If any options are exercised before we complete the offering, the number of shares of Beneficial Mutual common stock outstanding will increase and the exchange ratio would be adjusted.

How We Intend to Use the Proceeds of this Offering

The following table summarizes how we intend to use the proceeds of the offering, based on the sale of shares at the minimum and maximum of the offering range.

	46,750,000 Shares at $10.00 per Share	63,250,000 Shares at $10.00 per Share
	(In thousands)
Offering Proceeds	$467,500	$632,500
Less: offering expenses	17,677	22,561

Net offering proceeds	449,823	609,939

Less:
Proceeds contributed to Beneficial Bank	224,911	304,969
Proceeds used for loan to employee savings and stock ownership plan	18,700	25,300
Proceeds contributed to The Beneficial Foundation	1,000	1,000

Proceeds remaining for Beneficial Bancorp	$205,212	$278,670

Initially, we intend to invest the proceeds of the offering in short-term investments. In the future, Beneficial Bancorp may use the funds it retains to invest in securities, repurchase shares of its common stock (subject to regulatory restrictions) pay cash dividends or for general corporate purposes. Beneficial Bank intends to use the portion of the proceeds that it receives to fund new loans, to invest in securities or for general corporate purposes. However, we have not allocated specific dollar amounts to any particular area of our loan portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. We may also use the proceeds of the offering to acquire other companies as opportunities arise, primarily in or adjacent to our existing market areas, although we have no specific understandings or agreements to do so at this time.

Purchases by Directors and Executive Officers

We expect that our directors and executive officers, together with their associates, will subscribe for approximately 108,500 shares, which is 0.2% of the midpoint of the offering. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. Following the conversion and offering, and including shares received in exchange for shares of Beneficial Mutual Bancorp, our directors and executive officers, together with their associates, are expected to own 1,621,671 shares of Beneficial Bancorp common stock, which would equal 1.79% of our outstanding shares if shares are sold at the midpoint of the offering range.

Our Contribution of Cash to The Beneficial Foundation

The Beneficial Foundation was organized in connection with Beneficial Mutual Bancorp’s initial public offering and was funded with $500,000 in cash and 950,000 shares of Beneficial Mutual Bancorp common stock. As of June 30, 2014, The Beneficial Foundation had assets of $8.3 million, no liabilities and net worth of $8.3 million.

The mission of The Beneficial Foundation is to make a difference in the lives of residents in the communities served by Beneficial Bank. The Beneficial Foundation is focused on funding community development programs that support children and families in crisis. In addition, The Beneficial Foundation emphasizes the importance of youth education in our local communities by making contributions to educational, after-school and early childhood development programs.

To further our commitment to the communities we serve and may serve in the future, subject to our depositors’ and shareholders’ approval, we intend to contribute $1.0 million in cash to the charitable foundation to provide the foundation with additional liquidity. Other than shares issued in the exchange, we will not issue any shares of Beneficial Bancorp common stock to The Beneficial Foundation in connection with the conversion and offering. As a result of the cash contribution, we expect to record an after-tax expense of approximately $600,000 during the quarter in which the conversion is completed. The board of directors of Beneficial Bancorp has determined that the $1.0 million cash contribution to The Beneficial Foundation is in the best interests of shareholders because (1) the amount of the contribution represents a nominal percentage of the gross offering proceeds and (2) the contribution will enable The Beneficial Foundation to further its long history of supporting the communities we serve, which we believe will ultimately enhance our future growth and profitability by leading to stronger relationships with consumers and businesses within our market area.

The Beneficial Foundation currently owns 604,363 shares of Beneficial Mutual Bancorp common stock. Following completion of the offering and assuming closing at the midpoint of the valuation range and the exchange ratio of 1.2007, the charitable foundation will own 725,658 shares, or 0.8%, of the outstanding shares of Beneficial Bancorp. Pursuant to Federal Reserve Board regulations, all shares of Beneficial Bancorp common stock owned by the charitable foundation must be voted in the same ratio as all other shares of Beneficial Bancorp are voted.

The Beneficial Foundation will continue to support charitable causes and community development activities in the communities in which we operate or may operate. During the six months ended June 30, 2014 and the year ended December 31, 2013, The Beneficial Foundation made charitable contributions of $260,000, and $547,000, respectively. For the six months ended June 30, 2014, these charitable contributions consisted of 76 grants made to Pennsylvania and New Jersey non-profit organizations, 61% of which were made to educational programs and services, 19% of which were made to health and human services programs, 17% of which were made to affordable housing programs and services, 2% of which were made to arts and cultural programs and services and 1% of which was made to civic and social programs and services. For the year ended December 31, 2013, these charitable contributions consisted of 149 grants made to Pennsylvania and New Jersey non-profit organizations, 64% of which were made to educational programs and services, 30% of which were made to health and human services programs and 6% of which were made to affordable housing programs and services.

Under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), a corporate entity is generally permitted to deduct up to 10% of its taxable income (taxable income before the charitable contributions deduction) in any one year for charitable contributions. Any contribution in excess of the 10% limit may generally be deducted for federal income tax purposes over the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by a corporate entity to a charitable foundation could, if necessary, be deducted for federal income tax purposes over a six-year period. Our overall charitable contribution deduction could be limited if our future taxable income is insufficient to allow for the full deduction within the 10% of taxable income limitation, which would result in an increase to income tax expense.

The Beneficial Foundation is governed by a board of directors, which currently consists of five employees of Beneficial Bank and two of our outside directors. The officers and directors of the foundation are as follows:

•	Gerard P. Cuddy—President and Director

•	Thomas D. Cestare—Treasurer and Director

•	William J. Kline, Jr.—Secretary

•	Karen Dougherty Buchholz—Director

•	Pamela M. Cyr—Director

•	Robert J. Juliano—Director

•	Joseph J. McLaughlin—Director

•	Joanne R. Ryder—Director

None of these individuals receive compensation for their service as a director of the charitable foundation. In addition, some of our employees serve as executive officers of the charitable foundation. None of these individuals receive compensation for their service as an executive officer of the charitable foundation.

The contribution of cash to the charitable foundation has been approved by the board of directors of Beneficial Savings Bank MHC, and must be approved by the depositors of Beneficial Bank and the shareholders of Beneficial Mutual Bancorp at their special meetings being held to consider and vote upon the plan of conversion. If depositors or shareholders do not approve the contribution to the charitable foundation, we will proceed with the conversion without contributing to the foundation and subscribers for common stock will not be resolicited (unless required by the Federal Reserve Board). The contribution to the charitable foundation will not have any material effect on our estimated pro forma valuation.

RP Financial will update its appraisal of our estimated pro forma market value at the conclusion of the offering. The pro forma market value reflected in that updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

See “Risk Factors—The contribution to the charitable foundation will adversely affect net income” and “The Beneficial Foundation.”

Persons Who Can Order Stock in the Offering

We are offering shares of Beneficial Bancorp common stock first in a subscription offering to the following persons in the following order of priority:

1.	Persons with aggregate balances of $50 or more on deposit at Beneficial Bank as of the close of business on June 30, 2013.

2.	Our employee savings and stock ownership plan.

3.	Persons with aggregate balances of $50 or more on deposit at Beneficial Bank as of the close of business on September 30, 2014 who are not eligible in category 1 above.

4.	Beneficial Bank’s depositors as of the close of business on [DATE 4], who are not eligible under categories 1 or 3 above.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. See “The Conversion and Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in Bucks, Chester, Delaware, Montgomery and Philadelphia Counties in Pennsylvania and in Burlington, Camden and Gloucester Counties in New Jersey, second to Beneficial Mutual Bancorp’s public shareholders as of [DATE 4] and finally to members of the general public. The community offering may begin concurrently with, or any time after, the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering through a syndicated offering, which would be an offering to the general public on a best efforts basis by a syndicate of selected broker-dealers. Instead of a syndicated offering, shares not purchased in the subscription offering or the community offering may be sold in a firm commitment underwritten offering. Sandler O’Neill & Partners, L.P. will act as sole book-running manager for any syndicated offering or firm commitment underwritten offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or in a syndicated offering. Any determination to accept or reject stock orders in the community offering or any syndicated offering will be based on the facts and circumstances available to management at the time of the determination.

Subscription Rights are Not Transferable

You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Purchase Limitations

Pursuant to our plan of conversion, our board of directors has established limitations on the purchase of common stock in the offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•	No individual (or individuals exercising subscription rights through a single qualifying account held jointly) may purchase more than $1.5 million of common stock (which equals 150,000 shares) in the offering. In addition, if any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases, cannot exceed $2.5 million of common stock (which equals 250,000 shares):

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of Beneficial Bank;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest; and

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

•	No individual, together with any associates, and no group of persons acting in concert may purchase shares of common stock so that, when combined with shares of Beneficial Bancorp common stock received in exchange for shares of Beneficial Mutual Bancorp common stock, such person or persons would hold more than 9.9% of the number of shares of Beneficial Bancorp common stock outstanding upon completion of the conversion and offering. No person will be required to divest any shares of Beneficial Mutual Bancorp common stock or be limited in the number of shares of Beneficial Bancorp to be received in exchange for shares of Beneficial Mutual Bancorp common stock as a result of this purchase limitation.

Subject to the Federal Reserve Board’s approval, we may increase or decrease the purchase limitations at any time. If we increase the maximum purchase limitation to 5.0% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5.0% of the shares of common stock sold in the offering may not exceed in the aggregate 10.0% of the total shares of common stock sold in the offering. Our tax-qualified employee benefit plans, including our employee savings and stock ownership plan, are authorized to purchase up to 10% of the shares sold in the offering, without regard to these purchase limitations.

Conditions to Completing the Conversion and Offering

We cannot complete the conversion and offering unless:

•	the plan of conversion is approved by at least a majority of votes eligible to be cast by depositors of Beneficial Bank;

•	the plan of conversion is approved by at least two-thirds of the outstanding shares of Beneficial Mutual Bancorp, including shares held by Beneficial Savings Bank MHC;

•	the plan of conversion is approved by at least a majority of the votes eligible to be cast by shareholders of Beneficial Mutual Bancorp, excluding shares held by Beneficial Savings Bank MHC;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Federal Reserve Board to complete the conversion and offering.

Subject to depositor, shareholder and regulatory approvals, we also intend to contribute cash to our existing charitable foundation, The Beneficial Foundation, in connection with the conversion. However, depositor and shareholder approval of the contribution to the charitable foundation is not a condition to the completion of the conversion and offering.

Beneficial Savings Bank MHC, which owns 60.6% of the outstanding shares of Beneficial Mutual Bancorp, intends to vote these shares in favor of the plan of conversion and the contribution to the charitable foundation. In addition, as of June 30, 2014, directors and executive officers of Beneficial Mutual Bancorp and their associates beneficially owned 1,260,247 shares of Beneficial Mutual Bancorp or 1.67% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion and the contribution to the charitable foundation.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

We must sell a minimum of 46,750,000 shares to complete the conversion and offering. Purchases by our directors and executive officers and by our employee savings and stock ownership plan will count towards the minimum number of shares we must sell to complete the offering. If we do not receive orders for at least 46,750,000 shares of common stock in the subscription and community offerings, we may increase the purchase limitations and/or seek regulatory approval to extend the offering beyond [DATE 2] (provided that any such extension will require us to resolicit subscribers). Alternatively, we may terminate the offering, in which case we will promptly return your funds with interest calculated at Beneficial Bank’s statement savings rate, which is currently 0.25% per annum, and cancel all deposit account withdrawal authorizations.

How to Purchase Common Stock

In the subscription offering and the community offering, you may pay for your shares by:

1.	personal check, bank check or money order made payable directly to “Beneficial Bancorp, Inc.” (Beneficial Bank lines of credit checks and third-party checks of any type will not be accepted); or

2.	authorizing us to withdraw money from the types of Beneficial Bank deposit accounts identified on the stock order form.

Beneficial Bank is not permitted to lend funds (including funds drawn on a Beneficial Bank line of credit) to anyone to purchase shares of common stock in the offering.

You may not designate on your stock order form a direct withdrawal from a retirement account at Beneficial Bank. Additionally, you may not designate on your stock order form a direct withdrawal from Beneficial Bank accounts with check-writing privileges. Instead, a check must be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount and we will immediately withdraw the amount from your checking account.

Personal checks will be immediately cashed, so the funds must be available within the account when your stock order form is received by us. Subscription funds submitted by check or money order will be held in a segregated account at Beneficial Bank. We will pay interest calculated at Beneficial Bank’s statement savings rate from the date those funds are received until completion or termination of the offering. Withdrawals from certificate of deposit accounts at Beneficial Bank to purchase common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Beneficial Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

You may deliver your stock order form in one of three ways: by mail, using the stock order reply envelope provided; by overnight delivery to the address indicated on the stock order form or by hand-delivery to the Stock Information Center, which is located at                             . Stock order forms will not be accepted at our other Beneficial Bank offices and should not be mailed to Beneficial Bank. Once submitted, your order is irrevocable. We are not required to accept copies or facsimiles of order forms.

Using IRA Funds to Purchase Shares in the Offering

You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA. If you wish to use some or all of the funds in your Beneficial Bank IRA or other retirement account, the applicable funds must first be transferred to a self-directed retirement account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. An annual fee may be payable to the new trustee. If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order. Our Stock Information Center can give you guidance if you wish to place an order for stock using funds held in a retirement account at Beneficial Bank or elsewhere. Because processing retirement account transactions takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [DATE 1] offering deadline. Whether you may use retirement funds for the purchase of shares in the offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Deadline for Ordering Stock in the Subscription and Community Offerings

The subscription offering will end at 4:00 p.m., Eastern time, on [DATE 1]. If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) no later than this time. We expect that the community offering, if held, will terminate at the same time, although it may continue until [DATE 2], or longer if the Federal Reserve Board approves a later date. No single extension may be for more than 90 days. We are not required to provide notice to you of an extension unless we extend the offering beyond [DATE 2], in which case all subscribers in the subscription and community offerings will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Beneficial Bank’s statement savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 46,750,000 shares or more than 63,250,000 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Benefits of the Conversion to Management

We will recognize additional compensation expense related to the expanded employee savings and stock ownership plan and the intended new equity incentive plan. The actual expense will depend on the market value of our common stock and will increase as the value of our common stock increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual expense related to the employee savings and stock ownership plan and the intended new equity incentive plan would have been $7.1 million for the year ended December 31, 2013 on an after-tax basis, assuming shares are sold at the maximum of the offering range. If awards under the intended new equity incentive plan are funded from authorized but unissued stock, your ownership interest would be diluted by up to approximately 7.82%. See “Pro Forma Data” for an illustration of the effects of each of these plans.

Employee Savings and Stock Ownership Plan. Our existing employee savings and stock ownership plan intends to purchase an amount of shares equal to 4.0% of the shares sold in the offering. The plan will use the proceeds from a 30-year loan from Beneficial Bancorp to purchase these shares. We reserve the right to purchase shares of common stock in the open market following the offering to fund all or a portion of the intended purchases. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be utilized solely to fund employer-sponsored matches for eligible employees participating in the 401(k) plan component of our employee savings and stock ownership plan. Any shares available after such use will be allocated to participants based on an individual’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

New Equity Incentive Plan. We intend to implement a new equity incentive plan no earlier than six months after completion of the conversion and offering. We will submit this plan to our shareholders for their approval. Under this plan, we may grant stock options in an amount up to 10.0% of the number of shares sold in the offering and restricted stock awards in an amount equal to 4.0% of the shares sold in the offering. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The new equity incentive plan may award a greater number of options and restricted stock if the plan is adopted after one year from the date of the completion of the conversion. We have not yet determined the number of shares that would be reserved for issuance under this plan. The new equity incentive plan will comply with all applicable Federal Reserve Board regulations. The new equity incentive plan will supplement awards granted under our 2008 Equity Incentive Plan, which will continue as a plan of Beneficial Bancorp.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee savings and stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the new equity incentive plan (assuming the equity incentive plan is implemented within one year following the completion of the conversion). The equity incentive plan may award a greater number of options and restricted stock awards if the plan is adopted more than one year after completion of the conversion.

	Number of Shares to be Granted or Purchased		Dilution Resulting From the Issuance of Shares for Stock Benefit Plans	Total Estimated Value At Maximum of Offering Range
(Dollars in thousands)	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued in the Offering (3)
Employee savings and stock ownership plan (1)	2,530,000	4.00%	—%	$25,300
Restricted stock awards (1)	2,530,000	4.00%	2.37%	25,300
Stock options (2)	6,325,000	10.00%	5.71%	19,671

Total	11,385,000	18.00%	7.82%	$70,271

(1)	Assumes the value of Beneficial Bancorp common stock is $10.00 per share for determining the total estimated value.
(2)	Assumes the value of a stock option is $3.11, which was determined using the Black-Scholes option pricing formula. See “Pro Forma Data.”
(3)	At the maximum of the offering range, we will sell 63,250,000 shares.

We may fund our plans through open market purchases, as opposed to new issuances of authorized common stock; however, if any options previously granted under our 2008 Equity Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as Federal Reserve Board regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or, with prior regulatory approval, under extraordinary circumstances. The Federal Reserve Board has previously advised that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test.

The following table presents information regarding our existing employee savings and stock ownership plan, options and restricted stock previously awarded under our 2008 Equity Incentive Plan, additional shares to be purchased by our employee savings and stock ownership plan, and our proposed new equity incentive plan. The table below assumes that 104,361,234 shares are outstanding after the offering, which includes the sale of 63,250,000 shares in the offering at the maximum of the offering range and the issuance of 41,111,234 shares in exchange for shares of Beneficial Mutual Bancorp using an exchange ratio of 1.3808. It is also assumed that the value of the stock is $10.00 per share.

Existing and New Stock Benefit Plans	Eligible Participants	Number of Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion and Offering
	(Dollars in thousands)
Employee Savings and Stock Ownership Plan:	Employees
Shares purchased in 2007 offering (1)		4,452,765	(2)	$32,248		4.27%
Shares to be purchased in this offering		2,530,000		25,300		2.42

Total		6,982,765		57,548		6.69
Restricted Stock Awards:	Directors and employees
2008 Equity Incentive Plan (1)		2,226,383	(3)	19,074		2.13
New shares of restricted stock		2,530,000		25,300	(4)	2.42

Total		4,756,383		44,374		4.56
Stock Options:	Directors and employees
2008 Equity Incentive Plan (1)		5,565,956	(5)	15,358	(6)	5.33
New stock options		6,325,000		19,671	(7)	6.06

Total		11,890,956		35,029		11.39

Total		23,630,104		$136,951		22.64%

(1)	Number of shares has been adjusted for the 1.3808 exchange ratio at the maximum of the offering range.
(2)	As of June 30, 2014, of these shares, 2,353,402 (1,704,376 before adjustment) have been allocated to the accounts of participants and 2,099,363 (1,520,396 before adjustments) remain unallocated.
(3)	As of June 30, 2014, of these shares, 1,705,668 (1,235,275 before adjustment) have been awarded and 520,715 shares (377,111 shares before adjustment) remain available for future awards. As of June 30, 2014, awards covering 1,026,176 shares have vested and the shares have been distributed.
(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.
(5)	As of June 30, 2014, of these shares, options for 4,919,998 shares (3,563,150 shares before adjustment) have been awarded and options for 645,958 shares (467,815 shares before adjustment) remain available for future grants. As of June 30, 2014, 225,950 options had been exercised.
(6)

Represents the total number of stock options originally available for grant under the 2008 Equity Incentive Plan (4,030,965) multiplied by $3.81, the estimated fair value per option as determined using the Black-Scholes option pricing model at the time of Beneficial Mutual Bancorp’s initial public offering. At June 30, 2014, 3,563,150 options have been awarded under the 2008 Equity Incentive Plan and 467,815 options remain available for future grants. Before the adjustment for the exchange ratio, there were 3,337,200 outstanding options with a weighted-average fair value of $3.58 per option, which represents the weighted-average fair value of the 3,337,200 total outstanding options (awarded options less exercised options at June 30, 2014), based on 11 different option grants ranging from a value of $2.94 to $4.37 per option, as determined using the Black-Scholes option pricing model. Using this value and adjusting for the exchange ratio at the maximum of the offering range, the fair value of stock options granted or available for grant under the 2008 Equity Incentive Plan has been estimated at $2.59 per option. The fair value of stock options granted and outstanding under the 2008 Equity Incentive Plan has been estimated using the Black-Scholes option pricing model.
(7)	For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $3.11 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0.0%; expected life, 10 years; expected volatility, 16.10%; and risk-free interest rate, 2.53%.

Market for Beneficial Bancorp’s Common Stock

Beneficial Mutual Bancorp’s common stock currently trades on the Nasdaq Global Select Market under the symbol “BNCL,” and the shares of Beneficial Bancorp’s common stock will also trade on the Nasdaq Global Select Market under the symbol “BNCL.” Once shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. Persons purchasing the common stock in the offering may not be able to sell their shares at or above the $10.00 offering price. Brokerage firms typically charge commissions related to the purchase or sale of securities.

Our Dividend Policy

Beneficial Mutual Bancorp does not currently pay a cash dividend on its common stock. Assuming completion of the conversion and offering, our board of directors will consider adopting a policy of paying regular cash dividends. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future. In determining the amount of any dividends, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements and alternative uses for capital, industry standards and economic conditions. See “Our Dividend Policy” in the prospectus for additional information.

Tax Consequences

As a general matter, (1) the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or to existing shareholders of Beneficial Mutual Bancorp who receive Beneficial Bancorp common stock in exchange for their Beneficial Mutual Bancorp common stock and (2) the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing shareholders of Beneficial Mutual Bancorp who receive cash in lieu of fractional share interests in shares of Beneficial Bancorp will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Kilpatrick Townsend & Stockton LLP and KPMG LLP have issued us opinions to this effect, which are summarized under “The Conversion and Offering—Material Income Tax Consequences.”

Book Entry Delivery

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings or in any syndicated offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of the completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described above in “—Conditions to Completing the Conversion and Offering.” It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The telephone number is             . The Stock Information Center, which is located at                             , is open Monday through Friday from         :         a.m. to         :         p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors before purchasing shares of Beneficial Bancorp common stock.

Risks Related to Our Business

Continued low loan demand may negatively impact our earnings and results of operations.

The severe economic recession of 2008 and 2009 and the weak economic recovery since then have resulted in continued uncertainty in the financial markets and the expectation of weak general economic conditions, including high levels of unemployment. The resulting economic pressure on consumers and businesses has adversely affected our business, financial condition, and results of operations and has reduced loan demand in our market areas. As a result of this reduced loan demand, we have invested excess liquidity in low-yielding cash equivalent assets and low-yielding investment securities, which has negatively impacted our earnings. Prolonged low loan demand in our market area could require us to continue to invest excess liquidity in these types of low-yielding assets, which would continue to adversely affect our earnings and results of operations.

Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

Changes in the interest rate environment may reduce profits. The primary source of our income is the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. As prevailing interest rates change, net interest spreads are affected by the difference between the maturities and re-pricing characteristics of interest-earning assets and interest-bearing liabilities. At June 30, 2014, in the event of a 200 basis point increase in interest rates, we would be expected to experience a 1.5% decrease in net interest income. Because the prospective effects of hypothetical interest rate changes are based on a number of assumptions, these computations should not be relied upon as indicative of actual results.

In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. An increase in the general level of interest rates may also adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect our net interest spread, asset quality, loan origination volume and overall profitability. In addition, our deposits are subject to increases in interest rates and as interest rates rise we may lose these deposits if we do not pay competitive interest rates, which may affect our liquidity and profits.

Our emphasis on commercial loans may expose us to increased lending risks.

At June 30, 2014, $676.1 million, or 28.5%, of our loan portfolio consisted of commercial real estate and, to a lesser extent, commercial construction loans, including loans for the acquisition and development of property, and $379.3 million, or 16.0%, of our loan portfolio consisted of commercial business loans. At June 30, 2014, we had a total of 29 land acquisition and development loans totaling $49.0 million included in commercial real estate and commercial construction loans, which consist of two residential land acquisition and development loans totaling $2.5 million and 27 commercial land acquisition and development loans totaling $46.5 million. We are committed to growing our commercial banking business and, in the past year, we have hired additional lenders with significant experience in our market area to expand our commercial real estate and commercial and industrial lending efforts. We expect to continue to look for additional qualified lenders to further accelerate our commercial loan growth.

Commercial real estate loans and commercial business loans generally expose a lender to a greater risk of loss than one- to four-family residential loans. Repayment of commercial real estate and commercial business loans generally is dependent, in large part, on sufficient income from the property or business to cover operating expenses and debt service. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are out of the control of the borrower and lender could impact the value of the security for the loan, the future cash flow of the affected property, or the marketability of a construction project with respect to loans originated for the acquisition and development of property. Additionally, any decline in real estate values may be more pronounced with respect to commercial real estate properties than residential properties. Also, many of our multi-family and commercial real estate and commercial business borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan. Further, unlike residential mortgages or multi-family and commercial real estate loans, commercial and industrial loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may be more difficult to appraise and may be more susceptible to fluctuation in value at default.

Commercial business loans include shared national credits, which are participations in loans or loan commitments of at least $20.0 million that are shared by three or more banks. Included in our shared national credit portfolio are purchased participations and assignments in leveraged lending transactions. Leveraged lending transactions are generally used to support a merger- or acquisition-related transaction, to back a recapitalization of a company’s balance sheet or to refinance debt. When considering a participation in the leveraged lending market, we will participate only in first lien senior secured term loans that are highly rated (investment grade) by the rating agencies and that trade in active secondary markets. Even though we intend to hold these loans in our portfolio, we actively monitor the secondary market for these types of loans to ensure that we maintain flexibility to sell such loans in the event of deteriorating credit quality. To further minimize risk, based on our current capital levels and loan portfolio, we have limited the total amount of leveraged loans to $150.0 million with no single obligor exceeding $15.0 million while maintaining single industry concentrations below 30%. However, we may reevaluate these limits in future periods.

Strong competition within our market area could hurt our profits and slow growth.

We face substantial competition in originating loans, both commercial and consumer. This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Many of our competitors enjoy advantages that we do not, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. This competition could reduce our net income by decreasing the number and size of loans that we originate and the interest rates we may charge on these loans.

In attracting business and consumer deposits, we face substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of our competitors enjoy advantages that we do not, including greater financial resources, more aggressive marketing campaigns, better brand recognition and more branch locations. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect our ability to generate the funds necessary for lending operations. As a result, we may need to seek other sources of funds that may be more expensive to obtain and could increase our cost of funds.

Our banking and non-banking subsidiaries also compete with non-bank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance agencies and governmental organizations, which may offer more favorable terms. Some of our non-bank competitors are not subject to the same extensive regulations that govern our banking operations. As a result, such non-bank competitors may have advantages over our banking and non-banking subsidiaries in providing certain products and services. This competition may reduce or limit our margins on banking and non-banking services, reduce our market share, and adversely affect our earnings and financial condition.

In addition, our performance is largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense, and we are aware that certain of our competitors have directly targeted our employees. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

Our emphasis on residential mortgage loans and home equity loans exposes us to lending risks, and the geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.

At June 30, 2014, $675.0 million, or 28.5% of our loan portfolio, was secured by one- to four-family real estate and $224.8 million, or 9.5% of our loan portfolio, was secured by home equity loans and lines of credit. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The decline in residential real estate values as a result of the downturn in our local housing market has reduced the value of the real estate collateral securing these types of loans. Declines in real estate values could cause some of our residential mortgages and home equity loans to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral. Real estate values are affected by various factors, including supply and demand, changes in general or regional economic conditions, interest rates, governmental rules or policies and natural disasters. Future weakness in economic conditions also could result in reduced loan demand and a decline in loan originations. In particular, a significant decline in real estate values would likely lead to a decrease in new multi-family, commercial real estate, and home equity loan originations and increased delinquencies and defaults in our real estate loan portfolio.

A return to recessionary conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

Although economic conditions have improved since the end of the economic recession in June 2009, economic growth has been slow and uneven, unemployment remains high and concerns still exist over the federal deficit and government spending, which have all contributed to diminished expectations for the economy. A return of recessionary conditions and/or continued negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued high unemployment levels may result in higher than expected loan delinquencies, increases in our levels of nonperforming and classified assets and a decline in demand for our products and services. These negative events may cause us to incur losses and may adversely affect our capital, liquidity and financial condition.

If our allowance for loan losses is not sufficient to cover actual loan losses, our results of operations will be negatively impacted.

In determining the amount of the allowance for loan losses, we analyze our loss and delinquency experience by loan categories and we consider the effect of existing economic conditions. In addition, we make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. If the results of our analyses are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to our allowance and would decrease our net income. Our emphasis on loan growth and on increasing our portfolio of multi-family, commercial business and commercial real estate loans, as well any future credit deterioration, could also require us to increase our allowance further in the future.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our results of operations and financial condition.

A significant percentage of our assets is invested in securities which typically have a lower yield than our loan portfolio.

Our results of operations are substantially dependent on our net interest income. At June 30, 2014, 39.6% of our assets was invested in investment securities, overnight investments and cash and due from banks. These investments yield substantially less than the loans we hold in our portfolio. While we intend to invest a greater proportion of our assets in loans with the goal of increasing our net interest income, we may not be able to increase originations of loans that are acceptable to us.

We are subject to certain risks in connection with our strategy of growing through mergers and acquisitions.

Mergers and acquisitions have contributed significantly to our growth in the past, and remain a component of our business model. Accordingly, it is possible that we could acquire other banking institutions, other financial services companies or branches of banks in the future. Acquisitions typically involve the payment of a premium over book and trading values and, therefore, may result in the dilution of our book value per share. Our ability to engage in future mergers and acquisitions depends on various factors, including (1) our ability to identify suitable merger partners and acquisition opportunities, (2) our ability to finance and complete transactions on acceptable terms and at acceptable prices and (3) our ability to receive the necessary regulatory and, when required, shareholder approvals. Furthermore, mergers and acquisitions involve a number of risks and challenges, including (1) our ability to integrate the branches and operations we acquire, and the internal controls and regulatory functions into our current operations and (2) the diversion of management’s attention from existing operations. Our inability to engage in an acquisition or merger for any of these reasons could have an adverse impact on the implementation of our business strategies.

We hold goodwill, an intangible asset that could be classified as impaired in the future. If goodwill is considered to be either partially or fully impaired in the future, our earnings and the book value of goodwill would decrease.

We are required to test our goodwill for impairment on a periodic basis. The impairment testing process considers a variety of factors, including the current market price of our common shares, the estimated net present value of our assets and liabilities and information concerning the terminal valuation of similarly situated insured depository institutions. It is possible that future impairment testing could result in a partial or full impairment of the value of our goodwill. If an impairment determination is made in a future reporting period, our earnings and the book value of goodwill will be reduced by the amount of the impairment.

Beneficial Insurance Services, LLC represents $9.3 million of our goodwill balance. Based on our latest annual impairment assessment in 2013 for Beneficial Insurance Services, LLC we concluded that goodwill was not impaired. Although, we concluded that no impairment of goodwill existed for Beneficial Insurance Services, LLC for 2013, Beneficial Insurance Services, LLC has experienced declining revenues and profitability over the past few years and any further declines in financial performance for Beneficial Insurance Services, LLC could result in potential goodwill impairment in future periods. We did not note any negative trends in financial performance, or general market or economic conditions, for Beneficial Insurance Services, LLC for the six months ending June 30, 2014 that would indicate potential goodwill impairment.

The preparation of our tax returns requires the use of estimates and interpretations of complex tax laws and regulations and is subject to review by taxing authorities.

We are subject to the income tax laws of the U.S., its states and municipalities. These tax laws are complex and subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. In establishing a provision for income tax expense and filing returns, we must make judgments and interpretations about the application of these inherently complex tax laws. Actual income taxes paid may vary from estimates depending upon changes in income tax laws, actual results of operations, and the final audit of tax returns by taxing authorities. Tax assessments may arise several years after tax returns have been filed. We are subject to ongoing tax examinations and assessments in various jurisdictions.

As of June 30, 2014, we had net deferred tax assets totaling $41.4 million. These deferred tax assets can only be realized if we generate taxable income in the future. We regularly evaluate the realizability of deferred tax asset positions. In determining whether a valuation allowance is necessary, we consider the level of taxable income in prior years to the extent that carrybacks are permitted under current tax laws, as well as estimates of future pre-tax and taxable income and tax planning strategies that would, if necessary, be implemented. We currently maintain a valuation allowance for certain state net operating losses and other-than-temporary impairments that management believes it is more likely than not that such deferred tax assets will not be realized. We expect to realize our remaining deferred tax assets over the allowable carryback and/or carryforward periods. Therefore, no valuation allowance is deemed necessary against our federal or remaining state deferred tax assets as of June 30, 2014. However, if an unanticipated event occurred that materially changed pre-tax and taxable income in future periods, an increase in the valuation allowance may become necessary and it could be material to our financial statements.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Federal Deposit Insurance Corporation, as insurer of our deposits, and by the Pennsylvania Department of Banking and Securities as our primary regulator. Beneficial Savings Bank MHC and Beneficial Mutual Bancorp are subject to regulation and supervision by the Federal Reserve Board. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Beneficial Bank rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may increase our costs of operations and have a material impact on our operations.

Legislative financial reforms and future regulatory reforms required by such legislation could have a significant impact on our business, financial condition and results of operations.

The Dodd-Frank Act, which was signed into law on July 21, 2010, will have a broad impact on the financial services industry, including significant regulatory and compliance changes. Many of the requirements called for in the Dodd-Frank Act will be implemented over time and most will be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. Under the Dodd-Frank Act, the Office of Thrift Supervision was merged into the Office of the Comptroller of the Currency. Savings and loan holding companies, including Beneficial Mutual Bancorp and Beneficial Savings Bank MHC, became regulated by the Federal Reserve Board.

Although savings and loan holding companies are not currently subject to specific regulatory capital requirements, the Dodd-Frank Act requires the Federal Reserve Board to promulgate consolidated capital requirements for all depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. In addition, the Dodd-Frank Act codifies the Federal Reserve Board’s existing “source of strength” policy that holding companies act as a source of strength to their insured institution subsidiaries by providing capital, liquidity and other support in times of distress. The Dodd-Frank Act also provides for the creation of a new agency, the Consumer Financial Protection Bureau, to assure the implementation of federal consumer financial protection and fair lending laws for the depository institution regulators. Furthermore, the Dodd-Frank Act repealed payment of interest on commercial demand deposits, forced originators of securitized loans to retain a percentage of the risk for the transferred loans, required regulatory rate-setting for certain debit card interchange fees and contained a number of reforms related to mortgage origination. In response to the changing regulatory environment, we have made enhancements to people, processes, and controls to ensure we are complying with new regulations. It is unclear what impact the Dodd-Frank Act will have on our business in the future as many of the regulations under the act are still being developed. However, we expect that we will need to continue to make additional investments in people, systems and outside consulting and legal resources to comply with the new regulations.

While it is difficult to predict at this time what specific impact the Dodd-Frank Act and the related yet to be written implementing rules and regulations will have on us, we expect that, at a minimum, our operating and compliance costs will increase, and our interest expense could increase, as a result of these new rules and regulations.

In addition to the enactment of the Dodd-Frank Act, the federal regulatory agencies recently have begun to take stronger supervisory actions against financial institutions that have experienced increased loan losses and other weaknesses as a result of the recent economic crisis. The actions include the entering into of written agreements and cease and desist orders that place certain limitations on their operations. Federal bank regulators recently have also been using with more frequency their ability to impose individual minimal capital requirements on banks, which requirements may be higher than those imposed under the Dodd-Frank Act or which would otherwise qualify the bank as being “well capitalized” under the Federal Deposit Insurance Corporation’s prompt corrective action regulations. If we were to become subject to a supervisory agreement or higher individual capital requirements, such action may have a negative impact on our ability to execute our business plans, as well as our ability to grow, pay dividends or engage in mergers and acquisitions and may result in restrictions in our operations. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements” for a discussion of regulatory capital requirements.

We will become subject to more stringent capital requirements, which may adversely impact our return on equity, or constrain us from paying dividends or repurchasing shares.

In July 2013, the Federal Deposit Insurance Corporation and the Federal Reserve Board approved a new rule that will substantially amend the regulatory risk-based capital rules applicable to Beneficial Bank and Beneficial Bancorp. The final rule implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act.

The rules include new risk-based capital and leverage ratios, which are effective January 1, 2015, and revise the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to the Company and the Bank will be: (1) a new common equity Tier 1 capital ratio of 4.5%; (2) a Tier 1 capital ratio of 6% (increased from 4%); (3) a total capital ratio of 8% (unchanged from current rules); and (4) a Tier 1 leverage ratio of 4% for all institutions. The rules eliminate the inclusion of certain instruments, such as trust preferred securities, from Tier 1 capital. Instruments issued prior to May 19, 2010 will be grandfathered for companies with consolidated assets of $15 billion or less. The rules also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital and would result in the following minimum ratios: (1) a common equity Tier 1 capital ratio of 7.0%, (2) a Tier 1 capital ratio of 8.5%, and (3) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.

The application of more stringent capital requirements for Beneficial Bank and Beneficial Bancorp could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions constraining us from paying dividends or repurchasing shares if we were to be unable to comply with such requirements.

Our framework for managing risks may not be effective in mitigating risk and loss.

Our risk management framework seeks to mitigate risk and loss. We have established processes and procedures intended to identify, measure, monitor, report and analyze the types of risk to which we are subject, including liquidity risk, interest rate risk, credit risk, market risk and reputational risk, among others. However, as with any risk management framework, there are inherent limitations to our risk management strategies and there may exist, or develop in the future, risks that we have not anticipated or identified. If our risk management framework proves to be ineffective, we could suffer unexpected losses and could be materially adversely affected.

Loss of, or failure to adequately safeguard, confidential or proprietary information may adversely affect our operations, net income or reputation.

We regularly collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and others and concerning our own business, operations, plans and strategies. In some cases, this confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on our behalf.

Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks and mobile phishing. Mobile phishing, a means for identity thieves to obtain sensitive personal information through fraudulent e-mail, text or voice mail, is an emerging threat targeting the customers of popular financial entities. A failure in or breach of our operational or information security systems, or those of our third-party service providers, as a result of cyber-attacks or information security breaches or due to employee error, malfeasance or other disruptions could adversely affect our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and/or cause losses.

If this confidential or proprietary information were to be mishandled, misused or lost, we could be exposed to significant regulatory consequences, reputational damage, civil litigation and financial loss.

Although we employ a variety of physical, procedural and technological safeguards to protect this confidential and proprietary information from mishandling, misuse or loss, these safeguards do not provide absolute assurance that mishandling, misuse or loss of the information will not occur, and that if mishandling, misuse or loss of the information did occur, those events will be promptly detected and addressed. Similarly, when confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on our behalf, our policies and procedures require that the third party agree to maintain the confidentiality of the information, establish and maintain policies and procedures designed to preserve the confidentiality of the information, and permit us to confirm the third party’s compliance with the terms of the agreement. Although we believe that we have adequate information security procedures and other safeguards in place, as information security risks and cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities.

The failure of other companies to adequately provide key components of our business infrastructure could adversely affect our operations and revenues.

Third party vendors provide key components of our business infrastructure such as internet connections, network access and core processing systems. While we have selected these third party vendors carefully and our agreements include requirements regarding the levels of their service quality, we ultimately do not control their actions. Any problems caused by these third parties, including those that result from their failure to provide services for any reason or their poor performance of services, could adversely affect our ability to deliver products and services to our customers and otherwise to conduct our business. Replacing these third party vendors could also entail significant delay and expense.

Risks Related to the Offering

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 50% of the net proceeds of the offering to Beneficial Bank and to use approximately 2.42% of the net proceeds at the maximum of the offering range to fund the loan to the employee savings and stock ownership plan. We may use the proceeds retained by Beneficial Bancorp to, among other things, invest in securities, pay off borrowings, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Beneficial Bank may use the portion of the proceeds that it receives to fund new loans, invest in securities and expand its business activities. We may also use the proceeds of the offering to diversify our business and acquire other companies, although we have no specific acquisition understandings or agreements at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Our share price may fluctuate, which may make it difficult for you to sell your common stock when you want or at prices you find attractive.

If you purchase shares in the offering, you might not be able to sell them later at or above the $10.00 purchase price. The market price of our common stock will be determined by the marketplace and could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects that are outside of our control. Factors that may affect market sentiment include:

•	operating results that vary from the expectations of our management or of securities analysts and investors;

•	developments in our business or in the financial services sector generally;

•	regulatory or legislative changes affecting our industry generally or our business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	changes in estimates or recommendations by securities analysts;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Beginning in 2007 and through the present, the business environment for financial services firms has been extremely challenging. During this period, many publicly traded financial services companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.

It is possible that further market and economic turmoil will occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. Following the offering, we expect that our return on equity will remain low until we are able to leverage the additional capital that we will raise in the offering. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of the offering.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt a new equity incentive plan following the offering, subject to shareholder approval. We may fund the equity incentive plan through the purchase of common stock in the open market (subject to regulatory restrictions) or by issuing new shares of common stock. If we fund the awards under the new equity incentive plan with new shares of common stock, your ownership interest would be diluted by approximately 7.82%, assuming we award all of the shares and options available under the plan and all such awards vest and, in the case of stock options, are exercised. In addition, we currently have outstanding options and shares available for future stock option grants under our 2008 Equity Incentive Plan. If we fund the awards under our existing plan with new shares of stock, your ownership interest would be diluted by approximately 0.94%, assuming we award all of the shares and options available under the plan and all such awards vest and, in the case of stock options, are exercised. See “Pro Forma Data” and “Our Management—Benefit Plans.”

Additional compensation expenses following the offering from equity benefit plans will adversely affect our profitability.

We will recognize additional annual employee compensation expenses stemming from the implementation of a new equity incentive plan, if approved by shareholders, and from shares purchased by our employee savings and stock ownership plan. These additional expenses will adversely affect our profitability. Although we cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that these expenses be based on the fair market value of the options or shares of common stock at the date of the grant with respect to the new equity incentive plan and the average market value of the shares during the year in which shares are committed to be released and allocated with respect to the employee savings and stock ownership plan, we expect these expenses to be material. We recognize expenses for our employee savings and stock ownership plan when shares are committed to be released to participants’ accounts over the expected 30-year loan term and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. Pro forma benefits expenses for the year ended December 31, 2013 were $7.1 million at the maximum of the offering range on an after-tax basis, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the new equity incentive plan. For further discussion of these plans, see “Our Management—Benefit Plans.”

The contribution to the charitable foundation will adversely impact net income.

Subject to depositor, shareholder and regulatory approval, we intend to contribute $1.0 million in cash to The Beneficial Foundation in connection with the conversion. The contribution will have an adverse impact on our net income for the quarter and year in which we make the contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income by approximately $600,000. We had net income of $7.0 million for the six months ended June 30, 2014 and $12.6 million for the year ended December 31, 2013.

The articles of incorporation and bylaws of Beneficial Bancorp and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of Beneficial Bancorp.

Provisions of the articles of incorporation and bylaws of Beneficial Bancorp, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of Beneficial Bancorp. As a result, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

•	Articles of incorporation and bylaws. Provisions of the articles of incorporation and bylaws of Beneficial Bancorp may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. Some of these provisions currently exist in the charter and bylaws of Beneficial Mutual Bancorp. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

•	a limitation on the right to vote shares;

•	the election of directors to staggered terms of three years;

•	provisions regarding the timing and content of shareholder proposals and nominations;

•	provisions restricting the calling of special meetings of shareholders;

•	the absence of cumulative voting by shareholders in the election of directors;

•	the removal of directors only for cause; and

•	supermajority voting requirements for changes to some provisions of the articles of incorporation and bylaws.

•	Maryland anti-takeover statute. Under Maryland law, any person who acquires more than 10% of a Maryland corporation without prior approval of its board of directors is prohibited from engaging in any type of business combination with the corporation for a five-year period. Any business combination after the five-year period would be subject to supermajority shareholder approval or minimum price requirements.

•	Federal Reserve Board regulations. Federal Reserve Board regulations prohibit, for three years following the completion of a mutual-to-stock conversion, including a second-step conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Federal Reserve Board. See “Restrictions on Acquisition of Beneficial Bancorp.”

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our beliefs, goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins, reduce the fair value of financial instruments or reduce the demand for our loan products;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	changes in the quality and composition of our loan or investment portfolios;

•	changes in real estate market values in our market area;

•	decreased demand for loan products, deposit flows, competition, demand for financial services in our market area;

•	legislative or regulatory changes that adversely affect our business or changes in the monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	technological changes that may be more difficult or expensive than expected;

•	success or consummation of new business initiatives may be more difficult or expensive than expected;

•	adverse changes in the securities markets;

•	the inability of third party service providers to perform; and

•	changes in accounting policies and practices, as may be adopted by bank regulatory agencies or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 is derived in part from our audited financial statements that do not appear in this prospectus. The information as of June 30, 2014 and 2013 and for the six months ended June 30, 2014 and 2013 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation of these interim periods. All of these adjustments are normal and recurring. The results of operations for the six months ended June 30, 2014 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year. The information presented below reflects Beneficial Mutual Bancorp on a consolidated basis and does not include the financial condition, results of operations or other data of Beneficial Savings Bank MHC.

(Dollars in thousands, except per share amounts)	At June 30, 2014	At December 31,
		2013	2012	2011	2010	2009
	(unaudited)
Financial Condition Data:
Total assets	$4,425,734	$4,583,413	$5,006,404	$4,596,104	$4,929,785	$4,673,680
Cash and cash equivalents	253,968	355,683	489,908	347,956	90,299	179,701
Trading securities	—	—	—	—	6,316	31,825
Investment securities available-for-sale	840,551	1,034,180	1,267,491	875,011	1,541,991	1,287,106
Investment securities held-to-maturity	644,061	528,829	477,198	482,695	86,609	48,009
Loans, net	2,316,711	2,286,158	2,389,655	2,521,916	2,751,036	2,744,264
Deposits	3,505,465	3,660,016	3,927,513	3,594,802	3,942,304	3,509,247
Federal Home Loan Bank advances	195,000	195,000	140,000	100,000	113,000	169,750
Other borrowed funds	55,379	55,370	110,352	150,335	160,317	263,870
Shareholders’ equity	612,659	615,146	633,873	629,380	615,547	637,001

(Dollars in thousands, except per share amounts)	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009

Operating Data:
Interest income	$69,890	$75,660	$149,376	$170,430	$180,143	$197,514	$192,974
Interest expense	11,143	12,867	25,640	30,973	38,046	49,896	65,632

Net interest income	58,747	62,793	123,736	139,457	142,097	147,618	127,342
Provision for loan losses	1,750	10,000	13,000	28,000	37,500	70,200	15,697

Net interest income after provision for loan losses	56,997	52,793	110,736	111,457	104,597	77,418	111,645
Non-interest income	11,932	14,264	25,125	27,606	25,236	27,220	26,847
Non-interest expense	60,444	59,989	120,688	123,125	120,710	128,390	119,866

Income (loss) before income taxes	8,485	7,068	15,173	15,938	9,123	(23,752)	18,626
Income tax expense (benefit)	1,437	949	2,595	1,759	(1,913)	(14,789)	1,537

Net income (loss)	$7,048	$6,119	$12,578	$14,179	$11,036	($8,963)	$17,089

Average common shares outstanding—Basic	73,898,088	76,224,037	75,841,392	76,657,265	77,075,726	77,593,808	77,693,082
Average common shares outstanding—Diluted	74,497,031	76,413,437	76,085,398	76,827,872	77,231,303	77,593,808	77,723,668
Net income (loss) earnings per share—Basic	$0.10	$0.08	$0.17	$0.18	$0.14	($0.12)	$0.22
Net income (loss) earnings per share—Diluted	$0.09	$0.08	$0.17	$0.18	$0.14	($0.12)	$0.22
Dividends per share	$—	$—	$—	$—	$—	$—	$—

	At and For the Six Months Ended June 30,		At and For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)
Performance Ratios:
Return (loss) on average assets	0.32%	0.26%	0.26%	0.29%	0.23%	(0.18)%	0.40%
Return (loss) on average equity	2.35	2.00	2.01	2.23	1.77	(1.39)	2.74
Interest rate spread (1)	2.72	2.73	2.70	3.01	3.07	3.13	2.99
Net interest margin (2)	2.81	2.83	2.81	3.13	3.22	3.32	3.28
Non-interest expense to average assets (3)	2.68	2.50	2.54	2.55	2.51	2.64	2.80
Efficiency ratio (4)	85.52	77.85	81.07	73.70	72.14	73.44	77.74
Average interest-earning assets to average interest-bearing liabilities	117.79	117.70	117.50	117.78	116.83	116.60	117.00
Average equity to average assets	13.59	13.18	13.15	13.10	12.94	13.30	14.57

Capital Ratios (5):
Tier 1 capital to average assets	10.76	10.35	10.15	9.53	9.67	8.89	9.81
Tier 1 capital to risk-weighted assets	20.97	20.56	20.57	19.23	18.09	15.69	16.71
Total risk-based capital to risk-weighted assets	22.24	21.83	21.83	20.50	19.35	16.95	17.98

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	2.22	2.46	2.38	2.36	2.10	1.62	1.64
Allowance for loan losses as a percent of non-performing loans	117.99	72.91	73.05	62.37	39.77	36.66	38.06
Net charge-offs to average outstanding loans during the period (3)	0.41	0.75	0.63	0.96	1.05	2.53	0.25
Non-performing loans as a percent of total loans (6)	1.88	3.37	3.25	3.78	5.29	4.42	4.32
Non-performing assets as a percent of total assets, including student loans (6)	1.05	1.86	1.79	2.08	3.35	2.85	2.77
Non-performing assets as a percent of total assets, excluding student loans (7)	0.67	1.39	1.26	1.60	2.73	2.28	2.45

Other Data:
Number of offices (8)	58	60	60	62	60	65	68

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Annualized.
(4)	Represents other non-interest expenses divided by the sum of net interest income and non-interest income.
(5)	Ratios are for Beneficial Bank.
(6)	Includes government guaranteed accruing student loans past due 90 days or more.
(7)	Excludes $16.8 million, $22.5 million, $24.4 million, $24.0 million, $28.4 million, $27.9 million and $36.8 million in government guaranteed accruing student loans past due 90 days or more for the six months ended June 30, 2014 and 2013 and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively.
(8)	During 2012, Beneficial Bank acquired five branches and consolidated three branches as a result of the merger with SE Financial Corp.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated financial and other data of Beneficial Mutual Bancorp for the periods and at the dates indicated. The financial information at December 31, 2013 is derived in part from the audited consolidated financial statements that appear elsewhere in this prospectus. The financial information at September 30, 2014 and for the three and nine month periods ended September 30, 2014 and 2013 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation of these periods. All of these adjustments are normal and recurring. The results of operations for the three months and nine months ended September 30, 2014 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year. The information presented below reflects Beneficial Mutual Bancorp on a consolidated basis and does not include the financial condition, results of operations or other data of Beneficial Savings Bank MHC.

(Dollars in thousands, except per share amounts)	At September 30, 2014	At December 31, 2013
	(unaudited)
Financial Condition Data:
Total assets	$4,359,892	$4,583,413
Cash and cash equivalents	232,426	355,683
Investment securities available-for-sale	798,599	1,034,180
Investment securities held-to-maturity	623,139	528,829
Loans, net	2,337,083	2,286,158
Deposits	3,443,174	3,660,016
Federal Home Loan Bank advances	195,000	195,000
Other borrowed funds	55,383	55,370
Shareholders’ equity	611,650	615,146

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2014	2013	2014	2013
	(unaudited)		(unaudited)
Operating Data:
Interest income	$34,966	$37,307	$104,856	$112,968
Interest expense	5,535	6,516	16,678	19,383
Net interest income	29,431	30,791	88,178	93,585
Provision for loan losses	(1,550)	1,500	200	11,500
Net interest income after provision for loan losses	30,981	29,291	87,978	82,085
Non-interest income	7,213	5,584	19,145	19,849
Non-interest expense	29,048	30,790	89,493	90,780
Income before income taxes	9,146	4,085	17,630	11,154
Income tax expense	2,622	585	4,059	1,535
Net income	6,524	3,500	13,571	9,619
Average common shares outstanding—Basic	72,871,533	75,870,327	73,552,143	76,104,838
Average common shares outstanding—Diluted	73,508,928	76,129,245	74,165,261	76,346,536
Net income earnings per share—Basic	$0.09	$0.05	$0.18	$0.13
Net income earnings per share—Diluted	$0.09	$0.05	$0.18	$0.13
Dividends per share	$—	$—	$—	$—

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Performance Ratios:
Return on average assets	0.58%	0.29%	0.41%	0.27%
Return on average equity	4.22	2.21	2.97	2.06
Interest rate spread (1)	2.79	2.71	2.74	2.72
Net interest margin (2)	2.89	2.81	2.84	2.82
Non-interest expense to average assets (3)	2.65	2.61	2.67	2.54
Efficiency ratio (4)	79.27	84.65	83.39	80.03
Average interest-earning assets to average interest-bearing liabilities	118.81	117.28	118.12	117.56
Average equity to average assets	13.87	14.10	13.68	13.14

Capital Ratios (5):
Tier 1 capital to average assets	11.24	10.25	11.24	10.25
Tier 1 capital to risk-weighted assets	21.40	20.92	21.41	20.92
Total risk-based capital to risk-weighted assets	22.66	22.18	22.67	22.18

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	2.16	2.43	2.16	2.43
Allowance for loan losses as a percent of non-performing loans	146.30	78.63	146.30	78.63
Net (recoveries) charge-offs to average outstanding loans during the period (3)	(0.11)	0.56	0.24	0.68
Non-performing loans as a percent of total loans (6)	1.48	3.09	1.48	3.09
Non-performing assets as a percent of total assets, including student loans (6)	0.86	1.70	0.86	1.70
Non-performing assets as a percent of total assets, excluding student loans (7)	0.38	1.23	0.38	1.23

Other Data:
Number of offices	58	60	58	60

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Annualized.
(4)	Represents other non-interest expenses divided by the sum of net interest income and non-interest income.
(5)	Ratios are for Beneficial Bank.
(6)	Includes government guaranteed accruing student loans past due 90 days or more.
(7)	Excludes $20.9 million and $22.1 million in government guaranteed accruing student loans past due 90 days or more for the three months ended September 30, 2014 and 2013 and the nine months ended September 30, 2014 and 2013, respectively.

Balance Sheet Analysis

Securities

Investments decreased $143.1 million, or 9.1%, to $1.44 billion at September 30, 2014 from $1.58 billion at December 31, 2013. The decrease in investments during the nine months ended September 30, 2014 was primarily driven by investment prepayments, which helped fund the runoff of municipal and time deposits and the growth in our loan portfolio. We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments. We are also focused on improving our balance sheet mix by reducing the percentage of our assets in cash and investments and growing our loan portfolio.

The following table sets forth the cost and fair value of investment securities at September 30, 2014.

	At September 30, 2014
(Dollars in thousands)	Amortized Cost	Fair Value
Securities available-for-sale:
GSE and agency notes	$9,321	$9,309
Mortgage-backed securities:
Ginnie Mae guaranteed mortgage certificates	5,204	5,387
GSE mortgage-backed securities	666,308	668,863
Collateralized mortgage obligations	48,865	48,732

Total mortgage-backed securities	720,377	722,982

Municipal and other bonds
Municipal bonds	50,760	52,722
Money market fund	13,628	13,586

Total securities available-for- sale	794,086	798,599

Securities held-to-maturity:
Mortgage-backed securities:
GSE mortgage-backed securities	570,380	567,101
Collateralized mortgage obligations	49,519	49,348

Total mortgage-backed securities	619,899	616,449

Municipal bonds	1,240	1,337
Foreign bonds	2,000	2,008

Total municipal and other bonds	3,240	3,345

Total securities held-to- maturity	623,139	619,794

Total investment securities	$1,417,225	$1,418,393

At September 30, 2014 and December 31, 2013, we had no investments in a single company or entity (other than United States government sponsored enterprise securities) that had an aggregate book value in excess of 10% of our equity.

At September 30, 2014 and December 31, 2013, securities totaling $748.6 million and $1.20 billion, respectively, were in an unrealized loss position and the unrealized losses on these securities totaled $12.7 million and $34.7 million, respectively. At September 30, 2014 and December 31, 2013, the unrealized losses in the portfolio were mainly attributed to its GSE mortgage-backed securities and its GSE CMOs. The unrealized losses are due to current interest rate levels relative to our cost and not credit quality. As we do not intend to sell the investments, and it is not likely we will be required to sell the investments before recovery, we do not consider the investments to be other than temporarily impaired at September 30, 2014 and December 31, 2013. During the nine months ended September 30, 2014 and the year ended December 31, 2013, we did not record any impairment charges for securities.

The following table sets forth the stated maturities and weighted average yields of investment securities at September 30, 2014. Certain securities have adjustable interest rates and will reprice monthly, quarterly, semi-annually or annually within the various maturity ranges. Money market funds are not included in the table based on lack of a maturity date.

September 30, 2014 (Dollars in thousands)	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Securities available-for-sale:
GSE and agency notes	$—	—%	$—	—%	$9,309	1.9%	$—	—%	$9,309	1.9%
Mortgage-backed securities & CMOs	—	—	141,705	1.1	319,413	2.4	261,864	2.8	722,982	2.3
Municipal and other bonds	—	—	8,855	3.7	26,978	4.1	16,889	4.5	52,722	4.2

Total available-for-sale	—	—	150,560	1.2	355,700	2.5	278,753	2.9	785,013	2.4
Securities held to maturity:
Mortgage-backed securities & CMOs	—	—	1,886	4.3	192,770	2.1	425,243	2.6	619,899	2.5
Foreign bonds	1,500	1.5	500	2.4	—	—	—	—	2,000	1.7
Municipal bonds	490	3.0	495	5.0	255	5.9	—	—	1,240	4.4

Total held to maturity	1,990	1.8	2,881	4.1	193,025	2.1	425,243	2.6	623,139	2.5

Total	$1,990	1.8	$153,441	1.3	$548,725	2.4	$703,996	2.7	$1,408,152	2.4

Loans

Loans increased $47.0 million, or 2.0%, to $2.39 billion at September 30, 2014 from $2.34 billion at December 31, 2013. We experienced an $80.7 million increase in our commercial loan portfolio due to strong commercial real estate growth. Commercial loans include shared national credits, which increased to $153.1 million at September 30, 2014 compared to $44.7 million at December 31, 2013. Increases in intermediate and long-term interest rates continue to impact the housing market and contributed to lower mortgage loan originations, which resulted in a $15.6 million, or 2.3%, decrease in our residential loan portfolio for the nine months ended September 30, 2014. Our consumer loan portfolio continues to be impacted by weak demand and decreased $18.1 million, or 2.7%, during the nine months ended September 30, 2014.

Shared national credit loans are typically variable rate with terms ranging from one to seven years. At September 30, 2014, shared national credits totaled $153.1 million, which included $99.3 million of leveraged lending transactions. All of these loans were classified as pass rated as of September 30, 2014 as all payments are current and the loans are performing in accordance with their contractual terms.

A weak housing market in the Philadelphia metropolitan area contributed to lower mortgage loan originations, which resulted in an $15.6 million decrease in our residential loan portfolio for the nine months ended September 30, 2014. Our consumer loan categories continue to be impacted by weak demand and decreased $18.1 million during the nine months ended September 30, 2014.

The following table shows the loan portfolio at September 30, 2014 and December 31, 2013:

	At September 30, 2014		At December 31, 2013
(Dollars in thousands)	Amount	Percent	Amount	Percent
Commercial Loans:
Commercial real estate	$634,385	26.6%	$584,133	24.9%
Commercial business loans	391,819	16.4	378,663	16.2
Commercial construction	55,326	2.3	38,067	1.6

Total commercial loans	1,081,530	45.3	1,000,863	42.7
Residential Loans:
Residential real estate	668,080	28.0	683,700	29.2
Residential construction	271	—	277	—

Total residential loans	668,351	28.0	683,977	29.2
Consumer Loans:
Home equity and lines of credit	226,337	9.5	234,154	10.0
Personal	31,683	1.3	40,892	1.8
Education	199,153	8.3	206,521	8.8
Automobile	181,743	7.6	175,400	7.5

Total consumer loans	638,916	26.7	656,967	28.1

Total loans	2,388,797	100.0%	2,341,807	100.0%
Allowance for losses	(51,714)		(55,649)

Loans, net	$2,337,083		$2,286,158

Loan Activity

The following table shows loans originated, purchased and sold during the nine months ended September 30, 2014 and 2013:

	Nine Months Ended September 30,
(Dollars in thousands)	2014	2013
Total loans at beginning of period	$2,341,807	$2,447,304
Originations:
Commercial:
Commercial real estate	107,598	45,926
Commercial business	193,887	94,087
Commercial construction	36,825	19,409

Total commercial loans	338,310	159,422
Residential:
Residential real estate	69,865	147,283
Residential construction	—	208

Total residential loans	69,865	147,491
Consumer:
Home equity and lines of credit	49,020	46,639
Personal	979	1,314
Automobile	65,679	62,987

Total consumer loans	115,678	110,940

Total loans originated	523,853	417,853
Less:
Principal payments and repayments (1)	445,260	506,645
Loan sales	31,266	17,346
Transfers to foreclosed real estate	337	1,303

Total loans at end of period	$2,388,797	$2,339,863

(1)	Net of charge-offs

Deposits

Deposits decreased $216.8 million, or 5.9%, to $3.44 billion at September 30, 2014 from $3.66 billion at December 31, 2013. The decrease in deposits was primarily the result of a $164.0 million decrease in municipal deposits and a $33.8 million decrease in time deposits, which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based accounts.

The following table sets forth the deposits as a percentage of total deposits at September 30, 2014 and December 31, 2013:

	At September 30, 2014		At December 31, 2013
(Dollars in thousands)	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits
Non-interest bearing deposits	$358,439	10.4%	$291,109	7.9%
Interest-earning checking accounts	613,211	17.8	686,582	18.8
Municipal checking accounts	219,072	6.4	383,043	10.5
Money market accounts	432,356	12.6	441,881	12.1
Savings accounts	1,123,883	32.6	1,127,339	30.8
Certificates of deposit	696,213	20.2	730,062	19.9

Total	$3,443,174	100.0%	$3,660,016	100.0%

We are required to pledge securities to secure municipal deposits. At September 30, 2014 and December 31, 2013, we had pledged $144.5 million and $296.8 million, respectively, of securities to secure these deposits.

The following table sets forth the time remaining until maturity for certificate of deposits of $100,000 or more at September 30, 2014:

September 30, 2014 (Dollars in thousands)	Certificates of Deposit
Maturity Period:
Three months or less	$27,412
Over three through six months	22,087
Over six through twelve months	31,223
Over twelve months	52,953

Total	$133,675

The following table sets forth the deposit activity for the nine months ended September 30, 2014 and 2013:

	Nine Months Ended September 30,
(Dollars in thousands)	2014	2013
Beginning balance	$3,660,016	$3,927,513
Decrease before interest credited	(227,816)	(193,449)
Interest credited	10,974	13,194

Net decrease in deposits	(216,842)	(180,255)

Ending balance	$3,443,174	$3,747,258

Borrowings

The following table sets forth the outstanding borrowings and weighted averages at or for the nine months ended September 30, 2014 and 2013:

	At or For the Nine Months Ended September 30,
(Dollars in thousands)	2014	2013
Maximum amount outstanding at any month-end during period:
Federal Home Loan Bank advances	$195,000	$195,000
Repurchase agreements	30,000	85,000
Federal Home Loan Bank overnight borrowings	—	—
Federal Reserve Bank of Philadelphia overnight borrowings	—	—
Statutory trust debenture	25,383	25,366
Other	—	—
Average outstanding balance during period:
Federal Home Loan Bank advances	$195,000	$182,509
Repurchase agreements	30,000	61,465
Federal Home Loan Bank overnight borrowings	7	7
Federal Reserve Bank of Philadelphia overnight borrowings	7	7
Statutory trust debenture	25,377	25,359
Other	29	29
Weighted average interest rate during period: (1)
Federal Home Loan Bank advances	2.89%	2.87%
Repurchase agreements	3.84	3.62
Federal Home Loan Bank overnight borrowings	0.32	0.25
Federal Reserve Bank of Philadelphia overnight borrowings	0.75	0.75
Statutory trust debenture	1.93	1.99
Other	0.60	0.59
Balance outstanding at end of period:
Federal Home Loan Bank advances	$195,000	$195,000
Repurchase agreements	30,000	30,000
Federal Home Loan Bank overnight borrowings	—	—
Federal Reserve Bank of Philadelphia overnight borrowings	—	—
Statutory trust debenture	25,383	25,366
Other	—	—
Weighted average interest rate at end of period: (1)
Federal Home Loan Bank advances	2.86%	2.86%
Repurchase agreements	3.78	3.78
Federal Home Loan Bank overnight borrowings	—	—
Federal Reserve Bank of Philadelphia overnight borrowings	—
Statutory trust debenture	1.81	1.83
Other	—	—

(1)	Annualized.

Results of Operations for the Three Months Ended September 30, 2014 and 2013

Financial Highlights

Net income was $6.5 million, or $0.09 per diluted share, for the three months ended September 30, 2014, compared to $3.5 million, or $0.05 per diluted share, for the three months ended September 30, 2013. The increase in net income for the three months ended September 30, 2014 compared to the same period a year ago was primarily due to improving asset quality, which resulted in a reduction in our provision for loan losses and lower classified loan and REO expense, as well a gain related to the sale of non-performing assets. We have been able to stabilize our net interest margin, which was 2.89% for the three months ended September 30, 2014 compared to 2.81% for the three months ended June 30, 2014 and 2.81% for the three months ended September 30, 2013. The net interest margin was benefited by 8 basis points from loan prepayment fees and payoff adjustments for the quarter ended September 30, 2014. We experienced continued improvement in our asset quality metrics during the quarter with non-performing loans, excluding government guaranteed student loans, decreasing 72.2% to $14.4 million at September 30, 2014 from $51.8 million at December 31, 2013. Our balance sheet remained strong at September 30, 2014, with our allowance for loan losses totaling $51.7 million, or 2.16% of total loans, compared to $55.6 million, or 2.38% of total loans, at December 31, 2013, and $56.9 million, or 2.43% of total loans, at September 30, 2013. We repurchased 450,744 shares of common stock during the quarter ended September 30, 2014, increasing total treasury shares to 7,374,515 as of September 30, 2014.

Summary Income Statements

The following table sets forth the income summary for the three months ended September 30, 2014 and 2013:

Three Months Ended September 30, (Dollars in thousands)			Change 2014/2013
	2014	2013	$	%
Net interest income	$29,431	$30,791	$(1,360)	(4.42)%
Provision for loan losses	(1,550)	1,500	(3,050)	(203.33)
Non-interest income	7,213	5,584	1,629	29.17
Non-interest expenses	29,048	30,790	(1,742)	(5.66)
Income tax expense	2,622	585	2,037	348.21
Net income	6,524	3,500	3,024	86.40

Return on average assets	0.58%	0.29%
Return on average equity	4.22%	2.21%

Net Interest Income

For the three months ended September 30, 2014, net interest income was $29.4 million, a decrease of $1.4 million, or 4.4%, from the three months ended September 30, 2013. The decrease in net interest income was primarily the result of a decline in the average balance of investments and a reduction in the average interest rate earned on loans, partially offset by reductions of 5 basis points in the average cost of liabilities and $237.9 million in the average balance of municipal deposits. Net interest margin increased to 2.89% for the three months ended September 30, 2014 as compared to 2.81% for the same period in 2013. The net interest margin was benefited by 8 basis points from loan prepayment fees and payoff adjustments for the quarter ended September 30, 2014. We expect that the continued low interest rate environment will put pressure on net interest margin in future periods but are focused on growing our loan portfolio and improving our balance sheet to help stabilize our net interest margin.

Provision for Loan Losses

As a result of the improvement in our asset quality metrics, we reversed $1.6 million of our provision for loan losses for the quarter ended September 30, 2014 compared to recording a $1.5 million provision for loan losses for the quarter ended September 30, 2013. Non-performing loans, excluding government guaranteed student loans, decreased to $14.4 million at September 30, 2014, compared to $51.8 million at December 31, 2013. The $37.4 million, or 72.1%, decrease in non-performing loans, excluding government student loans, since year end was a function of our continued workout of non-performing assets as well as the sale of $11.3 million of non-performing commercial loans in the second quarter of 2014, which resulted in a $913,000 recovery and the sale of $11.0 million of non-performing commercial loans in the third quarter of 2014, which resulted in a $1.6 million gain on sale of loans held for sale and a $766,000 net charge-off. Net recoveries during the quarter ended September 30, 2014 were $640,000 compared to net charge-offs of $2.7 million during the quarter ended December 31, 2013, and $3.3 million during the quarter ended September 30, 2013.

Non-Interest Income

The following table sets forth a summary of non-interest income for the three months ended September 30, 2014 and 2013:

Three Months Ended September 30, (Dollars in thousands)			Change 2014/2013
	2014	2013	$	%
Insurance and advisory commission and fee income	$1,761	$1,778	$(17)	(0.96)%
Services charges and other income	2,586	2,482	104	4.19
Mortgage banking income	211	131	80	61.07
Net gain on sale of non-performing loans held for sale	1,583	—	1,583	NM
Gains on sale of investment securities	328	297	31	10.44
Limited partnership losses and amortization	(638)	(682)	44	(6.45)
Bank owned life insurance	335	335	0	0.00
Returned check charges	1,047	1,243	(196)	(15.77)

Total	$7,213	$5,584	$1,629	29.17%

For the three months ended September 30, 2014, non-interest income totaled $7.2 million, an increase of $1.6 million, or 29.2%, from the three months ended September 30, 2013. The increase was primarily due to a $1.6 million net gain recorded during the three months ended September 30, 2014 on the sale of non-performing commercial loans held for sale.

Non-Interest Expense

The following table sets forth an analysis of non-interest expense for the three months ended September 30, 2014 and 2013:

Three Months Ended September 30, (Dollars in thousands)			Change 2014/2013
	2014	2013	$	%
Salaries and employee benefits	$15,271	$14,634	$637	4.35%
Occupancy expense	2,267	2,402	(135)	(5.62)
Depreciation, amortization and maintenance	2,202	2,215	(13)	(0.59)
Amortization of intangibles	468	468	—	—
Marketing expense	727	1,457	(730)	(50.10)
Insurance expense	242	250	(8)	(3.20)
Professional fees	1,009	1,640	(631)	(38.48)
Printing and supplies	366	434	(68)	(15.67)
Correspondent bank charges	841	750	91	12.13
Postage expense	366	284	82	28.87
FDIC insurance	723	888	(165)	(18.58)
Internet banking	592	581	11	1.89
Debit card rewards	363	271	92	33.95
Real estate owned (gains) losses & expenses	(124)	411	(535)	(130.17)
Classified loan expenses	522	1,038	(516)	(49.71)
Other	3,213	3,067	146	4.76

Total	$29,048	$30,790	$(1,742)	(5.66)%

For the three months ended September 30, 2014, non-interest expense totaled $29.0 million, a decrease of $1.7 million, or 5.7%, from the three months ended September 30, 2013. The decrease in non-interest expense was primarily due to a $1.1 million decrease in classified loan and other real estate owned expenses, a $730,000 decrease in marketing expense and a $631,000 decrease in professional fees, partially offset by a $637,000 increase in salaries and employee benefits and increased health benefit costs. The decrease in classified loan and other real estate owned expenses was consistent with the reduction in the balance of non-performing assets and the improvement in our asset quality metrics.

Income Tax Expense

For the three months ended September 30, 2014, we recorded a provision for income taxes of $2.6 million, reflecting an effective tax rate of 28.7% compared to a provision for income taxes of $585,000, reflecting an effective tax rate of 14.3% for the three months ended September 30, 2013. The increase in income tax expense was due to higher profitability levels for the three months ended September 30, 2014 compared to the three months ended September 30, 2013. The effective tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by Beneficial Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.

Results of Operations for the Nine Months Ended September 30, 2014 and 2013

Financial Highlights

Net income was $13.6 million, or $0.18 per diluted share, for the nine months ended September 30, 2014, compared to $9.6 million, or $0.13 per diluted share, for the nine months ended September 30, 2013. The increase in net income for the three and nine months ended September 30, 2014 compared to the same period a year ago was primarily due to improving asset quality, which resulted in lower provisions for loan losses and lower classified loan and REO expense, as well a gain related to the sale of non-performing assets.

Summary Income Statements

The following table sets forth the income summary for the nine months ended September 30, 2014 and 2013:

Nine Months Ended September 30, (Dollars in thousands)			Change 2014/2013
	2014	2013	$	%
Net interest income	$88,178	$93,585	$(5,407)	(5.78)%
Provision for loan losses	200	11,500	(11,300)	(98.26)
Non-interest income	19,145	19,849	(704)	(3.55)
Non-interest expenses	89,493	90,780	(1,287)	(1.42)
Income tax expense	4,059	1,535	2,524	164.43
Net income	13,571	9,619	3,952	41.09

Return on average assets	0.41%	0.27%
Return on average equity	2.97%	2.06%

Net Interest Income

For the nine months ended September 30, 2014, net interest income was $88.2 million, a decrease of $5.4 million, or 5.8%, from the nine months ended September 30, 2013. The decrease was primarily the result of a decline in the average balance of investments and loans, coupled with a reduction in the average interest rate earned on loans, partially offset by a reduction in the average cost of liabilities and a $213.1 million decrease in the average balance of municipal deposits. Our net interest margin remained relatively consistent at 2.84% for the nine months ended September 30, 2014 compared to 2.82% for the same period in 2013.

Provision for Loan Losses

For the nine months ended September 30, 2014, the provision for loan losses was $200,000 compared to $11.5 million for the nine months ended September 30, 2013. Asset quality metrics showed continued signs of improvement during the nine months ended September 30, 2014. Non-performing loans, excluding government guaranteed student loans, decreased to $14.4 million at September 30, 2014, compared to $51.8 million at December 31, 2013. The $37.4 million, or 72.1%, decrease in non-performing loans, excluding government student loans, since year end was a function of our continued workout of non-performing assets as well as the sale of $11.3 million of non-performing commercial loans in the second quarter of 2014, which resulted in a $913,000 recovery and the sale of $11.0 million of non-performing commercial loans in the third quarter of 2014, which resulted in a $1.6 million gain on sale of loans held for sale and a $766,000 net charge-off. For the nine months ended September 30, 2014, net charge-offs were $4.1 million, or 0.18% of total loans, compared to $12.3 million, or 0.53% of total loans, for the nine months ended September 30, 2013.

Non-Interest Income

The following table sets forth a summary of non-interest income for the nine months ended September 30, 2014 and 2013:

Nine Months Ended September 30, (Dollars in thousands)			Change 2014/2013
	2014	2013	$	%
Insurance and advisory commission and fee income	$5,452	$5,563	$(111)	(2.00)%
Services charges and other income	8,185	8,390	(205)	(2.44)
Mortgage banking income	451	884	(433)	(48.98)
Net gain on sale of non-performing loans held for sale	1,583	—	1,583	NM
Gains on sale of investment securities	625	1,933	(1,308)	(67.67)
Limited partnership losses and amortization	(1,177)	(1,781)	604	(33.91)
Bank owned life insurance	971	1,042	(71)	(6.81)
Returned check charges	3,055	3,818	(763)	(19.98)

Total	$19,145	$19,849	$(704)	(3.55)%

For the nine months ended September 30, 2014, non-interest income totaled $19.1 million, a decrease of $704,000, or 3.6% from the nine months ended September 30, 2013. The decrease was primarily due to a $1.3 million decrease in the gain on sale of investment securities, a $763,000 decrease in return check charges, and a $433,000 decrease in mortgage banking income. These decreases to non-interest income were partially offset by a $1.6 million gain on the sale of non-performing commercial loans recorded during the nine months ended September 30, 2014.

Non-Interest Expense

The following table sets forth an analysis of non-interest expense for the nine months ended September 30, 2014 and 2013:

			Change 2014/2013
Nine Months Ended September 30, (Dollars in thousands)	2014	2013	$	%
Salaries and employee benefits	$45,064	$42,969	$2,095	4.88%
Occupancy expense	8,321	7,420	901	12.14
Depreciation, amortization and maintenance	6,796	6,846	(50)	(0.73)
Amortization of intangibles	1,402	1,403	(1)	(0.07)
Marketing expense	2,348	3,497	(1,149)	(32.86)
Insurance expense	774	753	21	2.79
Professional fees	3,398	4,522	(1,124)	(24.9)
Printing and supplies	1,193	1,111	82	7.38
Correspondent bank charges	2,502	2,145	357	16.64
Postage expense	1,035	893	142	15.90
FDIC insurance	2,312	2,786	(474)	(17.01)
Internet banking	1,793	1,584	209	13.19
Debit card rewards	956	971	(15)	(1.54)
Real estate owned (gains) losses and expenses	(446)	1,332	(1,778)	(133.48)
Classified loan expenses	1,814	3,201	(1,387)	(43.33)
Merger and restructuring charges	—	(159)	159	100.00
Other	10,231	9,506	725	7.63

Total	$89,493	$90,780	$(1,287)	(1.42)%

For the nine months ended September 30, 2014, non-interest expense totaled $89.5 million, a decrease of $1.3 million, or 1.4%, from the nine months ended September 30, 2013. The decrease in non-interest expense was primarily driven by a $3.2 million decrease in classified loan and other real estate owned expenses, a $1.1 million decrease in marketing expense, and a $1.1 million decrease in professional fees. These decreases to non-interest expense were partially offset by a $2.1 million increase in salaries and employee benefits, a $901,000 increase in occupancy costs, which were driven by snow removal expenses and one-time headquarter moving costs, a $572,000 increase in relocation costs associated with a headquarters move in the first quarter of 2014, and a $357,000 increase in correspondent bank charges.

Income Tax Expense

For the nine months ended September 30, 2014, we recorded a provision for income taxes of $4.1 million, reflecting an effective tax rate of 23.0% compared to a provision for income taxes of $1.5 million, reflecting an effective tax rate of 13.8% for the nine months ended September 30, 2013. The increase in income tax expense and the effective tax rate was due to higher profitability levels for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013. The effective tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by Beneficial Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.

Average Balances and Yields

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average daily balances of assets or liabilities, respectively, for the periods presented. Loan fees are included in interest income on loans and are not material. Non-accrual loans are included in the average balances only. In addition, yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are immaterial.

	Yield/Rate at September 30, 2014	Three Months Ended September 30,
		2014			2013
(Dollars in thousands)		Average Balance	Interest & Dividends	Yield / Cost	Average Balance	Interest & Dividends	Yield / Cost
Interest-Earning Assets:
Investment Securities:
Overnight Investments	0.24%	$205,969	$131	0.25%	$317,416	$202	0.25%
Stock	3.86%	15,613	157	3.95%	18,429	80	1.71%
Other Investment securities	2.07%	1,455,503	7,545	2.07%	1,677,878	8,651	2.06%

Total Investment securities and O/N Investment securities	1.86%	1,677,085	7,833	1.87%	2,013,723	8,933	1.77%
Loans:
Real estate loans
Residential	4.42%	670,455	7,379	4.40%	684,635	7,715	4.51%
Non-residential	4.55%	627,684	7,660	4.80%	587,261	7,530	5.12%

Total real estate	4.48%	1,298,139	15,039	4.59%	1,271,896	15,245	4.79%
Business loans	4.47%	203,625	3,119	6.02%	303,517	3,721	4.89%
Shared national credits	2.88%	133,960	700	2.04%	—	—	—
Small Business loans	5.43%	97,362	1,346	5.44%	117,556	1,709	5.80%

Total Business and Small Business loans	4.15%	434,947	5,165	4.67%	421,073	5,430	5.15%

Total Business loans	4.39%	1,062,631	12,825	4.75%	1,008,334	12,960	5.13%
Personal loans	4.36%	639,186	6,929	4.30%	677,525	7,699	4.51%

Total loans, net of discount	4.39%	2,372,272	27,133	4.53%	2,370,494	28,374	4.77%

Total interest earning assets		4,049,357	34,966	3.43%	4,384,217	37,307	3.40%

Non-interest earning assets		341,938			342,127

Total assets		$4,391,295			$4,726,344

Interest-Bearing Liabilities:
Interest bearing savings and demand deposits:
Savings and club accounts	0.34%	$1,134,951	$997	0.35%	$1,123,607	$1,251	0.44%
Money market accounts	0.31%	440,303	357	0.32%	462,795	457	0.39%
Demand deposits	0.20%	661,864	342	0.20%	667,992	412	0.25%
Demand deposits—Municipals	0.12%	219,605	66	0.12%	457,483	292	0.25%
Certificates of deposit	1.05%	701,214	1,942	1.10%	751,287	2,051	1.08%

Total interest-bearing deposits	0.45%	3,157,937	3,704	0.47%	3,463,164	4,463	0.51%

Borrowings	2.81%	250,446	1,831	2.90%	275,157	2,053	2.96%

Total interest-bearing liabilities	0.62%	3,408,383	5,535	0.64%	3,738,321	6,516	0.69%
Non-interest-bearing deposits		320,636			304,744
Other non-interest-bearing liabilities		53,307			65,287

Total liabilities		3,782,326			4,108,352
Total shareholders’ equity		608,969			617,992

Total liabilities and shareholders’ equity		$4,391,295			$4,726,344

Net interest income			$29,431			$30,791
Interest rate spread				2.79%			2.71%
Net interest margin				2.89%			2.81%
Average interest-earning assets to average interest- bearing liabilities				118.81%			117.28%

	Yield/Rate at September 30,	Nine Months Ended September 30,
	2014	2014			2013
(Dollars in thousands)		Average Balance	Interest & Dividends	Yield / Cost	Average Balance	Interest & Dividends	Yield / Cost
Interest-Earning Assets:
Investment Securities:
Overnight Investments	0.24%	$270,123	$510	0.25%	$310,525	$586	0.25%
Stock	3.86%	16,303	529	4.28%	17,894	118	0.88%
Other Investment securities	2.07%	1,504,669	24,025	2.13%	1,688,499	25,182	1.99%

Total Investment securities and O/N Investment securities	1.86%	1,791,095	25,064	1.87%	2,016,918	25,886	1.71%
Loans:
Real estate loans
Residential	4.42%	674,141	22,625	4.47%	679,178	23,581	4.63%
Non-residential	4.55%	587,297	21,550	4.85%	610,053	23,323	5.10%

Total real estate	4.48%	1,261,438	44,175	4.65%	1,289,231	46,904	4.85%
Business loans	4.47%	229,695	8,115	4.67%	296,366	11,332	5.10%
Shared national credits	2.88%	101,661	2,180	2.83%	—	—	—
Small Business loans	5.43%	102,300	4,344	5.61%	124,109	5,464	5.87%

Total Business and Small Business loans	4.15%	433,656	14,639	4.46%	420,475	16,796	5.33%

Total Business loans	4.39%	1,020,953	36,189	4.69%	1,030,528	40,119	5.19%
Personal loans	4.36%	643,111	20,978	4.36%	688,628	23,382	4.54%

Total loans, net of discount	4.39%	2,338,205	79,792	4.54%	2,398,334	87,082	4.85%

Total interest earning assets		4,129,300	104,856	3.38%	4,415,252	112,968	3.41%

Non-interest earning assets		344,395			357,419

Total assets		$4,473,695			$4,772,671

Interest-Bearing Liabilities:
Interest bearing savings and demand deposits:
Savings and club accounts	0.34%	$1,140,736	$2,975	0.35%	$1,085,285	3,562	0.44%
Money market accounts	0.31%	442,344	1,057	0.32%	480,310	1,409	0.39%
Demand deposits	0.20%	671,412	1,029	0.20%	665,719	1,264	0.25%
Demand deposits—Municipals	0.12%	276,335	244	0.12%	489,414	959	0.26%
Certificates of deposit	1.05%	714,570	5,931	1.11%	765,646	6,231	1.09%

Total interest-bearing deposits	0.45%	3,245,397	11,236	0.46%	3,486,374	13,425	0.51%

Borrowings	2.81%	250,420	5,442	2.91%	269,377	5,958	2.96%

Total interest-bearing liabilities	0.62%	3,495,817	16,678	0.64%	3,755,751	19,383	0.69%
Non-interest-bearing deposits		313,221			307,970
Other non-interest-bearing liabilities		52,462			81,713

Total liabilities		3,861,500			4,145,434
Total shareholders’ equity		612,195			627,237

Total liabilities and shareholders’ equity		$4,473,695			$4,772,671

Net interest income			$88,178			$93,585
Interest rate spread				2.74%			2.72%
Net interest margin				2.84%			2.82%
Average interest-earning assets to average interest- bearing liabilities				118.12%			117.56%

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended September 30, 2014 Compared to Three Months Ended September 30, 2013
	Increase (Decrease) Due to
(Dollars in thousands)	Volume	Rate	Net
Interest income:
Loans receivable	$20	$(1,261)	$(1,241)
Overnight investments	(71)	—	(71)
Investment securities	(236)	91	(145)
Mortgage-backed Securities	(765)	(13)	(778)
Collateralized mortgage Obligations	(176)	(7)	(183)
Other interest-earning assets	(28)	105	77

Total interest-earning assets	(1,256)	(1,085)	(2,341)
Interest expense:
Interest-earning checking accounts	(113)	(183)	(296)
Money market	(18)	(82)	(100)
Savings accounts	10	(264)	(254)
Time deposits	(139)	30	(109)

Total interest-bearing deposits	(260)	(499)	(759)
FHLB advances	—	—	—
Repurchase agreements	(239)	19	(220)
Borrowings	—	—	—
Statutory trust debenture	—	(2)	(2)

Total interest-bearing liabilities	(499)	(482)	(981)

Net change in net interest income	$(757)	$(603)	$(1,360)

	Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013
	Increase (Decrease) Due to
(Dollars in thousands)	Volume	Rate	Net
Interest income:
Loans receivable	$(2,052)	$(5,238)	$(7,290)
Overnight investments	(76)	—	(76)
Investment securities	(776)	191	(585)
Mortgage-backed Securities	(1,490)	1,605	115
Collateralized mortgage Obligations	(663)	(24)	(687)
Other interest-earning assets	(52)	463	411

Total interest-earning assets	(5,109)	(3,003)	(8,112)
Interest expense:
Interest-earning checking accounts	(279)	(671)	(950)
Money market	(91)	(261)	(352)
Savings accounts	145	(732)	(587)
Time deposits	(424)	124	(300)

Total interest-bearing deposits	(649)	(1,540)	(2,189)
FHLB advances	270	30	300
Repurchase agreements	(903)	98	(805)
Borrowings	—	—	—
Statutory trust debenture	—	(11)	(11)

Total interest-bearing liabilities	(1,282)	(1,423)	(2,705)

Net change in net interest income	$(3,827)	$(1,580)	$(5,407)

Risk Management

Analysis of Non-performing, Troubled Debt Restructurings and Classified Assets

The following table sets forth information with respect to our non-performing assets at September 30, 2014 and December 31, 2013. We had six TDRs on non-accrual status at September 30, 2014 totaling $1.1 million and 31 TDRs on non-accrual status at December 31, 2013 totaling $18.3 million.

(Dollars in thousands)	At September 30, 2014	At December 31, 2013
Non-accrual loans:
Real estate loans:
One- to four-family	$8,180	$11,393
Commercial real estate	3,164	23,131
Residential construction	271	130

Total real estate loans	11,615	34,654

Commercial business loans	1,062	15,900

Consumer loans:
Home equity lines of credit	1,433	953
Automobile loans	163	151
Other consumer loans	156	107

Total consumer loans	1,752	1,211

Total non-accrual loans (1)	14,429	51,765

Accruing loans past due 90 days or more:
Real estate loans:
One- to four-family	—	—
Commercial real estate	—	—

Total real estate loans	—	—

Commercial business loans	—

Consumer loans:
Home equity lines of credit	—	—
Personal loans	—	—
Education loans (2)	20,920	24,410
Automobile	—	—

Total consumer loans	20,920	24,410

Total accruing loans past due 90 days or more	20,920	24,410

Total non-performing loans	35,349	76,175

Real estate owned	2,161	5,861

Total non-performing assets	$37,510	$82,036

Total non-performing loans to total loans	1.48%	3.25%
Total non-performing assets to total assets	0.86%	1.79%

Total non-performing assets to total assets, excluding student loans	0.38%	1.26%

(1)	Includes $1.1 million of TDRs on non-accrual status as of September 30, 2014 and $18.3 million of TDRs on non-accrual status as of December 31, 2013.
(2)	Education loans are 98% government guaranteed.

Non-performing assets, including loans 90 days past due and still accruing, decreased $44.5 million to $37.5 million, or 0.86% of total assets, at September 30, 2014 from $82.0 million, or 1.79% of total assets, at December 31, 2013. This decrease was primarily in our commercial real estate loan portfolio and was the result of principal pay downs, charge-offs, non-performing loans returned to accruing status, and sales of non-performing loans. Net charge-offs for the nine months ended September 30, 2014 were $4.1 million compared to $12.3 million for the nine months ended September 30, 2013. We charge-off the collateral or cash flow deficiency on all classified loans once they are 90 days delinquent. Non-performing assets at September 30, 2014 included $20.9 million, or 55.8%, of government guaranteed student loans where we have little risk of credit loss.

Interest income that would have been recorded for the nine months ended September 30, 2014, had non-accrual loans been current according to their original terms, amounted to approximately $761,000. There was no interest income recorded on non-accrual loans during the nine months ended September 30, 2014.

The table below includes impaired loans and the average impaired loan balance for the nine months ended September 30, 2014:

(Dollars in thousands)	Unpaid Principal Balance	Life-to-Date Charge-offs	Carrying Amount of Impaired Loans	Charge-off % of UPB	Number of Loans	Average Impaired Loan Balance
Impaired loans with no related specific allowance recorded:
Commercial real estate	$4,661	$1,899	$2,762	40.7%	11	$251
Commercial business	2,013	951	1,062	47.2%	2	531
Commercial construction	402	—	402	—	1	402
Residential real estate	8,670	490	8,180	5.7%	130	63
Residential construction	479	208	271	43.4%	2	136
Home equity and lines of credit	1,460	27	1,433	1.8%	22	65
Personal	156	—	156	—	7	22
Automobile	163	—	163	—	20	8

Total impaired loans	$18,004	$3,575	$14,429	19.9%	195	$74

The following table summarizes classified assets of all portfolio types at September 30, 2014 and December 31, 2013:

(Dollars in thousands)	At September 30, 2014	At December 31, 2013
Special mention assets	$39,838	$49,526
Substandard assets	36,742	98,275
Doubtful assets	—	—

Total classified assets	$76,580	$147,801

For all loans classified as substandard and doubtful, we have charged-off the collateral deficiency on all collateral dependent classified loans that are 90 days past due.

Analysis and Determination of the Allowance for Loan Losses

The following table sets forth the breakdown of the allowance for loan losses by loan category at September 30, 2014 and December 31, 2013:

(Dollars in thousands)	At September 30, 2014		At December 31, 2013
	Allowance Allocated to Loan Portfolio	Loan Category as a % of Total Loans	Allowance Allocated to Loan Portfolio	Loan Category as a % of Total Loans
Commercial:
Commercial real estate	$21,001	26.6%	$22,089	24.9%
Commercial business loans	17,474	16.4	19,301	16.2
Commercial construction	2,149	2.3	3,188	1.6

Total commercial	40,624	45.3	44,578	42.7
Residential:
Residential real estate	1,722	28.0	2,200	29.2
Residential construction	—	0.0	—	0.0

Total real estate loans	1,722	28.0	2,200	29.2

Consumer:
Home equity & lines of credit	3,354	9.5	3,133	10.0
Personal	1,988	1.3	2,687	1.8
Education	293	8.3	306	8.8
Automobile	3,183	7.6	2,195	7.5

Total consumer	8,818	26.7	8,321	28.1

Unallocated	550		550

Total allowance for loan losses	$51,714	100.0%	$55,649	100.0%

Commercial Loan Portfolio. The portion of the allowance for loan losses related to the commercial portfolio totaled $40.6 million, or 3.8% of commercial loans, at September 30, 2014, which decreased from $44.6 million, or 4.5% of commercial loans, at December 31, 2013. We experienced a $66.9 million decrease in criticized and classified commercial loans to $65.6 million at September 30, 2014 compared to $132.5 million at December 31, 2013. We have also seen stabilization in commercial delinquencies and net charge-offs over the past twelve months with net charge-offs decreasing to $2.2 million for the nine months ending September 30, 2014 compared to $10.7 million for the nine months ending September 30, 2013. We continue to charge-off any cash flow or collateral deficiency for non-performing loans once a loan is 90 days past due. We believe the decrease in the commercial reserve was appropriate given the decrease in criticized and classified loans since year end and the decrease in delinquencies and net charge-offs year over year.

Residential Loans. The allowance for the residential loan portfolio was $1.7 million, or 0.26% of residential loans, at September 30, 2014 from $2.2 million, or 0.32% of residential loans, at December 31, 2013. Our residential loan delinquencies decreased $1.7 million, or 26.0%, to $4.8 million at September 30, 2014 from $6.5 million at December 31, 2013 and net charge-offs remain low at $365,000 for the nine months ending September 30, 2014 compared to $597,000 for the nine months ending September 30, 2013. We believe the balance of residential reserves was appropriate given the decrease in delinquencies and continued low charge-off levels.

Consumer Loans. The allowance for the consumer loan portfolio increased $497,000 to $8.8 million, or 1.4% of consumer loans, at September 30, 2014 compared to $8.3 million, or 1.3% of consumer loans, at December 31, 2013. Net charge-offs increased slightly in this portfolio to $962,000 for the nine months ending September 30, 2014 compared to $772,000 for the nine months ending September 30, 2013 and delinquencies increased to $5.7 million at September 30, 2014 from $4.9 million at December 31, 2013. We believe the increase in the consumer reserve was appropriate based on the slight overall increase in consumer loan delinquencies and charge-offs during the year.

Unallocated Allowance. The unallocated allowance for loan losses was $550,000 at September 30, 2014 compared to $550,000 at December 31, 2013. The unallocated component is maintained to cover uncertainties that we believe have resulted in losses that have not yet been allocated to specific elements of the general component. Such factors include uncertainties in economic conditions and in identifying triggering events that directly correlate to subsequent loss rates, changes in appraised value of underlying collateral, risk factors that have not yet manifested themselves in loss allocation factors and historical loss experience data that may not precisely correspond to the current portfolio or economic conditions. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodology for estimating general losses in the portfolio. The appropriate allowance level is estimated based upon factors and trends identified by Beneficial Mutual Bancorp at the time the consolidated financial statements are prepared. Management continuously evaluates its allowance methodology; however, the unallocated allowance is subject to changes each reporting period.

The allowance for loan losses is maintained at levels that management considers appropriate to provide for losses based upon an evaluation of known and inherent risks in the loan portfolio. Management’s evaluation takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans with loss potential, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance for credit losses may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be sufficient should the quality of loans deteriorate as a result of the factors described above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

The following table sets forth an analysis of the activity in the allowance for loan losses for the nine months ended September 30, 2014 and 2013:

	At or For the Nine Months Ended September 30,
(Dollars in thousands)	2014	2013
Allowance at beginning of period	$55,649	$57,649

Provision for loan losses	200	11,500
Charge-offs:
Real estate loans:
One- to four-family	489	844
Commercial real estate	5,311	8,540

Total real estate loans	5,800	9,384

Commercial business loans	3,822	3,497

Consumer:
Home equity lines of credit	180	310
Automobile loans	1,032	874
Other consumer loans	585	513

Total consumer loans	1,797	1,697

Total charge-offs	11,419	14,578

Recoveries:
Real estate loans:
One- to four-family	87	247
Commercial real estate	3,670	473

Total real estate loans	3,757	720

Commercial business	2,857	644

Consumer:
Home equity lines of credit	163	212
Automobile loans	441	585
Other consumer loans	66	128

Total consumer loans	670	925

Total recoveries	7,284	2,289

Net charge-offs	4,135	12,289

Allowance at end of period	$51,714	$56,860

Allowance to non-performing loans	146.30%	78.63%
Allowance to total loans	2.16%	2.43%
Net charge-offs to average loans (1)	0.24%	0.68%

(1)	Net charge-offs have been annualized.

Interest Rate Risk Management

The table below sets forth an approximation of our interest rate risk exposure. The simulation uses projected repricing of assets and liabilities at September 30, 2014. The primary interest rate exposure measurement applied to the entire balance sheet is the effect on net interest income of a change in market interest rates of plus or minus 200 basis points over a one year time horizon, and the effect on economic value of equity of a change in market interest rates of plus or minus 200 basis points for all projected future cash flows. Various assumptions are made regarding the prepayment speed and optionality of loans, investments and deposits, which are based on analysis and market information. The assumptions regarding optionality, such as prepayments of loans and the effective maturity of non-maturity deposit products, are documented periodically through evaluation under varying interest rate scenarios.

Because the prospective effects of hypothetical interest rate changes are based on a number of assumptions, these computations should not be relied upon as indicative of actual results. While we believe such assumptions to be reasonable, assumed prepayment rates may not approximate actual future prepayment activity on mortgage-backed securities, collateralized mortgage obligations and loans. Further, the computation does not reflect any actions that management may undertake in response to changes in interest rates. Management periodically reviews the rate assumptions based on existing and projected economic conditions.

As of September 30, 2014 (Dollars in thousands):

Basis point change in rates	-200	Base Forecast	+200
Net Interest Income at Risk:
Net Interest Income	$99,110	$114,380	$112,447
% change	(13.35)%		(1.69)%

Economic Value at Risk:
Equity	$705,461	$775,077	$731,605
% change	(8.98)%		(5.61)%
As of September 30, 2014, based on the scenarios above, net interest income at risk and economic value of equity at risk would be negatively affected over a one-year time horizon in both a rising and a declining interest rate environment. The current historically low interest rate environment reduces the reliability of the measurement of a 200 basis point decline in interest rates, as such a decline would result in negative interest rates. We have established an interest rate floor of zero percent for measuring interest rate risk. Such a floor in our income simulation results in a reduction in our net interest margin as more of our liabilities than our assets are impacted by the zero percent floor. In addition, economic value of equity is also reduced in a declining rate environment due to the negative impact to deposit premium values.

Overall, our September 30, 2014 results indicate that we are adequately positioned with limited net interest income and economic value at risk and that all interest rate risk results continue to be within our policy guidelines.

Liquidity Risk

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At September 30, 2014, cash and cash equivalents totaled $232.4 million, including overnight investments of $185.4 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $798.6 million at September 30, 2014. On September 30, 2014, we had $195.0 million in Federal Home Loan Bank advances outstanding. In addition, if Beneficial Bank requires funds beyond its ability to generate them internally, it can borrow funds under an overnight advance program up to Beneficial Bank’s maximum borrowing capacity based on its ability to collateralize such borrowings.

Our primary sources of funds include a large, stable deposit base. Core deposits, primarily gathered from our retail branch network, are our largest and most cost-effective source of funding. Core deposits totaled $2.75 billion at September 30, 2014, representing a decrease from $2.93 billion at December 31, 2013. The decrease in core deposits was driven by a $164.0 million decrease in municipal deposits, which was consistent with the planned run-off of higher cost non-relationship-based municipal deposits. We also maintain access to a diversified base of wholesale funding sources. These uncommitted sources include fed funds purchased from other banks, securities sold under agreements to repurchase, brokered certificates of deposit, and Federal Home Loan Bank advances. Aggregate wholesale funding totaled $366.2 million at September 30, 2014, compared to $374.8 million as of December 31, 2013. In addition, at September 30, 2014, we had arrangements to borrow up to $1.2 billion from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. At September 30, 2014, we had $195.0 million of Federal Home Loan advances outstanding.

A significant use of our liquidity is the funding of loan originations. At September 30, 2014, Beneficial Bank had $23.1 million in loan commitments outstanding, which consisted of $17.3 million and $5.8 million in commercial and consumer commitments to fund loans, respectively, $188.3 million in commercial and consumer unused lines of credit, and $7.1 million in standby letters of credit. Another significant use of Beneficial Bank’s liquidity is the funding of deposit withdrawals. Certificates of deposit due within one year of September 30, 2014 totaled $382.5 million, or 54.9% of certificates of deposit. The large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the current low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit, brokered deposits and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before September 30, 2015. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations at September 30, 2014:

		Payments due by period
(Dollars in thousands)	Total	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years
Borrowed funds	$250,383	$60,000	$145,000	$20,000	$25,383
Commitments to fund loans	23,115	23,115	—	—	—
Unused lines of credit	188,307	101,553	8,574	37,925	40,255
Standby letters of credit	7,114	5,757	337	20	1,000
Operating lease obligations	58,644	5,390	9,668	8,493	35,093

Total	$527,563	$195,815	$163,579	$66,438	$101,731

The following table presents our primary investing and financing activities during the periods indicated.

	Nine Months Ended September 30,
	2014	2013
	(In thousands)
Investing activities:
Loans originated or acquired	$(513,933)	$(400,194)
Principal repayments on loans	441,124	492,692
Security purchases	(30,985)	(391,843)
Security sales	11,197	40,453
Security maturities, calls and principal repayments	165,154	318,666
Financing activities:
Decreases in deposits	(216,842)	(180,255)
Net increase in borrowed funds	13	14
Purchase of treasury stock	(28,497)	(11,483)

Beneficial Mutual Bancorp is a separate legal entity from Beneficial Bank and must provide for its own liquidity in addition to its operating expenses. Beneficial Mutual Bancorp’s primary source of income is dividends received from Beneficial Bank. The amount of dividends that Beneficial Bank may declare and pay to Beneficial Mutual Bancorp is generally restricted under Pennsylvania law to the retained earnings of Beneficial Bank. During the year ended December 31, 2013, Beneficial Bank paid Beneficial Mutual Bancorp a $20.0 million dividend to fund the 4,000,000 share stock repurchase program adopted during the year. At September 30, 2014, Beneficial Mutual Bancorp (stand-alone) had liquid assets of $12.6 million.

Capital Management. We are subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At September 30, 2014, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines.

At September 30, 2014, Beneficial Bank’s ratio of Tier 1 capital to risk-weighted assets equaled 21.40%, well above the ratio necessary to be considered well capitalized under applicable federal regulations.

USE OF PROCEEDS

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the actual expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Beneficial Bank will reduce Beneficial Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range
	46,750,000 Shares at $10.00 per Share	Percent of Net Proceeds	55,000,000 Shares at $10.00 per Share	Percent of Net Proceeds	63,250,000 Shares at $10.00 per Share	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$467,500		$550,000		$632,500
Less: offering expenses	17,677		20,119		22,561

Net offering proceeds	449,823	100.0%	529,881	100.0%	609,939	100.0%
Less:
Proceeds contributed to Beneficial Bank	224,911	50.0	264,940	50.0	304,969	50.0
Proceeds used for loan to employee savings and stock ownership plan	18,700	4.2	22,000	4.2	25,300	4.1
Proceeds contributed to The Beneficial Foundation	1,000	0.2	1,000	0.2	1,000	0.2

Proceeds remaining for Beneficial Bancorp	$205,212	45.6%	$241,941	45.6%	$278,670	45.7%

We initially intend to invest the proceeds retained from the offering at Beneficial Bancorp in short-term investments, such as U.S. treasury and government agency securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and Beneficial Bancorp’s liquidity requirements. In the future, Beneficial Bancorp may liquidate its investments and use those funds:

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to pay dividends to shareholders;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking as opportunities arise, primarily in or adjacent to our existing market areas; and

•	for general corporate purposes, including contributing additional capital to Beneficial Bank.

Under current Federal Reserve Board regulations, we may not repurchase shares of our common stock during the first year following completion of the conversion and offering, except to fund equity benefit plans other than stock options or, with prior regulatory approval, when extraordinary circumstances exist. For a discussion of our dividend policy and regulatory matters relating to the payment of dividends, see “Our Dividend Policy.”

Beneficial Bank initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to Beneficial Bank, in short-term investments. Over time, Beneficial Bank may use the proceeds that it receives from the offering:

•	to fund new loans, primarily commercial real estate loans and commercial business loans;

•	to invest in securities, primarily of the type in which Beneficial Bank currently invests;

•	to finance the possible expansion of its business activities, including the acquisition of financial institutions or other businesses that are related to banking as opportunities arise, primarily in or adjacent to our existing market areas; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

We currently do not have any specific understandings or agreements for any expansion or diversification activities that would require funds from this offering. Consequently, we currently anticipate that the proceeds of the offering contributed to Beneficial Bank will be used to fund new loans and purchase investment securities. We expect that much of the loan growth will occur in our commercial loan portfolio, but we have not allocated specific dollar amounts to any particular area of our portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand.

Except as described above, we have no specific plans for the investment of the proceeds of the offering and have not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Offering—Reasons for the Conversion and Offering.”

OUR DIVIDEND POLICY

Beneficial Mutual Bancorp does not currently pay a cash dividend on its common stock. After the conversion and offering, our board of directors will consider adopting a policy of paying cash dividends. In determining whether to pay dividends and the amount of any dividends, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements and alternative uses for capital, industry standards and economic conditions. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

Beneficial Bancorp is a Maryland corporation. Maryland law generally permits a corporation to pay dividends on its common stock unless, after giving effect to the dividend, the corporation would be unable to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than its total liabilities. Pursuant to Federal Reserve Board regulations, Beneficial Bancorp will not be required to obtain prior Federal Reserve Board approval to pay a dividend unless the declaration and payment of a dividend could raise supervisory concerns about the safe and sound operation of Beneficial Bancorp and Beneficial Bank or where the dividend declared for a period is not supported by earnings for that period.

Beneficial Bancorp’s ability to pay dividends to shareholders may depend, in part, upon capital distributions we receive from Beneficial Bank, earnings, if any, from our investment portfolio and other interest-earning assets, and earnings from the investment of the net proceeds from the offering that we retain. Pennsylvania law provides that dividends may be declared and paid by Beneficial Bank only out of accumulated net earnings and may be paid in cash or property other than its own shares. Dividends may not be declared or paid unless shareholders’ equity is at least equal to contributed capital. In addition, any payment of dividends by Beneficial Bank to Beneficial Bancorp that would be deemed to be drawn out of Beneficial Bank’s tax bad debt reserves would require the payment of federal income taxes by Beneficial Bank at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 16 of the notes to the consolidated financial statements included elsewhere in this prospectus. Beneficial Bancorp does not contemplate any distribution by Beneficial Bank that would result in this type of tax liability.

Pursuant to Federal Reserve Board regulations, Beneficial Bancorp may not make a distribution that would constitute a return of capital during the three years following the completion of the conversion and offering.

MARKET FOR THE COMMON STOCK

Beneficial Mutual Bancorp’s common stock currently trades on the Nasdaq Global Select Market under the symbol “BNCL.” Upon completion of the conversion and offering, the shares of common stock of Beneficial Bancorp will replace Beneficial Mutual Bancorp’s common stock and will also trade on the Nasdaq Global Select Market under the symbol “BNCL.” To list on the Nasdaq Global Select Market, we are required to have at least three broker-dealers who will make a market in our common stock. Beneficial Mutual Bancorp currently has approximately 36 registered market makers.

Persons purchasing the common stock may not be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment.

The following table sets forth high and low sales prices for Beneficial Mutual Bancorp’s common stock for the periods indicated. Beneficial Mutual Bancorp did not pay any dividends during these periods.

	High		Low
Year Ending December 31, 2014:
Fourth Quarter (through , 2014)	$
Third Quarter		13.98	12.78
Second Quarter		13.72	10.71
First Quarter		13.72	10.71

Year Ending December 31, 2013:
Fourth Quarter		$11.15	$9.75
Third Quarter		10.00	8.40
Second Quarter		10.11	8.40
First Quarter		10.30	9.23

Year Ending December 31, 2012:
Fourth Quarter		$10.14	$8.88
Third Quarter		9.90	8.36
Second Quarter		8.97	8.39
First Quarter		9.23	8.53

On August 13, 2014, the business day immediately preceding the public announcement of the conversion and offering, and at                     , 2014, the latest practicable day before the printing of this prospectus, the closing price of Beneficial Mutual Bancorp’s common stock was $13.50 per share and $         per share, respectively. At June 30, 2014, Beneficial Mutual Bancorp had approximately 2,140 shareholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of Beneficial Mutual Bancorp common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Beneficial Bancorp common stock based on the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio for Current Shareholders.” The above table reflects actual prices and has not been adjusted to reflect the exchange ratio. Options to purchase shares of Beneficial Mutual Bancorp common stock will be converted into options to purchase a number of shares of Beneficial Bancorp common stock adjusted based on the exchange ratio, for the same aggregate exercise price.

CAPITALIZATION

The following table presents the historical capitalization of Beneficial Mutual Bancorp at June 30, 2014 and the capitalization of Beneficial Bancorp reflecting the offering (referred to as “pro forma capitalization”). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the 2008 Equity Incentive Plan or the proposed new equity incentive plan.

	At June 30, 2014	Minimum of Offering Range 46,750,000 Shares at $10.00 per Share	Midpoint of Offering Range 55,000,000 Shares at $10.00 per Share	Maximum of Offering Range 63,250,000 Shares at $10.00 per Share
	(Dollars in thousands)
Deposits (1)	$3,505,465	$3,505,465	$3,505,465	$3,505,465
Borrowed funds	250,379	250,379	250,379	250,379

Total deposits and borrowed funds	$3,755,844	$3,755,844	$3,755,844	$3,755,844

Shareholders’ equity:
Preferred Stock:
100,000,000 shares, $0.01 par value per share authorized; none issued or outstanding	$—	$—	$—	$—
Common stock:
500,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	825	771	907	1,044
Additional paid-in capital	360,521	740,709	820,631	900,552
Beneficial Savings Bank MHC capital consolidation	—	175	175	175
Retained earnings (3)	349,073	349,073	349,073	349,073
Accumulated other comprehensive loss	(12,867)	(12,867)	(12,867)	(12,867)
Less:
Treasury stock	(69,689)	—	—	—
Common stock to be acquired by employee savings and stock ownership plan (4)	(15,204)	(33,904)	(37,204)	(40,504)
Common stock to be acquired by new equity incentive plan (5)	—	(18,700)	(22,000)	(25,300)
After-tax expense of contribution to The Beneficial Foundation (6)	—	(600)	(600)	(600)

Total shareholders’ equity	$612,659	$1,024,657	$1,098,115	$1,171,573

Total shareholders’ equity as a percentage of total assets	13.84%	21.18%	22.36%	23.50%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	As of June 30, 2014, Beneficial Mutual Bancorp had 75,566,636 shares of common stock outstanding. On a pro forma basis, Beneficial Bancorp will have total issued and outstanding shares of 77,136,565, 90,748,900 and 104,361,234 at the minimum, midpoint and maximum of the offering range, respectively.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)	Assumes that 4.0% of the common stock sold in the offering will be acquired by the employee savings and stock ownership plan with funds borrowed from Beneficial Bancorp. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee savings and stock ownership plan represents unearned compensation and, accordingly, is reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur. Since the funds are borrowed from Beneficial Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of Beneficial Bancorp. See “Our Management—Benefit Plans—Employee Savings and Stock Ownership Plan.”
(5)	Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed new equity incentive plan, of a number of shares equal to 4.0% of the shares of common stock sold in the offering. The shares are reflected as a reduction of shareholders’ equity. The new equity incentive plan will be submitted to shareholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Equity Plans—Future Equity Incentive Plan.”

(6)	Represents the expense of the contribution to the charitable foundation based on a 40.0% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable contributions equal to 10% of our annual taxable income, subject to our ability to carry forward for federal or state tax purposes any unused portion of the deduction for the five years following the year in which the contribution was made.

REGULATORY CAPITAL COMPLIANCE

At June 30, 2014, Beneficial Bank exceeded all regulatory capital requirements and was considered “well-capitalized.” The following table presents Beneficial Bank’s capital position relative to its regulatory capital requirements at June 30, 2014, on a historical and a pro forma basis. The table reflects receipt by Beneficial Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee savings and stock ownership plan has been deducted from pro forma regulatory capital. The amounts in the table are unaffected by the $1.0 million cash contribution to be made by Beneficial Bancorp to The Beneficial Foundation as that contribution does not affect the amount of offering proceeds to be received by Beneficial Bank. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Federal Deposit Insurance Corporation. For a discussion of the capital standards applicable to Beneficial Bank, see “Regulation and Supervision—Banking Regulation—Regulatory Capital Requirements.”

			Pro Forma at June 30, 2014
	Historical at June 30, 2014		Minimum of Offering Range 46,750,000 Shares at $10.00 per Share		Midpoint of Offering Range 55,000,000 Shares at $10.00 per Share		Maximum of Offering Range 63,250,000 Shares at $10.00 per Share
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Total equity under generally accepted accounting principles (GAAP)	$613,970	13.88%	$801,481	17.24%	$834,910	17.80%	$868,339	18.36%

Tier 1 (leverage) capital:
Actual	$464,888	10.76%	$652,399	14.35%	$685,828	14.95%	$719,257	15.54%
Requirement	216,099	5.00	227,345	5.00	229,346	5.00	231,348	5.00

Excess	$248,789	5.76%	$425,054	9.35%	$456,482	9.95%	$487,909	10.54%

Tier 1 risk-based capital:
Actual (2)	$464,888	20.97%	$652,399	28.85%	$685,828	30.22%	$719,257	31.58%
Requirement	132,995	6.00	135,694	6.00	136,174	6.00	136,654	6.00

Excess	$331,893	14.97%	$516,705	22.85%	$549,654	24.22%	$582,603	25.58%

Total risk-based capital:
Actual (2)	$492,909	22.24%	$680,420	30.09%	$713,849	31.45%	$747,278	32.81%
Requirement	221,658	10.00	226,156	10.00	226,957	10.00	227,757	10.00

Excess	$271,251	12.24%	$454,264	20.09%	$486,892	21.45%	$519,521	22.81%

Reconciliation of capital contributed to Beneficial Bank:
Net proceeds contributed to Beneficial Bank			$224,911		$264,940		$304,969
Less common stock to be acquired by employee savings and stock ownership plan			(18,700)		(22,000)		(25,300)
Less common stock to be acquired by new equity incentive plan			(18,700)		(22,000)		(25,300)

Pro forma increase in GAAP and regulatory capital			$187,511		$220,940		$254,369

(1)	Core capital levels are shown as a percentage of adjusted total assets of $4.3 billion. Risk-based capital levels are shown as a percentage of risk-weighted assets of $2.2 billion.
(2)	Pro forma amounts and percentages include capital contributed to Beneficial Bank from the offering and assume net proceeds are invested in assets that carry a 20% risk-weighting.

PRO FORMA DATA

The following tables illustrate the pro forma impact of the conversion and offering on our net income and shareholders’ equity based on the sale of common stock at the minimum, the midpoint and the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions, although actual expenses may vary from these estimates:

•	50% of the shares of common stock will be sold in the subscription and community offerings and 50% of the shares will be sold in the syndicated or firm commitment underwritten offering;

•	Our employee savings and stock ownership plan will purchase a number of shares equal to 4.0% of the shares sold in the offering with a loan from Beneficial Bancorp that will be repaid in equal installments over 30 years;

•	We will pay Sandler O’Neill & Partners, L.P. a fee equal to 1.0% of the aggregate amount of common stock sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by our employee savings and stock ownership plan and by our officers, directors and employees or members of their immediate families;

•	We will pay Sandler O’Neill & Partners, L.P. and any other broker-dealers participating in the syndicated or firm commitment underwritten offering an aggregate fee or underwriting discount, as applicable, of 5.0% of the aggregate purchase price of the common stock sold in the syndicated or firm commitment underwritten offering;

•	Total expenses of the offering, excluding selling agent commissions and expenses, will be approximately $3.4 million; and

•	We will make a $1.0 million cash contribution to The Beneficial Foundation.

Pro forma net income for the nine months ended September 30, 2014, the six months ended June 30, 2014 and the year ended December 31, 2013 has been calculated as if the offering were completed at the beginning of each period, and the net proceeds had been invested at 1.62%, which represents the rate of the five-year United States Treasury security at June 30, 2014. A pro forma after-tax return of 0.97% is used for the nine months ended September 30, 2014, the six months ended June 30, 2014 and the year ended December 31, 2013, after giving effect to a combined federal and state income tax rate of 40.0%. The actual rate may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•	Since funds on deposit at Beneficial Bank may be withdrawn to purchase shares of common stock, those funds will not result in the receipt of new funds for investment. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma shareholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee savings and stock ownership plan expense or the proposed equity incentive plan.

•	Pro forma shareholders’ equity (“book value”) represents the difference between the stated amounts of assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Beneficial Bank’s special bad debt reserves for income tax purposes or liquidation accounts, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma shareholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data, which is based on Beneficial Mutual Bancorp’s shareholders’ equity at September 30, 2014, June 30, 2014 and December 31, 2013 and net income for the nine months ended September 30, 2014, the six months ended June 30, 2014 and the year ended December 31, 2013, may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data relies exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we were to be liquidated after the conversion.

At or For the Nine Months Ended September 30, 2014

Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range
46,750,000 Shares at $10.00 per Share	55,000,000 Shares at $10.00 per Share	63,250,000 Shares at $10.00 per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$467,500	$550,000	$632,500
Plus: shares issued in exchange for shares of Beneficial Mutual Bancorp	303,866	357,489	411,112

Pro forma market capitalization	$771,366	$907,489	$1,043,612

Gross proceeds	$467,500	$550,000	$632,500
Less: estimated expenses	17,677	20,119	22,561

Estimated net proceeds	449,823	529,881	609,939
Less: common stock to be acquired by employee savings and stock ownership plan (1)	(18,700)	(22,000)	(25,300)
Less: common stock to be acquired by new equity incentive plan (2)	(18,700)	(22,000)	(25,300)
Less: cash contribution to The Beneficial Foundation	(1,000)	(1,000)	(1,000)

Net proceeds, as adjusted	$411,423	$484,881	$558,339

Pro Forma Net Income:
Pro forma net income:
Historical	$13,571	$13,571	$13,571
Pro forma income on net proceeds	2,999	3,535	4,070
Income on Beneficial Savings Bank MHC asset contribution	1	1	1
Less: pro forma employee stock savings and ownership plan expense (1)	(281)	(330)	(380)
Less: pro forma restricted stock award expense (2)	(1,683)	(1,980)	(2,277)
Less: pro forma stock option expense (3)	(1,963)	(2,309)	(2,656)

Pro forma net income	$12,645	$12,488	$12,330

Pro forma net income per share:
Historical	$0.18	$0.15	$0.13
Pro forma income on net proceeds	0.04	0.04	0.04
Income on Beneficial Savings Bank MHC asset contribution	—	—	—
Less: pro forma employee savings and stock ownership plan expense (1)	—	—	—
Less: pro forma restricted stock award expense (2)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option expense (3)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.17	$0.14	$0.12

Offering price as a multiple of pro forma net income per share	44.12	x	53.57	x	62.50	x
Number of shares used to calculate pro forma net income per share (4)	75,313,315	88,603,900	101,894,484

Pro Forma Shareholders’ Equity:
Pro forma shareholders’ equity (book value):
Historical	$611,650	$611,650	$611,650
Estimated net proceeds	449,823	529,881	609,939
Assets received from Beneficial Savings Bank MHC	175	175	175
Tax benefit of contribution to charitable foundation	400	400	400
Less: common stock to be acquired by employee savings and stock ownership plan (1)	(18,700)	(22,000)	(25,300)
Less: common stock to be acquired by new equity incentive plan (2)	(18,700)	(22,000)	(25,300)
Less: pre-tax expense of contribution to The Beneficial Foundation	(1,000)	(1,000)	(1,000)

Pro forma shareholders’ equity	$1,023,648	$1,097,106	$1,170,564

Intangible assets	$(128,578)	$(128,578)	$(128,578)

Pro forma tangible shareholders’ equity	$895,070	$968,528	$1,041,986

Pro forma shareholders’ equity per share:
Historical	$7.92	$6.74	$5.86
Estimated net proceeds	5.83	5.84	5.84
Assets received from Beneficial Savings Bank MHC	—	—	—
Tax benefit of contribution to charitable foundation	0.01	—	—
Less: common stock acquired by employee savings and stock ownership plan (1)	(0.24)	(0.24)	(0.24)
Less: common stock to be acquired by new equity incentive plan (2)	(0.24)	(0.24)	(0.24)
Less: pre-tax expense of contribution to The Beneficial Foundation	(0.01)	(0.01)	(0.01)

Pro forma shareholders’ equity per share	$13.27	$12.09	$11.21

Intangible assets	$(1.67)	$(1.42)	$(1.23)

Pro forma tangible shareholders’ equity per share	$11.60	$10.67	$9.98

Offering price as a percentage of pro forma shareholders’ equity per share	75.36%	82.71%	89.21%
Offering price as a percentage of tangible equity per share	86.21%	93.72%	100.20%
Number of shares used to calculate pro forma shareholders’ equity per share (4)	77,136,565	90,748,900	104,361,234

At or For the Six Months Ended June 30, 2014

	Minimum of Offering Range 46,750,000 Shares at $10.00 per Share	Midpoint of Offering Range 55,000,000 Shares at $10.00 per Share	Maximum of Offering Range 63,250,000 Shares at $10.00 per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$467,500	$550,000	$632,500
Plus: shares issued in exchange for shares of Beneficial Mutual Bancorp	303,866	357,489	411,112

Pro forma market capitalization	$771,366	$907,489	$1,043,612

Gross proceeds	$467,500	$550,000	$632,500
Less: estimated expenses	17,677	20,119	22,561

Estimated net proceeds	449,823	529,881	609,939
Less: common stock to be acquired by employee savings and stock ownership plan (1)	(18,700)	(22,000)	(25,300)
Less: common stock to be acquired by new equity incentive plan (2)	(18,700)	(22,000)	(25,300)
Less: cash contribution to The Beneficial Foundation	(1,000)	(1,000)	(1,000)

Net proceeds, as adjusted	$411,423	$484,881	$558,339

Pro Forma Net Income:
Pro forma net income:
Historical	$7,048	$7,048	$7,048
Pro forma income on net proceeds	2,000	2,357	2,714
Income on Beneficial Savings Bank MHC asset contribution	1	1	1
Less: pro forma employee stock savings and ownership plan expense (1)	(187)	(220)	(253)
Less: pro forma restricted stock award expense (2)	(1,122)	(1,320)	(1,518)
Less: pro forma stock option expense (3)	(1,309)	(1,540)	(1,770)

Pro forma net income	$6,431	$6,326	$6,222

Pro forma net income per share:
Historical	$0.09	$0.07	$0.06
Pro forma income on net proceeds	0.03	0.03	0.03
Income on Beneficial Savings Bank MHC asset contribution	—	—	—
Less: pro forma employee savings and stock ownership plan expense (1)	—	—	—
Less: pro forma restricted stock award expense (2)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option expense (3)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$0.09	$0.07	$0.06

Offering price as a multiple of pro forma net income per share	55.56x	71.43x	83.33x
Number of shares used to calculate pro forma net income per share (4)	75,297,732	88,585,567	101,873,401

Pro Forma Shareholders’ Equity:
Pro forma shareholders’ equity (book value):
Historical	$612,659	$612,659	$612,659
Estimated net proceeds	449,823	529,881	609,939
Assets received from Beneficial Savings Bank MHC	175	175	175
Tax benefit of contribution to charitable foundation	400	400	400
Less: common stock to be acquired by employee savings and stock ownership plan (1)	(18,700)	(22,000)	(25,300)
Less: common stock to be acquired by new equity incentive plan (2)	(18,700)	(22,000)	(25,300)
Less: pre-tax expense of contribution to The Beneficial Foundation	(1,000)	(1,000)	(1,000)

Pro forma shareholders’ equity	$1,024,657	$1,098,115	$1,171,573

Intangible assets	$(129,046)	$(129,046)	$(129,046)

Pro forma tangible shareholders’ equity	$895,611	$969,069	$1,042,527

Pro forma shareholders’ equity per share:
Historical	$7.93	$6.75	$5.87
Estimated net proceeds	5.83	5.84	5.84
Assets received from Beneficial Savings Bank MHC	—	—	—
Tax benefit of contribution to charitable foundation	0.01	—	—
Less: common stock acquired by employee savings and stock ownership plan (1)	(0.24)	(0.24)	(0.24)
Less: common stock to be acquired by new equity incentive plan (2)	(0.24)	(0.24)	(0.24)
Less: pre-tax expense of contribution to The Beneficial Foundation	(0.01)	(0.01)	(0.01)

Pro forma shareholders’ equity per share	$13.28	$12.10	$11.22

Intangible assets	$(1.67)	$(1.42)	$(1.23)

Pro forma tangible shareholders’ equity per share	$11.61	$10.68	$9.99

Offering price as a percentage of pro forma shareholders’ equity per share	75.30%	82.64%	89.13%
Offering price as a percentage of tangible equity per share	86.13%	93.63%	100.10%
Number of shares used to calculate pro forma shareholders’ equity per share (4)	77,136,565	90,748,900	104,361,234

At or For the Year Ended December 31, 2013

	Minimum of Offering Range 46,750,000 Shares at $10.00 per Share	Midpoint of Offering Range 55,000,000 Shares at $10.00 per Share	Maximum of Offering Range 63,250,000 Shares at $10.00 per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$467,500	$550,000	$632,500
Plus: shares issued in exchange for shares of Beneficial Mutual Bancorp	303,866	357,489	411,112

Pro forma market capitalization	$771,366	$907,489	$1,043,612

Gross proceeds	$467,500	$550,000	$632,500
Less: estimated expenses	17,677	20,119	22,561

Estimated net proceeds	449,823	529,881	609,939
Less: common stock to be acquired by employee savings and stock ownership plan (1)	(18,700)	(22,000)	(25,300)
Less: common stock to be acquired by new equity incentive plan (2)	(18,700)	(22,000)	(25,300)
Less: cash contribution to The Beneficial Foundation	(1,000)	(1,000)	(1,000)

Net proceeds, as adjusted	$411,423	$484,881	$558,339

Pro Forma Net Income:
Pro forma net income:
Historical	$12,578	$12,578	$12,578
Pro forma income on net proceeds	3,999	4,713	5,427
Income on Beneficial Savings Bank MHC asset contribution	2	2	2
Less: pro forma employee stock savings and ownership plan expense (1)	(374)	(440)	(506)
Less: pro forma restricted stock award expense (2)	(2,244)	(2,640)	(3,036)
Less: pro forma stock option expense (3)	(2,617)	(3,079)	(3,541)

Pro forma net income	$11,344	$11,134	$10,924

Pro forma net income per share:
Historical	$0.16	$0.14	$0.12
Pro forma income on net proceeds	0.05	0.05	0.05
Income on Beneficial Savings Bank MHC asset contribution	—	—	—
Less: pro forma employee savings and stock ownership plan expense (1)	—	—	—
Less: pro forma restricted stock award expense (2)	(0.03)	(0.03)	(0.03)
Less: pro forma stock option expense (3)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.15	$0.13	$0.11

Offering price as a multiple of pro forma net income per share	66.67x	76.92x	90.91x
Number of shares used to calculate pro forma net income per share (4)	75,328,898	88,622,233	101,915,567

Pro Forma Shareholders’ Equity:
Pro forma shareholders’ equity (book value):
Historical	$615,146	$615,146	$615,146
Estimated net proceeds	449,823	529,881	609,939
Assets received from Beneficial Savings Bank MHC	175	175	175
Tax benefit of contribution to charitable foundation	400	400	400
Less: common stock to be acquired by employee savings and stock ownership plan (1)	(18,700)	(22,000)	(25,300)
Less: common stock to be acquired by new equity incentive plan (2)	(18,700)	(22,000)	(25,300)
Less: pre-tax expense of contribution to The Beneficial Foundation	(1,000)	(1,000)	(1,000)

Pro forma shareholders’ equity	$1,027,144	$1,100,602	$1,174,060

Intangible assets	$(129,980)	$(129,980)	$(129,980)

Pro forma tangible shareholders’ equity	$897,164	$970,622	$1,044,080

Pro forma shareholders’ equity per share:
Historical	$7.97	$6.78	$5.90
Estimated net proceeds	5.83	5.84	5.84
Assets received from Beneficial Savings Bank MHC	—	—	—
Tax benefit of contribution to charitable foundation	0.01	—	—
Less: common stock acquired by employee savings and stock ownership plan (1)	(0.24)	(0.24)	(0.24)
Less: common stock to be acquired by new equity incentive plan (2)	(0.24)	(0.24)	(0.24)
Less: pre-tax expense of contribution to The Beneficial Foundation	(0.01)	(0.01)	(0.01)

Pro forma shareholders’ equity per share	$13.32	$12.13	$11.25

Intangible assets	$(1.69)	$(1.43)	$(1.25)

Pro forma tangible shareholders’ equity per share	$11.63	$10.70	$10.00

Offering price as a percentage of pro forma shareholders’ equity per share	75.08%	82.44%	88.89%
Offering price as a percentage of tangible equity per share	85.98%	93.46%	100.00%
Number of shares used to calculate pro forma shareholders’ equity per share (4)	77,136,565	90,748,900	104,361,234

(1)	Assumes that the employee savings and stock ownership plan will acquire a number of shares of stock equal to 4.0% of the shares sold in the offering (1,870,000, 2,200,000 and 2,530,000 shares at the minimum, midpoint and maximum of the offering range, respectively). The employee savings and stock ownership plan will borrow the funds to acquire these shares from the proceeds retained by Beneficial Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 3.25%, which will be fixed at the time of the offering and be for a term of 30 years. Beneficial Bank intends to make contributions to the employee savings and stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, shares will be released for allocation to participants’ accounts and shareholders’ equity will be increased. The adjustment to pro forma net income for the employee savings and stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee savings and stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares 1/30 of the total (based on a 30-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of the pro forma tables, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee savings and stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Savings and Stock Ownership Plan.”
(2)	Assumes that Beneficial Bancorp will purchase in the open market a number of shares of common stock equal to 4.0% of the shares sold in the offering (1,870,000, 2,200,000 and 2,530,000 shares at the minimum, midpoint and maximum of the offering range, respectively), that will be reissued as restricted stock awards under a new equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at Beneficial Bancorp or with dividends paid to Beneficial Bancorp by Beneficial Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by up to approximately 2.4%. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Beneficial Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 40.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.
(3)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the new equity incentive plan to be adopted following the offering. If the new equity incentive plan is approved by shareholders, a number of shares equal to 10.0% of the number of shares sold in the offering (4,675,000, 5,500,000 and 6,325,000 shares at the minimum, midpoint and maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Compensation cost relating to share-based payment transactions will be recognized in the financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $3.11 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 16.10%; and risk-free interest rate, 2.53%. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over the vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 40.0%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by up to approximately 5.7%.

(4)	As reflected in the tables below, the number of shares used to calculate pro forma net income per share for the nine months ended September 30, 2014, the six months ended June 30, 2014 and the year ended December 31, 2013 is equal to the total number of shares outstanding less the number of shares purchased by the employee savings and stock ownership plan not committed to be released within the six month or one year period, respectively, following the offering as adjusted to effect a weighted average over the period.

Nine Months Ended September 30, 2014

	Minimum	Midpoint	Maximum
Total shares outstanding	77,136,565	90,748,900	104,361,234
Less shares purchased by employee savings and stock ownership plan	1,823,250	2,145,900	2,466,750

Number of shares used to calculate pro forma net income per share	75,313,315	88,603,900	101,894,484

Six Months Ended June 30, 2014

	Minimum	Midpoint	Maximum
Total shares outstanding	77,136,565	90,748,900	104,361,234
Less shares purchased by employee savings and stock ownership plan	1,838,833	2,163,333	2,487,833

Number of shares used to calculate pro forma net income per share	75,297,732	88,585,567	101,873,401

Year Ended December 31, 2013

	Minimum	Midpoint	Maximum
Total shares outstanding	77,136,565	90,748,900	104,361,234
Less shares purchased by employee savings and stock ownership plan	1,807,667	2,126,667	2,445,667

Number of shares used to calculate pro forma net income per share	75,328,898	88,622,233	101,915,567

The total number of shares to be outstanding upon completion of the conversion and offering includes the number of shares sold in the offering plus the number of shares issued in exchange for outstanding shares of Beneficial Mutual Bancorp common stock held by persons other than Beneficial Savings Bank MHC. The number of shares used to calculate pro forma shareholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

OUR BUSINESS

General

Beneficial Bancorp is a Maryland corporation that was organized in August 2014. Upon completion of the conversion, Beneficial Bancorp will become the holding company of Beneficial Bank, a Pennsylvania chartered savings bank whose legal name is Beneficial Mutual Savings Bank, and will succeed to all of the business and operations of Beneficial Mutual Bancorp and each of Beneficial Mutual Bancorp and Beneficial Savings Bank MHC will cease to exist.

Beneficial Mutual Bancorp was organized in 2004 under the laws of the United States in connection with the mutual holding company reorganization of Beneficial Bank. In connection with the reorganization, Beneficial Mutual Bancorp became the wholly owned subsidiary of Beneficial Savings Bank MHC, a federally chartered mutual holding company. In addition, Beneficial Mutual Bancorp acquired 100% of the outstanding common stock of Beneficial Bank.

Beneficial Mutual Bancorp’s business activities are the ownership of Beneficial Bank’s capital stock. Beneficial Mutual Bancorp does not own or lease any property but instead uses the premises, equipment and other property of Beneficial Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement. Accordingly, the information set forth in this prospectus, including the consolidated financial statements and related financial data, relates primarily to Beneficial Bank.

Beneficial Bank is a Pennsylvania chartered savings bank founded in 1853. We have served the financial needs of our depositors and the local community as a community-minded, customer service-focused institution. We offer traditional financial services to consumers and businesses in our market areas. We attract deposits from the general public and use those funds to originate a variety of loans, including commercial real estate loans, commercial business loans, one- to four-family real estate loans, consumer loans, home equity loans and construction loans. We offer insurance brokerage and investment advisory services through our wholly owned subsidiaries, Beneficial Insurance Services, LLC and Beneficial Advisors, LLC, respectively. Upon the completion of the conversion, Beneficial Bank intends to change its legal name from Beneficial Mutual Savings Bank to Beneficial Bank.

In 2007, Beneficial Mutual Bancorp completed its initial public offering in which it sold 23,606,625 shares of its common stock to the public, including 3,224,772 shares to Beneficial Bank’s employee savings and stock ownership plan. In addition, 45,792,775 shares of Beneficial Mutual Bancorp’s common stock were issued to Beneficial Savings Bank MHC. To further emphasize Beneficial Bank’s existing community activities, Beneficial Mutual Bancorp also contributed $500,000 in cash and issued 950,000 shares, or 1.15% of its outstanding common stock, to The Beneficial Foundation, a Pennsylvania nonstock charitable foundation organized by Beneficial Bank in connection with its initial public offering.

Acquisition History

Acquisitions of banking institutions and other financial services companies within and surrounding our market area have been, and we expect will continue to be, a key component of our strategy. In 2007, in connection with the closing of our initial public offering, Beneficial Mutual Bancorp acquired FMS Financial Corporation and its wholly owned subsidiary, Farmers & Mechanics Bank. The acquisition of FMS Financial Corporation and Farmers & Mechanics Bank, which had 31 branch offices in Burlington, Camden and Gloucester Counties in New Jersey, substantially enhanced our market share and solidified Beneficial Bank’s position as the largest Philadelphia-based bank operating solely in the greater Philadelphia metropolitan area. In 2012, Beneficial Mutual Bancorp acquired SE Financial Corp. and its wholly owned subsidiary, St. Edmond’s Federal Savings Bank. The acquisition increased our market share in southeastern Pennsylvania, specifically in Philadelphia and Delaware Counties. Additionally, the acquisition provided Beneficial Bank with new branches in Roxborough, Pennsylvania and Deptford, New Jersey.

We have also acquired other financial services companies to expand the retail products and services we offer to our customers. In 2005, Beneficial Insurance Services, LLC, a wholly owned subsidiary of Beneficial Bank, acquired the assets of a Philadelphia-based insurance brokerage firm, Paul Hertel & Co., Inc., which provided property, casualty, life, health and benefits insurance services to individuals and businesses. In 2007, Beneficial Insurance Services, LLC also acquired the business of CLA Agency, Inc., a full-service property and casualty and professional liability insurance brokerage company headquartered in Newtown Square, Pennsylvania.

Market Area

We are headquartered in Philadelphia, Pennsylvania. We currently operate 33 full-service banking offices in Bucks, Chester, Delaware, Montgomery and Philadelphia Counties, Pennsylvania and 25 full-service banking offices in Burlington, Gloucester, and Camden Counties, New Jersey. We also operate one lending office in Montgomery County, Pennsylvania. In addition, Beneficial Insurance Services, LLC, a wholly owned subsidiary of Beneficial Bank, operates one office in Delaware County, Pennsylvania, and provides property, causality, life, health and professional liability insurance to our customers. We regularly evaluate our network of banking offices to optimize the penetration in our market area. We will occasionally open or consolidate banking offices.

Philadelphia is the sixth largest metropolitan region in the United States and home to over 64 colleges and universities. Traditionally, the economy of the Philadelphia metropolitan area was driven by the manufacturing and distribution sectors. However, the region has evolved into a more diverse economy geared toward information and service-based businesses. Currently, the leading employment sectors in the region are (1) educational and health services; (2) transportation, trade and utilities services; (3) professional and business services; and (4) due to the region’s numerous historic attractions, leisure and hospitality services. The region’s leading employers include Jefferson Health System, the University of Pennsylvania Health System, Merck & Company, Inc. and Comcast Corporation. The Philadelphia metropolitan area has also evolved into one of the major corporate centers in the United States due to its geographic location, access to transportation, significant number of educational facilities to supply technical talent and available land for corporate and industrial development. The Philadelphia metropolitan area is currently home to 13 Fortune 500 companies, including AmerisourceBergen, Comcast, Sunoco, DuPont, Aramark and Lincoln Financial.

According to a 2013 census, the population of our eight-county primary retail market area totaled approximately 5.3 million. Overall, the eight counties that comprise our primary retail market area provide attractive long-term growth potential by demonstrating relatively strong household income and wealth growth trends relative to national and state-wide projections. However, the Philadelphia region is slowly recovering from the effects of the recent economic recession where falling home prices and sharply reduced sales volumes, along with the collapse of the United States’ subprime mortgage industry in 2008 that followed a national home price peak, significantly contributed to a recession that officially lasted until June 2009, although the effects continued thereafter. The unemployment rate, not seasonally adjusted, for the Philadelphia metropolitan area totaled 6.1% in May 2014, which was consistent with a national unemployment rate of 6.1% in May 2014.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the many banks, thrift institutions and credit unions operating in our market area and, to a lesser extent, from other financial service companies such as brokerage firms and insurance companies.

Over the past several years, a number of large holding companies that operate banks in our market area have experienced significant credit, capital and liquidity setbacks that have led to their acquisition by even larger holding companies, some of which are located outside of the United States, including Sovereign Bank and Commerce Bank, which were acquired by Banco Santander, S.A. and Toronto Dominion Bank, respectively. In addition, Wachovia Bank, which held the largest deposit market share in our market area, has been acquired by Wells Fargo & Company. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities.

Our competition for loans comes primarily from the competitors referenced above and other regional and local community banks, thrifts and credit unions and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies participating in the mortgage market, such as insurance companies, securities companies and specialty finance companies, although the credit market disruptions stemming from the deterioration of sub-prime loans have reduced the number of non-depository competitors in the residential mortgage market.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

We offer a variety of loans including commercial, residential and consumer loans. Our commercial loan portfolio includes business loans, commercial real estate loans and commercial construction loans. Our consumer loan portfolio primarily includes automobile loans, personal loans including recreational vehicles, manufactured housing and marine loans, educational loans and home equity loans and lines of credit. Our residential loan portfolio includes one- to four-family residential real estate loans and one- to four-family residential construction loans.

In the future, we intend to continue to emphasize commercial and small business lending and remain focused on commercial real estate lending. We will continue to proactively monitor and manage existing credit relationships. During the six months ended June 30, 2014 and the year ended December 31, 2013, we have continued to invest in our credit risk management and lending staff and processes to position Beneficial Bank for growth. Specifically, in the past year, we have continued to hire additional lenders with significant experience in our market area to expand our commercial real estate and commercial and industrial lending efforts.

Commercial Real Estate Loans. At June 30, 2014, commercial real estate loans totaled $633.8 million, or 26.7% of our total loan portfolio. This portfolio is comprised of loans for the acquisition (purchase), financing and/or refinancing of commercial real estate and the financing of income-producing real estate. Income-producing real estate includes real estate held for lease to third parties and nonresidential real estate. These loans are generally non-owner-occupied properties in which 50% or more of the primary source of repayment is derived from rental income from unaffiliated third-parties. The commercial real estate portfolio includes loans to finance hotels, motels, dormitories, nursing homes, assisted-living facilities, mini-storage warehouse facilities and similar non-owner-occupied properties.

We offer both fixed and adjustable rate commercial real estate loans. We originate a variety of commercial real estate loans generally for terms of up to 10 years and with payments generally based on an amortization schedule of up to 25 years. Our fixed rate loans are typically based on either the Federal Home Loan Bank of Pittsburgh’s borrowing rate or U.S. Treasury rate and generally most are fixed with a rate reset after a five-year period.

When making commercial real estate loans, we consider the financial statements and tax returns of the borrower, the borrower’s payment history of its debt, the debt service capabilities of the borrower, the projected cash flows of the real estate, leases for any of the tenants located at the collateral property and the value of the collateral.

As of June 30, 2014, our largest commercial real estate loan was a $21.7 million loan for a 136-unit hotel in the greater Philadelphia area. The loan is well collateralized and was performing in accordance with its original terms at June 30, 2014.

Commercial Business Loans. At June 30, 2014, commercial business loans totaled $379.3 million, or 16.0% of our total loan portfolio.

This portfolio is comprised of loans to individuals, sole proprietorships, partnerships, corporations, and other business enterprises, whether secured or unsecured, single-payment or installment, for commercial, industrial and professional purposes as well as owner-occupied real estate loans. Owner-occupied real estate loans are loans where the primary source of repayment is the cash flow generated by the occupying business. Proceeds from these loans may finance the acquisition or construction of business premises or may be used for other business purposes such as working capital. In many cases, the owner of the occupying business owns the building in a separate entity and leases it to the business. In owner-occupied property, more than 50% of the primary source of repayment is derived from the affiliated entity. Properties such as hospitals, golf courses, recreational facilities, and car washes are considered owner-occupied unless leased to an unaffiliated party.

We offer lines of credit, intermediate term loans and long term loans primarily to assist businesses in achieving their growth objectives and/or working or long-term capital needs. The interest rates for these loans are typically based on LIBOR, bank prime, U.S. Treasury or Federal Home Loan Bank of Pittsburgh borrowing rate. These loans are usually secured by business assets, including but not limited to, accounts receivable, inventory, equipment and real estate. Many of these loans include the personal guarantees of the owners or business owners.

When making commercial business loans, we review financial information of the borrowers and guarantors. We apply a due diligence process that includes a review of the borrowers’ and/or guarantors’ payment history, an understanding of the business and its industry, an assessment of the management capabilities, an analysis of the financial capacity, financial condition and cash flows of the borrower, an assessment of the collateral and when applicable a review of the guarantors’ financial capacity and condition.

Commercial business loans include shared national credits, which are participations in loans or loan commitments of at least $20.0 million that are shared by three or more banks. Included in our shared national credit portfolio are purchased participations and assignments in leveraged lending transactions. Leveraged lending transactions are generally used to support a merger- or acquisition-related transaction, to back a recapitalization of a company’s balance sheet or to refinance debt. When considering a participation in the leveraged lending market, we will participate only in first lien senior secured term loans that are highly rated (investment grade) by the rating agencies and that trade in active secondary markets. Even though we intend to hold these loans in our portfolio, we actively monitor the secondary market for these types of loans to ensure that we maintain flexibility to sell such loans in the event of deteriorating credit quality. To further minimize risk, based on our current capital levels and loan portfolio, we have limited the total amount of leveraged loans to $150.0 million with no single obligor exceeding $15.0 million while maintaining single industry concentrations below 30%. We may reevaluate these limits in future periods.

The shared national credit loans are typically variable rate with terms ranging from one to seven years. At June 30, 2014, shared national credits totaled $93.1 million, which included $54.8 million of leveraged lending transactions. All of these loans were classified as pass rated as of June 30, 2014 as all payments are current and the loans are performing in accordance with their contractual terms.

At June 30, 2014, our largest commercial business loan was a $30.0 million shared national credit. The loan was performing in accordance with its original terms at June 30, 2014.

Commercial Construction Loans. At June 30, 2014, commercial construction loans totaled $42.3 million, or 1.8% of our total loan portfolio. We have deemphasized this segment of our loan portfolio in recent periods based on prevailing market conditions. As market conditions improve, we expect that this portfolio will increase in future periods.

We offer commercial construction loans to commercial real estate construction developers in our market area. We offer loans secured by real estate, with original maturities of 60 months or less, made to finance land development costs incurred before erecting new structures (i.e., the process of improving land including laying sewers, water pipes, etc.) or the on-site construction of industrial, commercial, residential, or farm buildings. Commercial construction loans include loans secured by real estate which are used to acquire and improve developed and undeveloped property as well as used to alter or demolish existing structures to allow for new development.

We generally limit the number of model homes and homes built on speculation, and scheduled draws against executed agreements of sales as conditions of the commercial construction loans.

Commercial real estate construction loans are typically based upon the prime rate as published in The Wall Street Journal and/or LIBOR. Commercial real estate loans for developed real estate and for real estate acquisition and development are originated generally with loan-to-value ratios up to 75%, while loans for the acquisition of land are originated with a maximum loan to value ratio of 65%.

When making commercial construction loans, we consider the financial statements of the borrower, the borrower’s payment history, the projected cash flows from the proposed real estate collateral, and the value of the collateral. In general, our real estate construction loans are guaranteed by the borrowers. We consider the financial statements and tax returns of the guarantors, along with the guarantors’ payment history, when underwriting a commercial construction loan.

At June 30, 2014, our largest commercial construction loan was a $7.5 million loan secured by a hotel being developed in Philadelphia and general business assets. The loan was performing in accordance with its original terms at June 30, 2014.

One- to Four-Family Residential Loans. At June 30, 2014, one- to four-family residential loans totaled $675.0 million, or 28.5% of our total loan portfolio.

We offer fixed-rate and adjustable-rate residential mortgage loans. We offer fixed-rate mortgage loans with terms of up to 30 years. Approximately 92.2% of our outstanding residential loans were fixed rate loans at June 30, 2014. We also offer adjustable-rate mortgage loans with interest rates and payments that adjust annually after an initial fixed period of one, three or five years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a percentage above the U.S. Treasury Security Index or LIBOR. Our adjustable-rate single-family residential real estate loans generally have a cap of 2% on any increase or decrease in the interest rate at any adjustment date, and a maximum adjustment limit of 5% on any such increase or decrease over the life of the loan. To increase the originations of adjustable-rate loans, we have been originating loans that bear a fixed interest rate for a period of three to five years after which they convert to one-year adjustable-rate loans. Our adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, creating negative amortization. Although we offer adjustable-rate loans with initial rates below the fully indexed rate, loans tied to the one-year constant maturity treasury are underwritten using methods approved by the Federal Home Loan Mortgage Corporation (“Freddie Mac”) or the Federal National Mortgage Association (“Fannie Mae”).

Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. At June 30, 2014, floating or adjustable rate mortgage loans totaled approximately $52.3 million and fixed rate mortgage loans totaled approximately $622.7 million. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. We do not offer loans with negative amortization or interest-only loans.

It is our general policy not to make high loan-to-value loans (defined as loans with a loan-to-value ratio of 80% or more) without private mortgage insurance. However, we do offer loans with loan-to-value ratios of up to 100% under a special low income loan program, which consisted of $18.4 million in loans as of June 30, 2014. The maximum loan-to-value ratio we generally permit is 95% with private mortgage insurance, although occasionally we do originate loans with loan-to-value ratios as high as 97% under special loan programs, including our first-time home owner loan program. We require all properties securing mortgage loans to be appraised by an independent appraiser approved by our board of directors. We require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

Home Equity and Equity Lines of Credit. At June 30, 2014, home equity loans and equity lines of credit totaled $224.8 million, or 9.5% of our total loan portfolio.

We offer consumer home equity loans and equity lines of credit that are secured by one- to four-family residential real estate, where Beneficial Bank may be in a first or second lien position. We generally offer home equity loans and lines of credit with a maximum combined loan-to-value ratio of 80%. Home equity loans have fixed-rates of interest and are originated with terms of generally up to 15 years with some exceptions up to 20 years. Home equity lines of credit have adjustable rates and are based upon the prime rate as published in The Wall Street Journal. Home equity lines of credit can have repayment schedules of both principal and interest or interest only paid monthly. We hold a first mortgage position on approximately 55% of the homes that secured our home equity loans and lines of credit at June 30, 2014.

The procedures for underwriting consumer home equity and equity lines of credit include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral to the proposed loan amount.

Consumer Personal Loans. At June 30, 2014, consumer personal loans totaled $34.9 million, or 1.5% of our total loan portfolio.

We offer a variety of consumer personal loans, including loans for automobiles, unsecured personal loans and lines of credit. Our consumer loans secured by passbook accounts and certificates of deposit held at Beneficial Bank are based upon the prime rate as published in The Wall Street Journal with terms up to four years. We will offer such loans up to 100% of the principal balance of the certificate of deposit or balance in the passbook account. We also offer unsecured loans and lines of credit with terms up to five years. Our unsecured loans and lines of credit bear a substantially higher interest rate than our secured loans and lines of credit. For more information on our loan commitments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity Risk.”

Consumer Education Loans. At June 30, 2014, consumer education loans totaled $201.8 million, or 8.5% of our total loan portfolio. Our consumer education loans are unsecured but generally 98% government guaranteed. These loans are serviced by the Philadelphia Higher Education Assistance Agency and SLM Corporation, or Sallie Mae. Our consumer education loan portfolio was previously purchased. We do not except to purchase or originate more of these types of loans. Thus, we expect this portfolio to decrease as these loans continue to be paid down.

Indirect Automobile Loans. At June 30, 2014, automobile loans that we originated totaled $177.2 million, or 7.5% of our total loan portfolio. We offer loans secured by new and used automobiles. The majority of the loans in this portfolio are indirect automobile loans. These loans have fixed interest rates and generally have terms up to six years. We offer automobile loans with loan-to-value ratios of up to 100% of the purchase price of the vehicle depending upon the credit history of the borrower and other factors.

Credit Risks.

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the property that secures the loan. Additional considerations include: location, market and geographic concentrations, loan to value ratio, strength of guarantors and quality of tenants. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on commercial real estate loans and rent rolls where applicable. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower, when applicable, and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.2x and a loan to value no greater than 75%. An environmental report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property, the value of which tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. Our commercial business loans also include owner-occupied commercial real estate where the cash flow supporting the loan is derived from the owners underlying business.

Construction Loans. Loans made to facilitate construction are primarily short term loans used to finance the construction of an owner-occupied residence or income producing assets. Generally, upon stabilization or upon completion and issuance of a certificate of occupancy, these loans convert to permanent loans with long-term amortization. Payments during construction consist of an interest-only period funded generally by borrower equity. As these loans represent higher risk, each project is monitored for progress throughout the life of the loan, and loan funding occurs through borrower draw requests. These requests are compared to agreed-upon project milestones and progress is verified by independent inspectors engaged by us.

Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the dwelling. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment.

Residential Real Estate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits on such loans.

Consumer Home Equity and Equity Lines of Credit. Consumer home equity loans and equity lines of credit are loans secured by one- to four-family residential real estate, where we may be in a first or second lien position. In each instance, the value of the property is determined and the loan is made against identified equity in the market value of the property. When a residential mortgage is not present on the property, a first lien position is secured against the property. In cases where a mortgage is present on the property, a second lien position is established, subordinated to the mortgage. As these subordinated liens represent higher risk, loan collection becomes more influenced by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Consumer and Automobile Loans. Unlike consumer home equity loans, these loans are either unsecured or secured by rapidly depreciating assets such as boats or motor homes. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and, therefore, are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Automobile loans may entail greater risk than residential mortgage loans, as they are secured by assets that depreciate rapidly. Repossessed collateral for a defaulted automobile loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Automobile loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Consumer Education Loans. These consumer loans are unsecured but generally 98% government guaranteed. Consumer education loan collections depend on the efforts of the Pennsylvania Higher Education Assistance Agency and Sallie Mae and are dependent on the borrower’s continuing financial stability. Therefore, these loans are likely to be adversely affected by various factors including job loss, divorce, illness or personal bankruptcy. As a result of the government guarantee, we will ultimately be unaffected materially by delinquencies in the portfolio.

Loan Originations and Purchases. Loan originations come from a number of sources. The primary sources of loan originations are existing customers, walk-in traffic, advertising and referrals from customers and other business contacts, including attorneys, accountants and other professionals.

We enter into purchase participations in loans to supplement our lending portfolio. Loan participations totaled $178.4 million at June 30, 2014 and are comprised of commercial real estate and commercial and industrial loans. A portion of our participation loans are shared national credits, which are participations in loans or loan commitments of at least $20.0 million that are shared by three or more banks. As of June 30, 2014 and December 31, 2013, the balance of Beneficial Bank’s outstanding purchased shared national credits was $93.1 million and $39.9 million, respectively. See “—Lending Activities—Commercial Business Loans.” Loan participations are subject to the same credit analysis and loan approvals as loans we originate. We are permitted to review all of the documentation relating to any loan in which we participate. However, for participation loans, we do not service the loan and, thus, are subject to the policies and practices of the lead lender with regard to monitoring delinquencies, pursuing collections and instituting foreclosure proceedings.

Loan Approval Procedures and Authority Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by management and approved by the board of directors. The board of directors has granted loan approval authority to certain officers or groups of officers up to prescribed limits, based on the officer’s experience and tenure. Generally, all commercial loans greater than $5.0 million must be approved by a Loan Committee, which is comprised of personnel from the Credit, Finance and Lending departments. Shared national credits must be approved by the director loan committee of Beneficial Bank’s board of trustees, which is comprised of senior Beneficial Bank officers and five non-employee trustees.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and reserves. At June 30, 2014, our regulatory limit on loans to one borrower was $100.0 million. Beneficial Bank’s internal lending limits are lower than the levels permitted by regulation and at June 30, 2014, the total exposure with our largest lending relationship was $30.0 million, which is a shared national credit. This loan is performing in accordance with the original terms at June 30, 2014.

Loan Commitments. We issue commitments for fixed and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days.

Delinquent Loans. We identify loans that may need to be charged-off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectability. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan as well as a shortfall in collateral value may result in a write down to management’s estimate of net realizable value. The collateral or cash flow shortfall on all secured loans is charged-off when the loan becomes 90 days delinquent or in the case of unsecured loans the entire balance is charged-off when the loan becomes 90 days delinquent. For more information on how Beneficial Bank addresses credit risk, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management.”

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan and investment repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan and investment repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Deposits are primarily attracted from within our market area through the offering of a broad selection of deposit instruments, including non-interest bearing demand deposits (such as individual checking accounts), interest-bearing demand accounts (such as NOW, municipal and money market accounts), savings accounts and certificates of deposit.

Our three primary categories of deposit customers consist of retail or individual customers, businesses and municipalities. Our business banking and municipal deposit products include a commercial checking account and a checking account specifically designed for small businesses. Additionally, we offer cash management, including remote deposit, lockbox service and sweep accounts.

Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, the rates on borrowings, brokered deposits, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing bi-weekly. Our deposit pricing strategy has generally been to offer competitive rates on all types of deposit products. Over the past few years, Beneficial Bank took advantage of the decrease in interest rates to reposition the balance sheet and improve its profitability, interest rate risk, and capital position through the run-off of higher cost, non-relationship-based municipal deposits.

Certificate of Deposit Account Registry Service (CDARS). Our participation in this program enables our customers to invest balances in excess of the Federal Deposit Insurance Corporation deposit insurance limit into other banks within the CDARS network while maintaining their relationship with us. We work with our customers to obtain the most favorable rates and combine all accounts for convenience onto one statement.

Brokered Certificates of Deposit. Our use of brokered deposits is limited. However, we will use brokered certificates of deposit to extend the maturity of our deposits and limit interest rate risk in our deposit portfolio. We generally limit our use of brokered certificates of deposit to 10% or less of total deposits. At June 30, 2014, our brokered certificates of deposits represented approximately 4.0% of total deposits.

Borrowings. We have the ability to utilize advances from the Federal Home Loan Bank of Pittsburgh to supplement our liquidity. As a member, we are required to own capital stock in the Federal Home Loan Bank of Pittsburgh and are authorized to apply for advances on the security of such stock and certain mortgage loans and other assets, provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. We also utilize securities sold under agreements to repurchase and overnight repurchase agreements, along with the Federal Reserve Bank’s discount window and Federal Funds lines with correspondent banks to supplement our supply of investable funds and to meet deposit withdrawal requirements. To secure our borrowings, we generally pledge securities and/or loans. The types of securities pledged for borrowings include, but are not limited to, government-sponsored enterprises (“GSE”) notes and government agency mortgage-backed securities. The types of loans pledged for borrowings include, but are not limited to, one- to four-family real estate mortgage loans. At June 30, 2014, we had combined maximum borrowing capacity from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia of $1.2 billion.

Personnel

As of June 30, 2014, we had 769 full-time employees and 73 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Subsidiaries

Beneficial Insurance Services, LLC is a Pennsylvania limited liability company formed in 2004 and is wholly owned by Beneficial Bank. In 2005, Beneficial Insurance Services, LLC acquired the assets of Philadelphia-based insurance brokerage firm, Paul Hertel & Co., Inc., which provides property, casualty, life, health and benefits insurance services to individuals and businesses. In 2005, Beneficial Insurance Services, LLC also acquired a 51% majority interest in Graphic Arts Insurance Agency, Inc. through its acquisition of the assets of Paul Hertel & Co. Inc. In 2007, Beneficial Insurance Services, LLC acquired the assets of the insurance brokerage firm, CLA Agency, Inc., based in Newtown Square,

Pennsylvania. CLA Agency, Inc. provides property/casualty insurance to commercial business and provides professional liability insurance to physician groups, hospitals and healthcare facilities.

Beneficial Advisors, LLC, which is wholly owned by Beneficial Bank, is a Pennsylvania limited liability company formed in 2000 to offer wealth management services and investment and insurance related products, including, but not limited to, fixed- and variable-rate annuities and the sale of mutual funds and securities through a third party broker dealer.

Neumann Corporation, which was formed in 1990, is a Delaware investment holding company that holds title to various securities and other investments. Neumann Corporation is 100% owned by Beneficial Bank. At June 30, 2014, Neumann Corporation held $514.1 million in assets.

BSB Union Corporation was formed in 1994 to own and lease automobiles. BSB Corporation is wholly owned by Beneficial Bank. In 1998, BSB Union Corporation obtained approval to hold an interest in a “titling trust.” In 2012, BSB Union Corporation obtained approval to engage in equipment leasing activities. The leasing operations of BSB Union Corporation are currently inactive.

Beneficial Abstract, LLC is a currently inactive title insurance company in which Beneficial Bank purchased a 40% ownership interest in 2006.

Beneficial Equity Holdings, LLC, which is wholly owned by Beneficial Bank, was formed in 2004 and is currently inactive.

PA Real Property GP, LLC, which is wholly owned by Beneficial Bank, is a special purpose entity formed in 2009 to manage and hold other real estate owned properties in Pennsylvania until disposition.

NJ Real Property GP, LLC, which is wholly owned by Beneficial Bank, is a special purpose entity formed in 2010 to manage and hold OREO properties in New Jersey until disposition.

DE Real Property Holding, Inc., which is wholly owned by Beneficial Bank, is a special purpose entity formed in 2011 to manage and hold OREO properties in Delaware until disposition.

Legal Proceedings

Beneficial Bancorp and Beneficial Bank are involved in routine legal proceedings in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to our financial condition, results of operations and cash flows.

Properties

We conduct our business through our main office and 58 branch offices located in Bucks, Chester, Delaware, Montgomery and Philadelphia Counties in Pennsylvania and Burlington, Camden and Gloucester Counties in New Jersey. We own 30 properties and lease the other 28 properties. In Pennsylvania, we serve our customers through our four offices in Bucks County, six offices in Delaware County, eight offices in Montgomery County, 13 offices in Philadelphia County and two offices in Chester County. In New Jersey, we serve our customers through our 19 offices in Burlington County, five offices in Camden County and one office in Gloucester County. In addition, Beneficial Insurance operates one office in Delaware County, Pennsylvania. All branches and offices are adequate for business operation. During the first quarter of 2014, we also completed our headquarters move to 1818 Beneficial Bank Place in Philadelphia, Pennsylvania under a new long-term lease. This long-term lease renews our commitment to remain the oldest and largest Philadelphia-based bank. Our new location increases our visibility in the city and is located in the heart of Philadelphia’s business district.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear at the end of this prospectus.

Executive Summary

Our primary source of pre-tax income is net interest income. Net interest income is the difference between the income we earn on our loans and investments and the interest we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income.

A secondary source of income is non-interest income, which is revenue we receive from providing products and services. Traditionally, the majority of our non-interest income has come from service charges (mostly on deposit accounts), interchange income, mortgage banking and from fee income from our insurance and wealth management services.

The non-interest expense we incur in operating our business consist of salaries and employee benefits expenses, the cost of our equity plans, occupancy expenses, depreciation, amortization and maintenance expenses and other miscellaneous expenses, such as loan and owned real estate expenses, advertising, insurance, professional services and printing and supplies expenses. Our largest non-interest expense is salaries and employee benefits, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits.

Our business results continue to be impacted by slow economic growth in our markets. To stimulate economic growth, the Federal Reserve Board continues to hold short-term interest rates at historic lows and expects rates to remain low throughout 2015. The low rate environment has impacted the yield on our investment and loan portfolios. Elevated unemployment, slow economic growth and continued economic uncertainty has resulted in a slow recovery and limited consumer consumption. Additionally, capital spending and investing by businesses has remained sluggish given the slow and uneven economic recovery, which has resulted in low loan demand. This has resulted in increased competition among banks to secure new loans often with risky terms and lower pricing. We continue to adhere to our prudent underwriting standards and are committed to originating quality loans. As the economy slowly improves, we have seen reductions in our non-performing assets, past due loans and charge-off levels.

We believe that our strong capital profile positions us to advance our growth strategy by working with our customers to help them save and use credit wisely. It also allows us to continue to dedicate financial and human capital to support organizations that share our sense of responsibility to do what’s right for the communities we serve. We remain committed to the financial responsibility we have practiced throughout our 161-year history, and we are dedicated to providing financial education opportunities to our customers by providing the tools necessary to make wise financial decisions.

To further improve our operating returns, we continue to leverage our position as one of the largest and oldest banks headquartered in the Philadelphia metropolitan area. We are focused on acquiring and retaining customers, and then educating them by aligning our products and services to their financial needs. We also intend to deploy some of our excess capital to grow Beneficial Bank in our markets.

Business Strategy

Our business strategy is to continue to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•	Differentiating Beneficial Bank as a community bank that educates its customers to “do the right thing” financially by utilizing the “Beneficial Conversation” to better understand our customers and their needs and offer more personalized products and services;

•	Increasing profitability through an improved balance sheet mix by growing commercial banking and small business lending and reducing our cash and investments;

•	Employing a shareholder-focused management of capital;

•	Expanding our franchise by selectively pursuing acquisition opportunities in or adjacent to our market area;

•	Enhancing earnings by increasing core deposits and emphasizing operational efficiencies; and

•	Maintaining asset quality by using consistent, disciplined underwriting practices to maintain the quality of our loan portfolio.

Differentiating Beneficial Bank as a community bank that educates its customers to “do the right thing” financially by utilizing the “Beneficial Conversation” to better understand our customers and their needs and offer more personalized products and services

We are committed to educating our customers to “do the right thing” financially by providing them with the tools necessary to make wise financial decisions. To effect this, we seek to understand our customers’ financial needs and goals through a conversational approach known as the “Beneficial Conversation,” which allows us to build financial plans around each customers’ needs, life stages and priorities. We have developed a sophisticated training program centered around the Beneficial Conversation that we have administered to our entire retail group in an effort to familiarize our employees with our broad array of financial products, including cash management, insurance and other related retail services we provide. We require that all of our employees become fluent and certified in this conversational approach to customer interaction, and we have implemented the “Beneficial Conversation” in our branch offices as well as through digital social media outlets. The Beneficial Conversation is a continuous, multi-step process that enables us to better understand a customer’s current financial state, future financial goals and the best path towards achieving those goals. Once we develop such an understanding, we then educate the customer on the products and services we offer that best help them attain their financial goals.

In addition to our branch offices, we maintain educational campuses that we believe provide the ideal setting for us to engage in the Beneficial Conversation with our customers. We opened our first two educational campuses in 2010 in Cherry Hill, New Jersey and have subsequently opened four additional campuses in Pennsylvania. Our educational campuses, which are strategically located within our branch network, exemplify our “knowledge bank” philosophy by providing educational workshops, where customers can receive helpful financial tips on a variety of topics from experts in their respective fields, in addition to traditional banking services. Each of our educational campuses also hosts a learning library that includes books for customers to read and borrow, offers as a “knowledge bar” that allows customers to explore new technologies in banking and includes space that can be used by local community members free of charge for meetings or seminars.

We believe that this approach to understanding our customers’ financial needs and providing customized product offerings will distinguish us from other regional and local community banks and increase products and services to our existing customers and acquire new customers.

Increasing profitability through an improved balance sheet mix by growing commercial banking and small business lending and reducing our cash and investments

We have a diversified loan portfolio, which includes commercial real estate and commercial and industrial loans made to middle market and small business customers. We are focused on improving the composition of our balance sheet by increasing loan production, particularly by originating commercial loans. Commercial loan customers provide us with an opportunity to offer a full range of our products and services including cash management, insurance, loan and deposit products. We have strengthened our infrastructure to support future growth by investing in highly-qualified employees in key areas, particularly with respect to our commercial banking business and by improving our technological capabilities and brand recognition. Specifically, in the past year, we have hired additional lenders with significant experience in our market area to expand our commercial real estate and commercial and industrial lending efforts. We plan to hire additional commercial lenders. We are also focused on increasing our small business lending. At June 30, 2014, we had $101.0 million in small business loans, which represented approximately 4.3% of total loans. Small business loans provide diversification to our loan portfolio and, because these loans are based upon rate indices that are higher than those used for one- to four-family loans, they improve the interest sensitivity of our assets. We currently offer a wide array of lending and deposit products that we can effectively market to our small business customers in an effort to increase our small business market share. To better capitalize on these opportunities, in recent years, we restructured our lending department and created a dedicated team of small business lenders who work with our branches and focus solely on small business lending. Also, by offering quicker decision making in the delivery of banking products and services, offering customized products where appropriate and providing access to senior officers, we can distinguish ourselves from the larger banks operating in our market area. At the same time, our capital base and greater product mix enables us to effectively compete against smaller banks.

Employing a shareholder-focused management of capital

Maintaining a strong capital base is critical to support our long-range business plan; however, we recognize that we will have a historically high level of capital following completion of the offering. Consequently, we intend to manage our capital position, using appropriate capital management tools to return excess capital to our shareholders, consistent with applicable regulations and policies. We have repurchased a total of $69.7 million, or 19.0%, of our publicly held common stock since 2008 and we may continue stock repurchases after completion of the conversion subject to market conditions and regulatory restrictions. Under current federal regulations, subject to limited exceptions, we may not repurchase shares of our common stock during the first year following the completion of the conversion.

Expanding our franchise by selectively pursuing acquisition opportunities in or adjacent to our market area

Our growth strategy also includes the acquisition of other financial institutions and other financial service corporations primarily in or adjacent to our existing market areas. The markets we operate in are considered to be some of the most attractive banking markets in the United States, and we believe they will continue to provide us with exceptional opportunities to grow and transform Beneficial Bank. Since our initial public offering, we have expanded our franchise to include the suburbs of South Jersey. Additionally, we have strengthened our presence in our historic markets throughout Philadelphia and the surrounding counties, which has established Beneficial Bank as the oldest and largest bank headquartered in Philadelphia.

In July 2007, in connection with the consummation of its initial public offering, Beneficial Mutual Bancorp acquired FMS Financial Corporation and its wholly owned subsidiary, Farmers & Mechanics Bank. In April 2012, Beneficial Mutual Bancorp acquired SE Financial Corp. and its wholly owned subsidiary, St. Edmond’s Federal Savings Bank. These acquisitions increased our market share and solidified our position as the largest Philadelphia-based bank operating solely in the greater Philadelphia metropolitan area. In 2005, Beneficial Insurance Services, LLC, a wholly owned subsidiary of Beneficial Bank, acquired the assets of a Philadelphia-based insurance brokerage firm, Paul Hertel & Co., Inc., which provided property, casualty, life, health and benefits insurance services to individuals and businesses. In 2007, Beneficial Insurance Services, LLC acquired the business of CLA Agency, Inc., a full-service property and casualty and professional liability insurance brokerage company headquartered in Newtown Square, Pennsylvania.

We continue to operate in a highly fragmented banking market, in which 82 of the 110 banking institutions in the Philadelphia metro area have less than 10 branches. We believe that this fragmented market will provide opportunities to deploy the capital raised from the second step conversion and grow both organically and through acquisition. We further believe that changes in the regulatory environment as well as continued economic challenges for the banking industry have created and will create acquisition opportunities for us. Following the offering, we believe that we will be well positioned to execute on our growth strategies and to continue to pursue selective acquisitions of banking institutions and other financial services companies primarily in and adjacent to our existing market area due to our strong capital position.

Enhancing earnings by increasing core deposits and emphasizing operational efficiencies

Deposits are our primary source of funds for investing and lending. Core deposits, which include all deposit account types except certificates of deposit, comprised 80.0% of our total deposits at June 30, 2014, up from 73.0% of total deposits at December 31, 2009. We value our core deposits because they represent a lower cost of funding and are generally less sensitive to withdrawal when interest rates fluctuate as compared to certificate of deposit accounts. We will continue to customize existing deposit products and introduce new products to meet the needs of our customers while based on employing the Beneficial Conversation at our branch locations.

We also recognize that controlling operating expenses is essential to our long-term profitability. While we anticipate that our efficiency ratio may be negatively impacted in future periods as a result of our expansion of our lending efforts and technology enhancements, we intend to continue to focus on operational efficiencies and methods to identify cost savings opportunities, such as reviewing our current branch structure, reviewing key third-party contracts and evaluating certain other operating expenses.

Maintaining asset quality by using consistent, disciplined underwriting practices to maintain the quality of our loan portfolio

We believe that maintaining high asset quality is a key to long-term financial success. In recent years, weaknesses in the local commercial real estate market have had a significant impact on our financial results. As a result, we recorded a significantly elevated provision for loan losses of $70.2 million for the year ended December 31, 2010. Over the past several years, in an effort to improve asset quality, we have strengthened and added additional resources to our lending and credit teams, have continued to apply prudent and disciplined underwriting standards and have continued to diligently monitor collection efforts. We hired a new Chief Lending Officer in May 2011 and hired a new Chief Credit Officer during the third quarter of 2011 to supervise the workout department and identify, manage and work through non-performing assets. Further, we have strengthened our oversight of problem assets through the formation of a special assets committee. The committee, which consists of our Chief Credit Officer, Chief Financial Officer and other members of senior management, increase the frequency with which classified and watch list credits are reviewed and aggressively acts to resolve problem assets. As a result of these efforts, we have improved our asset quality over the past several years. A provision for loan losses of $1.8 million and $13.0 million was recorded for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively, compared to provisions of $28.0 million, $37.5 million and $70.2 million for the years ended December 31, 2012, 2011 and 2010, respectively. Non-performing assets have decreased from a high of $154.1 million at December 31, 2011 to $46.6 million at June 30, 2014.

Critical Accounting Policies

In the preparation of our consolidated financial statements, we have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States and to general practices within the banking industry. Our significant accounting policies are described in note 2 to the consolidated financial statements included in this prospectus.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies, which are discussed below, to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Allowance for Loan Losses. We consider the allowance for loan losses to be a critical accounting policy. The allowance for loan losses is determined by management based upon portfolio segment, past experience, evaluation of estimated loss and impairment in the loan portfolio, current economic conditions and other pertinent factors. Management also considers risk characteristics by portfolio segments including, but not limited to, renewals and real estate valuations. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral or estimated net realizable value. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

The allowance for loan losses is established through a provision for loan losses charged to expense, which is based upon past loan loss experience and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: overall economic conditions; value of collateral; strength of guarantors; loss exposure at default; the amount and timing of future cash flows on impaired loans; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management regularly reviews the level of loss experience, current economic conditions and other factors related to the collectability of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on judgments about information available to them at the time of their examination.

Our financial results are affected by the changes in and the level of the allowance for loan losses. This process involves our analysis of complex internal and external variables, and it requires that we exercise judgment to estimate an appropriate allowance for loan losses. As a result of the uncertainty associated with this subjectivity, we cannot assure the precision of the amount reserved, should we experience sizeable loan or lease losses in any particular period. For example, changes in the financial condition of individual borrowers, economic conditions, or the condition of various markets in which collateral may be sold could require us to significantly decrease or increase the level of the allowance for loan losses. Such an adjustment could materially affect net income as a result of the change in provision for credit losses. For example, a change in the estimate resulting in a 10% to 20% difference in the allowance would have resulted in an additional provision for credit losses of $5.3 million to $10.6 million for the six months ended June 30, 2014. We also have approximately $46.6 million in non-performing assets consisting of non-performing loans and other real estate owned. Most of these assets are collateral dependent loans where we have incurred significant credit losses to write the assets down to their current appraised value less selling costs. We continue to assess the realizability of these loans and update our appraisals on these loans each year. To the extent the property values continue to decline, there could be additional losses on these non-performing assets which may be material. For example, a 10% decrease in the collateral value supporting the non-performing assets could result in additional credit losses of $4.7 million. During 2013 and the six months ended June 30, 2014, we began to experience a decline in levels of delinquencies, net charge-offs and non-performing assets. Management considered these market conditions in deriving the estimated allowance for loan losses; however, given the continued economic difficulties, the ultimate amount of loss could vary from that estimate. For additional discussion related to the determination of the allowance for loan losses, see “—Risk Management—Analysis and Determination of the Allowance for Loan Losses” and the notes to the consolidated financial statements included in this prospectus.

Goodwill and Intangible Assets. The acquisition method of accounting for business combinations requires us to record assets acquired, liabilities assumed and consideration paid at their estimated fair values as of the acquisition date. The excess of consideration paid over the fair value of net assets acquired represents goodwill. Goodwill totaled $122.0 million at December 31, 2013 respectively.

Goodwill and other indefinite lived intangible assets are not amortized on a recurring basis, but rather are subject to periodic impairment testing. We have adopted the amendments included in Accounting Standards Update 2011-08, which allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.

During 2013, management reviewed qualitative factors for the banking unit, which represents $112.7 million of our goodwill balance, including financial performance, market changes and general economic conditions and noted there was not a significant change in any of these factors as compared to 2012. Accordingly, it was determined that it was more likely than not that the fair value of the banking unit continued to be in excess of its carrying amount as of December 31, 2013. Additionally during 2013 and for the first half of 2014, we assessed the qualitative factors related to Beneficial Insurance Services, LLC, which represents $9.3 million of our goodwill balance and determined that the two-step quantitative goodwill impairment test was warranted. We performed a two-step quantitative goodwill impairment for Beneficial Insurance Services, LLC based on estimates of the fair value of equity using discounted cash flow analyses as well as guideline company and guideline transaction information. The inputs and assumptions are incorporated in the valuations including projections of future cash flows, discount rates, the fair value of tangible and intangible assets and liabilities, and applicable valuation multiples based on the guideline information. Based on our latest annual impairment assessment of Beneficial Insurance Services, LLC and their current and projected financial results, we believe that the fair value is in excess of the carrying amount. As a result, management concluded that there was no impairment of goodwill during the year ended December 31, 2013. Although we concluded that no impairment of goodwill existed for Beneficial Insurance Services, LLC for 2013, Beneficial Insurance Services, LLC has experienced declining revenues and profitability over the past few years and any further declines in financial performance for Beneficial Insurance Services, LLC could result in potential goodwill impairment in future periods. We did not note any negative trends in financial performance, or general market or economic conditions, for Beneficial Insurance Services, LLC for the six months ending June 30, 2014 that would indicate potential goodwill impairment.

Other intangible assets subject to amortization are evaluated for impairment in accordance with authoritative guidance. An impairment loss will be recognized if the carrying amount of the intangible asset is not recoverable and exceeds fair value. The carrying amount of the intangible is not considered recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset. During 2013, management reviewed qualitative factors for its intangible assets and determined that it was more likely than not that the fair value of the intangible assets was greater than their carrying amount.

During the six months ended June 30, 2014 and the year ended December 31, 2013, Beneficial Mutual Bancorp noted no indicators of impairment as it relates to goodwill and other intangibles.

Income Taxes. We are subject to the income tax laws of the various jurisdictions where we conduct business and estimate income tax expense based on amounts expected to be owed to these various tax jurisdictions. The estimated income tax expense (benefit) is reported in the Consolidated Statements of Operations. The evaluation pertaining to the tax expense and related tax asset and liability balances involves a high degree of judgment and subjectivity around the ultimate measurement and resolution of these matters.

Accrued taxes represent the net estimated amount due to or to be received from tax jurisdictions either currently or in the future and are reported in other assets on our consolidated statements of financial condition. We assess the appropriate tax treatment of transactions and filing positions after considering statutes, regulations, judicial precedent and other pertinent information and maintain tax accruals consistent with our evaluation. Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations by the tax authorities and newly enacted statutory, judicial and regulatory guidance that could impact the relative merits of tax positions. These changes, when they occur, impact accrued taxes and can materially affect our operating results. We regularly evaluate our uncertain tax positions and estimate the appropriate level of reserves related to each of these positions.

As of June 30, 2014, we had net deferred tax assets totaling $41.4 million. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If currently available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets are inherently subjective and are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance that results in additional income tax expense in the period in which it is recognized would negatively affect earnings. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets. Therefore, no valuation allowance is deemed necessary against our remaining federal or remaining state deferred tax assets as of June 30, 2014.

Postretirement Benefits. Several variables affect the annual cost for our defined benefit retirement programs. The main variables are: (1) size and characteristics of the employee population, (2) discount rate, (3) expected long-term rate of return on plan assets, (4) recognition of actual asset returns and (5) other actuarial assumptions. Below is a brief description of these variables and the effect they have on our pension costs.

Size and Characteristics of the Employee Population. Pension cost is directly related to the number of employees covered by the plans, and other factors including salary, age, years of employment and benefit terms. Effective June 30, 2008, plan participants ceased to accrue additional benefits under the existing pension benefit formula and their accrued benefits were frozen.

Discount Rate. The discount rate is used to determine the present value of future benefit obligations. The discount rate for each plan is determined by matching the expected cash flows of each plan to a yield curve based on long-term, high-quality fixed income debt instruments available as of the measurement date. The discount rate for each plan is reset annually or upon occurrence of a triggering event on the measurement date to reflect current market conditions.

Expected Long-term Rate of Return on Plan Assets. Based on historical experience, market projections, and the target asset allocation set forth in the investment policy for the retirement plans, the pre-tax expected rate of return on plan assets was 7.45% for 2013 compared to 8.0% for 2012 and 2011. This expected rate of return is dependent upon the asset allocation decisions made with respect to plan assets. Annual differences, if any, between expected and actual returns are included in the unrecognized net actuarial gain or loss amount. We generally amortize any unrecognized net actuarial gain or loss in excess of 10% in net periodic pension expense over the average future service of active employees, which is approximately seven years, or the average future lifetime for plans with no active participants that are frozen.

Recognition of Actual Asset Returns. Accounting guidance allows for the use of an asset value that “smoothes” investment gains and losses over a period up to five years. However, we have elected to use an alternative method in determining pension cost that uses the actual market value of the plan assets. Therefore, we will experience more variability in the annual pension cost, as the asset values will be more volatile than companies who elected to smooth their investment experience.

Other Actuarial Assumptions. To estimate the projected benefit obligation, actuarial assumptions are required with respect to factors such as mortality rate, turnover rate, retirement rate and disability rate. These factors do not tend to change significantly over time, so the range of assumptions, and their impact on pension cost, is generally limited. We annually review the assumptions used based on historical and expected future experience.

In addition to our defined benefit programs, we offer a defined contribution plan (the “401(k) Plan”) covering substantially all of our employees. During 2008, in conjunction with freezing benefit accruals under the defined benefit program, we enhanced our 401(k) Plan and combined it with our employee stock ownership plan (the “ESOP”) to form the Beneficial Bank Employee Savings and Stock Ownership Plan. While the employee savings and stock ownership plan is one plan, the two separate components of the 401(k) Plan and ESOP remain. Under the employee savings and stock ownership plan, we make basic and matching contributions as well as additional contributions for certain employees based on age and years of service. We may also make discretionary contributions. Each participant’s account is credited with shares of Beneficial Mutual Bancorp’s stock or cash based on compensation earned during the year.

Balance Sheet Analysis

Securities

Investments decreased $80.2 million, or 5.1%, to $1.50 billion at June 30, 2014 from $1.58 billion at December 31, 2013. The decrease in investments during the six months ended June 30, 2014 was primarily driven by investment prepayments, which were used to provide liquidity for the municipal deposit run-off. The remainder of the decrease in investments was used to fund loan growth. We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments. Additionally, improving our balance sheet mix by reducing cash and investments and growing loans remains one of our priorities to help us grow net interest income and improve profitability.

At December 31, 2013, our investment portfolio, excluding Federal Home Loan Bank stock, was $1.56 billion, or 34.1% of total assets. At December 31, 2013, 93.4% of the investment portfolio was comprised of mortgage-backed securities issued by Freddie Mac and Fannie Mae and the Government National Mortgage Association (“Ginnie Mae”), including collateralized mortgage obligations (“CMO”) securities issued by Freddie Mac and Fannie Mae. At December 31, 2013, our investment portfolio also included 4.5% of municipal bonds and 0.8% of GSE and government agency notes. The remaining 1.3% of our investment portfolio consisted primarily of foreign bonds, mutual funds and money market funds. During 2013, we invested primarily into other mortgage-backed securities issued by Freddie Mac and Fannie Mae, which amortize over their estimated life and therefore provide a constant source of liquidity.

To mitigate the credit risk related to Beneficial Mutual Bancorp’s held-to-maturity and available-for-sale portfolios, Beneficial Mutual Bancorp invests in agency and highly-rated securities. As of December 31, 2013, approximately 94.2% of Beneficial Mutual Bancorp’s portfolio consisted of direct government obligations, government sponsored enterprise obligations or securities rated AAA by Moody’s and/or S&P. In addition, at December 31, 2013, approximately 4.3% of the investment portfolio was rated below AAA but rated investment grade by Moody’s and/or S&P and approximately 1.5% of the investment portfolio was not rated. Securities not rated consist primarily of short-term municipal anticipation notes, private placement municipal bonds, mutual funds and bank certificates of deposit.

The following table sets forth the cost and fair value of investment securities at June 30, 2014 and December 31, 2013, 2012 and 2011.

	At June 30, 2014		At December 31,
			2013		2012		2011
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale:
GSE and agency notes	$10,455	$10,429	$12,968	$12,917	$26,085	$26,367	$204	$203
Mortgage-backed securities:
Ginnie Mae guaranteed mortgage certificates	5,433	5,626	5,815	6,019	6,732	6,986	7,874	8,106
GSE mortgage-backed securities	696,969	704,702	840,787	833,098	940,452	965,682	509,434	536,451
Collateralized mortgage obligations	52,222	52,263	98,708	96,429	157,581	158,467	180,029	182,395

Total mortgage-backed securities	754,624	762,591	945,310	935,546	1,104,765	1,131,135	697,337	726,952

Municipal and other bonds
Municipal bonds	60,766	62,929	65,593	67,429	75,534	80,013	85,503	90,154
Pooled trust preferred securities	—	—	—	—	10,382	8,722	13,433	11,153

Total municipal and other bonds	60,766	62,929	65,593	67,429	85,916	88,735	98,936	101,307

Equity securities	—	—	—	—	—	—	2,478	3,139
Money market fund	4,622	4,602	18,337	18,288	21,110	21,254	43,399	43,410

Total securities available-for- sale	830,467	840,551	1,042,208	1,034,180	1,237,876	1,267,491	842,354	875,011

Securities held-to-maturity:
Mortgage-backed securities:
Ginnie Mae guaranteed mortgage certificates	—	—	—	—	536	537	589	559
GSE mortgage-backed securities	588,905	590,162	502,556	488,817	430,256	440,037	422,011	425,989
Collateralized mortgage obligations	51,801	51,314	20,863	20,270	38,909	39,044	47,620	47,819

Total mortgage-backed securities	640,706	641,476	523,419	509,087	469,701	479,618	470,220	474,367

Municipal bonds	1,355	1,458	3,410	3,535	5,497	5,679	11,975	12,157
Foreign bonds	2,000	2,010	2,000	2,011	2,000	2,010	500	499

Total municipal and other bonds	3,355	3,468	5,410	5,546	7,497	7,689	12,475	12,656

Total securities held-to- maturity	644,061	644,944	528,829	514,633	477,198	487,307	482,695	487,023

Total investment securities	$1,474,528	$1,485,495	$1,571,037	$1,548,813	$1,715,074	$1,754,798	$1,325,049	$1,362,034

Mortgage-backed securities are a type of asset-backed security that is secured by a mortgage, or a collection of mortgages. These securities usually pay periodic payments that are similar to coupon payments. Furthermore, the mortgage must have originated from regulated and authorized financial institutions. The contractual cash flows of investments in government sponsored enterprises’ mortgage-backed securities are debt obligations of Freddie Mac and Fannie Mae, both of which are currently under the conservatorship of the Federal Housing Finance Agency. The cash flows related to Ginnie Mae securities are direct obligations of the U.S. Government. Mortgage-backed securities are also known as mortgage pass-throughs. CMOs are a type of mortgage-backed security that create separate pools of pass-through rates for different classes of bondholders with varying cash flow structures, called tranches. The repayments from the pool of pass-through securities are used to retire the bonds in the order specified by the bonds’ prospectuses. At June 30, 2014 and December 31, 2013, we had no investments in a single company or entity (other than United States government sponsored enterprise securities) that had an aggregate book value in excess of 10% of our equity.

At June 30, 2014, December 31, 2013 and 2012, securities totaling $680.3 million, $1.20 billion and $101.5 million, respectively, were in an unrealized loss position and the unrealized losses on these securities totaled $7.9 million, $34.7 million and $2.2 million, respectively. The increase in unrealized losses on securities at December 31, 2013 was primarily due to an increase in intermediate and long-term interest rates in the second half of 2013. When evaluating for impairment, we consider the duration and extent to which fair value is less than cost, the credit worthiness and near-term prospects of the issuer, the likelihood of recovering our investment, whether we have the intent to sell the investment, or whether it is more likely than not that we will be required to sell the investment before recovery, and other available information to determine the nature of the decline in market value of the securities.

At June 30, 2014 and December 31, 2013, the unrealized losses in the portfolio were mainly attributed to its GSE mortgage-backed securities and its GSE CMOs. The unrealized losses are due to current interest rate levels relative to our cost and not credit quality. As we do not intend to sell the investments, and it is not likely we will be required to sell the investments before recovery, we do not consider the investments to be other than temporarily impaired at June 30, 2014 and December 31, 2013. During the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012, we did not record any impairment charges for securities.

During 2013, we sold $4.7 million of pooled trust securities that resulted in a $1.2 million loss due to the uncertainty regarding banking institutions being allowed to hold pooled trust preferred securities under Section 619 of the Dodd-Frank Act, also known as the Volcker Rule, that was issued in December 2013. These securities were in a $740,000 unrealized loss position at the time of the sale.

The following tables set forth the stated maturities and weighted average yields of investment securities at June 30, 2014 and December 31, 2013. Certain securities have adjustable interest rates and will reprice monthly, quarterly, semi-annually or annually within the various maturity ranges. Mutual funds and money market funds are not included in the table based on lack of a maturity date.

June 30, 2014 (Dollars in thousands)	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Securities available-for-sale:
GSE and agency notes	$145	8.0%	$—	—%	$10,284	1.9%	$—	—%	$10,429	2.0%
Mortgage-backed securities & CMOs	—	—	143,688	1.1	316,211	2.4	302,692	2.9	762,591	2.3
Municipal and other bonds	458	3.7	9,579	3.7	36,007	4.1	16,885	4.5	62,929	4.1
Pooled trust preferred	—	—	—	—	—	—	—	—	—	—
Certificates of deposit	—	—	—	—	—	—	—	—	—	—

Total available-for-sale	603	4.7	153,267	1.3	362,502	2.5	319,577	3.0	835,949	2.5
Securities held to maturity:
Mortgage-backed securities & CMOs	—	—	2,070	4.3	197,502	2.1	441,134	2.6	640,706	2.5
Foreign bonds	1,500	1.5	500	2.4	—	—	—	—	2,000	1.7
Municipal bonds	485	2.8	490	4.8	380	5.7	—	—	1,355	4.3

Total held to maturity	1,985	1.8	3,060	4.0	197,882	2.1	441,134	2.6	644,061	2.5

Total	$2,588	2.5%	$156,327	1.3%	$560,384	2.4%	$760,711	2.8%	$1,480,010	2.5%

December 31, 2013 (Dollars in thousands)	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Securities available-for-sale:
GSE and agency notes	$144	8.1%	$—	—%	$12,773	1.9%	$—	—	$12,917	2.0%
Mortgage-backed securities & CMOs	—	—	143,814	1.1	440,784	2.2	350,948	2.8	935,546	2.3
Municipal and other bonds	4,129	4.5	8,328	3.7	37,887	4.1	17,085	4.5	67,429	4.2
Pooled trust preferred	—	—	—	—	—	—	—	—	—	—
Certificates of deposit	12	0.5	—	—	—	—	—	—	12	0.5

Total available-for-sale	4,285	4.6	152,142	1.3	491,444	2.3	368,033	2.9	1,015,904	2.4
Securities held to maturity:
Mortgage-backed securities & CMOs	2	6.0	2,611	4.3	113,229	2.1	407,577	2.7	523,419	2.6
Foreign bonds	—	—	2,000	1.7	—	—	—	—	2,000	1.7
Municipal bonds	2,540	3.2	490	4.8	380	5.7	—	—	3,410	3.7

Total held to maturity	2,542	3.2	5,101	3.3	113,609	2.1	407,577	2.7	528,829	2.6

Total	$6,827	4.1%	$157,243	1.3%	$605,053	2.3%	$775,610	2.8%	$1,544,733	2.5%

Loans

Loans increased $27.5 million, or 1.2%, to $2.37 billion at June 30, 2014 from $2.34 billion at December 31, 2013. The commercial loan portfolio increased $54.6 million due to strong commercial real estate growth, particularly due to a number of participation loans. Commercial business loans include shared national credits, which increased to $93.1 million during the year from $39.9 million at December 31, 2013, offset by other commercial business loan repayments and the sale of $11.3 million in nonperforming loans in the second quarter. The shared national credit loans are typically variable rate with terms ranging from one to seven years. At June 30, 2014, shared national credits totaled $93.1 million, which included $54.8 million of leveraged lending transactions. All of these loans were classified as pass rated as of June 30, 2014 as all payments are current and the loans are performing in accordance with their contractual terms.

A weak housing market in the Philadelphia metropolitan area contributed to lower mortgage loan originations, which resulted in an $8.8 million decrease in our residential loan portfolio for the six months ended June 30, 2014. Our consumer loan categories continue to be impacted by weak demand and decreased $18.3 million during the year.

At December 31, 2013, total loans were $2.34 billion, or 51.1% of total assets, compared to $2.45 billion, or 48.9% of total assets, at December 31, 2012. Total loans decreased $105.5 million, or 4.3%, during the year ended December 31, 2013. Despite total loan originations of $560.4 million during the year ended December 31, 2013, our loan portfolio decreased as a result of high commercial loan repayments and continued weak loan demand. The increase in intermediate and long-term interest rates during the year also resulted in lower mortgage loan originations. Throughout 2013, we held in portfolio the majority of our agency eligible mortgage production as the yields on these mortgages were attractive compared to the rates available on investment securities.

The following tables show the loan portfolio at the dates indicated:

	At June 30, 2014		At December 31,
			2013		2012
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial Loans:
Commercial real estate	$633,828	26.7%	$584,133	24.9%	$639,557	26.1%
Commercial business loans	379,332	16.0	378,663	16.2	332,169	13.6
Commercial construction	42,271	1.8	38,067	1.6	105,047	4.3

Total commercial loans	1,055,431	44.5	1,000,863	42.7	1,076,773	44.0
Residential Loans:
Residential real estate	674,954	28.5	683,700	29.2	665,246	27.2
Residential construction	274	—	277	—	2,094	0.1

Total residential loans	675,228	28.5	683,977	29.2	667,340	27.3
Consumer Loans:
Home equity and lines of credit	224,788	9.5	234,154	10.0	258,499	10.5
Personal	34,891	1.5	40,892	1.8	55,850	2.3
Education	201,846	8.5	206,521	8.8	217,896	8.9
Automobile	177,151	7.5	175,400	7.5	170,946	7.0

Total consumer loans	638,676	27.0	656,967	28.1	703,191	28.7

Total loans	2,369,335	100.0%	2,341,807	100.0%	2,447,304	100.0%

Allowance for losses	(52,624)		(55,649)		(57,649)

Loans, net	$2,316,711		$2,286,158		$2,389,655

	At December 31,
	2011		2010		2009
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial Loans:
Commercial real estate	$547,010	21.2%	$600,734	21.5%	$599,849	21.5%
Commercial business loans	429,266	16.7	441,881	15.8	438,778	15.7
Commercial construction	233,545	9.1	268,314	9.6	264,734	9.5

Total commercial loans	1,209,821	47.0	1,310,929	46.9	1,303,361	46.7
Residential Loans:
Residential real estate	623,955	24.2	687,565	24.6	647,687	23.3
Residential construction	5,581	0.2	11,157	0.4	11,938	0.4

Total residential loans	629,536	24.4	698,722	25.0	659,625	23.7
Consumer Loans:
Home equity and Line of credit	268,793	10.5	288,875	10.3	314,467	11.3
Personal	73,094	2.8	94,036	3.4	112,142	4.0
Education	234,844	9.1	249,696	8.9	257,021	9.2
Automobile	160,041	6.2	154,144	5.5	143,503	5.1

Total consumer loans	736,772	28.6	786,751	28.1	827,133	29.6

Total loans	2,576,129	100.0%	2,796,402	100.0%	2,790,119	100.0%

Allowance for losses	(54,213)		(45,366)		(45,855)

Loans, net	$2,521,916		$2,751,036		$2,744,264

Loan Maturity

The following table sets forth certain information at December 31, 2013 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The tables do not include any estimate of prepayments that significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

December 31, 2013 (Dollars in thousands)	Commercial Real Estate	Commercial Business	Commercial Construction	Residential Real Estate	Residential Construction	Home Equity and Lines of Credit	Personal	Education	Auto	Total Loans
Amounts due in:
One year or less	$56,166	$63,191	$11,512	$1,408	$277	$48,881	$1,874	$14	$2,672	$185,995
More than 1-5 years	165,183	119,087	21,588	18,595	—	22,649	8,511	2,299	115,789	473,701
More than 5-10 years	117,203	73,759	4,967	46,412	—	57,398	12,861	14,733	56,939	384,272
More than 10 years	245,581	122,626	—	617,285	—	105,226	17,646	189,475	—	1,297,839

Total	$584,133	$378,663	$38,067	$683,700	$277	$234,154	$40,892	$206,521	$175,400	$2,341,807

The following table sets forth all loans at December 31, 2013 that are due after December 31, 2014, and have either fixed interest rates or floating or adjustable interest rates:

(Dollars in thousands)	Fixed Rates	Floating or Adjustable Rates	Total at December 31, 2013
Commercial real estate	$251,815	$276,152	$527,967
Commercial business	130,224	185,248	315,472
Commercial construction	9,919	16,636	26,555
Residential real estate	632,301	49,991	682,292
Home equity and lines of credit	166,324	18,949	185,273
Personal	39,018	—	39,018
Education	194,807	11,700	206,507
Automobile	172,728	—	172,728

Total	$1,597,136	$558,676	$2,155,812

Loan Activity

The following table shows loans originated, purchased and sold during the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011	2010	2009
Total loans at beginning of period	$2,341,807	$2,447,304	$2,447,304	$2,576,129	$2,796,402	$2,790,119	$2,424,582
Originations:
Commercial:
Commercial real estate	83,715	8,564	59,278	79,542	50,238	72,176	66,842
Commercial business	123,538	74,560	163,937	82,791	85,180	131,865	202,947
Commercial construction	18,532	10,553	23,535	38,811	77,323	141,644	116,391

Total commercial loans	225,785	93,677	246,750	201,144	212,741	345,685	386,180

Residential:
Residential real estate	44,632	110,922	173,977	225,730	138,972	191,805	183,666
Residential construction	—	209	208	1,593	5,261	12,031	8,940

Total residential loans	44,632	111,131	174,185	227,323	144,233	203,836	192,606

Consumer:
Home equity and lines of credit	26,745	31,901	58,175	72,696	72,242	62,978	45,780
Personal	693	775	1,478	1,377	3,884	43,853	52,894
Education	—	—	—	—	—	—	16,425
Automobile	41,146	43,555	79,856	82,223	74,407	76,639	71,090

Total consumer loans	68,584	76,231	139,509	156,296	150,533	183,470	186,189

Total loans originated	339,001	281,039	560,444	584,793	507,507	732,991	764,975

Loans acquired from SE Financial Corp.	—	—	—	175,231	—	—	—

Purchases	—	—	—	—	—	9,888	201,681
Less:
Principal payments and repayments (1)	294,102	327,524	639,813	779,504	664,147	726,652	560,617
Loan sales	17,065	13,476	20,591	100,685	58,883	—	37,272
Transfers to foreclosed real estate	306	2,250	5,537	8,630	4,750	9,944	3,230

Total loans at end of period	$2,369,335	$2,385,093	$2,341,807	$2,447,304	$2,576,129	$2,796,402	$2,790,119

(1)	Net of charge-offs.

Deposits

Our primary source of funds is our deposits, which are comprised of demand deposits, money market and passbook accounts and certificates of deposit.

Deposits decreased $154.6 million, or 4.2%, to $3.51 billion at June 30, 2014 from $3.66 billion at December 31, 2013. The decrease in deposits was primarily the result of a $155.2 million decrease in municipal deposits, which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based municipal accounts.

Deposits decreased $267.5 million, or 6.8%, to $3.66 billion at December 31, 2013 from $3.92 billion at December 31, 2012. The decrease in deposits during the year ended December 31, 2013 was primarily the result of a $228.6 million decrease in municipal deposits, which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based municipal accounts as well as decreases in non-interest bearing deposits, money market accounts offset by an increase in savings accounts resulting from maturing certificates of deposits customers who have moved their balances to savings accounts as the rate differential between the deposits products has narrowed given the low interest rate environment.

The following table sets forth the deposits as a percentage of total deposits for the dates indicated:

	At June 30, 2014		At December 31,
			2013		2012		2011
(Dollars in thousands)	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits
Non-interest bearing deposits	$319,082	9.1%	$291,109	7.9%	$328,892	8.4%	$278,968	7.8%
Interest-earning checking accounts	675,573	19.3	686,582	18.8	663,737	16.9	485,160	13.5
Municipal checking accounts	227,888	6.5	383,043	10.5	611,599	15.6	679,055	18.9
Money market accounts	435,199	12.4	441,881	12.1	496,508	12.6	529,877	14.7
Savings accounts	1,144,867	32.7	1,127,339	30.8	1,037,424	26.4	783,388	21.8
Certificates of deposit	702,856	20.0	730,062	19.9	789,353	20.1	838,354	23.3

Total	$3,505,465	100.0%	$3,660,016	100.0%	$3,927,513	100.0%	$3,594,802	100.0%

We are required to pledge securities to secure municipal deposits. At June 30, 2014 and December 31, 2013, 2012 and 2011, we had pledged $141.9 million, $296.8 million, $438.4 million and $543.1 million, respectively, of securities to secure these deposits.

The following table sets forth the time remaining until maturity for certificate of deposits of $100,000 or more at June 30, 2014 and December 31, 2013.

June 30, 2014 (Dollars in thousands)	Certificates of Deposit
Maturity Period:
Three months or less	$28,352
Over three through six months	22,088
Over six through twelve months	30,260
Over twelve months	53,063

Total	$133,763

December 31, 2013 (Dollars in thousands)	Certificates of Deposit
Maturity Period:
Three months or less	$23,742
Over three through six months	20,898
Over six through twelve months	34,951
Over twelve months	55,652

Total	$135,243

The following table sets forth the deposit activity for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
Beginning balance	$3,660,016	$3,927,513	$3,927,513	$3,594,802	$3,942,304
(Decrease) Increase before interest credited	(161,989)	(198,755)	(285,251)	34,714	(377,426)
Interest credited	7,438	8,851	17,754	22,704	29,924
Deposits acquired from SE Financial Corp.	—	—	—	275,293	—

Net (decrease) increase in deposits	(154,551)	(189,904)	(267,497)	332,711	(347,502)

Ending balance	$3,505,465	$3,737,609	$3,660,016	$3,927,513	$3,594,802

Borrowings

We have the ability to utilize advances from the Federal Home Loan Bank of Pittsburgh to supplement our liquidity. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain mortgage loans and other assets, provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. We also utilize securities sold under agreements to repurchase and overnight repurchase agreements, along with the Federal Reserve Bank’s discount window and Federal Funds lines with correspondent banks to supplement our supply of investable funds and to meet deposit withdrawal requirements. To secure our borrowings, we generally pledge securities and/or loans. The types of securities pledged for borrowings include, but are not limited to, GSE notes and GSE mortgage-backed securities. The types of loans pledged for borrowings include, but are not limited to, one- to four-family real estate mortgage loans.

The following table sets forth the outstanding borrowings and weighted averages at the dates or for the periods indicated:

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
Maximum amount outstanding at any month-end during period:
Federal Home Loan Bank advances	$195,000	$195,000	$195,000	$165,000	$113,000
Repurchase agreements	30,000	85,000	85,000	125,000	135,000
Federal Home Loan Bank overnight borrowings	—	—	—	—	—
Federal Reserve Bank of Philadelphia overnight borrowings	—	—	—	—	—
Statutory trust debenture	25,379	25,361	25,370	25,352	25,335
Other	—	—	—	—	—
Average outstanding balance during period:
Federal Home Loan Bank advances	$195,000	$176,160	$185,658	$135,669	$101,655
Repurchase agreements	30,000	64,890	53,534	99,891	128,589
Federal Home Loan Bank overnight borrowings	6	6	5	4	—
Federal Reserve Bank of Philadelphia overnight borrowings	6	6	5	3	1
Statutory trust debenture	25,374	25,357	25,361	25,343	25,325
Other	22	22	22	8	24
Weighted average interest rate during period: (1)
Federal Home Loan Bank advances	2.89%	2.86%	2.87%	2.92%	3.26%
Repurchase agreements	3.84	3.59	3.65	3.60	3.72
Federal Home Loan Bank overnight borrowings	0.29	0.25	0.26	0.15	—
Federal Reserve Bank of Philadelphia overnight borrowings	0.75	0.75	0.75	0.77	0.73
Statutory trust debenture	1.93	2.00	1.98	2.18	2.02
Other	0.60	0.57	0.58	0.62	0.25
Balance outstanding at end of period:
Federal Home Loan Bank advances	$195,000	$195,000	$195,000	$140,000	$100,000
Repurchase agreements	30,000	55,000	30,000	85,000	125,000
Federal Home Loan Bank overnight borrowings	—	—	—	—	—
Federal Reserve Bank of Philadelphia overnight borrowings	—	—	—	—	—
Statutory trust debenture	25,379	25,361	25,370	25,352	25,335
Other	—	—	—	—	—
Weighted average interest rate at end of period: (1)
Federal Home Loan Bank advances	2.86%	2.86%	2.86%	2.68%	3.19%
Repurchase agreements	3.78	3.64	3.78	3.41	3.63
Federal Home Loan Bank overnight borrowings	—	—	—	—	—
Federal Reserve Bank of Philadelphia overnight borrowings	—	—	—	—	—
Statutory trust debenture	1.81	1.85	1.82	1.89	2.13
Other	—	—	—	—	—

(1)	Annualized.

Results of Operations for the Six Months Ended June 30, 2014 and 2013

Financial Highlights

For the six months ended June 30, 2014, net income was $7.0 million, or $0.09 per diluted share, compared to net income of $6.1 million, or $0.08 per diluted share, for the six months ended June 30, 2013. For the six months ended June 30, 2014, net interest income was $58.7 million, a decrease of $4.0 million, or 6.4%, from the six months ended June 30, 2013. The decrease was primarily the result of a decline in the average assets of $280.6 million with average investments and loans down $169.5 million and $91.6 million, respectively, coupled with a reduction in the average interest rate earned on loans, partially offset by a reduction in the average cost of liabilities and a $200.5 million decrease in the average balance of municipal deposits during 2014. We expect that the continued low interest rate environment will put pressure on net interest margin in future periods but are focused on growing our loan portfolio and improving our balance sheet to help stabilize our net interest margin.

Asset quality metrics showed continued signs of improvement during the six months ended June 30, 2014. Non-performing loans, excluding government guaranteed student loans, decreased to $27.8 million at June 30, 2014, compared to $51.8 million at December 31, 2013. The $24.0 million, or 46.3%, decrease in non-performing loans since year end, excluding government student loans, was a function of our continued workout of non-performing assets as well as an $11.3 million non-performing loan sale, which resulted in a $913,000 net recovery. At June 30, 2014, the commercial loan portfolio included approximately $6.3 million of non-performing loans held for sale that are expected to be sold during the third quarter of 2014. These loans are being carried at the lower of cost or market.

Over the past few years our loan portfolio has been impacted by high commercial loan repayments and continued weak loan demand, particularly in our residential and consumer lending portfolios. We have been focused on recruiting and hiring lenders for our commercial and small business lending teams to drive future growth and improve our balance sheet mix. Loans increased during the six months ended June 30, 2014 by $27.5 million, or 1.2%, to $2.37 billion at June 30, 2014 from $2.34 billion at December 31, 2013. The growth was primarily driven by a $54.6 million increase in our commercial loan portfolio due to strong commercial real estate growth. Commercial loans include shared national credits, which increased to $93.1 million during the year from $39.9 million at December 31, 2013. A weak housing market in the Philadelphia metropolitan area contributed to lower mortgage loan originations, which resulted in an $8.8 million decrease in our residential loan portfolio for the six months ended June 30, 2014. Our consumer loan categories continue to be impacted by weak demand and decreased $18.3 million during the year.

Summary Income Statements

The following table sets forth the income summary for the periods indicated:

Six Months Ended June 30,			Change 2014/2013
(Dollars in thousands)	2014	2013	$	%
Net interest income	$58,747	$62,793	($4,046)	(6.44)%
Provision for loan losses	1,750	10,000	(8,250)	(82.50)%
Non-interest income	11,932	14,264	(2,332)	(16.35)%
Non-interest expenses	60,444	59,989	455	0.76%
Income tax expense	1,437	949	488	51.42%
Net income	7,048	6,119	929	15.18%

Return on average assets	0.32%	0.26%
Return on average equity	2.35%	2.00%

Net Interest Income

For the six months ended June 30, 2014, net interest income was $58.7 million, a decrease of $4.0 million, or 6.4%, from the six months ended June 30, 2013. The decrease was primarily the result of a decline in the average balance of investments and loans, coupled with a reduction in the average interest rate earned on loans, partially offset by a reduction in the average cost of liabilities and a $200.5 million decrease in the average balance of municipal deposits during 2014. Our net interest margin decreased to 2.81% for the six months ended June 30, 2014 from 2.83% for the same period in 2013.

Provision for Loan Losses

The provision for loan losses was $1.8 million for the six months ended June 30, 2014 compared to a provision of $10.0 million for the same period in 2013. The decrease in the provision for loan losses was the result of continued improvement in our asset quality represented by decreases in criticized and classified loans and delinquencies of $75.0 million and $19.4 million, respectively, as compared to the six months ended June 30, 2013. Net charge-offs totaled $4.8 million during the six months ended June 30, 2014 as compared to $9.0 million during the same period in 2013. Additionally non-performing assets decreased $41.1 million to $46.6 million at June 30, 2014 compared to $87.7 million at June 30, 2013.

At June 30, 2014, our allowance for loan losses totaled $52.6 million, or 2.22% of total loans, compared to an allowance for loan losses of $55.6 million, or 2.38% of total loans, at December 31, 2013.

Non-Interest Income

The following table sets forth a summary of non-interest income for the periods indicated:

Six Months Ended June 30,			Change 2014/2013
(Dollars in thousands)	2014	2013	$	%
Insurance and advisory commission and fee income	$3,690	$3,784	($94)	(2.5)%
Services charges and other income	5,600	5,908	(308)	(5.2)
Mortgage banking income	240	752	(512)	(68.1)
Gains on sale of investment securities available-for-sale	297	1,637	(1,340)	(81.9)
Limited partnership losses and amortization	(539)	(1,099)	560	(51.0)
Bank owned life insurance	636	707	(71)	(10.0)
Returned check charges	2,008	2,575	(567)	(22.0)

Total	$11,932	$14,264	($2,332)	(16.3)%

For the six months ended June 30, 2014, non-interest income totaled $11.9 million, a decrease of $2.3 million, or 16.3%, from the six months ended June 30, 2013. The decrease was primarily due to a $1.3 million decrease in the gain on the sale of investment securities and a $512,000 decrease in mortgage banking income due to our decision to retain some of our residential mortgage production.

Non-Interest Expense

The following table sets forth an analysis of non-interest expense for the periods indicated:

Six Months Ended June 30, (Dollars in thousands)			Change 2014/2013
	2014	2013	$	%
Salaries and employee benefits	$29,793	$28,335	$1,458	5.1%
Occupancy expense	6,054	5,018	1,036	20.6
Depreciation, amortization and maintenance	4,594	4,631	(37)	(0.8)
Amortization of intangibles	934	935	(1)	(0.1)
Marketing expense	1,621	2,040	(419)	(20.5)
Insurance expense	532	503	29	5.8
Professional fees	2,389	2,882	(493)	(17.1)
Printing and supplies	827	677	150	22.2
Correspondent bank charges	1,661	1,395	266	19.1
Postage expense	669	609	60	9.9
FDIC insurance	1,588	1,898	(310)	(16.3)
Internet banking	1,201	1,003	198	19.7
Debit card rewards	593	700	(107)	(15.3)
Real estate owned losses & expenses	(322)	921	(1,243)	(135.0)
Loan expenses	1,530	2,880	(1,350)	(46.9)
Merger and restructuring charges	—	(159)	159	(100.0)
Other	6,780	5,721	1,059	18.5

Total	$60,444	$59,989	$455	0.8%

For the six months ended June 30, 2014, non-interest expense totaled $60.4 million, an increase of $455,000, or 0.8%, from the six months ended June 30, 2013. The increase in non-interest expense was primarily driven by a $1.5 million increase in salaries and employee benefits, reflecting investments in our lending teams and risk and compliance functions, a $1.0 million increase in occupancy expenses, which were driven by snow removal expenses and duplicate rent costs for our headquarters during the first quarter related to the move, and a $1.1 million increase in other expenses related to one-time headquarter moving costs, partially offset by a $2.6 million decrease in loan and other real estate owned expenses and a $493,000 decrease in professional fees.

Income Tax Expense

For the six months ended June 30, 2014, the provision for income taxes was $1.4 million, reflecting an effective tax rate of 16.9% compared to a provision for income taxes of $949,000 reflecting an effective tax rate of 13.4% for the six months ended June 30, 2013. The increase in income tax expense and the effective tax rate is due to higher profitability levels for the six months ended June 30, 2014 as compared to the six months ended June 30, 2013. The tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by Beneficial Mutual Bancorp as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.

Results of Operations for the Years Ended December 31, 2013, 2012 and 2011

Financial Highlights

Net income was $12.6 million for the year ended December 31, 2013 compared to net income of $14.2 million for the year ended December 31, 2012 and net income of $11.0 million for the year ended December 31, 2011. Net income for the year ended December 31, 2012 included $2.2 million of merger charges related to the acquisition of SE Financial Corp. Net income for the year ended December 31, 2011 included $5.1 million of restructuring charges related to the implementation of our expense management reduction program.

For the year ended December 31, 2013, we reported net interest income of $123.7 million, a decrease of $15.7 million, or 11.3%, from $139.5 million for the year ended December 31, 2012. Net interest income was $142.1 million for the year ended December 31, 2011. The decrease in net interest income during the year ended December 31, 2013 was primarily the result of reduced yields on the investment and loan portfolio and lower loan balances, as a result of prepayments and continued weak loan demand. We expect that the continued low interest rate environment will put pressure on net interest margin in future periods until we can begin to grow our loan portfolio and reduce the percentage of our balance sheet assets that are held in lower-yielding cash and investments.

Credit costs decreased during 2013 from 2012 and 2011 as a result of a decrease in levels of delinquencies, net charge-offs and non-performing assets. During the year ended December 31, 2013, we recorded a provision for loan losses of $13.0 million compared to $28.0 million for the year ended December 31, 2012 and $37.5 million for the year ended December 31, 2011.

Summary Income Statements

The following table sets forth the income summary for the periods indicated:

Year Ended December 31,				Change 2013/2012		Change 2012/2011
(Dollars in thousands)	2013	2012	2011	$	%	$	%
Net interest income	$123,736	$139,457	$142,097	($15,721)	(11.27)%	($2,640)	(1.86)%
Provision for loan losses	13,000	28,000	37,500	(15,000)	(53.57)%	(9,500)	(25.33)%
Non-interest income	25,125	27,606	25,236	(2,481)	(8.99)%	2,370	9.39%
Non-interest expenses	120,688	123,125	120,710	(2,437)	(1.98)%	2,415	2.00%
Income tax expense (benefit)	2,595	1,759	(1,913)	836	47.53%	3,672	191.95%
Net income	12,578	14,179	11,036	(1,601)	(11.29)%	3,143	28.48%
Return on average assets	0.26%	0.29%	0.23%
Return on average equity	2.01%	2.23%	1.77%

Net Interest Income

2013 vs. 2012. For the year ended December 31, 2013, net interest income decreased $15.7 million, or 11.3%, to $123.7 million from $139.5 million for the year ended December 31, 2012. For the year ended December 31, 2013, total interest income decreased $21.0 million, or 12.4%, to $149.4 million from $170.4 million for the year ended December 31, 2012. The low interest rate environment has resulted in a high number of prepayments in our investment and loan portfolios as borrowers have refinanced their existing loans to take advantage of low interest rates. The decrease in interest income during the year ended December 31, 2013 compared to the same period last year was primarily the result of a decline in the average rate earned on our investment and loan portfolios due to the low rate environment and a decline in the average balance of our loan portfolio driven by high commercial loan prepayments and weak loan demand. We have been able to reduce the cost of our interest bearing liabilities in 2013 with average rates decreasing to 0.69% for the year ended December 31, 2013 from 0.82% for the year ended December 31, 2012, primarily from the re-pricing of higher cost deposits, particularly municipal deposits. For the year ended December 31, 2013, total interest expense decreased $5.3 million, or 17.2%, to $25.6 million from $31.0 million for the year ended December 31, 2012 due to a decline in interest rates. During 2013, the average balance of our municipal deposits decreased $160.5 million and the cost on municipal deposits decreased 21 basis points consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based municipal accounts and a decrease in the average balance of deposits. Also during 2013, the average balance of our certificates of deposit decreased $60.6 million and the cost on certificates of deposit decreased 10 basis points. We believe that the low interest rate environment will continue to lower yields on our investment and loan portfolios to a greater extent than we can reduce rates on deposits, which will put pressure on net interest margin in future periods.

2012 vs. 2011. For the year ended December 31, 2012, net interest income decreased $2.6 million, or 1.9%, to $139.5 million from $142.1 million for the year ended December 31, 2011. For the year ended December 31, 2012, total interest income decreased $9.7 million, or 5.4%, to $170.4 million from $180.1 million for the year ended December 31, 2011. The decrease in interest income was driven by excess levels of cash as a result of higher than normal commercial loan prepayments and a decrease in the average yield on our investment portfolio and a decrease in the average balances of loans due to weak overall loan demand and prepayments of higher yielding investments. We have been able to reduce the cost of our interest bearing liabilities in 2012 with average rates decreasing to 0.82% for the year ended December 31, 2012 from 1.01% for the year ended December 31, 2011, by reducing borrowings and re-pricing higher cost deposits, particularly municipal deposits. For the year ended December 31, 2012, total interest expense decreased $7.0 million, or 18.6%, to $31.0 million from $38.0 million for the year ended December 31, 2011 due to a decline in interest rates. During 2012, the average balance of our certificates of deposit decreased $59.4 million and the cost on certificates of deposit decreased 24 basis points. The rate on municipal deposits decreased 30 basis points to 0.48% at December 31, 2012 compared to 0.78% at December 31, 2011. We believe that the low interest rate environment will continue to lower yields on our investment and loan portfolios to a greater extent than we can reduce rates on deposits which will put pressure on net interest margin in future periods.

Provision for Loan Losses

A provision for loan losses of $13.0 million was recorded for the year ended December 31, 2013 compared to provisions of $28.0 million and $37.5 million for the years ended December 31, 2012 and 2011, respectively. Credit costs decreased in 2013 compared to 2012. The decline in the provision for loan losses is consistent with the decline in delinquencies, net charge-offs and non-performing assets. Net charge-offs for the year ended December 31, 2013 were $15.0 million, compared to $24.6 million and $28.7 million for the years ended December 31, 2012 and 2011, respectively. We charge-off any collateral or cash flow deficiency on all classified loans once they are 90 days delinquent. Government guaranteed student loans greater than 90 days delinquent continue to accrue interest as these loans are guaranteed by the government and have little risk of credit loss. The provision for loan losses was determined by management to be an amount necessary to maintain a balance of allowance for loan losses at a level that considers all known and current losses in the loan portfolio as well as potential losses due to unknown factors such as the economic environment. Changes in the provision were based on management’s analysis of various factors such as: estimated fair value of underlying collateral, recent loss experience in particular segments of the portfolio, levels and trends in delinquent loans, and changes in general economic and business conditions.

At December 31, 2013, the allowance for loan losses totaled $55.6 million, or 2.38% of total loans outstanding, compared to $57.6 million, or 2.36% of total loans outstanding, as of December 31, 2012 and $54.2 million, or 2.10% of total loans outstanding, as of December 31, 2011. An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses” below.

Non-interest Income

The following table sets forth a summary of non-interest income for the periods indicated:

Year Ended December 31,				Change 2013/2012		Change 2012/2011
(Dollars in thousands)	2013	2012	2011	$	%	$	%
Insurance and advisory commission and fee income	$7,170	$7,389	$7,720	($219)	(3.0)%	($331)	(4.3)%
Services charges and other income	11,458	10,182	9,763	1,276	12.5	419	4.3
Mortgage banking income	1,017	2,731	916	(1,714)	(62.8)	1,815	198.2
Gains on sale of investment securities available-for-sale	1,377	2,882	652	(1,505)	(52.5)	2,230	342.0
Trading securities profits	—	—	81	—	—	(81)	100.0
Limited partnership losses and amortization	(2,464)	(2,683)	(1,159)	219	8.2	(1,524)	(131.5)
Bank owned life insurance	1,618	1,479	1,458	139	9.4	21	1.4
Returned check charges	4,949	5,626	5,805	(677)	(12.0)	(179)	(3.1)

Total	$25,125	$27,606	$25,236	($2,481)	(9.0)%	$2,370	9.4%

2013 vs. 2012. For the year ended December 31, 2013, non-interest income decreased $2.5 million, or 9.0%, to $25.1 million from $27.6 million for the year ended December 31, 2012. The decrease was primarily due to a $1.5 million decrease in the net gain on the sale of investment securities as a result of the loss recorded in connection with the sale of the pooled trust preferred securities, a $1.7 million decrease in mortgage banking income given the decision to hold in portfolio the majority of our mortgage production and a $677,000 decline in returned check charges, partially offset by a $639,000 increase in debit card interchange fees and a $550,000 increase in account analysis charges.

2012 vs. 2011. For the year ended December 31, 2012, non-interest income increased $2.4 million, or 9.4%, to $27.6 million from $25.2 million for the year ended December 31, 2011. The increase in non-interest income was primarily due to a $2.2 million increase in gain on the sale of securities and a $1.8 million increase in mortgage banking income, partially offset by $1.5 million of additional amortization or impairment of limited partnership losses as we align the low income housing investments to the remaining tax credits.

Non-interest Expense

The following table sets forth an analysis of non-interest expense for the periods indicated:

Year Ended December 31, (Dollars in thousands)				Change 2013/2012		Change 2012/2011
	2013	2012	2011	$	%	$	%
Salaries and employee benefits	$57,154	$57,529	$55,812	($375)	(0.7)%	$1,717	3.1%
Occupancy expense	9,826	9,887	11,040	(61)	(0.6)	(1,153)	(10.4)
Depreciation, amortization and maintenance	9,026	8,919	8,683	107	1.2	236	2.7
Amortization of intangibles	1,872	4,163	3,584	(2,291)	(55.0)	579	16.2
Marketing expense	5,234	2,811	3,189	2,423	86.2	(378)	(11.9)
Insurance expense	1,869	1,842	1,875	27	1.5	(33)	(1.8)
Professional fees	5,058	5,396	4,380	(338)	(6.3)	1,016	23.2
Printing and supplies	1,488	1,791	1,691	(303)	(16.9)	100	5.9
Correspondent bank charges	2,966	2,301	2,112	665	28.9	189	8.9
Postage expense	1,259	1,419	1,227	(160)	(11.3)	192	15.6
FDIC insurance	3,589	4,221	5,332	(632)	(15.0)	(1,111)	(20.8)
Internet banking	2,146	2,077	2,208	69	3.3	(131)	(5.9)
Debit card rewards	1,351	1,161	1,199	190	16.4	(38)	(3.2)
Real estate owned expenses	876	1,724	1,632	(848)	(49.2)	92	5.6
Real estate owned losses	1,306	3,077	781	(1,771)	(57.6)	2,296	294.0
Loan expenses	5,509	4,143	3,705	1,366	33.0	438	11.8
Merger and restructuring charges	(189)	2,233	5,058	(2,422)	(108.5)	(2,825)	(55.9)
Other	10,348	8,431	7,202	1,917	22.7	1,229	17.1

Total	$120,688	$123,125	$120,710	($2,437)	(2.0)%	$2,415	2.0%

2013 vs. 2012. For the year ended December 31, 2013, non-interest expense decreased $2.4 million, or 2.0%, to $120.7 million from $123.1 million for the year ended December 31, 2012. The decrease in non-interest expense was primarily due to a $2.4 million decrease in merger and restructuring charges relating to our acquisition of SE Financial Corp. in 2012, a $1.9 million decrease in classified loan and other real estate owned expenses due to improving asset quality metrics, a $2.3 million decrease in intangible amortization expense as a result of intangibles assets that were fully amortized and a $773,000 intangible asset impairment charge recorded in the fourth quarter of 2012, and a $632,000 decrease in Federal Deposit Insurance Corporation insurance expense as a result of a decline in average tangible assets during 2013. These decreases to non-interest expense were partially offset by a $2.4 million increase in marketing expense associated with our 2013 brand refresh advertising campaign, a $665,000 increase in correspondent bank charges, and a net increase in salaries and other expenses of approximately $900,000 associated with the outsourcing of certain information technology costs. Professional fees for the year ended December 31, 2013 include $711,000 of costs associated with a second step transaction that we were evaluating directly before the Department of Justice fair lending investigation. For the year ended December 31, 2013, our efficiency ratio was 81.07% compared to 73.70% for the year ended December 31, 2012.

2012 vs. 2011. For the year ended December 31, 2012, non-interest expense increased $2.4 million, or 2.0%, to $123.1 million from $120.7 million for the year ended December 31, 2011. The increase in non-interest expense was driven by to a $1.7 million increase in salaries and benefits primarily as a result of the acquisition of SE Financial Corp. and the expansion of our credit risk management and lending staff, a $2.3 million increase in real estate owned losses, which consists of property write downs from updated appraisals as well as the loss on the sale of properties. During the fourth quarter, we settled an outstanding lawsuit for $1.0 million, which was included in professional fees. These increases were partially offset by a $2.8 million decrease in merger and restructuring charges, a $1.2 million decrease in occupancy expense due to management cost savings initiatives implemented during 2011, and a $1.1 million decrease in Federal Deposit Insurance Corporation insurance as a result of the assessment base change. For the year ended December 31, 2012, our efficiency ratio was 73.70% compared to 72.14% for the year ended December 31, 2011.

Income Tax Expense

2013 vs. 2012. We recorded a provision for income taxes of $2.6 million for 2013, reflecting an effective rate of 17.10%, compared to a provision for income taxes of $1.8 million for 2012, reflecting an effective tax rate benefit of 11.04%. The change from 2012 to 2013 was primarily due to recording a full valuation allowance of $269,000 on a 2010 charitable contribution carryforward that will expire in 2015, for which management believes it is more likely than not that such deferred tax assets will not be realized. The tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by Beneficial Mutual Bancorp as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.

As of December 31, 2013, Beneficial Bank had net deferred tax assets totaling $48.6 million. These deferred tax assets can only be realized if Beneficial Bank generates taxable income in the future. Beneficial Bank regularly evaluates the realizability of deferred tax asset positions. In determining whether a valuation allowance is necessary, Beneficial Bank considers the level of taxable income in prior years to the extent that carrybacks are permitted under current tax laws, as well as estimates of future pre-tax and taxable income and tax planning strategies that would, if necessary, be implemented. Beneficial Bank currently maintains a valuation allowance for certain state net operating losses, other-than-temporary impairments, and a charitable contribution carryover that, if not fully utilized, will expire in 2015, that management believes it is more likely than not that such deferred tax assets will not be realized. Beneficial Bank expects to realize the remaining deferred tax assets over the allowable carryback and/or carryforward periods. Therefore, no valuation allowance is deemed necessary against its remaining federal or state deferred tax assets as of December 31, 2013. However, if an unanticipated event occurred that materially changed pre-tax book income and taxable income in future periods, an increase in the valuation allowance may become necessary and it could be material to Beneficial Bank’s financial statements.

2012 vs. 2011. We recorded an income tax expense of $1.8 million for 2012, reflecting an effective rate of 11.04%, compared to a benefit for income taxes of $1.9 million for 2011, reflecting an effective tax rate benefit of 20.97%. The change from 2011 to 2012 was primarily due to the reversal of a charitable contribution valuation allowance during the year ended December 31, 2011 as well as an increase in income before income taxes of $6.8 million, to $15.9 million for the year ended December 31, 2012 from net income before taxes of $9.1 million for the year ended December 31, 2011 as well as provision to return adjustments and merger expense associated with the acquisition of SE Financial Corp. The tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by Beneficial Mutual Bancorp as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code. For the year ended December 31, 2011, the rate also differed from the statutory rate of 35% due to the previously mentioned reversal of a charitable valuation allowance recorded in previous periods.

As of December 31, 2012, we had net deferred tax assets totaling $47.1 million as compared to $38.0 million as of December 31, 2011. We expect to realize our remaining deferred tax assets over the allowable carryback and/or carryforward periods. Therefore, no valuation allowance is deemed necessary against our remaining federal or remaining state deferred tax assets as of December 31, 2012. However, if an unanticipated event occurred that materially changed pre-tax and taxable income in future periods, an increase in the valuation allowance may become necessary and it could be material to our financial statements.

Average Balances and Yields

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average daily balances of assets or liabilities, respectively, for the periods presented. Loan fees are included in interest income on loans and are not material. Non-accrual loans are included in the average balances only. In addition, yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	Yield/Rate at June 30, 2014	Six Months Ended June 30,
		2014			2013
		Average Balance	Interest & Dividends	Yield / Cost	Average Balance	Interest & Dividends	Yield / Cost
(Dollars in thousands)
Interest Earning Assets:
Investment Securities:
Overnight Investments	0.25%	$302,731	$379	0.25%	$307,022	$384	0.25%
Stock	3.95%	16,653	372	4.44%	17,623	38	0.44%
Other Investment securities	2.19%	1,529,659	16,479	2.15%	1,693,897	16,530	1.95%

Total Investment securities and Overnight Investment securities	1.90%	1,849,043	17,230	1.86%	2,018,542	16,952	1.68%
Loans:
Real estate loans
Residential	4.39%	676,014	15,247	4.51%	676,404	15,865	4.69%
Non-residential	4.73%	566,769	13,890	4.88%	621,638	15,793	5.09%

Total real estate	4.55%	1,242,783	29,137	4.68%	1,298,042	31,658	4.88%
Business loans	3.74%	328,189	6,476	3.93%	292,731	7,611	5.21%
Small Business loans	5.57%	104,811	2,998	5.70%	127,440	3,754	5.91%

Total Business and Small Business loans	4.17%	433,000	9,474	4.36%	420,171	11,365	5.42%

Total Business loans	4.50%	999,769	23,364	4.66%	1,041,809	27,158	5.23%
Personal loans	4.54%	645,104	14,049	4.39%	694,272	15,685	4.56%

Total loans, net of discount	4.48%	2,320,887	52,660	4.54%	2,412,485	58,708	4.88%

Total interest earning assets	3.36%	4,169,930	69,890	3.35%	4,431,027	75,660	3.42%

Non-interest earning assets		345,648			365,191

Total assets		$4,515,578			$4,796,218

Interest Bearing Liabilities:
Interest bearing savings and demand deposits:
Savings and club accounts	0.35%	$1,143,677	$1,979	0.35%	$1,065,806	2,311	0.44%
Money market accounts	0.32%	443,381	699	0.32%	489,213	952	0.39%
Demand deposits	0.21%	676,264	687	0.20%	664,563	852	0.26%
Demand deposits—Municipals	0.12%	305,171	178	0.12%	505,644	667	0.27%
Certificates of deposit	1.11%	721,359	3,989	1.12%	772,945	4,180	1.09%

Total interest-bearing deposits	0.46%	3,289,852	7,532	0.46%	3,498,171	8,962	0.52%

Borrowings	2.97%	250,408	3,611	2.91%	266,440	3,905	2.96%

Total interest-bearing liabilities	0.64%	3,540,260	11,143	0.63%	3,764,611	12,867	0.69%
Non-interest-bearing deposits		309,452			309,610
Other non-interest-bearing liabilities		52,032			90,061

Total liabilities		3,901,744			4,164,282
Total shareholders’ equity		613,834			631,936

Total liabilities and shareholders’ equity		$4,515,578			$4,796,218

Net interest income			$58,747			$62,793

Interest rate spread				2.72%			2.73%
Net interest margin				2.81%			2.83%
Average interest-earning assets to average interest-bearing liabilities				117.79%			117.70%

	Year Ended December 31,
	2013			2012			2011
	Average Balance	Interest & Dividends	Yield / Cost	Average Balance	Interest & Dividends	Yield / Cost	Average Balance	Interest & Dividends	Yield / Cost
(Dollars in thousands)
Interest Earning Assets:
Investment Securities:
Trading Securities	$—	$—	0.00%	$—	$—	0.00%	$2,226	$26	1.19%
Overnight Investments	325,443	821	0.25%	353,058	893	0.25%	351,304	890	0.25%
Stock	17,774	208	1.17%	18,312	35	0.19%	20,878	5	0.02%
Other Investment securities	1,666,628	33,833	2.03%	1,508,347	36,820	2.44%	1,323,951	39,537	2.99%

Total Investment securities and Overnight Investment securities	2,009,845	34,862	1.73%	1,879,717	37,748	2.01%	1,698,359	40,458	2.38%
Loans:
Real estate loans
Residential	680,593	31,293	4.60%	661,308	32,622	4.93%	681,322	33,439	4.91%
Non-residential	600,856	30,494	5.02%	699,970	37,067	5.29%	759,196	38,679	5.09%

Total real estate	1,281,449	61,787	4.80%	1,361,278	69,689	5.12%	1,440,518	72,118	5.00%
Business loans	297,209	14,905	4.96%	335,702	20,030	5.96%	368,495	20,517	5.56%
Small Business loans	120,993	7,085	5.80%	140,170	8,346	5.95%	145,900	8,718	5.97%

Total Business and Small Business loans	418,202	21,990	5.21%	475,872	28,376	5.96%	514,395	29,235	5.68%

Total Business loans	1,019,058	52,484	5.10%	1,175,842	65,443	5.56%	1,273,591	67,914	5.33%
Personal loans	682,219	30,737	4.51%	728,522	34,617	4.75%	761,588	38,332	5.03%

Total loans, net of discount	2,381,870	114,514	4.79%	2,565,672	132,682	5.17%	2,716,501	139,685	5.14%

Total interest earning assets	4,391,715	149,376	3.39%	4,445,389	170,430	3.83%	4,414,860	180,143	4.08%

Non-interest earning assets	353,690			388,553			393,912

Total assets	$4,745,405			$4,833,942			$4,808,772

Interest Bearing Liabilities:
Interest bearing savings and demand deposits:
Savings and club accounts	$1,096,502	$4,802	0.44%	$944,997	5,262	0.56%	$740,466	4,891	0.66%
Money market accounts	474,500	1,851	0.39%	532,266	3,130	0.59%	598,592	4,267	0.71%
Demand deposits	668,165	1,681	0.25%	581,003	1,663	0.29%	432,901	959	0.22%
Demand deposits— Municipals	475,605	1,267	0.27%	636,140	3,049	0.48%	873,234	6,783	0.78%
Certificates of deposit	758,355	8,242	1.09%	818,906	9,765	1.19%	878,326	12,531	1.43%

Total interest-bearing deposits	3,473,127	17,843	0.51%	3,513,312	22,869	0.65%	3,523,519	29,431	0.84%

Borrowings	264,586	7,797	2.95%	260,918	8,104	3.11%	255,594	8,615	3.37%

Total interest-bearing liabilities	3,737,713	25,640	0.69%	3,774,230	30,973	0.82%	3,779,113	38,046	1.01%
Non-interest-bearing deposits	305,815			300,153			277,819
Other non-interest-bearing liabilities	77,693			126,217			129,630

Total liabilities	4,121,221			4,200,600			4,186,562
Total shareholders’ equity	624,184			633,342			622,210

Total liabilities and shareholders’ equity	$4,745,405			$4,833,942			$4,808,772

Net interest income		$123,736			$139,457			$142,097

Interest rate spread			2.70%			3.01%			3.07%
Net interest margin			2.81%			3.13%			3.22%
Average interest-earning assets to average interest-bearing liabilities			117.50%			117.78%			116.83%

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Six Months Ended 6/30/2014 Compared to Six Months Ended 6/30/2013			Year Ended 12/31/2013 Compared to Year Ended 12/31/2012			Year Ended 12/31/2012 Compared to Year Ended 12/31/2011
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
(Dollars in thousands)	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable	($2,078)	($3,970)	($6,048)	($8,837)	($9,331)	($18,168)	($7,800)	$797	($7,003)
Trading securities	—	—	—	—	—	—	(26)	—	(26)
Overnight investments	(5)	—	(5)	(72)	—	(72)	4	(1)	3
Investment securities	(540)	101	(439)	(1,027)	216	(811)	(13,135)	5,403	(7,732)
Mortgage-backed securities	(703)	1,595	892	4,772	(5,779)	(1,007)	14,723	(9,248)	5,475
Collateralized mortgage obligations	(486)	(18)	(504)	(710)	(459)	(1,169)	1,054	(1,514)	(460)
Other interest-earning assets	(22)	356	334	(6)	179	173	(5)	35	30

Total interest- earning assets	(3,834)	(1,936)	(5,770)	(5,880)	(15,174)	(21,054)	(5,185)	(4,528)	(9,713)
Interest expense:
Interest-earning checking accounts	(166)	(488)	(654)	(189)	(1,575)	(1,764)	(345)	(2,685)	(3,030)
Money market	(72)	(181)	(253)	(225)	(1,054)	(1,279)	(390)	(747)	(1,137)
Savings accounts	135	(467)	(332)	663	(1,123)	(460)	1,139	(768)	371
Time deposits	(285)	94	(191)	(658)	(865)	(1,523)	(708)	(2,058)	(2,766)

Total interest- bearing deposits	(388)	(1,042)	(1,430)	(409)	(4,617)	(5,026)	(304)	(6,258)	(6,562)
FHLB advances	270	30	300	1,437	(57)	1,380	992	(353)	639
Repurchase agreements	(664)	79	(585)	(1,693)	55	(1,638)	(1,033)	(157)	(1,190)
Statutory trust debenture	—	(9)	(9)	—	(49)	(49)	—	40	40

Total interest- bearing liabilities	(782)	(942)	(1,724)	(665)	(4,668)	(5,333)	(345)	(6,728)	(7,073)

Net change in net interest income	($3,052)	($994)	($4,046)	($5,215)	($10,506)	($15,721)	($4,840)	$2,200	($2,640)

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for at fair value. Other risks that we face are operational risk, liquidity risk and reputation risk. Operational risk includes risks related to fraud, regulatory compliance, processing errors, technology, and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. The objective of our credit risk management strategy is to quantify and manage credit risk and to limit the risk of loss resulting from an individual customer default. Our credit risk management strategy focuses on conservatism, diversification within the loan portfolio and monitoring. Our lending practices include conservative exposure limits and underwriting, documentation and collection standards. Our credit risk management strategy also emphasizes diversification on an industry and customer level as well as regular credit examinations and monthly management reviews of large credit exposures and credits experiencing deterioration of credit quality. Underwriting activities are centralized. Our credit risk review function provides objective assessments of the quality of underwriting and documentation, the accuracy of risk grades and the charge-off, non-accrual and reserve analysis process. Our credit review process and overall assessment of required allowances is based on quarterly assessments of the probable estimated losses inherent in the loan portfolio. We use these assessments to identify potential problem loans within the portfolio, maintain an adequate reserve and take any necessary charge-offs. Further, we have strengthened our oversight of problem assets through the formation of a special assets committee. The committee, which consists of our Chief Credit Officer, Chief Financial Officer and other members of senior management, increase the frequency with which classified and watch list credits are reviewed and aggressively acts to resolve problem assets.

When a borrower fails to make a required payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. Generally, our collection department follows the guidelines for servicing loans as prescribed by the appropriate investor, state or federal law. Collection activities include, but are not limited to, phone calls to borrowers and collection letters, which include a late charge notice based on the contractual requirements of the specific loan. Additional calls and notices are mailed in compliance with state and federal regulations including, but not limited to, the Fair Debt Collection Practices Act. After the 90th day of delinquency, or on a different date as allowable by state law, the collection department will forward the account to counsel and begin the foreclosure proceedings. If a foreclosure action is instituted and the loan is not in at least the early stages of a workout by the scheduled sale date, the real property securing the loan generally is sold at a foreclosure sale. If we determine that there is a possibility of a settlement, pay-off or reinstatement, the foreclosure sale may be postponed. If there is a failure to cure the delinquency, the foreclosure sale would proceed.

We charge off the collateral or cash flow deficiency on all loans once they become 90 days delinquent. Generally, all consumer loans are charged-off once they become 90 days delinquent except for education loans as they are guaranteed by the government and there is little risk of loss. In addition to the individual review of larger commercial loans that exhibit probable or observed credit weaknesses, the commercial credit review process includes the use of an enhanced risk grading system. This risk grading system is consistent with Basel II expectations and allows for precision in the analysis of commercial credit risk. Historical portfolio performance metrics, current economic conditions and delinquency monitoring are factors used to assess the credit risk in our homogenous commercial, residential and consumer loan portfolio.

Analysis of Non-performing, Troubled Debt Restructurings and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due, except guaranteed student loans, to be non-performing assets. Generally, all loans are placed on non-accrual status when they become 90 days delinquent at which time the accrual of interest ceases and any collateral deficiency is charged-off. Typically, payments received on a non-accrual loan are applied to the outstanding principal balance of the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired, it is recorded at the lower of its cost or fair market value less estimated costs to sell. Holding costs and declines in fair value after acquisition of the property result in charges against income.

We consider a loan a troubled debt restructuring, or “TDR,” when the borrower is experiencing financial difficulty and we grant a concession that we would not otherwise consider but for the borrower’s financial difficulties. A TDR includes a modification of debt terms or assets received in satisfaction of the debt (which may include foreclosure or deed in lieu of foreclosure) or a combination of types. We evaluate selective criteria to determine if a borrower is experiencing financial difficulty including the ability of the borrower to obtain funds from sources other than Beneficial Bank at market rates. We consider all TDRs that are on non-accrual status to be impaired loans. We will not consider the loan a TDR if the loan modification was made for customer retention purposes and the modification is consistent with prevailing market conditions.

Once a loan has been classified as a TDR and has been put on non-accrual status, it will only be put back on accruing status when certain criteria are met. Our policy for returning a loan to accruing status requires the preparation of a well-documented credit evaluation, which includes the following:

•	A review of the borrower’s current financial condition in which the borrower must demonstrate sufficient cash flows to support the repayment of all principal and interest including any amounts previously charged-off;

•	An updated appraisal or home valuation, which must demonstrates sufficient collateral value to support the debt;

•	Sustained performance based on the restructured terms for at least six consecutive months;

•	Approval by the special assets committee, which consists of senior management including the Chief Credit Officer and the Chief Financial Officer.

The following table sets forth information with respect to our non-performing assets at the dates indicated. We had 13 TDRs on non-accrual status at June 30, 2014 totaling $6.0 million, 31 TDRs on non-accrual status at December 31, 2013 totaling $18.3 million, 29 TDRs on non-accrual status at December 31, 2012 totaling $15.3 million, 36 TDRs at December 31, 2011 totaling $23.7 million, 36 TDRs at December 31, 2010 totaling $26.7 million, and four TDRs at December 31, 2009 totaling $14.2 million. We had four TDRs totaling $10.1 million and two TDRs totaling $5.5 million that were on accrual status and in compliance with their modified terms as of December 31, 2013 and 2012, respectively. Management monitors the activity and performance of non-performing assets on a weekly basis.

	At June 30, 2014	At December 31,
(Dollars in thousands)		2013	2012	2011	2010	2009
Non-accrual loans:
Real estate loans:
One- to four-family	$8,926	$11,393	$13,515	$12,477	$13,414	$1,226
Commercial real estate	7,903	23,131	39,043	65,589	60,288	64,317
Residential construction	130	130	783	1,850	308	—

Total real estate loans	16,959	34,654	53,341	79,916	74,010	65,543

Commercial business loans	9,020	15,900	13,255	26,959	21,634	6,356

Consumer loans:
Home equity lines of credit	1,482	953	1,110	499	—	—
Automobile loans	171	151	119	97	70	274
Other consumer loans	150	107	592	436	89	134

Total consumer loans	1,803	1,211	1,821	1,032	159	408

Total non-accrual loans (1)	27,782	51,765	68,417	107,907	95,803	72,307
Accruing loans past due 90 days or more:
Real estate loans:
One- to four-family	—	—	—	—	44	4,405
Commercial real estate	—	—	—	—	—	5,222

Total real estate loans	—	—	—	—	44	9,627

Commercial business loans				—	—	1,448

Consumer loans:
Home equity lines of credit	—	—	—	—	—	12
Personal loans	—	—	—	—	—	141
Education loans (2)	16,819	24,410	24,013	28,423	27,888	36,771
Automobile	—	—	—	—	—	176

Total consumer loans	16,819	24,410	24,013	28,423	27,888	37,100

Total accruing loans past due 90 days or more	16,819	24,410	24,013	28,423	27,932	48,175

Total non-performing loans	44,601	76,175	92,430	136,330	123,735	120,482

Real estate owned	2,008	5,861	11,752	17,775	16,694	9,061

Total non-performing assets	$46,609	$82,036	$104,182	$154,105	$140,429	$129,543

Total non-performing loans to total loans	1.88%	3.25%	3.78%	5.29%	4.42%	4.32%

Total non-performing assets to total assets	1.05%	1.79%	2.08%	3.35%	2.85%	2.77%

(1)	Includes $6.0 million, $18.3 million, $15.3 million, $22.2 million, $26.7 million and $14.2 million of TDRs on non-accrual status as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.
(2)	Education loans are 98% government guaranteed.

Non-performing assets, including loans 90 days past due and still accruing, decreased $35.4 million to $46.6 million, or 1.05% of total assets, at June 30, 2014 from $82.0 million, or 1.79% of total assets, at December 31, 2013. Non-performing assets totaled $104.2 million, or 2.08% of total assets, at December 31, 2012. This decrease was primarily in our commercial real estate loan portfolio and was the result of principal pay downs, charge-offs, non-performing loans returned to accruing status, and sales of non-performing loans. Net charge-offs for the six months ended June 30, 2014 and the year ended December 31, 2013 were $4.8 million and $15.0 million, respectively, compared to $9.0 million and $24.6 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively. We charge-off the collateral or cash flow deficiency on all classified loans once they are 90 days delinquent. Non-performing assets at June 30, 2014 and December 31, 2013 and 2012 included $16.8 million, or 36.1%, $24.4 million, or 29.8%, and $24.0 million, or 23.1%, respectively, of government guaranteed student loans where we have little risk of credit loss. We continue to rigorously review our loan portfolio to ensure that the collateral values remain sufficient to support the outstanding balances.

Interest income that would have been recorded for the six months ended June 30, 2014 and the year ended December 31, 2013, had non-accrual loans been current according to their original terms, amounted to approximately $1.1 million and $3.5 million. There was no interest income recorded on non-accrual loans during the six months ended June 30, 2014 and the year ended December 31, 2013, respectively.

The tables below include impaired loans and the average impaired loan balance as of June 30, 2014, December 31, 2013 and 2012.

For the Six Months Ended June 30, 2014

(Dollars in thousands)	Unpaid Principal Balance	Life-to-Date Charge-offs	Carrying Amount of Impaired Loans	Charge-off % of UPB	Number of Loans	Average Impaired Loan Balance

Impaired loans with no related specific allowance recorded:
Commercial real estate	$9,502	$3,036	$6,466	32.0%	28	$231
Commercial business	15,537	6,517	9,020	41.9%	19	475
Commercial construction	1,648	211	1,437	12.8%	3	479
Residential real estate	9,503	577	8,926	6.1%	136	66
Residential construction	338	208	130	61.5%	1	130
Home equity and lines of credit	1,509	27	1,482	1.8%	23	64
Personal	150	—	150	0.0%	10	15
Automobile	171	—	171	0.0%	18	10

Total impaired loans	$38,358	$10,576	$27,782	27.6%	238	$117

The unimpaired loans table above does not include $408,000 of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition.

For the Year Ended December 31, 2013

(Dollars in thousands)	Unpaid Principal Balance	Life-to-Date Charge-offs	Carrying Amount of Impaired Loans	Charge-off % of UPB	Number of Loans	Average Impaired Loan Balance

Impaired loans with no related specific allowance recorded:
Commercial real estate	$28,116	$7,503	$20,613	26.7%	43	$479
Commercial business	30,264	4,242	26,022	14.0%	27	964
Commercial construction	6,214	3,696	2,518	59.5%	4	630
Residential real estate	11,955	562	11,393	4.7%	139	82
Residential construction	338	208	130	61.5%	1	130
Home equity and lines of credit	971	18	953	1.9%	19	50
Personal	107	—	107	0.0%	9	12
Automobile	151	—	151	0.0%	17	9

Total impaired loans	$78,116	$16,229	$61,887	20.8%	253	$245

The impaired loans table above includes $10.1 million of accruing TDRs that were modified during 2013 and are performing in accordance with their modified terms. The impaired loans table above does not include $499,000 of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition.

For the Year Ended December 31, 2012

(Dollars in thousands)	Unpaid Principal Balance	Life-to-Date Charge-offs	Carrying Amount of Impaired Loans	Charge-off % of UPB	Number of Loans	Average Impaired Loan Balance

Impaired loans with no related specific allowance recorded:
Commercial real estate	$36,691	$11,055	$25,636	30.1%	75	$342
Commercial business	25,128	6,381	18,747	25.4%	39	481
Commercial construction	24,016	10,609	13,407	44.2%	11	1,219
Residential real estate	14,374	859	13,515	6.0%	146	93
Residential construction	783	—	783	—	2	392
Home equity and lines of credit	1,127	17	1,110	1.5%	17	65
Personal	743	151	592	20.3%	12	49
Automobile	126	7	119	5.6%	14	9

Total impaired loans	$102,988	$29,079	$73,909	28.2%	316	$234

The impaired loans table above includes $5.5 million of accruing TDRs that were modified during 2012 and are performing in accordance with their modified terms. We recorded $279,000 of interest income related to these accruing TDRs during the year ended December 31, 2012. The impaired loans table above does not include $2.3 million of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Federal Deposit Insurance Corporation has the authority to identify problem assets and, if appropriate, require them to be classified. Our credit review process includes a risk classification of all commercial and residential loans that includes pass, special mention, substandard and doubtful. A loan is classified as pass when payments are current and it is performing under the original contractual terms. A loan is classified as special mention when the borrower exhibits potential credit weakness or a downward trend which, if not checked or corrected, will weaken the asset or inadequately protect Beneficial Bank’s position. While potentially weak, the borrower is currently marginally acceptable; no loss of principal or interest is envisioned. A loan is classified as substandard when the borrower has a well-defined weakness or weaknesses that jeopardize the orderly liquidation of the debt. A substandard loan is inadequately protected by the current net worth and paying capacity of the obligor, normal repayment from this borrower is in jeopardy, and there is a distinct possibility that a partial loss of interest and/or principal will occur if the deficiencies are not corrected. A loan is classified as doubtful when a borrower has all weaknesses inherent in a substandard loan with the added provision that: (1) the weaknesses make collection of debt in full on the basis of currently existing facts, conditions and values highly questionable and improbable; (2) serious problems exist to the point where a partial loss of principal is likely; and (3) the possibility of loss is extremely high, but because of certain important, reasonably specific pending factors that may work to the advantage and strengthening of the assets, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens and additional refinancing plans. We charge-off the collateral deficiency on all loans classified as substandard. In all cases, loans are placed on non-accrual when 90 days past due or earlier if collection of principal or interest is considered doubtful.

The following table summarizes classified assets of all portfolio types at the dates indicated:

(Dollars in thousands)	At June 30, 2014	At December 31,
		2013	2012	2011	2010	2009
Special mention assets	$33,268	$49,526	$70,635	$56,156	$42,643	$40,809
Substandard assets	63,062	98,275	99,989	104,895	81,354	65,617
Doubtful assets	—	—	3,503	20,802	29,003	51,482

Total classified assets	$96,330	$147,801	$174,127	$181,853	$153,000	$157,908

For all loans classified as substandard and doubtful, we have charged-off the collateral deficiency on all collateral dependent classified loans that are 90 days past due.

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a specific valuation allowance on identified problem loans; (2) a general valuation allowance on the remainder of the loan portfolio; and (3) an unallocated component.

Specific Allowance. Management regularly monitors the condition of borrowers and assesses both internal and external factors in determining whether any relationships have deteriorated considering factors such as historical loss experience, trends in delinquency and non-performing loans, changes in risk composition and underwriting standards, the experience and ability of staff and regional and national economic conditions and trends.

Our Chief Credit Officer supervises the workout department and identifies, manages and works through non-performing assets. Our credit officers and workout group identify and manage potential problem loans for our commercial loan portfolios. Changes in management, financial and operating performance, company behavior, industry factors and external events and circumstances are evaluated on an ongoing basis to determine whether potential impairment is evident and additional analysis is needed. For our commercial loan portfolios, risk ratings are assigned to each individual loan to differentiate risk within the portfolio and are reviewed on an ongoing basis by credit risk management and revised, if needed, to reflect the borrowers’ current risk profiles and the related collateral positions. The risk ratings consider factors such as financial condition, debt capacity and coverage ratios, market presence and quality of management. When a credit’s risk rating is downgraded to a certain level, the relationship must be reviewed and detailed reports completed that document risk management strategies for the credit going forward, and the appropriate accounting actions to take in accordance with generally accepted accounting principles in the United States. When credits are downgraded beyond a certain level, our workout department becomes responsible for managing the credit risk.

Risk rating actions are generally reviewed formally by one or more credit committees depending on the size of the loan and the type of risk rating action being taken. Our commercial, consumer and residential loans are monitored for credit risk and deterioration considering factors such as delinquency, loan to value ratios, and credit scores.

When problem loans are identified that are secured with collateral, management examines the loan files to evaluate the nature and type of collateral supporting the loans. Management documents the collateral type, date of the most recent valuation, and whether any liens exist, to determine the value to compare against the committed loan amount. If a loan is identified as impaired and is collateral dependent, an updated appraisal is obtained to provide a baseline in determining the property’s fair market value. We also consider costs to sell the property and use the appraisal less selling costs to determine if a charge-off is required for the collateral dependent problem loan. If the collateral value is subject to significant volatility (due to location of asset, obsolescence, etc.) an appraisal is obtained more frequently. In-house revaluations are typically performed on a quarterly basis and updated appraisals are obtained annually, if determined necessary.

When we determine that the value of an impaired loan is less than its carrying amount, we recognize impairment through a charge-off to the allowance. We perform these assessments on at least a quarterly basis. For commercial loans, a charge-off is recorded when management determines we will not collect 100% of a loan based on the fair value of the collateral, less costs to sell the property, or the net present value of expected future cash flows. Charge-offs are recorded on a monthly basis and partially charged-off loans continue to be evaluated on a monthly basis. The collateral deficiency on consumer loans and residential loans are generally charged-off when deemed to be uncollectible or delinquent 90 days or more, whichever comes first, unless it can be clearly demonstrated that repayment will occur regardless of the delinquency status. Examples that would demonstrate repayment include a loan that is secured by adequate collateral and is in the process of collection, a loan supported by a valid guarantee or insurance, or a loan supported by a valid claim against a solvent estate.

Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available to absorb losses in the loan portfolio. We charge-off the collateral or discounted cash flow deficiency on all loans at 90 days past due, as a result, no specific valuation allowance was maintained at June 30, 2014 or December 31, 2013 for non-performing loans.

General Allowance. Additionally, we reserve for certain inherent, but undetected, losses that are probable within the loan portfolio. This is due to several factors, such as, but not limited to, inherent delays in obtaining information regarding a customer’s financial condition or changes in their unique business conditions and the interpretation of economic trends. While this analysis is conducted at least quarterly, we have the ability to revise the allowance factors whenever necessary to address improving or deteriorating credit quality trends or specific risks associated with a given loan pool classification.

Unallocated Allowance. Regardless of the extent of our analysis of customer performance, portfolio evaluations, trends or risk management processes established, a level of imprecision will always exist due to the subjective nature of loan portfolio and/or individual loan evaluations. Management established an unallocated reserve to cover uncertainties that Beneficial Mutual Bancorp believes have resulted in losses that have not yet been allocated to specific elements of the general component. Such factors include uncertainties in economic conditions and in identifying triggering events that directly correlate to subsequent loss rates, changes in the appraised value of underlying collateral, risk factors that have not yet manifested themselves in loss allocation factors and historical loss experience data that may not precisely correspond to the current portfolio or economic conditions. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodology for estimating general losses in the portfolio.

A comprehensive analysis of the allowance for loan losses is performed on a quarterly basis. The factors supporting the allowance for loan losses do not diminish that the entire allowance for loan losses is available to absorb losses in the loan portfolio. Our principal focus, therefore, is on the adequacy of the total allowance for loan losses.

The allowance for loan losses is subject to review by banking regulators. Our primary bank regulators regularly conduct examinations of the allowance for loan losses and make assessments regarding their adequacy and the methodology employed in their determination. Our regulators may require the allowance for loan losses to be increased based on their review of information available to them at the time of their examination.

The following tables set forth the breakdown of the allowance for loan losses by loan category at the dates indicated:

(Dollars in thousands)	At June 30, 2014		At December 31,
			2013		2012
	Allowance Allocated to Loan Portfolio	Loan Category as a % of Total Loans	Allowance Allocated to Loan Portfolio	Loan Category as a % of Total Loans	Allowance Allocated to Loan Portfolio	Loan Category as a % of Total Loans
Commercial:
Commercial real estate	$22,100	26.7%	$22,089	24.9%	$21,994	26.1%
Commercial business loans	17,993	16.0	19,301	16.2	18,088	13.6
Commercial construction	2,207	1.8	3,188	1.6	8,242	4.3

Total Commercial	42,300	44.5	44,578	42.7	48,324	44.0
Residential:
Residential real estate	1,986	28.5	2,200	29.2	2,293	27.2
Residential construction	—	—	—	0.0	142	0.1

Total real estate loans	1,986	28.5	2,200	29.2	2,435	27.3
Consumer:
Home equity & lines of credit	2,923	9.5	3,133	10.0	2,397	10.5
Personal	2,107	1.5	2,687	1.8	2,062	2.3
Education	281	8.5	306	8.8	303	8.9
Automobile	2,477	7.5	2,195	7.5	1,578	7.0

Total consumer	7,788	27.0	8,321	28.1	6,340	28.7

Unallocated	550		550		550

Total allowance for loan losses	$52,624	100.0%	$55,649	100.0%	$57,649	100.0%

(Dollars in thousands)	At December 31,
	2011		2010		2009
	Allowance Allocated to Loan Portfolio	Loan Category as a % of Total Loans	Allowance Allocated to Loan Portfolio	Loan Category as a % of Total Loans	Allowance Allocated to Loan Portfolio	Loan Category as a % of Total Loans
Commercial:
Commercial real estate	$16,254	21.2%	$14,793	21.5%	$9,842	21.5%
Commercial business loans	15,376	16.7	14,407	15.8	20,515	15.7
Commercial construction	14,791	9.1	9,296	9.6	4,344	9.5

Total Commercial	46,421	47.0	38,496	46.9	34,701	46.7
Residential:
Residential real estate	1,620	24.2	1,854	24.6	5,460	23.3
Residential construction	65	0.2	30	0.4	97	0.4

Total real estate loans	1,685	24.4	1,884	25.0	5,557	23.7

Consumer:
Home equity & lines of credit	2,020	10.5	2,136	10.3	2,169	11.3
Personal	1,855	2.8	977	3.4	1,041	4.0
Education	279	9.1	297	8.9	903	9.2
Automobile	1,403	6.2	1,026	5.5	1,484	5.1

Total consumer	5,557	28.6	4,436	28.1	5,597	29.6

Unallocated	550		550		—

Total allowance for loan losses	$54,213	100.0%	$45,366	100.0%	$45,855	100.0%

Commercial Loan Portfolio. The portion of the allowance for loan losses related to the commercial portfolio totaled $42.3 million or 4.0% of commercial loans at June 30, 2014, which decreased from $44.6 million or 4.5% of commercial loans at December 31, 2013. We experienced a $49.9 million decrease in criticized and classified commercial loans to $82.6 million at June 30, 2014 compared to $132.5 million at December 31, 2013. We have also seen stabilization in commercial delinquencies and net charge-offs over the past twelve months with net charge-offs decreasing to $4.3 million for the six months ending June 30, 2014 compared to $9.0 million for the six months ending June 30, 2013. We continue to charge-off any cash flow or collateral deficiency for non-performing loans once a loan is 90 days past due. We believe the decrease in the commercial reserve was appropriate given the decrease in criticized and classified loans since year end and the decrease in delinquencies and net charge-offs year over year.

Residential Loans. The allowance for the residential loan portfolio was $2.0 million, or 0.29% of residential loans, at June 30, 2014 from $2.2 million, or 0.32% of residential loans, at December 31, 2013. Our residential loan delinquencies decreased $773,000, or 11.8%, to $5.8 million at June 30, 2014 from $6.5 million at December 31, 2013 and net charge-offs remain low at $315,000 for the six months ending June 30, 2014 compared to $188,000 for the six months ending June 30, 2013. We believe the balance of residential reserves was appropriate given the decrease in delinquencies and continued low charge-off levels.

Consumer Loans. The allowance for the consumer loan portfolio decreased $533,000 to $7.8 million, or 1.2% of consumer loans, at June 30, 2014 compared to $8.3 million, or 1.3% of consumer loans, at December 31, 2013. Net charge-offs remain low for this portfolio at $575,000 for the six months ending June 30, 2014 compared to $639,000 for the six months ending June 30, 2013 and delinquencies have been stable year over year. We believe the decrease in the consumer reserve was appropriate based on the overall decrease in consumer loan delinquencies during the year and the decrease in net charge-offs year over year.

Unallocated Allowance. The unallocated allowance for loan losses was $550,000 at June 30, 2014 and at December 31, 2013 and 2012. The unallocated component is maintained to cover uncertainties that Beneficial Mutual Bancorp believes have resulted in losses that have not yet been allocated to specific elements of the general component. Such factors include uncertainties in economic conditions and in identifying triggering events that directly correlate to subsequent loss rates, changes in appraised value of underlying collateral, risk factors that have not yet manifested themselves in loss allocation factors and historical loss experience data that may not precisely correspond to the current portfolio or economic conditions. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodology for estimating general losses in the portfolio. The appropriate allowance level is estimated based upon factors and trends identified by Beneficial Mutual Bancorp at the time the consolidated financial statements are prepared. Management continuously evaluates its allowance methodology; however, the unallocated allowance is subject to changes each reporting period.

The allowance for loan losses is maintained at levels that management considers appropriate to provide for losses based upon an evaluation of known and inherent risks in the loan portfolio. Management’s evaluation takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans with loss potential, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance for credit losses may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be sufficient should the quality of loans deteriorate as a result of the factors described above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

The following table sets forth an analysis of the activity in the allowance for loan losses for the periods indicated:

(Dollars in thousands)	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Allowance at beginning of period	$55,649	$57,649	$57,649	$54,213	$45,366	$45,855	$36,905

Provision for loan losses	1,750	10,000	13,000	28,000	37,500	70,200	15,697
Charge-offs:
Real estate loans:
One- to four-family	372	435	1,051	1,215	1,004	918	6
Commercial real estate	3,434	6,355	11,334	13,393	24,571	51,841	2,851

Total real estate loans	3,806	6,790	12,385	14,608	25,575	52,759	2,857

Commercial business loans	3,669	2,612	5,340	9,867	5,897	14,505	1,870

Consumer:
Home equity lines of credit	119	211	740	979	587	2,106	544
Automobile loans	675	585	1,113	1,070	1,185	1,090	1,340
Other consumer loans	237	426	759	816	1,790	1,182	1,092

Total consumer loans	1,031	1,222	2,612	2,865	3,562	4,378	2,976

Total charge-offs	8,506	10,624	20,337	27,340	35,034	71,642	7,703

Recoveries:
Real estate loans:
One- to four-family	58	247	430	36	28	2	4
Commercial real estate	2,770	331	2,843	893	3,984	162	—

Total real estate loans	2,828	578	3,273	929	4,012	164	4

Commercial business	421	476	902	905	1,027	171	212

Consumer:
Home equity lines of credit	139	98	255	253	461	71	137
Automobile loans	304	421	725	488	571	339	355
Other consumer loans	39	64	182	201	310	208	248

Total consumer loans	482	583	1,162	942	1,342	618	740

Total recoveries	3,731	1,637	5,337	2,776	6,381	953	956

Net charge-offs	4,775	8,987	15,000	24,564	28,653	70,689	6,747

Allowance at end of period	$52,624	$58,662	$55,649	$57,649	$54,213	$45,366	$45,855

Allowance to non-performing loans	117.99%	72.91%	73.05%	62.37%	39.77%	36.66%	38.06%
Allowance to total loans	2.22%	2.46%	2.38%	2.36%	2.10%	1.62%	1.64%
Net charge-offs to average loans (1)	0.41%	0.75%	0.63%	0.96%	1.05%	2.53%	0.25%

(1)	Net charge-offs have been annualized in this calculation for the six months ended June 30, 2014 and 2013.

Interest Rate Risk Management. Interest rate risk is defined as the exposure to current and future earnings, and capital that arises from adverse movements in interest rates. Depending on a bank’s asset/liability structure, adverse movements in interest rates could be either rising or falling interest rates. For example, a bank with predominantly long-term fixed-rate loans, and short-term deposits could have an adverse earnings exposure to a rising rate environment. Conversely, a short-term or variable-rate asset base funded by longer-term liabilities could be negatively affected by falling rates. This is referred to as re-pricing or maturity mismatch risk.

Interest rate risk also arises from changes in the slope of the yield curve (yield curve risk), from imperfect correlations in the adjustment of rates earned and paid on different instruments with otherwise similar re-pricing characteristics (basis risk), and from interest rate related options embedded in our assets and liabilities (option risk).

Our goal is to manage our interest rate risk by determining whether a given movement in interest rates affects our net income and the market value of our portfolio equity in a positive or negative way, and to execute strategies to maintain interest rate risk within established limits. Over the past few years, we took advantage of the decrease in interest rates to reposition the balance sheet through the sale of lower-rate longer-term securities and the run-off higher-cost non-

relationship-based municipal deposits to improve our profitability, interest rate risk and capital position. The results at June 30, 2014 and December 31, 2013 indicate an acceptable level of risk. The June 30, 2014 and December 31, 2013 results indicate a profile that reflects interest rate risk exposures in both rising and declining rate environments for both net interest income and economic value.

Model Simulation Analysis. We view interest rate risk from two different perspectives. The traditional accounting perspective, which defines and measures interest rate risk as the change in net interest income and earnings caused by a change in interest rates, provides the best view of short-term interest rate risk exposure. We also view interest rate risk from an economic perspective, which defines and measures interest rate risk as the change in the market value of portfolio equity caused by changes in the values of assets and liabilities, which fluctuate due to changes in interest rates. The market value of portfolio equity, also referred to as the economic value of equity, is defined as the present value of future cash flows from existing assets, minus the present value of future cash flows from existing liabilities.

These two perspectives give rise to income simulation and economic value simulation, each of which presents a unique picture of our risk of any movement in interest rates. Income simulation identifies the timing and magnitude of changes in income resulting from changes in prevailing interest rates over a short-term time horizon (usually one year). Economic value simulation reflects the interest rate sensitivity of assets and liabilities in a more comprehensive fashion, reflecting all future time periods. It can identify the quantity of interest rate risk as a function of the changes in the economic values of assets and liabilities, and the equity of Beneficial Mutual Bancorp. Both types of simulation assist in identifying, measuring, monitoring and controlling interest rate risk and are employed by management to ensure that variations in interest rate risk exposure will be maintained within policy guidelines.

Our asset/liability management committee (“ALCO”) produces reports on a quarterly basis, which compare baseline (no interest rate change) current positions showing forecasted net income, the economic value of equity and the duration of individual asset and liability classes, and of equity. Duration is defined as the weighted average time to the receipt of the present value of future cash flows. These baseline forecasts are subjected to a series of interest rate changes, to demonstrate or model the specific impact of the interest rate scenario tested on income, equity and duration. The model, which incorporates all asset and liability rate information, simulates the effect of various interest rate movements on income and equity value. The reports identify and measure our interest rate risk exposure present in our current asset/liability structure. If the results produce quantifiable interest rate risk exposure beyond our limits, then the testing will have served as a monitoring mechanism to allow us to initiate asset/liability strategies designed to reduce and therefore control interest rate risk.

The tables below set forth an approximation of our interest rate risk exposure. The simulation uses projected repricing of assets and liabilities at June 30, 2014 and December 31, 2013. The primary interest rate exposure measurement applied to the entire balance sheet is the effect on net interest income of a change in market interest rates of plus or minus 200 basis points over a one year time horizon, and the effect on economic value of equity of a change in market interest rates of plus or minus 200 basis points for all projected future cash flows. Various assumptions are made regarding the prepayment speed and optionality of loans, investments and deposits, which are based on analysis and market information. The assumptions regarding optionality, such as prepayments of loans and the effective maturity of non-maturity deposit products, are documented periodically through evaluation under varying interest rate scenarios.

Because the prospective effects of hypothetical interest rate changes are based on a number of assumptions, these computations should not be relied upon as indicative of actual results. While we believe such assumptions to be reasonable, assumed prepayment rates may not approximate actual future prepayment activity on mortgage-backed securities, collateralized mortgage obligations and loans. Further, the computation does not reflect any actions that management may undertake in response to changes in interest rates. Management periodically reviews the rate assumptions based on existing and projected economic conditions.

As of June 30, 2014 (Dollars in thousands):

Basis point change in rates	-200	Base Forecast	+200
Net Interest Income at Risk:
Net Interest Income	$98,468	$114,445	$112,717
% change	(13.96)%		(1.51)%

Economic Value at Risk:
Equity	$704,666	$785,147	$740,536
% change	(10.25)%		(5.68)%

As of December 31, 2013 (Dollars in thousands):

Basis point change in rates	-200	Base Forecast	+200
Net Interest Income at Risk:
Net Interest Income	$99,735	$116,649	$113,779
% change	(14.50)%		(2.46)%

Economic Value at Risk:
Equity	$760,959	$813,712	$742,257
% change	(6.48)%		(8.78)%

As of June 30, 2014, based on the scenarios above, net interest income at risk and economic value of equity at risk would be negatively affected over a one-year time horizon in both a rising and a declining interest rate environment. As of December 31, 2013, based on the scenarios above, net interest income and economic value of equity would be negatively impacted by a 200 basis point increase or decrease in interest rates. The current historically low interest rate environment reduces the reliability of the measurement of a 200 basis point decline in interest rates, as such a decline would result in negative interest rates. We have established an interest rate floor of zero percent for measuring interest rate risk. Such a floor in our income simulation results in a reduction in our net interest margin as more of our liabilities than our assets are impacted by the zero percent floor. In addition, economic value of equity is also reduced in a declining rate environment due to the negative impact to deposit premium values.

Overall, our June 30, 2014 and December 31, 2013 results indicate that we are adequately positioned with limited net interest income and economic value at risk and that all interest rate risk results continue to be within our policy guidelines.

Liquidity Risk

Liquidity risk is the risk of being unable to meet obligations as they come due at a reasonable funding cost. We mitigate this risk by attempting to structure our balance sheet prudently and by maintaining diverse borrowing resources to fund potential cash needs. For example, we structure our balance sheet so that we fund less liquid assets, such as loans, with stable funding sources, such as retail deposits, long-term debt, wholesale deposits, and capital. We assess liquidity needs arising from asset growth, maturing obligations, and deposit withdrawals, considering operations in both the normal course of business and times of unusual events. In addition, we consider our off-balance sheet arrangements and commitments that may impact liquidity in certain business environments.

Our ALCO measures liquidity risks, sets policies to manage these risks, and reviews adherence to those policies at its quarterly meetings. For example, we manage the use of short-term unsecured borrowings as well as total wholesale funding through policies established and reviewed by our ALCO. In addition, the director risk committee of our board of directors sets liquidity limits and reviews current and forecasted liquidity positions at each of its regularly scheduled meetings.

We have contingency funding plans that assess liquidity needs that may arise from certain stress events such as rapid asset growth and financial market disruptions. Our contingency plans also provide for continuous monitoring of net borrowed funds dependence and available sources of contingent liquidity. These sources of contingent liquidity include cash and cash equivalents, capacity to borrow at the Federal Reserve discount window and the Federal Home Loan Bank system, fed funds purchased from other banks and the ability to sell, pledge or borrow against unencumbered securities in our investment portfolio. As of June 30, 2014, the potential liquidity from these sources totaled $2.7 billion, which is an amount we believe currently exceeds any contingent liquidity needs.

Uses of Funds. Our primary uses of funds include the extension of loans and credit, the purchase of investment securities, working capital, and debt and capital management. In addition, contingent uses of funds may arise from events such as financial market disruptions.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, (4) repayment of borrowings and (5) the objectives of our asset/liability management program. Excess liquid assets are invested generally in short to intermediate-term U.S. Government agency obligations.

Sources of Funds. Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2014, cash and cash equivalents totaled $254.0 million, including overnight investments of $196.1 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $840.6 million at June 30, 2014. On June 30, 2014, we had $195.0 million in Federal Home Loan Bank advances outstanding. In addition, if Beneficial Bank requires funds beyond its ability to generate them internally, it can borrow funds under an overnight advance program up to Beneficial Bank’s maximum borrowing capacity based on its ability to collateralize such borrowings.

Our primary sources of funds include a large, stable deposit base. Core deposits, primarily gathered from our retail branch network, are our largest and most cost-effective source of funding. Core deposits totaled $2.80 billion at June 30, 2014, representing a decrease from $2.93 billion at December 31, 2013. The decrease in core deposits was driven by a $155.2 million decrease in municipal deposits, which was consistent with the planned run-off of higher cost non-relationship-based municipal deposits. We also maintain access to a diversified base of wholesale funding sources. These uncommitted sources include fed funds purchased from other banks, securities sold under agreements to repurchase, brokered certificates of deposit, and Federal Home Loan Bank advances. Aggregate wholesale funding totaled $366.3 million at June 30, 2014, compared to $374.8 million as of December 31, 2013. In addition, at June 30, 2014, we had arrangements to borrow up to $1.2 billion from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. On June 30, 2014, we had $195.0 million of Federal Home Loan Bank advances outstanding.

A significant use of our liquidity is the funding of loan originations. At June 30, 2014, Beneficial Bank had $242.5 million in loan commitments outstanding, which consisted of $32.2 million and $6.6 million in commercial and consumer commitments to fund loans, respectively, $191.8 million in commercial and consumer unused lines of credit, and $11.9 million in standby letters of credit. Another significant use of Beneficial Bank’s liquidity is the funding of deposit withdrawals. Certificates of deposit due within one year of June 30, 2014 totaled $391.7 million, or 55.7% of certificates of deposit. The large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the current low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit, brokered deposits and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2015. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following tables present certain of our contractual obligations at June 30, 2014 and December 31, 2013:

(Dollars in thousands)	Total	Payments due by period
		Less than One Year	One to Three Years	Three to Five Years	More Than Five Years
Borrowed funds	$250,379	$60,000	$145,000	$20,000	$25,379
Commitments to fund loans	38,799	38,799	—	—	—
Unused lines of credit	191,770	124,374	8,530	29,593	29,273
Standby letters of credit	11,930	10,208	702	20	1,000
Operating lease obligations	58,768	5,382	9,689	8,263	35,434

Total	$551,646	$238,763	$163,921	$57,876	$91,086

(Dollars in thousands)	Total	Payments due by period
		Less than One Year	One to Three Years	Three to Five Years	More Than Five Years
Borrowed funds	$250,370	$60,000	$70,000	$95,000	$25,370
Commitments to fund loans	38,159	38,159	—	—	—
Unused lines of credit	166,162	75,608	63,890	2,984	23,680
Standby letters of credit	11,996	2,042	8,954	—	1,000
Operating lease obligations	61,285	5,675	9,972	8,405	37,233

Total	$527,972	$181,484	$152,816	$106,389	$87,283

Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and borrowings. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The following table presents our primary investing and financing activities during the periods indicated.

	Six Months Ended June 30,
	2014	2013
	(In thousands)
Investing activities:
Loans originated or acquired	$(332,839)	$(265,732)
Principal repayments on loans	289,431	318,537
Security purchases	(30,999)	(391,842)
Security sales	3,088	27,574
Security maturities, calls and principal repayments	103,219	237,043
Financing activities:
Decrease in deposits	(154,551)	(189,904)
Net increase in borrowed funds	9	25,009
Purchase of treasury stock	(22,480)	(4,852)

Beneficial Mutual Bancorp is a separate legal entity from Beneficial Bank and must provide for its own liquidity in addition to its operating expenses. Beneficial Mutual Bancorp’s primary source of income is dividends received from Beneficial Bank. The amount of dividends that Beneficial Bank may declare and pay to Beneficial Mutual Bancorp is generally restricted under Pennsylvania law to the retained earnings of Beneficial Bank. During the year ended December 31, 2013, Beneficial Bank paid Beneficial Mutual Bancorp a $20.0 million dividend to fund the 4,000,000 share stock repurchase program adopted during the year. At June 30, 2014, Beneficial Mutual Bancorp (stand-alone) had liquid assets of $18.7 million.

Capital Management. We are subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2014, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See note 15 in the notes to the consolidated financial statements included in this prospectus.

At June 30, 2014, Beneficial Bank’s ratio of Tier 1 capital to risk-weighted assets equaled 20.97%, well above the ratio necessary to be considered well capitalized under applicable federal regulations. We strive to manage our capital for maximum shareholder benefit. While the significant increase in equity that resulted from our initial public stock offering in July 2007 adversely impacted our return on equity, our financial condition and results of operations were enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. Further, in the current economic environment, our strong capital position leaves Beneficial Mutual Bancorp well-positioned to meet our customers’ needs and to execute on our growth strategies. We use capital management tools, such as common share repurchases, to improve our capital position. At June 30, 2014, 6,923,771 shares had been repurchased.

This offering, and the consolidation of the assets of Beneficial Savings Bank MHC concurrent with the completion of the conversion, is expected to increase our consolidated equity by $412.0 million at the minimum of the offering range and by $558.9 million at the maximum of the offering range. See “Capitalization.” Following completion of this offering, we also will manage our capital for maximum shareholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. We expect to continue stock repurchases after completion of the conversion subject to market conditions and regulatory restrictions. Under current federal regulations, subject to certain exceptions, we may not repurchase shares of our common stock during the first year following the completion of the conversion.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 20 to the consolidated financial statements included in this prospectus. For the six months ended June 30, 2014 and the year ended December 31, 2013, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Derivative Financial Instruments. Beneficial Mutual Bancorp executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting interest rate swaps that Beneficial Mutual Bancorp executes with a third party, such that Beneficial Mutual Bancorp minimizes its net risk exposure resulting from such transactions. These derivatives are not designated as hedges and are not speculative. Rather, these derivatives result from a service Beneficial Mutual Bancorp provides to certain customers. As the interest rate swaps associated with this program do not meet the hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. As of June 30, 2014, Beneficial Mutual Bancorp had six interest rate swaps with an aggregate notional amount of $25.8 million related to this program. During the three and six months ended June 30, 2014, Beneficial Mutual Bancorp recognized a loss of $7,000 and $26,000, respectively, compared to a gain of $106,000 and $112,000 for the same periods in 2013 related to interest rate swap agreements that are included as a component of services charges and other non-interest income in Beneficial Mutual Bancorp’s consolidated statements of income.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 2 in the notes to the consolidated financial statements included in this prospectus.

Effect of Inflation and Changing Prices

The consolidated financial statements and related consolidated financial data presented in this report have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services because such prices are affected by inflation to a larger extent than interest rates.

OUR MANAGEMENT

Board of Directors

The board of directors of Beneficial Bancorp is comprised of nine persons who are elected for terms of three years, approximately one-third of whom will be elected annually. The directors of Beneficial Bancorp are the same individuals that comprise the boards of directors of Beneficial Mutual Bancorp and Beneficial Savings Bank MHC and the board of trustees of Beneficial Bank. All of our directors are independent under the listing requirements of the Nasdaq Stock Market, Inc., except for Mr. Gerard P. Cuddy, whom we currently employ as President and Chief Executive Officer.

Information regarding our directors is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated for each individual is as of June 30, 2014. The indicated period of service as a director includes the period of service as a trustee of Beneficial Bank.

The following directors have terms ending in 2015:

Elizabeth H. Gemmill served as the President of the Warwick Foundation, a private family foundation, which dissolved in 2012. She is also a director of Universal Display Corporation (Nasdaq: PANL) and the Chairman of the Board of the Presbyterian Foundation. Age 68. Trustee of Beneficial Bank and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since 2005.

As a director of Universal Display Corporation, Ms. Gemmill provides the board of directors with critical experience regarding public company oversight matters. Ms. Gemmill also demonstrates a strong commitment to the local community in her role as Chairman of the Presbyterian Foundation and as the former President of the Warwick Foundation.

Joseph J. McLaughlin retired as President and Chief Executive Officer of Beneficial Bank in 1993. Age 86. Trustee of Beneficial Bank since 1974 and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since their formation in 2004.

Mr. McLaughlin’s extensive experience in the local banking industry and involvement in business and civic and charitable organizations in the communities in which Beneficial Bank serves affords the board of directors with valuable insight regarding the business and operations of Beneficial Bank.

The following directors have terms ending in 2016:

Edward G. Boehne served as the President of the Federal Reserve Bank of Philadelphia from 1981 to 2000. Mr. Boehne is a Senior Economic Advisor for Haverford Trust Company, an asset management company. He is also a director of Toll Brothers, Inc. (NYSE: TOL) and the privately held companies of Haverford Trust Company, Penn Mutual Life Insurance Company and AAA Mid-Atlantic (including the related holding company, AAA Club Partners). Age 74. Trustee of Beneficial Bank since 2000 and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since their formation.

Mr. Boehne’s asset management background provides the board of directors with substantial management and leadership experience with respect to an industry that complements the financial services provided by Beneficial Bank. In addition, as a director of a corporation listed on the New York Stock Exchange, Mr. Boehne offers the board of directors significant public company oversight experience.

Karen Dougherty Buchholz is Senior Vice President, Administration of Comcast Corp., one of the nation’s leading providers of entertainment, information and communications products and services. Age 47. Trustee of Beneficial Bank since 2009 and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since 2009.

As an executive of Comcast Corp., Ms. Buchholz provides the board of directors with extensive public company oversight and leadership experience. In addition, Ms. Buchholz is affiliated with several local civic and charitable organizations and offers the board of directors significant business and management level experience from a setting outside of the financial services industry.

Donald F. Gayhardt, Jr. has served as the Chief Executive Officer of Tiger Financial Management, a financial services company, since January 2012 and as Chairman of the Board of Music Training Center Holdings, LLC, a music education company, since May 2009. Before that, Mr. Gayhardt held positions of President, Chief Financial Officer and Secretary as well as a member of the board of directors of Dollar Financial Corp., a financial services company located in Berwyn, Pennsylvania. Age 50. Trustee of Beneficial Bank and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since 2009.

As a former Chief Financial Officer of Dollar Financial Corp., Mr. Gayhardt provides the board of directors with critical experience regarding accounting and financial matters. Mr. Gayhardt’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which Beneficial Bank serves affords the board of directors valuable insight regarding the business and operation of Beneficial Bank.

Roy D. Yates is a Professor of Electrical and Computer Engineering at Rutgers University in Piscataway, New Jersey, and is a former Chairman of the Board of FMS Financial Corporation. Age 51. Trustee of Beneficial Bank and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since 2007.

As the former Chairman of FMS Financial Corporation, Mr. Yates provides the board of directors with critical experience regarding public company oversight matters. In addition, Mr. Yates’ academic and engineering background provides the board of directors with experience from a setting outside of the financial services industry.

The following directors have terms ending in 2017:

Gerard P. Cuddy has served as our President and Chief Executive Officer since 2006. From May 2005 to November 2006, Mr. Cuddy was a senior lender at Commerce Bank. From 2002 to 2005, Mr. Cuddy served as a Senior Vice President of Fleet/Bank of America. Before his service with Fleet/Bank of America, Mr. Cuddy held senior management positions with First Union National Bank and Citigroup. Age 55. Trustee of Beneficial Bank and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since 2006.

Mr. Cuddy’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which Beneficial Bank serves affords the board of directors valuable insight regarding the business and operation of Beneficial Bank. Mr. Cuddy’s knowledge of Beneficial Mutual Bancorp’s and Beneficial Bank’s business and history, combined with his success and strategic vision, position him well to continue to serve as our President and Chief Executive Officer.

Frank A. Farnesi is a retired partner of KPMG LLP. In October 2012, Mr. Farnesi was named Chairman of the Board of Beneficial Bank, Beneficial Savings Bank MHC and Beneficial Mutual Bancorp. He is also a director of RAIT Investment Trust (NYSE: RAS) and a Trustee of Faith in the Future Foundation. Age 67. Trustee of Beneficial Bank and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since 2004.

As a former partner with a certified public accounting firm, Mr. Farnesi provides the board of directors with critical experience regarding accounting and financial matters.

Thomas J. Lewis served as President and Chief Executive Officer of Thomas Jefferson University Hospitals, Inc. from 1996 to 2012. He is also a director of the nonprofit organizations, The Food Trust and The Health Care Improvement Foundation. Age 62. Trustee of Beneficial Bank and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since 2005.

Mr. Lewis’ background offers the board of directors management and oversight experience, specifically within the region in which Beneficial Bank conducts its business.

Executive Officers

Our executive officers are elected annually by the board of directors and serve at the board’s discretion. The following individuals currently serve as executive officers and will serve in the same positions following the conversion and the offering:

Name	Position
Gerard P. Cuddy	President and Chief Executive Officer of Beneficial Bancorp, Beneficial Mutual Bancorp, Beneficial Savings Bank MHC and Beneficial Bank
Thomas D. Cestare	Executive Vice President and Chief Financial Officer of Beneficial Bancorp, Beneficial Mutual Bancorp, Beneficial Savings Bank MHC and Beneficial Bank
Martin F. Gallagher	Executive Vice President and Chief Credit Officer of Beneficial Bank
James E. Gould	Executive Vice President and Chief Lending Officer of Beneficial Bank
Robert J. Maines	Executive Vice President and Director of Operations of Beneficial Bank
Pamela M. Cyr	Executive Vice President and Chief Retail Banking Officer of Beneficial Bank
Joanne R. Ryder	Executive Vice President and Director of Brand & Strategy of Beneficial Bank

Below is information regarding our executive officers who are not also directors. Each executive officer has held his or her current position for the period indicated below. Ages presented are as of June 30, 2014.

Thomas D. Cestare joined Beneficial Bank as Executive Vice President and Chief Financial Officer of Beneficial Bank in July 2010. Before joining Beneficial Mutual Bancorp and Beneficial Bank, Mr. Cestare served as Executive Vice President and Chief Accounting Officer of Sovereign Bancorp. Mr. Cestare is a certified public accountant who was a partner with the public accounting firm of KPMG LLP before joining Sovereign Bancorp in 2005. Age 45.

Martin F. Gallagher joined Beneficial Bank’s commercial banking group in June 2011 and was named Executive Vice President and Chief Credit Officer in January 2012. Before that time, Mr. Gallagher managed and developed commercial banking portfolios for Bryn Mawr Trust Company and National Penn Bank. Age 56.

James E. Gould has served as Executive Vice President and Chief Lending Officer of Beneficial Bank since May 2011. Before joining Beneficial Mutual Bancorp and Beneficial Bank, Mr. Gould served as Managing Director of Private Banking for Wilmington Trust Bank in the Pennsylvania and Southern New Jersey Regions. Before joining Wilmington Trust Bank in 2007, Mr. Gould was Senior Vice President and Regional Managing Director of Credit for Wachovia Bank’s Wealth Management Division. Age 67.

Robert J. Maines joined Beneficial Bank in July 2008 and was named Executive Vice President and Director of Operations in January 2012. Before that time, Mr. Maines served as the Director of Risk Management at Accume Partners. Before joining Accume Partners in 2006, Mr. Maines served as First Vice President, Senior Audit Manager at MBNA. Age 46.

Pamela M. Cyr is the former President and Chief Executive Officer of SE Financial Corp. Ms. Cyr joined Beneficial Bank in June 2012 and was named Executive Vice President and Chief Retail Banking Officer. Age 47.

Joanne R. Ryder joined Beneficial Bank in July 2007 as Director of Marketing and was named Executive Vice President and Director of Brand & Strategy in January 2012. Before that time, Ms. Ryder served as Vice President, Field Marketing Manager at Commerce Bank. Age 39.

Board Leadership Structure and Board’s Role in Risk Oversight

Our board of directors has determined that the separation of the offices of Chairman of the Board and President and Chief Executive Officer will enhance board independence and oversight. Moreover, the separation of the positions of Chairman of the Board and President and Chief Executive Officer will enable the President and Chief Executive Officer to focus on his responsibilities of running Beneficial Bancorp and Beneficial Bank and expanding and strengthening our franchise while enabling the Chairman of the Board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Frank A. Farnesi, who is independent under the listing requirements of the Nasdaq Stock Market, serves as Chairman of the Board and Gerard P. Cuddy serves as President and Chief Executive Officer.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit, interest rate, liquidity, operational, strategic and reputation risks. Management is responsible for the day-to-day management of risks we face, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and the risks we face. Senior management attends the board meetings and is available to address any questions or concerns raised by the board on risk management and any other matters. The Chairman of the Board and independent members of the board work together to provide strong, independent oversight of our management and affairs through our standing committees and regular meetings of independent directors.

Meetings and Committees of the Board of Directors

Beneficial Mutual Bancorp and Beneficial Bank conduct business through meetings and activities of their boards of directors and their committees. During the year ended December 31, 2013, the board of directors of Beneficial Mutual Bancorp and the board of directors of Beneficial Bank each held eight meetings. No director attended fewer than 75% of the aggregate total meetings of Beneficial Mutual Bancorp’s or Beneficial Bank’s respective board of directors and the committees on which such director served during the year ended December 31, 2013.

Beneficial Mutual Bancorp and Beneficial Bank each currently maintain an audit committee, a compensation committee and a corporate governance committee. In connection with the completion of the conversion and offering, Beneficial Bancorp will establish an audit committee, a compensation committee and a corporate governance committee. Such committees will operate in accordance with written charters approved by the board of directors.

The following table identifies Beneficial Mutual Bancorp’s standing committees and their members at June 30, 2014. All members of each committee are independent in accordance with the listing requirements of the Nasdaq Stock Market, Inc. Each committee operates under a written charter that is approved by the board of directors that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all three committees are available in the Corporate Governance portion of the Investor Relations section of our website (www.thebeneficial.com).

Director	Audit Committee		Compensation Committee		Corporate Governance Committee		Director Risk Committee
Edward G. Boehne			X				X	*
Karen Dougherty Buchholz.					X		X
Gerard P. Cuddy
Frank A. Farnesi	X						X
Donald F. Gayhardt, Jr.	X	*	X
Elizabeth H. Gemmill.	X		X		X	*
Thomas J. Lewis			X	*	X		X
Joseph J. McLaughlin	X
Roy D. Yates	X		X

Number of Meetings in 2013	9		6		4		9

*	Denotes Chairperson

Audit Committee. The audit committee assists the board of directors in its oversight of Beneficial Mutual Bancorp’s accounting, auditing, internal control structure and financial reporting matters, the quality and integrity of Beneficial Mutual Bancorp’s financial reports and Beneficial Mutual Bancorp’s compliance with applicable laws and regulations. The committee is also responsible for engaging Beneficial Mutual Bancorp’s independent registered public accounting firm and monitoring its conduct and independence. The board of directors has designated Donald F. Gayhardt, Jr. as an audit committee financial expert under the rules of the Securities and Exchange Commission. Mr. Gayhardt is independent under the listing requirements of the Nasdaq Stock Market, Inc. applicable to audit committee members.

Compensation Committee. The compensation committee approves the compensation objectives for Beneficial Mutual Bancorp and Beneficial Bank, establishes the compensation for Beneficial Mutual Bancorp’s senior management and conducts the performance review of the President and Chief Executive Officer. The compensation committee reviews all components of compensation, including salaries, cash incentive plans, long-term incentive plans and various employee benefit matters. Decisions by the compensation committee with respect to the compensation of executive officers are approved by the full board of directors. The committee also assists the corporate governance committee and the board of directors in evaluating potential candidates for executive positions.

The compensation committee has assessed Beneficial Mutual Bancorp’s compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Beneficial Mutual Bancorp. Our risk management officer has also assessed Beneficial Mutual Bancorp’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; a program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to Beneficial Mutual Bancorp. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the compensation committee with regard to executive compensation programs.

Compensation “clawback” provisions have been included in our equity award agreements and our management incentive plan. These provisions give us the right to cancel or recoup awards if an employee alters, inflates or inappropriately manipulates Beneficial Mutual Bancorp’s financial results or violates any other recognized ethical business standards.

Corporate Governance Committee. The corporate governance committee assists the board of directors in: (1) identifying individuals qualified to become board members, consistent with criteria approved by the board of directors; (2) recommending to the board of directors the director nominees for the next annual meeting; (3) implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to corporate governance guidelines; and (4) recommending director nominees for each committee.

Director Risk Committee. The director risk committee assists the board of directors and audit committee in supervising the enterprise risk management activities of Beneficial Mutual Bancorp and its subsidiaries and advises the board of directors with respect to the enterprise risk management framework of Beneficial Mutual Bancorp. The director risk committee reviews and assesses Beneficial Mutual Bancorp’s risk exposure as it relates to capital, earnings and compliance with our risk policies including credit risk, liquidity risk, interest rate risk, regulatory risk, business continuity risk, strategic risk, market risk, operational risk and reputation risk.

Director Compensation

The table below provides the compensation received by individuals who served as non-employee directors of Beneficial Mutual Bancorp during 2013. The table excludes perquisites, which did not exceed $10,000 in the aggregate for any director.

Name	Fees Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Edward G. Boehne	$55,750	$23,100	$33,700	$4,188	$116,738
Karen Dougherty Buchholz	45,500	23,100	33,700	2,096	104,396
Frank A. Farnesi	87,503	46,200	67,400	5,297	206,400
Donald F. Gayhardt, Jr.	55,500	23,100	33,700	2,445	114,745
Elizabeth H. Gemmill	57,500	23,100	33,700	4,249	118,549
Thomas J. Lewis	49,830	23,100	33,700	3,981	110,611
Joseph J. McLaughlin	40,500	23,100	33,700	3,655	100,955
Michael J. Morris (4)	19,000	23,100	33,700	2,903	78,703
George W. Nise (5)	39,920	23,100	33,700	4,258	100,978
Marcy C. Panzer (5)	54,500	23,100	33,700	2,023	113,323
Roy D. Yates	44,500	23,100	33,700	3,795	105,095

(1)	Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718 on outstanding restricted stock awards for each director based upon Beneficial Mutual Bancorp’s stock price of $9.24 as of January 17, 2013, the date of grant for directors. When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon. At December 31, 2013, the aggregate number of unvested restricted stock award shares held in trust was 10,000 for Mr. Farnesi, 7,000 for Ms. Buchholz and Mr. Gayhardt, 4,000 for Ms. Panzer and 7,500 for each of the other directors.
(2)	Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718 on outstanding stock option awards for each of the non-employee directors based upon a fair value of $3.37 for each option using the Black-Scholes option pricing model. For information on the assumptions used to compute fair value, see note 19 to the notes to the consolidated financial statements included in this prospectus. The actual value, if any, realized by a director from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by a director will be at or near the value estimated above. The aggregate outstanding stock options at December 31, 2013 was 95,000 for Mr. Farnesi, 30,000 for Ms. Buchholz and Mr. Gayhardt, 17,500 for Ms. Panzer and 85,000 for each of the other directors.
(3)	Represents the Philadelphia city wage tax that the directors incurred in connection with their board and committee fees. Beneficial Mutual Bancorp pays the Philadelphia wage tax on behalf of its directors.
(4)	Mr. Morris’ term as a director of Beneficial Mutual Bancorp and Beneficial Savings Bank MHC and as a trustee of Beneficial Bank ended on May 16, 2013.
(5)	Mr. Nise’s and Ms. Panzer’s terms as directors of Beneficial Mutual Bancorp and Beneficial Savings Bank MHC and as trustees of Beneficial Bank ended on May 15, 2014.

Cash Retainer and Meetings Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees that were paid to non-employee directors for their service on Beneficial Bank’s board of trustees during 2013. Directors do not receive any additional fees for their service on the boards of directors of Beneficial Mutual Bancorp or Beneficial Savings Bank MHC.

Annual Retainer	$20,000
Annual Retainer for Chairman of the Board	40,000
Fee per Board Meeting	1,000
Annual Committee Chair Retainer:
Audit Committee	10,000
Compensation Committee	5,000
Director Risk Committee	5,000
Executive and Corporate Governance Committees	5,000
Fee per Committee Meeting	1,000

2008 Equity Incentive Plan. The Beneficial Mutual Bancorp 2008 Equity Incentive Plan provides Beneficial Mutual Bancorp with a vehicle to award long term incentives designed to provide compensation opportunities based on the creation of shareholder value. The non-statutory stock options and restricted stock awards granted under the plan vest at a rate of 20% per year beginning on the first anniversary of the date of grant. During the fiscal year ended December 31, 2013, each director except Frank Farnesi, was granted a non-statutory stock option for 10,000 shares of Beneficial Mutual Bancorp common stock and a restricted stock award for 2,500 shares of Beneficial Mutual Bancorp common stock. Frank Farnesi was granted a non-statutory stock option for 20,000 shares of Beneficial Mutual Bancorp common stock and a restricted stock award for 5,000 shares of Beneficial Mutual Bancorp common stock for his service as board chairman. As of June 30, 2014, 1,705,668 restricted shares have been awarded under the plan and 377,111 restricted shares remain available for future awards and 5,355,005 stock options have been awarded under the plan and 152,775 stock options remain available for future awards.

Employee Savings and Stock Ownership Plan

We maintain the Beneficial Bank Employee Savings and Stock Ownership Plan, a tax-qualified defined contribution plan, for all employees of Beneficial Bank who are 21 years of age or older and who have satisfied the employee savings and stock ownership plan’s eligibility requirements. Full-time employees can begin participation in the employee savings and stock ownership plan on the entry date that coincides or immediately follows their date of hire. Part-time employees can begin participation in the employee savings and stock ownership plan on the entry date that coincides or immediately follows the employee’s completion of 1,000 hours of service in a 12-month period beginning as of the employee’s date of hire. Eligible employees may elect to defer up to 50% of their compensation into the employee savings and stock ownership plan as salary reduction contributions or Roth contributions. In addition to elective deferrals, participants age 50 or older may make catch-up contributions to the employee savings and stock ownership plan up to the Internal Revenue Code limit. The 2014 Internal Revenue Code limits for elective participant deferrals and catch-up contributions are $17,500 and $5,500, respectively. Employee savings and stock ownership plan participants are always 100% vested in their salary reduction contributions, Roth contributions and catch-up contributions. Eligible employees who do not affirmatively make an election to enroll in the employee savings and stock ownership plan will be automatically enrolled in the employee savings and stock ownership plan on the entry date following their satisfaction of the employee savings and stock ownership plan’s eligibility requirements. Unless an employee opts out, 3% of his or her compensation will be automatically deferred into the employee savings and stock ownership plan.

The employee savings and stock ownership plan also provides for matching contributions, basic contributions, profit sharing contributions and transition credit contributions. For each plan year, Beneficial Bank will match 100% of the first 2% of compensation a participant defers into the employee savings and stock ownership plan and 50% of the next 4% of compensation deferred into the plan. Participants become 100% vested in their matching contributions after two years of service. Beneficial Bank also makes an annual basic contribution to the employee savings and stock ownership plan on behalf of each participant equal to 2% of each participant’s compensation. Beneficial Bank may also make a discretionary profit sharing contribution to the employee savings and stock ownership plan as determined by the board of directors on an annual basis. Participants must be employed on the last day of the plan year and complete 1,000 hours of service with Beneficial Bank to receive a basic and/or profit sharing contribution. Participants vest in their basic and profit sharing contributions at a rate of 20% per year after two years of service. In addition to basic and profit sharing contributions, through and including the 2017 plan year, unless modified by Beneficial Bank, Beneficial Bank will annually contribute between 8% and 16% of the compensation of each active participant who meets the eligibility requirements for a transition contribution. The contribution percentage is set forth in the employee savings and stock ownership plan and based on an eligible participant’s age as of June 30, 2008. A participant is eligible to receive a transition contribution if as of June 30, 2008, the participant was actively employed by Beneficial Bank, at least 45 years old, has at least five years of service and the participant’s age plus years of service were equal to or greater than 55. All eligible participants must be employed on the last day of the plan year and complete 1,000 hours of service to receive a transition contribution. Participants are always 100% vested in their transition credit contributions.

Participants have individual accounts under the employee savings and stock ownership plan and may direct the investment of their accounts among a variety of investment funds, including the Beneficial Mutual Bancorp stock fund. Participants have the right to direct the employee savings and stock ownership plan trustee regarding the voting of shares of Beneficial Mutual Bancorp common stock credited it their employee savings and stock ownership plan accounts.

In connection with the offering, plan participants will be given the opportunity to direct the plan trustee to subscribe for shares of Beneficial Bancorp common stock using up to 100% of their account balances (excluding funds invested in the Beneficial Mutual Bancorp, Inc. Stock Fund). Each participant’s election to participate in the offering will be subject to his or her purchase priorities in the offering. Plan participants will be provided with a supplement to this prospectus that will set forth the procedures for subscribing for shares of Beneficial Bancorp common stock in the offering. In addition, we expect the employee savings and stock ownership plan trustee to purchase, on behalf of the employee savings and stock ownership plan, 4.0% of the shares of Beneficial Bancorp common stock sold in the offering (1,870,000, 2,200,000 and 2,530,000 shares at the minimum, midpoint and maximum of the offering range, respectively) and fund its stock purchase through a loan from Beneficial Bancorp equal to 100% of the aggregate purchase price of the common stock. The employee savings and stock ownership plan trustee will be directed by Beneficial Bank to repay the loan principally through Beneficial Bank’s contributions to the employee savings and stock ownership plan and, possibly, dividends paid on common stock held by the plan over a 30-year loan term. The fixed interest rate for the employee savings and stock ownership plan will be the prime rate as of the date of closing. See “Pro Forma Data.” As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of eligible employee participants in accordance with the terms of the plan. We reserve the right to purchase shares of common stock in the open market following the offering to fund all or a portion of the intended purchases.

Compensation Discussion and Analysis

Overview. The following discussion provides a description of our decision making process and philosophy for compensating our named executive officers in 2013. This discussion also describes the material components of each named executive officer’s total compensation package and details the reasoning behind the compensation decisions made for 2013. This discussion should be read together with the compensation tables for our named executive officers that can be found following the “Executive Compensation” section of this prospectus.

Our 2013 named executive officers were Gerard P. Cuddy—President and Chief Executive Officer, Thomas D. Cestare—Executive Vice President and Chief Financial Officer, Martin F. Gallagher, Jr.—Executive Vice President and Chief Credit Officer, Joanne R. Ryder—Executive Vice President and Director of Brand & Strategy, and Robert J. Maines—Executive Vice President and Director of Operations.

Executive Summary. It is the intent of the compensation committee to provide our named executive officers with a total compensation package that is market competitive, promotes the achievement of our strategic objectives and is aligned with operating and other performance metrics to support long-term shareholder value. In addition, we have structured our executive compensation program to include elements that are intended to create an appropriate balance between risk and reward, thereby discouraging excessive risk taking.

Fiscal Year 2013 Performance. Our current executive team has the commitment and expertise to execute our business strategy. Throughout 2013, our team focused on strategic initiatives that included reducing non-performing assets, managing our capital, growing our commercial and small business lending teams, increasing our retail and commercial customer base, managing expenses, increasing our brand awareness and positioning of Beneficial as “Your Knowledge Bank,” enhancing our risk management processes and controls and adopting new delivery channels to optimize our branch network. Our executive team’s efforts to improve our financial performance and remain on course with our strategic objectives are specifically illustrated in the following highlights:

•	Maintaining our strong capital position. During the year we continued to strengthen our capital position with our tangible capital ratio improving to 10.89% at December 31, 2013 compared to 10.30% at December 31, 2012. We were able to achieve this while at the same time continuing our share repurchase program. In October 2013, Beneficial Mutual Bancorp’s board of directors approved a new stock repurchase program that will enable Beneficial to acquire up to 4,000,000 shares, or 12.0%, of Beneficial Mutual Bancorp’s publicly held common stock outstanding. Beneficial Mutual Bancorp repurchased 2,193,652 shares during the year ended December 31, 2013.

•	Earnings per share in line with the prior year. Despite a difficult operating environment, earnings per share for the year ended December 31, 2013 of $0.17 was relatively consistent to the $0.18 per diluted share for the year ended December 31, 2012.

•	Continuing to see improvement in our asset quality metrics. In 2013, we experienced continued improvement in our asset quality metrics with non-performing loans, delinquencies, charge-offs, and classified loans all showing year over year improvement. During 2013, non-performing loans, excluding government guaranteed student loans, decreased $16.6 million, or 24.3%, to $51.8 million from $68.4 million at December 31, 2012. Our non-performing assets ratio, excluding government guaranteed student loans, improved to 1.26% at December 31, 2013 compared to 1.60% at December 31, 2012. During 2013, our charge-offs decreased $9.6 million, or 38.9%, to $15.0 million from $24.6 million in 2012.

•	Building Commercial and Small Business Lending Teams. In 2013, we continued to focus on building our lending teams to position Beneficial Mutual Bancorp for future loan growth. We continued to add seasoned, experienced lenders to our commercial real estate and commercial and industrial lending teams. We also hired a head of small business lending who is building a team that will work with the branch network to grow our small business lending portfolio.

•	Continuing to actively manage expenses. Operating expenses for 2013 decreased to $120.7 million compared to $123.1 million for 2012. However our efficiency ratio has increased due to a drop in our revenues in 2013 as a result of the low interest rate environment and a lack of strong loan demand in our markets. We continue to invest in our business lines to position Beneficial Mutual Bancorp for future growth.

•	Launched new marketing campaign and brand refresh. We launched a new marketing campaign and brand refresh designed to highlight our commitment to financial education. Along with the introduction of a new “Your Knowledge Bank” tagline, the campaign itself is part of an ambitious communications initiative rooted in what has always been the core mission of Beneficial Bank—to provide customers with the tools, knowledge and guidance to help them do what’s right and make wise financial decisions.

•	Enhanced our risk management process and controls. We continue to enhance our risk management framework to ensure that we are actively managing our key business risks and are meeting the demands of a changing regulatory environment. In late 2012, we formed a management and director risk committee to monitor and oversee all of our critical risks including credit, interest rate, liquidity, capital, operational, regulatory, and business continuity. We have also added resources to both our compliance and operational risk groups to meet the changing requirements of the industry.

Summary of Key Compensation Decisions

•	Chief Executive Officer Compensation: Mr. Cuddy’s annual salary was increased from $540,769 to $562,000 effective March 24, 2013. Mr. Cuddy was awarded an annual incentive equal to $112,400. The award was determined based on stretch levels for total expenses and target levels for employee satisfaction and strategic initiatives execution. For the year ended December 31, 2013, earnings per share was $0.17, which met the stretch performance goal. However, no payout was made for the earnings per share performance measure, as Beneficial Mutual Bancorp’s total shareholder return was less than the median of our compensation peer group. He received 20,000 shares of restricted stock that vest 60% after three years of service and 20% each year thereafter. The CEO also received 75,000 stock options that vest 20% per year over a five-year period.

•	Other Named Executive Officer Compensation: The other four named executive officers each received an annual salary increase effective March 24, 2013. Mr. Cestare’s annual salary increased from $331,250 to $339,788; Mr. Gallagher’s increased from $228,895 to $234,664; Ms. Ryder’s increased from $209,231 to $240,000; and Mr. Maines increased from $200,000 to $230,000. These increases were granted based on the annual Executive Compensation Study completed by our Compensation Consultant and the assessment of individual performance by the compensation committee. For 2013, Mr. Cestare, Mr. Gallagher, Ms. Ryder and Mr. Maines were awarded an annual incentive equal to $88,345, $24,933, $61,500 and $46,000, respectively. The awards were determined based on achieving the performance goals that are summarized on pages and . The compensation committee awarded an additional one-time discretionary bonus of $50,000 to Mr. Gallagher due to his contributions in improving Beneficial Mutual Bancorp’s asset quality metrics and strengthening Beneficial Mutual Bancorp’s credit infrastructure. The compensation committee awarded a one-time discretionary bonus of $25,000 to Ms. Ryder for her contributions in connection with Beneficial Mutual Bancorp’s relocation to a new headquarters.

¡	During 2013, Mr. Cestare, Mr. Gallagher, Ms. Ryder and Mr. Maines were awarded restricted stock grants of 16,000, 6,000, 6,000 and 4,000 respectively. These officers also received stock option grants as follows: Mr. Cestare 60,000; Mr. Gallagher 35,000; Ms. Ryder 32,000, and Mr. Maines 30,000. Vesting is the same schedule in place for the Chief Executive Officer.

•	As required by the Dodd-Frank Act, we held an advisory vote on the approval of the compensation of our named executive officers (the “Say-on-Pay” vote) at our 2013 annual shareholders meeting. The results were that 97% of the shareholders who voted on our Say on Pay proposal voted in favor of it. The compensation committee considered this positive result as an affirmation of its compensation related policies and decisions.

•	In connection with the compensation committee’s review of the retirement benefits provided to our named executive officers, the compensation committee amended Beneficial Bank’s Elective Deferred Compensation Plan to provide our named executive officers with a supplemental retirement benefit equal to the benefits lost under the employee savings and stock ownership plan as a result of certain Internal Revenue Code limits on compensation. See “Executive Compensation—Nonqualified Deferred Compensation” for a description of the plan and the benefits provided to the named executive officers.

Compensation Decisions Reflect Our Performance. The efforts and leadership of the named executive officers on our executive team were critical to our ability to navigate the challenging economic conditions in 2013. In connection with a review of each named executive’s 2013 job performance, Beneficial Mutual Bancorp extended the term of the employment agreements with Mr. Cuddy, Mr. Cestare, Mr. Maines and Ms. Ryder and the change in control severance agreement with Mr. Gallagher through May 20, 2015. We believe the current management team will position Beneficial Mutual Bancorp for growth and success in the future and the employment and change in control severance agreements provide our named executive officers with financial security and Beneficial Mutual Bancorp with management stability. See “Employment and Change in Control Severance Agreements” for a discussion of the terms and conditions of the agreements. See also, “Executive Compensation—Potential Post—Termination Benefits Tables” for compensation payable to the named executive officers upon termination of employment under the conditions provided for in the agreements.

Beneficial Mutual Bancorp’s performance is a primary driver for payments under our 2013 Management Incentive Plan (“2013 MIP”). The annual cash incentive opportunities provided under the 2013 MIP were based on Beneficial Mutual Bancorp performance measures that focus on core measures of profitability, efficiency of resources, and total shareholder return, as well as the execution of individual strategic objectives. In 2013, the successful execution of individual strategic objectives coupled with Beneficial Mutual Bancorp’s financial performance resulted in 2013 MIP payouts generally ranging between threshold and target levels. See “Elements Used to Implement our Compensation Objectives—Short-Term Cash—Based Incentive Compensation” for detailed information on the specific payouts to our named executive officers under the 2013 MIP as well as the specific performance criteria used to evaluate each named executive officer.

In 2013, equity compensation continued to be an important component of the overall compensation package for our named executive officers. The grant of equity awards reflects our pay for performance approach, our goal to align our executives with shareholders, as well as our focus on stock ownership for our named executive officers. See “Executive Compensation—Grants of Plan-Based Awards” for specific information on 2013 equity awards.

In connection with the compensation committee’s review of the retirement benefits provided to our named executive officers, the compensation committee amended Beneficial Bank’s Elective Deferred Compensation Plan to provide our named executive officers with a supplemental retirement benefit equal to the benefits lost under the employee savings and stock ownership plan as a result of certain Internal Revenue Code limits on compensation. See “Executive Compensation—Nonqualified Deferred Compensation” for a description of the Elective Deferred Compensation Plan and the benefits provided to the named executive officers.

The following chart outlines the primary components of the 2013 compensation package for our named executive officers. In addition to the components noted below, our named executive officers participate in Beneficial Bank’s health and welfare programs, which are available to all our full-time employees, as well as certain retirement arrangements. See “Elements Used to Implement our Compensation Objectives—Retirement Benefits—Employee Welfare Benefits.”

Annual Compensation Component	Key Features	Purpose	Summary of Fiscal 2013 Actions
Base Compensation	Salary adjustments are considered on an annual basis in consideration of performance and market movement.	Provides a fixed amount of cash compensation for our named executive officers.	Base salaries were adjusted for performance and to maintain levels consistent with market practice.

Short-term Cash-based Incentive Compensation

Individual/division and Beneficial Mutual Bancorp performance goals. Payments made in cash and subject to clawback policy.

The compensation committee has the authority to cancel, amend and modify the 2013 MIP. The compensation committee may also adjust awards in consideration of factors that may influence the safety and soundness of the organization.

		Motivate and reward the achievement of Beneficial Mutual Bancorp and individual/division performance goals. Reinforces pay-for-performance philosophy.	2013 MIP payouts were based on Beneficial Mutual Bancorp and individual performance. See “Elements Used to Implement our Compensation Objectives—Short-Term Cash-Based Incentive Compensation” for detailed information on the specific payouts to our named executive officers.

Long-Term Equity-based Incentive Compensation

The 2013 program consists of stock options and time-vested restricted stock.

Vesting of restricted stock is based on the following schedule: 60% after three years and 20% each year thereafter. Non-statutory stock options vest 20% per year over a five year period. All awards are subject to our clawback policy.

		Stock options support our growth strategy, link our named executive officers’ compensation and our stock price and serve as a retention tool. The extended service requirement under the restricted stock awards serves as a retention tool.	Non-statutory stock options and restricted stock awards were granted to all the named executive officers. See “Executive Compensation—Grants of Plan Based Awards” for detailed information on the specific equity awards.

Allocation of Compensation Components. Base salary represents a significant component of our 2013 compensation program for our named executive officers. However, our use of short-term cash incentives and equity compensation reflects the growing importance of performance-based compensation in our overall compensation structure. In 2013, 47% of Mr. Cuddy’s total compensation was performance-based and the other named executive officers total performance-based compensation ranged between 44% and 55% of total compensation.

The allocation of base salary and performance-based compensation (short-term cash incentives and equity awards) varies depending upon the role of a named executive officer in our organization and their individual performance. See “Elements Used to Implement our Compensation Objectives—Short-Term Cash-Based Incentive Compensation” for the individual 2013 MIP scorecards for our named executive officers.

Compensation Philosophy. We ground our compensation philosophy on four basic principles:

•	Reflecting our Business Philosophy—Our approach to compensation reflects our values and the way we do business in the communities we serve.

•	Meeting the Demands of the Market—Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•	Aligning with Shareholders—We use equity compensation as an additional component of our compensation mix to develop a culture of ownership among our named executive officers and to align their individual financial interests with the interests of our shareholders. Our policy of stock ownership and retention requires our named executive officers to acquire Beneficial Mutual Bancorp common stock having a fair market value equal to a multiple of their base salary within a specific time period. See “Stock Ownership Requirement” for information on individual stock ownership targets.

•	Performance—We believe that a significant amount of executive compensation should be performance-based. Therefore, our compensation program is designed to reward superior performance and encourage our executive officers to feel accountable for Beneficial Mutual Bancorp’s financial performance and their individual performance. To achieve this, we have structured our short-term cash-based and equity programs to tie an executive’s compensation, in part, directly to Beneficial Mutual Bancorp and individual performance.

The compensation committee has developed a compensation program for our named executive officers that reflects this philosophy and uses a full range of compensation elements to achieve its objectives. Our goal is to be a high performing company, therefore, the compensation committee has structured an executive compensation program that attracts and retains quality individuals and motivates and rewards them for strong performance. When making compensation determinations for Beneficial Mutual Bancorp’s named executives, the compensation committee focuses on salaries and cash compensation that is generally competitive at the 50th percentile of the market at target levels of performance.

Role of the Compensation Committee

The compensation committee is accountable for developing our executive compensation philosophy and making compensation decisions relating to our named executive officers. The committee monitors the success of our program in achieving the objectives of our compensation philosophy. The compensation committee is also responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs.

The compensation committee operates under a written charter that establishes its responsibilities. A copy of the compensation committee’s charter can be found on Beneficial Mutual Bancorp’s website at www.thebeneficial.com. The compensation committee reviews the charter annually to ensure that the scope of the charter is consistent with the compensation committee’s expected role. Under the charter, the compensation committee is charged with general responsibility for the oversight and administration of our compensation program. The charter vests in the compensation committee the sole responsibility for determining the compensation of the chief executive officer based on the compensation committee’s evaluation of his performance. The charter also authorizes the compensation committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

During 2013, the compensation committee met six times, including four executive sessions attended by compensation committee members only. A representative of Pearl Meyer & Partners (through September 2013) and subsequently McLagan, an Aon Hewitt Company, our independent compensation consultants, was present by teleconference or in person at all six of the meetings. The current members of the compensation committee are Thomas J. Lewis (Chairman), Edward G. Boehne, Donald F. Gayhardt Jr., Elizabeth H. Gemmill, and Roy D. Yates.

The compensation committee annually conducts a self-assessment of its overall performance and regularly engages in education events either through its independent consultant or through attendance at banking industry events.

Role of the Compensation Consultant. In 2013, the compensation committee retained the services of Pearl Meyer & Partners through September and subsequently retained the services of McLagan (individually and collectively, our “Compensation Consultant”), both independent compensation consulting firms, to perform a competitive assessment of Beneficial Mutual Bancorp’s executive and director compensation programs, as well as to provide guidance on the changing regulatory environment governing executive compensation. The annual executive and director assessments include, but are not limited to, an assessment of Beneficial Mutual Bancorp’s compensation program compared to its peers, recommendations for total cash compensation opportunities (base salary and cash incentives), assessment of perquisites, retirement benefits and bonuses for named executive officers, an assessment of Beneficial Mutual Bancorp’s financial performance relative to its peers, a review of board and committee compensation and equity compensation. The annual executive and director compensation assessments provide the compensation committee with a broad array of information from which to assess the effectiveness of its compensation programs and serve as a foundation for compensation decisions.

In addition to providing annual assessments, our Compensation Consultant advises the compensation committee on best practices in light of the changes in the bank regulatory environment and assists the compensation committee in designing compensation arrangements that reflect Beneficial Mutual Bancorp’s compensation philosophy. In 2013, our Compensation

Consultant assisted the compensation committee in developing a peer group to provide Beneficial Mutual Bancorp with a basis for comparing its compensation and benefit arrangements against the compensation arrangements provided by other similarly situated financial institutions. See “Use of Peer Group Data” for information on Beneficial Mutual Bancorp’s 2013 peer group.

The Compensation Consultant attends the compensation committee meetings upon request for reviewing compensation data with Beneficial Mutual Bancorp and participating in general discussions on compensation and benefits for the named executive officers and board members. While the compensation committee considers input from our Compensation Consultant when making compensation decisions, the committee’s final decisions reflect many factors and considerations.

In September 2013, the compensation committee engaged McLagan as its new advisor. In 2013, the compensation committee reviewed its relationship with McLagan and Aon Hewitt. The committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934. The committee determined that McLagan and Aon Hewitt’s work does not raise a conflict of interest.

Role of Management. Our chief executive officer, in conjunction with representatives of the compensation committee and the Human Resources Department, develops recommendations regarding the appropriate mix and level of compensation for our named executive officers (other than himself). The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the compensation committee. The chief executive officer meets with the compensation committee to discuss the compensation recommendations for the other named executive officers. Our chief executive officer does not participate in compensation committee discussions relating to the determination of his compensation.

Elements Used to Implement Our Compensation Objectives. We believe that we can meet the objectives of our compensation philosophy by achieving a balance among base salary, short-term incentives and long-term incentives that is competitive with our industry peers and creates appropriate incentives for our named executive officers. To achieve the necessary balance, our compensation committee worked closely with Pearl Meyer & Partners and subsequently McLagan and our Human Resources Department. See “Role of Compensation Consultant” for a detailed description of the services provided by our Compensation Consultant.

Base Salary. The base salary of each named executive officer is reviewed on an annual basis in connection with the executive’s performance review. Decisions regarding salary adjustments take into account an executive’s current base salary, market practice and the role/contribution of the executive. Our goal is to maintain salary levels for the named executive officers at levels consistent with base pay received by those in comparable positions in the market. We obtain market information from a variety of sources, including survey data gathered by the Compensation Consultant. See “Use of Peer Group Data.” We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of specific commitments we made when a specific officer was hired. Individual performance, role and responsibilities and retention risk are also considered as part of our annual assessment. See “Executive Compensation—Summary Compensation Table” for salaries paid to our named executive officers in 2013.

Short-Term Cash-Based Incentive Compensation. Our 2013 MIP is designed to recognize and reward plan participants for their contribution to our success. Our 2013 MIP measures both Beneficial Mutual Bancorp performance and individual performance. In 2013, the Beneficial Mutual Bancorp performance measures included earnings per share, total expenses and efficiency ratio targets, which are core measures of profitability and efficiency of resources, as well as employee satisfaction and the successful execution of strategic initiatives. The 2013 MIP also included a provision that no payments will be made for earnings per share performance unless Beneficial Mutual Bancorp’s total shareholder return was equal to or greater than the median of our compensation peer group. The individual performance measures were specific to each participant’s job (e.g., strategic growth, lending growth, loan loss experience and deposit growth). The 2013 MIP provided each plan participant with a target incentive opportunity with the ability to earn more or less based on achievement of pre-determined performance goals. Target incentive opportunities reflect our philosophy of setting conservative annual incentives that are slightly below market practice to allow for a greater focus on long-term incentive opportunities.

The table below summarizes the cash incentive opportunities for our named executive officers in 2013. The actual cash values associated with each named executive officer’s threshold, target and stretch incentive opportunity (represented as a percentage of base salary below) can be found on his or her individual scorecard which follows the table:

Position	2013 Incentive Targets (as a Percent of Base Salary)
	Threshold Incentive Opportunity	Target Incentive Opportunity	Stretch Incentive Opportunity
President and Chief Executive Officer and Chief Financial Officer	20%	40%	60%
Other Named Executive Officers	12.5%	25%	37.5%

The 2013 MIP was administered by the compensation committee with the assistance of the Human Resources Department. The compensation committee has sole discretion to adjust payouts under the 2013 MIP in the event of a change in market conditions, regulations or Beneficial Mutual Bancorp’s business model. The compensation committee uses scorecards to evaluate each participant’s performance and determines the payout under the 2013 MIP. Incentive payouts earned under the 2013 MIP are subject to Beneficial Mutual Bancorp’s clawback policy. See “Clawback Policy” for the terms and conditions of Beneficial Mutual Bancorp’s clawback policy. In accordance with the terms of the 2013 MIP, a participant must be employed by Beneficial Mutual Bancorp as of the date of distribution of the incentive award to be eligible for a payout under the plan.

The following scorecards set forth the compensation committee’s assessment of each named executive officer (eligible to receive a payout under the 2013 MIP) in relation to the 2013 individual/division and Beneficial Mutual Bancorp performance measures. The scorecards list each performance goal and the weight given to the achievement of each goal. The scorecards also illustrate the threshold, target and stretch levels and note the corresponding 2013 MIP payouts. Threshold, target and stretch values noted on each executive’s scorecard represent the achievement of 90%, 100% and 115%, respectively of the target for each performance measure. For the year ended December 31, 2013, earnings per share was $0.17, which met the stretch performance goal for the named executive officers. However, no payouts were made for the earnings per share performance measure, as Beneficial Mutual Bancorp’s total shareholder return was less than the median of our compensation peer group. All dollar amounts are in thousands, unless otherwise noted.

Gerard Cuddy	Performance Goals				Incentive Opportunity			2013 Actual Payout
Performance Measures	Threshold	Target	Stretch	Weight	Threshold Value	Target Value	Stretch Value
Earnings Per Share	$0.12	$0.13	$0.15	45.0%	$50,580	$101,160	$151,740	$—
Total Expenses (in millions)	$122.1	$120.9	$118.5	10.0%	$11,240	$22,480	$33,720	$33,720
Efficiency Ratio	78.93%	78.15%	76.59%	10.0%	$11,240	$22,480	$33,720	$—
Employee Satisfaction				5.0%	$5,620	$11,240	$16,860	$11,240
Strategic Initiatives Execution				30.0%	$33,720	$67,440	$101,160	$67,440

Total				100.0%	$112,400	$224,800	$337,200	$112,400

Thomas Cestare	Performance Goals				Incentive Opportunity			2013 Actual Payout
Performance Measures	Threshold	Target	Stretch	Weight	Threshold Value	Target Value	Stretch Value
Earnings Per Share	$0.12	$0.13	$0.15	45.0%	$30,581	$61,162	$91,743	$—
Total Expenses (in millions)	$122.1	$120.9	$118.5	10.0%	$6,796	$13,592	$20,387	$20,387
Tangible Capital Ratio	78.93%	78.15%	76.59%	10.0%	$6,796	$13,592	$20,387	$—
Employee Satisfaction				5.0%	$3,398	$6,796	$10,194	$6,796
Strategic Initiatives Execution				30.0%	$20,387	$40,775	$61,162	$61,162

Total				100.0%	$67,958	$135,915	$203,873	$88,345

Martin Gallagher	Performance Goals				Incentive Opportunity			2013 Actual Payout
Performance Measures	Threshold	Target	Stretch	Weight	Threshold Value	Target Value	Stretch Value
Earnings Per Share	$0.12	$0.13	$0.15	10.0%	$2,933	$5,867	$8,800	$—
Total Operating Expenses (in millions)	$10.10	$10.00	$9.50	20.0%	$5,867	$11,733	$17,600	$—
Decrease Non-performing Assets & REO (in millions)	$23.8	$25.0	$26.25	40.0%	$11,733	$23,466	$35,200	$—
Employee Satisfaction				5.0%	$1,467	$2,933	$4,400	$2,933
Strategic Initiatives Execution				25.0%	$7,333	$14,667	$22,000	$22,000

Total				100.0%	$29,333	$58,666	$87,999	$24,933

In addition, the compensation committee approved an additional discretionary bonus of $50,000 for Mr. Gallagher for his significant contributions to reducing Beneficial Mutual Bancorp’s non-performing assets excluding restructured assets divided by total assets from 1.60% in 2012 to 1.26% in 2013.

Joanne Ryder	Performance Goals				Incentive Opportunity			2013 Actual Payout
Performance Measures	Threshold	Target	Stretch	Weight	Threshold Value	Target Value	Stretch Value
Earnings Per Share	$0.12	$0.13	$0.15	10.0%	$3,000	$6,000	$9,000	$—
Total Expenses (in millions)	$8.2	$8.1	$7.7	20.0%	$6,000	$12,000	$18,000	$—
The Beneficial Conversation (TBC)				20.0%	$6,000	$12,000	$18,000	$18,000
Employee Satisfaction				5.0%	$1,500	$3,000	$4,500	$3,000
Strategic Initiatives Execution				45.0%	$13,500	$27,000	$40,500	$40,500

Total				100.0%	$30,000	$60,000	$90,000	$61,500

In addition, the compensation committee approved an additional one-time discretionary bonus of $25,000 for Ms. Ryder for her significant contributions and leadership in relocating our corporate headquarters, without business interruptions and within the approved budget.

Robert J. Maines	Performance Goals				Incentive Opportunity			2013 Actual Payout
Performance Measures	Threshold	Target	Stretch	Weight	Threshold Value	Target Value	Stretch Value
Earnings Per Share	$0.12	$0.13	$0.15	10.0%	$2,875	$5,750	$8,625	$—
Total Expenses (in millions)	$27.7	$27.4	$26.0	20.0%	$5,750	$11,500	$17,250	$11,500
Successful IT Upgrade				20.0%	$5,750	$11,500	$17,250	$5,750
90% on area KPIs and 98% on enterprise critical KPIs				20.0%	$5,750	$11,500	$17,250	$11,500
Employee Satisfaction				5.0%	$1,438	$2,875	$4,313	$2,875
Strategic Initiatives Execution				25.0%	$7,188	$14,375	$21,563	$14,375

Total				100.0%	$28,750	$57,500	$86,250	$46,000

Long-Term Equity-Based Incentive Compensation. To directly align the interests of our executives and shareholders, equity awards make up a meaningful portion of our named executive officer’s total compensation. Our 2008 Equity Incentive Plan allows our compensation committee to make an annual determination as to who will receive equity awards, the type of awards, vesting conditions and level of the award. Our annual equity award program is not typical in the thrift industry. Most converted thrift institutions (e.g. mutual holding companies that have minority shareholder ownership) typically structure equity awards as large, one-time grants to senior executive officers at the time the equity incentive plan is implemented. We have structured our long-term incentive program more in line with best practices of larger fully public peers, by providing smaller annual grants (rather than one time awards). In 2013, a large percentage of our long-term equity based incentive program consisted of non-statutory stock options. Accordingly, the upside potential of the stock options granted will not be realized by our named executive officers unless our stock price increases. In addition to stock options, our named executive officers received time-based restricted stock awards. See “Executive Compensation—Grants of Plan-Based Awards” for detailed information on the equity awards granted during 2013. Time-based restricted stock awards granted to our named executive officers in 2013 vest 60% after 3 years of service and 20% for each year of service thereafter. All non-statutory stock options vest 20% per year over a five year period.

Use of Peer Group Data. The compensation committee considers information about the practices of its peers and other comparable companies, as well as evolving market practices when it makes compensation decisions. The committee considers the compensation levels and arrangements of similarly situated executives in addition to other factors in connection with its decision making process. Duties, responsibilities and tenure with Beneficial Mutual Bancorp are also considered in the committee’s compensation decisions. The peer group noted below was developed by our Compensation Consultant using objective parameters that reflect banks of similar asset sizes (i.e., between one-half and two times Beneficial Mutual Bancorp’s asset size) and location (i.e. banks from Connecticut, Delaware, New Jersey, Pennsylvania and New York, excluding Manhattan) and was approved by the compensation committee.

The compensation committee reviews the peer group on an annual basis and updates the peer group as appropriate to ensure that the peer group continues to consist of financial institutions with business models and demographics similar to Beneficial Mutual Bancorp. The financial institutions that make up our peer group may change depending on acquisitions, growth and/or business focus of Beneficial Mutual Bancorp or our peer institutions. Overall, the goal is to have approximately 18-22 comparative banks in our peer group that provide a market perspective for executive total compensation.

Below is a list of the institutions that made up our peer group for 2012 (used to set 2013 pay) and 2013 (used to assess competitiveness of 2013 pay and set 2014 pay). The 2013 peer group’s assets range between $2.5 billion and $12.0 billion, positioning us at approximately the 60th percentile of our peer group.

Company Name
National Penn Bancshares, Inc.	Boyertown	PA
Hudson Valley Holding Corporation	Yonkers	NY
F.N.B. Corporation	Hermitage	PA
Northwest Bancshares, Inc.	Warren	PA
Investors Bancorp, Inc. (MHC)	Short Hills	NJ
Provident Financial Services, Inc.	Jersey City	NJ
First Commonwealth Financial Corporation	Indiana	PA
NBT Bancorp Inc.	Norwich	NY
Community Bank System, Inc.	De Witt	NY
S&T Bancorp, Inc.	Indiana	PA
Kearny Financial Corporation (MHC)	Fairfield	NJ
Dime Community Bancshares, Inc.	Brooklyn	NY
Flushing Financial Corporation	Lake Success	NY
TrustCo Bank Corp NY	Glenville	NY
WSFS Financial Corporation	Wilmington	DE
Provident New York Bancorp	Montebello	NY
Tompkins Financial Corporation	Ithaca	NY
Lakeland Bancorp, Inc.	Oak Ridge	NJ
Sun Bancorp, Inc.	Vineland	NJ
Oritani Financial Corp.	Township of Washington	NJ

Employment and Change in Control Severance Agreements

Chief Executive Officer/Chief Financial Officer. We maintain employment agreements with Messrs. Cuddy and Cestare to outline the terms and conditions of employment and ensure the stability of our management team by providing our top executives with financial protection if an executive is terminated in connection with a change in control of Beneficial Mutual Bancorp if an executive is involuntarily terminated by Beneficial Bank or Beneficial Mutual Bancorp for reasons other than cause (as defined in the employment agreements). The terms and conditions of our employment agreements are consistent with the agreements provided to executive officers in the thrift industry and reflect best practices, such as the exclusion of tax gross-ups. Unless otherwise extended or terminated in accordance with the terms of the agreements, the employment agreements with Messrs. Cuddy and Cestare will expire in May 2016. See “Executive Compensation—Employment Agreements” and “—Potential Post-Termination Payments” for a detailed discussion of the terms of the employment agreements and the benefits and payments provided upon termination of service for Messrs. Cuddy and Cestare.

Executive Vice President and Director of Brand & Strategy/ Executive Vice President and Director of Operations. We also maintain employment agreements with Ms. Ryder and Mr. Maines, which provide a severance benefit if their employment is terminated in connection with a change in control of Beneficial Mutual Bancorp. Unless otherwise extended or terminated in accordance with its terms, Ms. Ryder’s and Mr Maines’ employment agreements will expire in May 2016. See “Executive Compensation—Employment Agreements” and “—Potential Post-Termination Payments” for a detailed discussion of the terms of the employment agreements and the benefits and payments provided upon termination of service for Ms. Ryder and Mr. Maines.

Other Named Executive Officers. Mr. Gallagher has entered into a change in control severance agreement with Beneficial Bank. This agreement provides the executive with financial protection if his employment is terminated in connection with a change in control. Unless otherwise extended or terminated in accordance with its terms, the agreement with Mr. Gallagher will expire in May 2016. See “Executive Compensation—Change in Control Severance Agreements” and “—Potential Post-Termination Payments” for a detailed discussion of the terms of the change in control severance agreements and the benefits and payments provided upon termination of service for Mr. Gallagher.

The compensation committee reviews each contracted officer’s performance and his or her agreement on an annual basis to determine whether to extend the term of the agreement for an additional year. The compensation committee’s decision to extend the term of an agreement with a named executive officer is discretionary and reflects its evaluation of the executive’s role in Beneficial Mutual Bancorp and his or her overall job performance.

Tax and Accounting Considerations. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure an understanding of the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner. When making grants under the 2008 Equity Incentive Plan, the compensation committee considers the tax implications of the awards. Therefore, all stock options granted under our equity plan, since its implementation, have been non-statutory stock options.

Retirement Benefits; Employee Welfare Benefits. All of our named executive officers are eligible to participate in the tax-qualified retirement plans available to Beneficial Mutual Savings Bank employees. This includes the employee savings and stock ownership plan and, for those executives employed by Beneficial Mutual Savings Bank before June 30, 2008, the Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank (the “Pension Plan”). The Pension Plan was frozen effective June 30, 2008 in connection with the restructuring of our retirement program. Our employee savings and stock ownership plan allows eligible employees, including the named executive officers to supplement their retirement savings with elective deferral contributions that we match at specified levels. The employee savings and stock ownership plan also provides for additional discretionary employer contributions based on a percentage of participant compensation, subject to the Internal Revenue Code contribution limits.

In addition to our tax-qualified retirement plans, we also maintain two non-qualified supplemental retirement arrangements for certain named executive officers. These types of supplemental retirement plans assist Beneficial Mutual Bancorp in attracting and retaining executive talent. The compensation committee periodically reviews the plans with due consideration given to prevailing market practice, overall compensation philosophy and cost to Beneficial Mutual Bancorp. Mr. Cuddy is a participant in the Beneficial Mutual Savings Bank Supplemental Pension and Retirement Plan, which provides him with a benefit that would have been payable under the Pension Plan but for certain Internal Revenue Code limits on compensation and benefits. See “Executive Compensation—Pension Benefits—Supplemental Pension and Retirement Plan” for a detailed description of the arrangement and contributions made on behalf of Mr. Cuddy in 2013. In 2012, Beneficial Mutual Bancorp amended Beneficial Bank’s Elective Deferred Compensation Plan, a non-qualified defined contribution plan, to allow Beneficial Bank to provide restorative payments to participants who experience a shortfall in retirement benefits under the employee savings and stock ownership plan due to Internal Revenue Code limits on compensation that reduce benefits for highly compensated executives under tax-qualified retirement plans. The compensation committee designated Messrs. Cuddy, Cestare, Gallagher and Maines, as well as Ms. Ryder, as participants in the Elective Deferred Compensation Plan.

In addition to retirement programs, we provide our employees with coverage under medical, life insurance and disability plans on terms consistent with industry practice.

Perquisites. We annually review the perquisites that we make available to our named executive officers. The primary perquisites for senior managers include an automobile allowance and certain club dues. See “Executive Compensation— Summary Compensation Table” for detailed information on the perquisites provided to our named executive officers.

Stock Compensation Grant and Award Practices; Timing Issues. Our compensation committee considers whether to make equity awards to officers and directors on an annual basis and in connection with new hires and promotions. The compensation committee considers the recommendations of our chief executive officer and other executive officers with respect to awards contemplated for their subordinates. The compensation committee also consulted with Pearl Meyer & Partners, and subsequently McLagan, to insure our equity award program is competitive with our peer group. The compensation committee is solely responsible for the development of the schedule of equity awards made to our chief executive officer and the other named executive officers.

As a general matter, the compensation committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The compensation committee’s decisions are reviewed and ratified by the full board of directors.

The terms and conditions of each equity award are determined in accordance with the applicable provisions of our 2008 Equity Incentive Plan. The compensation committee has structured our current equity program to include the grant of non-statutory stock options, performance shares and restricted shares. All director awards (non-statutory stock options and restricted stock awards) vest at a rate of 20% per year, beginning on the first anniversary date of the grant date of the award. All stock options granted to our named executive officers vest at a rate of 20% per year commencing on the first anniversary of the grant date and restricted stock awards vest over a five-year period with 60% of the award vesting on the third anniversary and 20% of the award vesting each year thereafter. All stock options and stock awards granted under the equity plan become 100% vested upon an award recipient’s death, disability or a change in control. The performance share awards granted to our named executive officers vest upon the satisfaction of certain financial benchmarks determined by the compensation committee. For the performance awards granted in 2008, 2009, 2010, and 2011, the compensation committee established a goal that requires Beneficial Mutual Bancorp to achieve a return on average assets of not less than 1% by the fifth full fiscal year following the date of grant. If at the end of the measurement period, Beneficial Mutual Bancorp has not achieved the return on average assets target, the new benchmark for vesting purposes is attaining a return on average assets that is sufficient to put Beneficial Mutual Bancorp in the top quartile of thrifts nationwide with assets between $1 billion and $10 billion based on return on average assets. If neither performance benchmark is reached by the fifth full fiscal year following the grant date, all shares subject to the performance award are forfeited. The named executive officers did not receive performance share awards in 2012 or 2013. See “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” for detail on the outstanding equity awards granted to our named executive officers as of December 31, 2013.

In accordance with our equity plan, the compensation committee may grant stock options only at or above fair market value, which is defined as the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.

Stock Ownership Requirements. Under the terms of our Stock Ownership and Retention Policy, our Chief Executive Officer/President is expected to own or acquire Beneficial Mutual Bancorp stock having a fair market value equal to three times his base salary. All other named executive officers are expected to own or acquire Beneficial Mutual Bancorp common stock having a fair market value at one times each officer’s base salary. Each named executive officer’s individual stock ownership requirement is based on his or her salary as of March 17, 2011 or for new executives, as of his or her date of hire and will not change due to a change in base salary or fluctuation in Beneficial Mutual Bancorp’s stock prices. However, the corporate governance committee, may, from time to time, re-evaluate or revise the guidelines for corporate reasons. Non-employee directors of Beneficial Mutual Bancorp are expected to own or acquire Beneficial Mutual Bancorp common stock having a fair market value of ten times the annual retainer received by each director for services rendered as a director of Beneficial Mutual Bancorp. All individuals subject to the stock ownership and retention policy have five years from appointment as a named executive officer or director (whichever is applicable) or March 17, 2016, whichever is later, to satisfy the stock ownership guidelines. Shares counted towards the ownership requirements include shares of Beneficial Mutual Bancorp common stock purchased in the open market, owned out-right by an individual, or members of his or her immediate family residing in the same household, whether held individually or jointly, restricted stock granted under Beneficial Mutual Bancorp’s equity plans, shares held in trust or by a family limited partnership and shares acquired through the employee savings and stock ownership plan. Failure to meet, or in unique circumstances to show sustained progress toward meeting the stock ownership guidelines, may result in a reduction in future long-term incentive grants and/or payment of future annual incentives in the form of stock. In addition to stock ownership requirements, Beneficial Mutual Bancorp also established a mandatory holding period of six months for stock acquired under Beneficial Mutual Bancorp’s 2008 Equity Incentive Plan. Once stock ownership goals are achieved, the ownership requirement amount should be maintained for as long as an individual is subject to the stock ownership guidelines.

Clawback Policy. Our stock-based and cash-based incentive plans provide that if our board of directors determines that a named executive officer alters, inflates or inappropriately manipulates the performance/financial results of Beneficial Mutual Bancorp or violates recognized ethical business standards, the board will, to the extent permitted by applicable law, seek recoupment from that named executive officer of any portion of performance-based compensation (cash or stock) paid to the named executive officer. Effective January 1, 2012, we adopted a clawback policy that incorporates the plan provisions and further states that if a named executive officer engages in fraud or willful misconduct that causes or otherwise contributes to the need for a material restatement of our financial results, the board of directors will direct the compensation committee to review all performance-based compensation awarded to or earned by that named executive officer during the three-year period before the fiscal periods materially affected by the restatement. If, in the compensation committee’s view, the performance-based compensation would have been lower if it had been based on the restated results, the board will, to the extent permitted by applicable law, seek recoupment from that named executive officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. The compensation committee will monitor our clawback policy as further guidance is released by the U.S. Securities and Exchange Commission as part of the Dodd-Frank Act.

Risk Assessment. At the direction of the compensation committee, Beneficial Mutual Bancorp has reviewed its compensation and benefit programs to determine if the programs create undesired or unintentional risk of a material nature. This risk assessment process included: a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to Beneficial Mutual Bancorp strategy. The results of the risk assessment concluded that our compensation policies and practices do not encourage excessive risk-taking; are compatible with effective internal controls and are supported by the oversight and administration of the compensation committee with regard to executive compensation programs.

Executive Compensation

Summary Compensation Table. The following tables provides information concerning the total compensation awarded, earned or paid to the principal executive officer and principal financial officer of Beneficial Mutual Bancorp and our three other most highly compensated executives during the year ended December 31, 2013. These officers are referred to as the “named executive officers” in this prospectus.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation		Change in Pension Value (3)	All Other Compensation (4)	Total
Gerard P. Cuddy	2013	$559,231	$—	$184,800	$252,750	$112,400		$—	$61,422	$1,170,603
President and Chief Executive Officer	2012	540,769	—	182,600	263,250	165,000		9,550	64,303	1,225,472
	2011	510,000	—	209,500	98,700	285,600		7,926	26,389	1,138,115

Thomas D. Cestare	2013	338,250	—	147,840	202,200	88,345		—	21,710	798,345
Executive Vice President and Chief Financial Officer	2012	331,250	—	118,690	175,500	70,788		—	25,807	722,035
	2011	325,000	—	293,300	98,700	121,875		—	21,903	860,778

Martin F. Gallagher, Jr. (5)	2013	233,603	50,000	55,440	117,950	24,933		—	17,812	499,738
Executive Vice President and Chief Credit Officer	2012	228,895	—	63,910	140,400	63,268	(7)	—	14,474	510,947
	2011	116,827	30,000	20,500	7,900	50,000	(6)	—	5,360	230,587

Joanne R. Ryder	2013	229,454	25,000	55,440	107,840	61,500		—	15,310	494,544
Executive Vice President and Director of Brand & Strategy	2012	209,231	—	54,780	112,320	59,126		—	16,228	451,685
	2011	190,000	—	50,280	65,800	59,375		—	12,427	377,882

Robert J. Maines	2013	217,077	—	36,960	101,100	46,000		—	14,185	415,322
Executive Vice President and Director of Operations	2012	197,692	—	36,520	105,300	40,000		—	16,334	395,846
	2011	190,000	—	50,280	49,350	71,250		—	10,570	371,450

(1)	Reflects the grant date aggregate fair value calculated in accordance with FASB ASC Topic 718 on outstanding restricted stock awards for each of the named executive officers. The amounts were calculated based on Beneficial Mutual Bancorp’s stock price as of the date of grant as follows: (i) $9.24 for all 2013 restricted stock awards; (ii) $9.13 for all 2012 restricted stock awards; and (iii) $8.20 for Mr Gallagher’s 2011 restricted stock awards and $8.38 for all other 2011 restricted stock awards. When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon.
(2)	Reflects the grant date aggregate fair value calculated in accordance with FASB ASC Topic 718 for outstanding stock option awards for each of the named executive officers based upon a fair value for each option using the Black-Scholes option pricing model as follows: (i) $3.37 for all 2013 option awards; (ii) $3.51 for all 2012 option awards; and (iii) $3.16 for Mr. Gallagher’s option awards and $3.29 for all other 2011 option awards;. Beneficial Mutual Bancorp uses the Black-Scholes option pricing model to estimate its compensation cost for stock options awards. For further information on the assumptions used to compute fair value, see note 19 to the notes to the consolidated financial statements included in this prospectus. The actual value, if any, realized by a named executive officer from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by a named executive officer will be at or near the value estimated above.
(3)	Represents the actuarial change in pension value in the executives’ amounts during the years ended December 31, 2013, 2012 and 2011 under the Beneficial Mutual Savings Bank Consolidated Pension Plan and the Beneficial Mutual Savings Bank Supplemental Pension and Retirement Plan. The pension value decreased by $5,342 in 2013 as a result of an increase the discount rate during the year and not in the total pension benefit to be received in the future. See “Pension Benefits” below for a further discussion of these arrangements.

(4)	Details of the amounts reported in the “All Other Compensation” column for 2013 are provided in the table below.

	Mr. Cuddy		Mr. Cestare		Mr. Gallagher		Ms. Ryder		Mr. Maines
Employer contributions to employee savings and stock ownership plan	$11,042		$12,468		$15,300		$12,935		$13,700
Nonqualified deferred compensation earnings (a)	28,154		9,242		2,512		2,375		485
Perquisites	22,226	(b)	—	(c)	—	(c)	—	(c)	—	(c)

(a)	Represents Beneficial Mutual Bancorp’s 2013 contribution to the Elective Deferred Compensation Plan.
(b)	Includes the value of executive’s personal use of a company-owned automobile and club membership fees.
(c)	Did not exceed $10,000.

(5)	Mr. Gallagher was employed by Beneficial Mutual Bancorp and Beneficial Bank as Executive Vice President and Chief Credit Officer effective June 27, 2011. Accordingly, no compensation information is available before that date. Mr. Gallagher received a $30,000 hiring bonus in 2011 and a $50,000 guaranteed incentive payment in 2012 pursuant to his written offer of employment from Beneficial Bank.
(6)	Represents a guaranteed incentive payment made in April 2012 pursuant to Mr. Gallagher’s written offer of employment from Beneficial Bank. Mr. Gallagher did not participate in the 2011 Management Incentive Plan.
(7)	Represents Mr. Gallagher’s payment under the 2012 Management Incentive Plan, which consists of $50,000 guaranteed incentive payment pursuant to Mr. Gallagher’s written offer of employment from Beneficial Bank and an additional $13,268 earned in satisfaction of performance criteria under the 2012 Management Incentive Plan.

Employment Agreements. Beneficial Mutual Bancorp and Beneficial Bank maintain two-year employment agreements with Messrs. Cuddy, Cestare and Maines and Ms. Ryder. The current base salaries under the employment agreements with Messrs. Cuddy, Cestare, Maines and Ms. Ryder are $562,000, $339,788, $230,000 and $240,000, respectively. Each employment agreement permits Beneficial Mutual Bancorp and Beneficial Bank, in their sole discretion, to renew the term of the agreements for an additional year (each year), in connection with the officer’s annual performance reviews, so that the term of the employment agreements remain at two years. Unless otherwise extended or terminated in accordance with the terms of the agreements, the employment agreements with Messrs. Cuddy, Cestare, Maines and Ms. Ryder will expire in May 2016. The employment agreements provide for, among other things, a minimum annual base salary, eligibility to participate in employee benefit plans and programs maintained by Beneficial Mutual Bancorp and Beneficial Bank for the benefit of their employees, including discretionary bonuses, incentive compensation programs, participation in medical, dental, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits applicable to executive personnel. The employment agreements also contain a provision that prohibits an executive from competing with Beneficial Mutual Bancorp or Beneficial Bank if the executive’s employment is terminated for reasons other than a change in control.

See “Potential Post-Termination Payments” for a discussion of the benefits and payments each executive may receive under the employment agreements upon termination of employment.

Upon completion of the conversion and offering, Beneficial Bancorp and Beneficial Bank expect to enter into separate employment agreements with each of Messrs. Cuddy, Cestare, Maines and Ms. Ryder on the same general terms contained in the employment agreements with Beneficial Mutual Bancorp.

Change in Control Severance Agreements. Beneficial Bank maintains a change in control severance agreement with Mr. Gallagher. The change in control severance agreements provides Mr. Gallagher with financial protection if his employment is terminated in connection with a change in control of Beneficial Mutual Bancorp. See “—Potential Post-Termination Payments” for a discussion of the benefits and payments Mr. Gallagher is entitled to upon termination of employment in connection with a change in control.

Grants of Plan Based Awards

2008 Equity Incentive Plan. The following table provides information concerning all restricted stock and stock option awards granted to the named executive officers in 2013 under the Beneficial Mutual Bancorp 2008 Equity Incentive Plan. All stock options awarded in 2013 were granted as non-statutory stock options.

Name	Grant Date	Number of Shares of Stock or Units (1)	Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock Awards and Options (3)
Gerard P. Cuddy	01/17/2013	20,000	75,000	$9.24	$437,550
Thomas D. Cestare	01/17/2013	16,000	60,000	9.24	350,040
Martin F. Gallagher, Jr.	01/17/2013	6,000	35,000	9.24	173,390
Joanne R. Ryder	01/17/2013	6,000	32,000	9.24	163,280
Robert J. Maines	01/17/2013	4,000	30,000	9.24	138,060

(1)	For all named executive officers, restricted shares vest according to the following schedule: shares are subject to a three-year cliff vesting schedule whereby no shares vest on the first and second anniversaries of the award; 60% of the shares vest on the third anniversary of the award; and 20% of the shares each vest on the fourth and fifth anniversaries of the award.
(2)	Options vest in five equal annual installments beginning on the first anniversary of the date of grant.
(3)	Sets forth the grant date fair value of stock and option awards calculated in accordance with FASB ASC Topic 718. The grant date fair value of all January 17, 2013 stock awards is equal to the number of awards multiplied by $9.24, the closing price for Beneficial Mutual Bancorp’s common stock on the date of grant. The grant date fair value for option awards is equal to the number of options multiplied by a fair value of $3.37, which was computed using the Black-Scholes option pricing model. For further information on the assumptions used to compute fair value, see note 19 to the notes to the consolidated financial statements included in this prospectus.

Beneficial Mutual Bancorp maintains the 2008 Equity Incentive Plan to further its commitment to performance-based compensation and to provide participants with an opportunity to have an equity interest in Beneficial Mutual Bancorp. The plan is administered by Beneficial Mutual Bancorp’s compensation committee. The compensation committee has the authority to grant stock options, restricted stock awards and performance shares to officers and directors of Beneficial Mutual Bancorp and Beneficial Bank. Additional information on the 2008 Equity Incentive Plan is set forth in the “Compensation Discussion and Analysis” section of this prospectus.

Management Incentive Plan. The following table sets forth the threshold, target and maximum award that may be earned by each named executive officer under our 2013 MIP. See “Compensation Discussion and Analysis—Short-Term Cash-Based Incentive Compensation” for detailed information on Beneficial Mutual Bancorp and individual performance measures that must be achieved for an eligible named executive officer to receive an award under the plan.

	Date of Corporate Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name		Threshold	Target	Maximum
Gerard P. Cuddy	02/21/2013	$112,400	$224,800	$337,200
Thomas D. Cestare	02/21/2013	67,958	135,915	203,873
Martin F. Gallagher, Jr.	02/21/2013	29,333	58,666	87,999
Joanne R. Ryder	02/21/2013	30,000	60,000	90,000
Robert J. Maines	02/21/2013	28,750	57,500	86,250

(1)	The “Summary Compensation Table” shows the actual awards earned by our named executive officers under the 2013 MIP.

The 2013 MIP is designed to recognize and reward executives for their individual and collective contributions to the success of Beneficial Mutual Bancorp and Beneficial Bank. The plan focuses on performance measures that are critical to the profitability and growth of Beneficial Mutual Bancorp and its affiliates. See “Compensation Discussion and Analysis—Short-Term Cash-Based Incentive Compensation” for detailed information on the plan and Beneficial Mutual Bancorp and individual performance measures used by the compensation committee to determine payouts under the 2013 MIP.

Outstanding Equity Awards at Fiscal Year End. The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (6)

Gerard P. Cuddy	200,000	—	$11.86	08/06/2018	—		$—
	12,000	3,000	8.35	03/09/2019	9,000	(2)	98,280
	9,000	6,000	9.70	03/05/2020	10,500	(3)	114,660
	12,000	18,000	8.38	05/27/2021	25,000	(4)	273,000
	15,000	60,000	9.13	03/23/2022	20,000	(5)	218,400
	—	75,000	9.24	01/17/2023	20,000	(5)	218,400

Thomas D. Cestare	1,500	1,000	10.00	07/06/2020	1,000	(3)	10,920
	12,000	18,000	8.38	05/27/2021	35,000	(4)	382,200
	10,000	40,000	9.13	03/23/2022	13,000	(5)	141,960
	—	60,000	9.24	01/17/2023	16,000	(5)	174,720

Martin F. Gallagher, Jr.	1,000	1,500	8.20	06/27/2021	2,500	(5)	27,300
	8,000	32,000	9.13	03/23/2022	7,000	(5)	76,440
	—	35,000	9.24	01/17/2023	6,000	(5)	65,520

Joanne R. Ryder	25,000	—	11.86	08/06/2018	—		—
	2,000	500	8.35	03/09/2019	600	(5)	6,552
	1,500	1,000	9.70	03/05/2020	1,200	(5)	13,104
	8,000	12,000	8.38	05/27/2021	6,000	(5)	65,520
	6,400	25,600	9.13	03/23/2022	6,000	(5)	65,520
	—	32,000	9.24	01/17/2023	6,000	(5)	65,520

Robert J. Maines	2,000	500	8.35	03/09/2019	600	(5)	6,552
	1,500	1,000	9.70	03/05/2020	1,200	(5)	13,104
	6,000	9,000	8.38	05/27/2021	6,000	(5)	65,520
	6,000	24,000	9.13	03/23/2022	4,000	(5)	43,680
	—	30,000	9.24	01/17/2023	4,000	(5)	43,680

(1)	Options vest in five equal annual installments beginning one year from the date of grant.
(2)	Restricted shares vest according to the following schedule: (1) 1,500 shares representing 20% of the award will vest on the fifth anniversary of the award, to occur in 2014; and (2) 7,500 shares will vest if certain specified performance requirements are met during the performance measurement period beginning with the twelve months ended December 31, 2010 and ending with the twelve months ended December 31, 2014.
(3)	For Mr. Cuddy, restricted shares vest according to the following schedule: (1) 3,000 shares representing 40% of the award will vest equally on each of the fourth and fifth anniversaries of the award, to occur in 2014 and 2015; and (2) 7,500 shares will vest if certain specified performance requirements are met during the performance measurement period beginning with the twelve months ended December 31, 2011 and ending with the twelve months ended December 31, 2015. For Mr. Cestare, restricted shares vest in five equal annual installments beginning on the first anniversary of the date of grant.
(4)	For Mr. Cuddy, restricted shares vest according to the following schedule: (1) 10,000 shares are subject to a three-year cliff vesting schedule whereby no shares vest on the first and second anniversaries of the award; 60% of the shares vest on the third anniversary of the award; and thereafter 20% of the shares each vest on the fourth and fifth anniversaries of the award; and (2) 15,000 shares will vest if certain specified performance requirements are met during the performance measurement period beginning with the twelve months ended December 31, 2012 and ending with the twelve months ended December 31, 2016. For Mr. Cestare, restricted shares vest according to the following schedule: (1) 20,000 shares are subject to a three-year cliff vesting schedule whereby no shares vest on the first and second anniversaries of the award; 60% of the shares vest on the third anniversary of the award; and thereafter 20% of the shares each vest on the fourth and fifth anniversaries of the award; and (2) 15,000 shares will vest if certain specified performance requirements are met during the performance measurement period beginning with the twelve months ended December 31, 2012 and ending with the twelve months ended December 31, 2016.
(5)	For all named executive officers, restricted shares vest according to the following schedule: shares are subject to a three-year cliff vesting schedule whereby no shares vest on the first and second anniversaries of the award; 60% of the shares vest on the third anniversary of the award; and thereafter 20% of the shares each vest on the fourth and fifth anniversaries of the award.

(6)	Based upon Beneficial Mutual Bancorp’s closing stock price of $10.92 on December 31, 2013.

Pension Benefits. The following table sets forth the actuarial present value of Mr. Cuddy’s accumulated benefit under our tax-qualified and non tax-qualified defined benefit plans, along with the number of years of credited service under the respective plans. No distributions were made under the plans in 2013. Beneficial Bank froze the Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank effective June 30, 2008. Messrs. Cestare, Gallagher and Maines and Ms. Ryder are not participants in the Beneficial Mutual Savings Bank tax-qualified and non-qualified defined benefit plans.

Name	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit (2)
Gerard P. Cuddy	Beneficial Mutual Savings Bank Consolidated Pension Plan	0.5	$17,267

	Supplemental Pension and Retirement Plan of Beneficial Mutual Savings Bank	0.5	27,127

(1)	Represents the number of years of credited service used only to determine the benefits under the pension plan and the supplemental pension plan. Years of credited service were frozen at June 30, 2008.
(2)	The present value of accumulated benefit assumes normal retirement (age 65), the election of a single life form of pension and is based on a 4.80% discount rate for the Employees’ Pension and Retirement Plan and 4.05% for the Supplemental Pension and Retirement Plan.

Consolidated Pension Plan. The Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank and the Farmers & Mechanics Bank Restated Pension Plan were merged into one plan entitled the Beneficial Mutual Savings Bank Consolidated Pension Plan as of December 31, 2010. The merger of the plans did not impact participant benefits. The Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank was frozen effective June 30, 2008. The frozen plan provides that an active participant may retire on or after the date the participant attains age 65 and upon retirement, after twenty-five accrual years of service as a participant, receive a monthly pension in the form of a straight life annuity equal to 50% of his or her average monthly compensation. If the participant’s service is less than 25 years, his or her pension will be adjusted by the ratio of service to 25 years. After attainment of age 55 and the completion of five years of service, an active participant may elect early retirement. Upon early retirement a participant will be entitled to receive his or her accrued pension commencing on his or her normal retirement date or, if the participant desires, he or she may elect to receive a reduced pension, which can commence on the first day of the month concurrent with or next following the participant’s early retirement date. If the employment of an active participant is terminated because of total and permanent disability, the participant will be entitled to receive a disability pension equal to the participant’s accrued pension, without actuarial reduction, commencing on the date the participant terminates employment due to disability and continuing until his death or until recovery from his total and permanent disability, if before age 65.

Participants generally have no vested interest in retirement plan benefits before the completion of five years of service. Following the completion of five years of vesting service, or in the event of a participant’s attainment of age 65 (or the fifth anniversary of participation in the plan, if later), death or termination of employment due to disability, a participant will become 100% vested in his or her accrued benefit under the retirement plan. The retirement plan provides that a participant may receive, subject to certain spousal consent requirements, his or her pension benefit in any of the following forms: (1) a life annuity, (2) a reduced life annuity for the participant’s life with 120 monthly payments guaranteed if the participant dies before receiving the 120 payments, (3) a 100%, 75% or 50% joint and survivor annuity, or (4) a lump sum distribution if the value of the accrued pension benefit is less than $5,000.

Supplemental Pension and Retirement Plan. The Supplemental Pension and Retirement Plan of Beneficial Mutual Savings Bank provides benefits that would have been payable to certain officers under Beneficial Bank’s Employees’ Pension and Retirement Plan but for certain Internal Revenue Service limitations. Upon termination of employment with Beneficial Bank a participant is eligible to receive benefits under the Supplemental Pension and Retirement Plan equal to the excess, if any, of (1) the benefits that would have been payable to the participant commencing on the first day of the month coincident with or next following the attainment of age 65 under the Pension Plan in the form of a single life annuity, but for the limitations imposed by the Internal Revenue Code, based on a participant’s compensation and service with Beneficial Bank through June 30, 2008, over (2) the accrued benefits actually payable under the Pension Plan commencing on the first day of the month coincident with or next following the attainment of age 65 in the form of a single life annuity. In the event of the death of a participant before the commencement of benefits under the Pension Plan and if the participant’s spouse or beneficiary is entitled to a survivor’s benefit under the Pension, the spouse or beneficiary shall receive a benefit under the Supplemental Pension and Retirement Plan.

Nonqualified Deferred Compensation

The following table discloses contributions made under the Beneficial Mutual Savings Bank Elective Deferred Compensation Plan, a non-qualified defined contribution plan, for each named executive officer who participated in the plan in 2013, along with the earnings and balances on each executive’s account as of December 31, 2013.

Name	Executive Contributions in Last Fiscal Year	Beneficial Bank Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Gerard P. Cuddy	$—	$28,154	$5,061	$67,797
Thomas D. Cestare	—	9,242	2,030	23,466
Martin F. Gallagher	—	2,512	540	4,787
Joanne R. Ryder	—	2,375	192	4,043
Robert J. Maines	—	485	250	2,233

Elective Deferred Compensation Plan. The Beneficial Mutual Savings Bank Elective Deferred Compensation Plan, as amended and restated effective January 1, 2012, assists executives designated by the compensation committee as participants in maximizing their ability to save on a tax-deferred basis. In addition to allowing participants to make elective deferrals, the plan permits Beneficial Bank to make discretionary matching contributions to eligible employee participants who have made the maximum voluntary contributions permitted under the employee savings and stock ownership plan. Effective January 1, 2012, the plan was amended to provide for two types of non-discretionary employer contributions: profit sharing and matching contributions. If an employee savings and stock ownership plan participant exceeds the Internal Revenue Code compensation limits under the employee savings and stock ownership plan, the matching contribution and profit sharing contribution benefits lost due to the Internal Revenue Code compensation limits will be restored under Beneficial Bank’s Elective Deferred Compensation Plan. The plan is intended to constitute an unfunded plan primarily for providing deferred compensation for a select group of management or highly compensated employees. Participants receive distributions under the plan upon separation of service. The assets of the plan trust are subject to the claims of our creditors in the event of insolvency until paid to the plan participants and their beneficiaries as set forth in the plan.

Potential Post-Termination Payments

Payments Made Upon Termination for Cause. Under the terms of the employment agreements with Messrs. Cuddy, Cestare, Maines and Ms. Ryder, if any of the executives is terminated for cause, he or she will receive his or her base salary through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or arrangement under which those benefits are provided. In addition, a termination for cause will also result in the forfeiture of all unvested stock awards (time-based and performance) and vested stock options that have not been exercised. Further, participants in Beneficial Bank’s 2013 MIP will forfeit all rights to incentive opportunities as a result of termination for cause.

Payments Made Upon Termination Without Cause or for Good Reason. Under the terms of the employment agreements with Messrs. Cuddy and Cestare, if Beneficial Bank or Beneficial Mutual Bancorp terminates an executive’s employment for reasons other than for cause or a change in control, or if an executive resigns from Beneficial Bank or Beneficial Mutual Bancorp after specified circumstances set forth in the agreements that would constitute constructive termination, the employment agreements provide that the executive or, if the executive dies, his beneficiary, would be entitled to receive two times the sum of the executive’s (1) current base salary and (2) the most recent bonus paid (including performance bonuses paid under the 2013 MIP). The severance benefit would be paid ratably over a two-year period. In addition, the executive would be entitled to receive, for the 24-month period following his termination date, medical, dental and life insurance coverage. If Beneficial Bank or Beneficial Mutual Bancorp terminates its employment relationship with Messrs. Cuddy and Cestare, during the term of their employment agreements for reasons other than cause or a change in control, the executive must adhere to a one-year non-competition restriction.

If the executives terminate employment without cause or for good reason they will forfeit all unvested stock awards, performance awards and stock options.

Participants in Beneficial Bank’s 2013 MIP must be employed by Beneficial Bank on the date the benefits are distributed. Therefore, if a participant terminates employment without cause or for good reason before payment under the 2013 MIP, all rights to plan benefits are forfeited.

Payments Made Upon Disability. The employment agreements provide each executive with a disability benefit equal to two-thirds of the executive’s bi-weekly rate of base salary as of his or her termination date. An executive will cease to receive disability payments upon the earlier of: (1) the date the executive returns to full-time employment; (2) the death of the executive; (3) the executive’s attainment of age 65; or (4) the date the employment agreement would have expired had the executive’s employment not terminated by reason of the executive’s disability. In addition, the executive would continue to be covered, to the greatest extent possible, under all benefit plans in which the executive participated before his or her disability as if he or she were actively employed by us. Disability payments are reduced by any disability benefits paid to an executive under any policy or program maintained by Beneficial Bank.

If an executive terminates employment due to disability, he or she will vest 100% in all unvested stock awards and stock options.

If a participant in Beneficial Bank’s 2013 MIP terminates his or her service with Beneficial Bank due to a disability, his or her award will be prorated based on the period of active employment with Beneficial Bank.

Payments Made Upon Death. Under the employment agreements, the executive’s estate is entitled to receive any salary and bonus accrued but unpaid as of the date of the executive’s death.

If a participant in Beneficial Bank’s 2013 MIP dies, his or her estate will receive the prorated portion of the participant’s award as of his or her date of death.

Payments Made Upon a Change in Control. Following a change in control of Beneficial Bank or Beneficial Mutual Bancorp, under the terms of the employment agreements with Messrs. Cuddy, Cestare, Maines and Ms. Ryder, if an executive voluntarily terminates (upon circumstances discussed in the agreement) or involuntarily terminates employment, the executive or, if the executive dies, the executive’s beneficiary, would be entitled to receive a lump sum severance payment equal to three times the sum of the executive’s: (1) base salary and (2) most recent bonus paid (including performance bonuses paid under the 2013 MIP) by Beneficial Mutual Bancorp and/or Beneficial Bank. In addition, the executive would also be entitled to continued medical, dental and life insurance coverage for the executive and his dependents for 36 months following termination of employment. Mr. Cuddy would also be entitled to continue his club memberships for 36 months following his termination of employment at no cost to him.

Under the terms of the change in control severance agreement with Mr. Gallagher, if within twelve months of a change in control, Mr. Gallagher is involuntarily terminated or voluntarily terminates employment with Beneficial Mutual Bancorp as a result of not being offered a Comparable Position (as defined in the agreements) he would be entitled to a lump sum cash payment equal to two times his base salary in effect at the time of termination of employment. In addition, Mr. Gallagher would also be entitled to continued medical, dental and life insurance coverage for 24 months following termination of employment.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. An individual’s base amount is equal to an average of the individual’s Form W-2 compensation for the five years preceding the year a change in control occurs (or such lesser number of years if the individual has not been employed for five years). Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct such amount for federal tax purposes. The employment agreements and change in control severance agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

Under the terms of Beneficial Bank’s employee savings and stock ownership plan, upon a change in control (as defined in the plan), the plan trustee will repay in full any outstanding acquisition loan and all remaining shares held in the loan suspense account after repayment will be allocated to participants as set forth in the plan.

If the executives terminate employment in connection with a change in control, they will vest 100% in all unvested equity awards.

Payments Upon Retirement. In addition to the tax-qualified retirement benefits and non-qualified retirement benefits set forth in “—Pension Benefits” above, participants in the 2013 MIP who retire from Beneficial Bank will receive a prorated payout based on the period of the participant’s active employment only.

All payments under the Elective Deferred Compensation Plan will be made in accordance with the form and timing elections made at the time of each executive’s deferral election.

Potential Post-Termination Benefits Tables. The amount of compensation payable to each named executive officer upon termination for cause, termination upon an event of termination, change in control followed by termination of employment, disability, death and retirement is shown below. The amounts shown assume that such termination was effective as of

December 31, 2013, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The amounts do not include the executive’s account balances in Beneficial Bank’s tax-qualified retirement plans to which each executive has a non-forfeitable interest. The amounts shown relating to unvested options and awards are based on the fair market value of Beneficial Mutual Bancorp’s common stock on December 31, 2013, which was $10.92. The actual amounts to be paid out can only be determined at the time of such executive’s separation from service with Beneficial Mutual Bancorp.

The following table provides the amount of compensation payable to Mr. Cuddy in each of the circumstances listed below.

	Payments Due Upon
	Termination for Cause	Termination without Cause or for Good Reason		Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$1,124,000	(2)	$1,686,000		$530,778		$—		$—
Annual cash incentive	—	330,000	(2)	495,000		112,400	(3)	112,400	(3)	112,400	(3)
Medical, life and dental insurance benefits	—	39,417		59,124		27,920	(4)	—		—
Fringe benefits (1)	—	—		13,761		—		—		—
Income attributable to vesting of stock awards	—	—		1,468,740		1,468,740		—		1,468,740

Total severance payment	$—	$1,493,417		$3,722,625	(5)	$2,139,838		$112,400		$1,581,140

(1)	Represents the value of club membership fees for 36 months following termination of employment in connection with a change in control.
(2)	Represents the cash payment due under the executive’s employment agreement. Assumes such payment would be paid ratably over a two-year period.
(3)	Assumes 2013 Management Incentive Plan payment was made on December 31, 2013.
(4)	Benefits have been calculated based on the date the agreement would have expired had the executive’s employment not terminated due to disability.
(5)	The amount shown does not reflect adjustments that would be made to the executive’s total change in control severance payment to insure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

The following table provides the amount of compensation payable to Mr. Cestare in each of the circumstances listed below.

	Termination for Cause	Termination without Cause or for Good Reason		Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$679,575	(1)	$1,019,363		$320,910		$—		$—
Annual cash incentive	—	141,576	(1)	212,364		88,345	(2)	88,345	(2)	88,345	(2)
Medical, life and dental insurance benefits	—	36,539		54,809		25,882	(3)	—		—
Income attributable to vesting of stock awards	—	—		709,800		709,800		—		709,800

Total severance payment	$—	$857,690		$1,996,336	(4)	$1,144,937		$88,345		$798,145

(1)	Represents the cash payment due under the executive’s employment agreement. Assumes such payment would be paid ratably over a two-year period.
(2)	Assumes 2013 Management Incentive Plan payment was made on December 31, 2013.
(3)	Benefits have been calculated based on the date the agreement would have expired had the executive’s employment not terminated due to disability.
(4)	The amount shown does not reflect adjustments that would be made to the executive’s total change in control severance payment to insure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

The following table provides the amount of compensation payable to Mr. Gallagher in each of the circumstances listed below.

	Payments Due Upon
	Termination for Cause	Termination without Cause or for Good Reason	Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$—	$469,329		$—		$—		$—
Annual cash incentive	—	—	—		74,933	(1)	74,933	(1)	74,933	(1)
Medical, life and dental insurance benefits	—	—	35,323		—		—		—
Income attributable to vesting of stock awards	—	—	169,260		169,260		—		169,260

Total severance payment	$—	$—	$673,912	(2)	$244,193		$74,933		$244,193

(1)	Assumes 2013 Management Incentive Plan payment was made on December 31, 2013.
(2)	The amount shown does not reflect adjustments that would be made to the executive’s total change in control severance payment to insure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

The following table provides the amount of compensation payable to Ms. Ryder in each of the circumstances listed below.

	Payments Due Upon
	Termination for Cause	Termination without Cause or for Good Reason	Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$—	$720,000		$226,667		$—		$—
Annual cash incentive	—	—	177,378		86,500	(1)	86,500	(1)	86,500	(1)
Medical, life and dental insurance benefits	—	—	10,587		4,999	(2)	—		—
Income attributable to vesting of stock awards	—	—	216,216		216,216		—		216,216

Total severance payment	$—	$—	$1,124,181	(3)	$534,382		$86,500		$302,716

(1)	Assumes 2013 Management Incentive Plan payment was made on December 31, 2013.
(2)	Benefits have been calculated based on the date the agreement would have expired had the executive’s employment not terminated due to disability.
(3)	The amount shown does not reflect adjustments that would be made to the executive’s total change in control severance payment to insure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

The following table provides the amount of compensation payable to Mr. Maines in each of the circumstances listed below.

	Payments Due Upon
	Termination for Cause	Termination without Cause or for Good Reason	Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$—	$690,000		$217,222		$—		$—
Annual cash incentive	—	—	120,000		46,000	(1)	46,000	(1)	46,000	(1)
Medical, life and dental insurance benefits	—	—	22,958		10,841	(2)	—		—
Income attributable to vesting of stock awards	—	—	172,536		172,536		—		172,536

Total severance payment	$—	$—	$1,005,494	(3)	$446,599		$46,000		$218,536

(1)	Assumes 2013 Management Incentive Plan payment was made on December 31, 2013.

(2)	Benefits have been calculated based on the date the agreement would have expired had the executive’s employment not terminated due to disability.
(3)	The amount shown does not reflect adjustments that would be made to the executive’s total change in control severance payment to insure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

Equity Plans

2008 Equity Incentive Plan. The Beneficial Mutual Bancorp 2008 Equity Incentive Plan was adopted by our board of directors and approved by our shareholders in May 2008. The 2008 Equity Incentive Plan authorized the granting of up to 4,030,965 stock options and 1,612,386 shares of restricted stock. The purpose of the 2008 Equity Incentive Plan is to promote Beneficial Mutual Bancorp’s success by linking the personal interests of its employees, officers and directors to those of Beneficial Mutual Bancorp’s shareholders, and by providing participants with an incentive for outstanding performance. The 2008 Equity Incentive Plan is further intended to provide flexibility to Beneficial Mutual Bancorp in its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and effort the successful conduct of Beneficial Mutual Bancorp’s operation is largely dependent. The 2008 Equity Incentive Plan is administered by the compensation committee of Beneficial Mutual Bancorp’s board of directors, which has the authority to determine the eligible directors or employees to whom awards are to be granted, the number of awards to be granted, the vesting of the awards and the conditions and limitations of the awards.

As of June 30, 2014, options for 3,337,200 shares were outstanding and options for 152,775 shares remained available for future grants under the plan. As of June 30, 2014, there were 225,950 options granted that have been exercised under the plan. As of June 30, 2014, 1,635,375 shares of restricted stock had been granted and 377,111 shares remained available for future grants under the plan. All participants fully vest in accounts granted to them upon their death or disability and upon a change in control.

The 2008 Equity Incentive Plan provides that if any merger, consolidation, share exchange or other similar corporate transaction affects the shares of Beneficial Mutual Bancorp in such a manner that an adjustment is required to preserve the benefits available under the plan, the committee administering the plan has the authority to adjust the number of shares that may be granted, the number of shares subject to restricted stock awards or outstanding stock options, and the exercise price of any stock option grant. As a result, upon completion of the conversion and offering, outstanding shares of restricted stock and options to purchase shares of Beneficial Mutual Bancorp common stock will be converted into and become shares of restricted stock and options to purchase shares of Beneficial Bancorp common stock. The number of shares of restricted stock and common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio in the conversion. The aggregate exercise price, duration and vesting schedule of these awards will not be affected.

Future Equity Incentive Plan. Following the offering, Beneficial Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, Beneficial Bancorp anticipates that the plan will authorize a number of stock options equal to 10.0% of the total shares sold in the offering, and a number of shares of restricted stock equal to 4.0% of the total shares sold in the offering. Therefore, the number of shares reserved under the plan will range from 6,545,000 shares, assuming 46,750,000 shares are issued in the offering, to 8,855,000 shares, assuming 63,250,000 shares are issued in the offering.

Beneficial Bancorp may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of Beneficial Bancorp common stock. The issuance of additional shares after the offering would dilute the interests of existing shareholders. See “Pro Forma Data.”

Beneficial Bancorp will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. Beneficial Bancorp will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period (or as otherwise permitted by the Federal Reserve Board), but Beneficial Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of Beneficial Bancorp.

The equity incentive plan will comply with all applicable existing regulatory regulations, unless waived by the Federal Reserve Board. The requirements contained in these regulations may vary depending on whether we adopt the plan within one year following the offering or after one year following the offering. If we adopt the equity incentive plan more than one year after completion of the offering, the plan would not be subject to many existing regulatory requirements, including limiting the number of awards we may reserve or grant under the plan and the time period over which participants may vest in awards granted to them.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by Beneficial Mutual Bancorp to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Beneficial Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Beneficial Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Beneficial Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee, although Beneficial Bank does not currently have such a program in place.

Pursuant to Beneficial Mutual Bancorp’s audit committee charter, the audit committee periodically reviews, no less frequently than quarterly, a summary of Beneficial Mutual Bancorp’s transactions with directors and executive officers of Beneficial Mutual Bancorp and with firms that employ directors, as well as any other related person transactions, to recommend to the disinterested members of the board of directors that the transactions are fair, reasonable and within our policy and should be ratified and approved. Also, in accordance with banking regulations and its policy, the board of directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Beneficial Mutual Bancorp’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the board of directors. Additionally, pursuant to Beneficial Mutual Bancorp’s Code of Ethics and Business Conduct, all executive officers and directors of Beneficial Mutual Bancorp must disclose any existing or potential conflicts of interest to the President and Chief Executive Officer of Beneficial Mutual Bancorp. Such potential conflicts of interest include, but are not limited to: (1) Beneficial Mutual Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest; and (2) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with Beneficial Mutual Bancorp.

The aggregate amount of loans by Beneficial Bank to its executive officers and directors and their affiliates was $427,000 at June 30, 2014. As of that date, these loans were performing according to their original terms. The outstanding loans made to our directors and executive officers and their affiliates were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Beneficial Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Indemnification for Directors and Officers

Beneficial Bancorp’s articles of incorporation provide that Beneficial Bancorp must indemnify all directors and officers of Beneficial Bancorp against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Beneficial Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party. Except insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Beneficial Bancorp pursuant to its articles of incorporation or otherwise, Beneficial Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

STOCK OWNERSHIP

The following table provides information as of             about the persons known to us to be the beneficial owners of more than 5% of Beneficial Mutual Bancorp’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding (1)
Beneficial Savings Bank MHC 1818 Market Street Philadelphia, Pennsylvania 19103	45,792,775		60.8%

Wellington Management Co. LLP 280 Congress Street Boston, Massachusetts 02210	5,153,403	(2)	6.8%

(1)	Based on 75,314,592 shares of Beneficial Mutual Bancorp common stock outstanding as of .
(2)	Based solely on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2014.

The following table provides information about the shares of Beneficial Mutual Bancorp common stock that may be considered to be owned by each director of Beneficial Mutual Bancorp, each executive officer named in the summary compensation table and by all directors and executive officers of Beneficial Mutual Bancorp as a group as of             . Each director, director and named executive officer owned less than 1% of our outstanding common stock as of that date. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name	Number of Shares Owned (1)		Number of Shares That May Be Acquired Within 60 Days By Exercising Options	Total	Percent of Common Stock Outstanding (2)
Directors:
Edward G. Boehne	49,000		68,000	117,000	*
Karen Dougherty Buchholz	11,500		13,000	24,500	*
Gerard P. Cuddy	138,892		290,000	428,892	*
Frank A. Farnesi	64,000	(3)	70,000	134,000	*
Donald F. Gayhardt, Jr.	11,500		13,000	24,500	*
Elizabeth H. Gemmill	67,000		68,000	135,000	*
Thomas J. Lewis	47,000		68,000	115,000	*
Joseph J. McLaughlin	49,000	(4)	68,000	117,000	*
Roy D. Yates	608,360	(5)	68,000	676,360	*

Named Executive Officers Who Are Not Also Directors:
Thomas D. Cestare	81,875		51,500	133,375	*
Martin F. Gallagher, Jr.	24,078		24,500	48,578	*
Joanne R. Ryder	43,806		60,700	104,506	*
Robert J. Maines	26,436		31,500	57,936	*
All Executive Officers and Directors as a Group (15 persons)	1,260,247		928,200	2,188,447	2.9%

*	Less than 1.0%.
(1)	This column includes the following:

	Shares of Unvested Restricted Stock Held in Trust Under the Beneficial Mutual Bancorp 2008 Equity Incentive Plan	Shares Held or Allocated Under the Beneficial Bank Employee Savings and Stock Ownership Plan
Mr. Boehne	6,500	—
Ms. Buchholz	6,500	—
Mr. Cuddy	95,500	9,060
Mr. Farnesi	11,000	—
Mr. Gayhardt	6,500	—
Ms. Gemmill	6,500	—
Mr. Lewis	6,500	—
Mr. McLaughlin	6,500	—
Mr. Yates	6,500	—
Mr. Cestare	68,500	5,497
Mr. Gallagher	20,000	3,086
Ms. Ryder	21,000	7,103
Mr. Maines	15,000	5,939

(2)	Based on 75,314,592 shares of Beneficial Mutual Bancorp common stock outstanding as of .
(3)	Includes 53,000 shares pledged as security.
(4)	Includes 5,000 shares owned by Mr. McLaughlin’s spouse.
(5)	Includes 28,710 shares held by Mr. Yates’ son.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

The table below sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, the following information:

•	the number of shares of Beneficial Bancorp common stock to be received in exchange for shares of Beneficial Mutual Bancorp common stock upon consummation of the conversion and the offering, based upon their beneficial ownership of Beneficial Mutual Bancorp common stock as of ;

•	the proposed purchases of Beneficial Bancorp common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of Beneficial Bancorp common stock to be held upon consummation of the conversion and the offering.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 25.0% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. See “The Conversion and Offering—Limitations on Purchases of Shares.”

	Number of Shares of Common Stock Owned Before the Offering (1)	Percent of Common Stock Outstanding Before the Offering	Number of Shares Received in Exchange for Shares of Beneficial Mutual Bancorp (1)	Proposed Purchases of Stock in the Offering		Total Common Stock to be Held
Name of Beneficial Owner				Number of Shares	Dollar Amount	Number of Shares (1)	Percentage of Total Outstanding (2)
Directors:
Edward G. Boehne	49,000	*	58,834	5,000	50,000	63,834	*
Karen Dougherty Buchholz	11,500	*	13,808	5,000	50,000	18,808	*
Gerard P. Cuddy	138,892	*	166,767	12,500	125,000	179,267	*
Frank A. Farnesi	64,000	*	76,844	5,000	50,000	81,844	*
Donald F. Gayhardt, Jr.	11,500	*	13,808	10,000	100,000	23,808	*
Elizabeth H. Gemmill	67,000	*	80,446	7,500	75,000	87,946	*
Thomas J. Lewis	47,000	*	56,432	7,500	75,000	63,932	*
Joseph J. McLaughlin	49,000	*	58,834	5,000	50,000	63,834	*
Roy D. Yates	608,360	*	730,457	5,000	50,000	735,457	*

Executive Officers Who are Not Also Directors:
Thomas D. Cestare	81,875	*	98,307	11,000	110,000	109,307	*
Martin F. Gallagher, Jr.	24,078	*	28,910	10,000	100,000	38,910	*
Joanne R. Ryder	43,806	*	52,597	6,000	60,000	58,597	*
Robert J. Maines	26,436	*	31,741	4,000	40,000	35,741	*
James E. Gould	22,433	*	26,935	5,000	50,000	31,935	*
Pamela M. Cyr	15,367	*	18,451	10,000	100,000	28,451	*

All Directors and Executive Officers as a Group (15 persons)	1,260,247	2.9%	1,513,171	108,500	1,085,000	1,621,671	1.79%

*	Less than 1.0%.
(1)	Excludes shares that may be acquired upon the exercise of outstanding stock options.
(2)	If shares are sold and the exchange ratio is calculated at the minimum of the offering range, all directors and officers as a group would 1.81% of the outstanding shares of Beneficial Bancorp common stock.

REGULATION AND SUPERVISION

General

Beneficial Bank is a Pennsylvania-chartered savings bank that is subject to extensive regulation, examination and supervision by the Pennsylvania Department of Banking and Securities, as its primary regulator, and the Federal Deposit Insurance Corporation, as its deposit insurer. Beneficial Bank is a member of the Federal Home Loan Bank system and, with respect to deposit insurance, of the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Beneficial Bank must file reports with the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation concerning its activities and financial condition, in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The Pennsylvania Department of Banking and Securities and/or the Federal Deposit Insurance Corporation conduct periodic examinations to test Beneficial Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in the regulatory requirements and policies, whether by the Pennsylvania Department of Banking and Securities, the Federal Deposit Insurance Corporation, the Federal Reserve Board or Congress, could have a material adverse impact on Beneficial Bank and its operations.

The Dodd-Frank Act made extensive changes in the regulation of depository institutions. Under the Dodd-Frank Act, the Office of Thrift Supervision was eliminated. Responsibility for the supervision and regulation of savings and loan holding companies was transferred to the Federal Reserve Board effective July 21, 2011. The Federal Reserve Board now supervises savings and loan holding companies as well as bank holding companies. Additionally, the Dodd-Frank Act created the Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations, a function previously assigned to prudential regulators, and has authority to impose new requirements. However, institutions of less than $10.0 billion in assets, such as Beneficial Bank, will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their prudential regulator. It is unclear what impact the Dodd-Frank Act will have on our business as many of the regulations under the act are still being developed. However, we expect that we will need to make additional investments in people, systems and outside consulting and legal resources to comply with the new regulations.

Certain of the regulatory requirements that are or will be applicable to Beneficial Bank and Beneficial Bancorp are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Beneficial Bank and Beneficial Bancorp.

Bank Regulation

Pennsylvania Savings Bank Law. The Pennsylvania Banking Code of 1965, as amended, contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers and employees, as well as corporate powers, savings and investment operations and other aspects of Beneficial Bank and its affairs. The Pennsylvania Banking Code delegates extensive rule-making power and administrative discretion to the Pennsylvania Department of Banking and Securities so that the supervision and regulation of state-chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices. Specifically, under the Pennsylvania Banking Code, the Pennsylvania Department of Banking and Securities is given the authority to exercise such supervision over state-chartered savings banks as to afford the greatest safety to creditors, shareholders and depositors, ensure business safety and soundness, conserve assets, protect the public interest and maintain public confidence in such institutions.

The Pennsylvania Banking Code provides, among other powers, that state-chartered savings banks may engage in any activity permissible for a national banking association or federal savings association, subject to regulation by the Pennsylvania Department of Banking and Securities (which shall not be more restrictive than the regulation imposed upon a national banking association or federal savings association, respectively). Before it engages in an activity allowable for a national banking association or federal savings association, a state-chartered savings bank must either obtain prior approval from the Pennsylvania Department of Banking and Securities or provide at least 30 days’ prior written notice to the Pennsylvania Department of Banking and Securities. The authority of Beneficial Bank under Pennsylvania law, however, may be constrained by federal law and regulation. See “Investments and Activities” below.

Regulatory Capital Requirements. Under Federal Deposit Insurance Corporation regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as Beneficial Bank, are required to comply with minimum leverage capital requirements. For an institution determined by the Federal Deposit Insurance Corporation to not be anticipating or experiencing significant growth and to be in general a strong banking institution, rated composite 1 under the Uniform Financial Institutions Rating System established by the Federal Financial

Institutions Examinations Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3%. For all other institutions, the minimum leverage capital ratio is not less than 4%. Tier 1 capital is the sum of common shareholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and a percentage of certain nonfinancial equity investments.

Beneficial Bank must also comply with the Federal Deposit Insurance Corporation risk-based capital guidelines. The Federal Deposit Insurance Corporation guidelines require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories perceived as representing greater risk.

State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock, long-term preferred stock, hybrid capital instruments, including mandatory convertible debt securities, term subordinated debt and certain other capital instruments and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital. At June 30, 2014, Beneficial Bank met each of these capital requirements.

Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies, including savings and loan holding companies, that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. In early July 2013, the Federal Reserve Board and the Office of the Comptroller of the Currency approved revisions to their capital adequacy guidelines and prompt corrective action rules that implement the revised standards of the Basel Committee on Banking Supervision, commonly called Basel III, and address relevant provisions of the Dodd-Frank Act. “Basel III” refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011, which include significant changes to bank capital, leverage and liquidity requirements.

The rules include new risk-based capital and leverage ratios, which are effective January 1, 2015, and revise the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to Beneficial Bancorp and Beneficial Bank will be: (1) a new common equity Tier 1 capital ratio of 4.5%; (2) a Tier 1 capital ratio of 6% (increased from 4%); (3) a total capital ratio of 8% (unchanged from current rules); and (4) a Tier 1 leverage ratio of 4% for all institutions. The rules eliminate the inclusion of certain instruments, such as trust preferred securities, from Tier 1 capital. Instruments issued before May 19, 2010 will be grandfathered for companies with consolidated assets of $15 billion or less. The rules also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital and would result in the following minimum ratios: (1) a common equity Tier 1 capital ratio of 7.0%, (2) a Tier 1 capital ratio of 8.5%, and (3) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.

As of June 30, 2014, our current capital levels exceed the required capital amounts to be considered “well capitalized” and we believe they also meet the fully-phased in minimum capital requirements, including the related capital conservation buffers, as required by the Basel III capital rules.

Restrictions on Dividends. Beneficial Bancorp’s ability to declare and pay dividends may depend in part on dividends received from Beneficial Bank. The Pennsylvania Banking Code regulates the distribution of dividends by savings banks and provides that dividends may be declared and paid only out of accumulated net earnings and may be paid in cash or property other than its own shares. Dividends may not be declared or paid unless shareholders’ equity is at least equal to contributed capital.

Interstate Banking and Branching. Federal law permits a bank, such as Beneficial Bank, to acquire an institution by merger in a state other than Pennsylvania unless the other state has opted out of interstate banking and branching. Federal law, as amended by the Dodd-Frank Act, also authorizes de novo branching into another state if the host state allows banks chartered by that state to establish such branches within its borders. Beneficial Bank currently has 26 full-service locations in Burlington and Camden counties, New Jersey. At its interstate branches, Beneficial Bank may conduct any activity that is authorized under Pennsylvania law that is permissible either for a New Jersey savings bank (subject to applicable federal restrictions) or a New Jersey branch of an out-of-state national bank. The New Jersey Department of Banking and Insurance may exercise certain regulatory authority over Beneficial Bank’s New Jersey branches.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes three categories of capital deficient institutions: undercapitalized, significantly undercapitalized and critically undercapitalized.

The Federal Deposit Insurance Corporation has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and generally a leverage ratio of 4% or greater (3% or greater for institutions with the highest examination rating). An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4% (less than 3% for institutions with the highest examination rating). An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%. As of June 30, 2014, Beneficial Bank met the conditions to be classified as a “well capitalized” institution.

“Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. No institution may make a capital distribution, including payment as a dividend, if it would be “undercapitalized” after the payment. A bank’s compliance with such plans is required to be guaranteed by its parent holding company in an amount equal to the lesser of 5% of the institution’s total assets when deemed undercapitalized or the amount needed to comply with regulatory capital requirements. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the Federal Deposit Insurance Corporation to sell sufficient voting stock to become adequately capitalized, requirements to reduce assets and cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions must comply with additional sanctions including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

Investments and Activities. Under federal law, all state-chartered banks insured by the Federal Deposit Insurance Corporation have generally been limited to activities as principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. The Federal Deposit Insurance Corporation Improvement Act and the Federal Deposit Insurance Corporation permit exceptions to these limitations. For example, state chartered banks may, with Federal Deposit Insurance Corporation approval, continue to exercise grandfathered state authority to invest in common or preferred stocks listed on a national securities exchange and in the shares of an investment company registered under federal law. Beneficial Bank received grandfathering authority from the Federal Deposit Insurance Corporation to invest in listed stocks and/or registered shares. The maximum permissible investment is 100% of Tier 1 capital, as specified by the Federal Deposit Insurance Corporation’s regulations, or the maximum amount permitted by Pennsylvania Banking Law, whichever is less. Such grandfathering authority may be terminated upon the Federal Deposit Insurance Corporation’s determination that such investments pose a safety and soundness risk to Beneficial Bank or if Beneficial Bank converts its charter or undergoes a change in control. In addition, the Federal Deposit Insurance Corporation is authorized to permit such institutions to engage in other state authorized activities or investments (other than non-subsidiary equity investments) that meet all applicable capital requirements if it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund. As of June 30, 2014, Beneficial Bank held no marketable equity securities under such grandfathering authority.

Transactions with Related Parties. Federal law limits Beneficial Bank’s authority to lend to, and engage in certain other transactions with (collectively, “covered transactions”), “affiliates” (e.g., any company that controls or is under common control with an institution, including Beneficial Mutual Bancorp, Beneficial Savings Bank MHC and their non-savings institution subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances, that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliates. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by Beneficial Bank to its executive officers and directors. However, the law contains a specific exception for loans by Beneficial Bank to its executive officers and directors in compliance with federal banking laws. Under such laws, Beneficial Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law limits both the individual and aggregate amount of loans Beneficial Bank may make to insiders based, in part, on Beneficial Bank’s capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executives are subject to further limitations based on the type of loan involved.

Enforcement. The Federal Deposit Insurance Corporation has extensive enforcement authority over insured savings banks, including Beneficial Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Federal Deposit Insurance Corporation determines that a savings institution fails to meet any standard prescribed by the guidelines, the Federal Deposit Insurance Corporation may require the institution to submit an acceptable plan to achieve compliance with the standard.

Insurance of Deposit Accounts. Beneficial Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. The deposit insurance per account owner is currently $250,000.

Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. On February 7, 2011, the Federal Deposit Insurance Corporation approved a final rule that implemented changes to the deposit insurance assessment system mandated by the Dodd-Frank Act. Under the final rule, assessment base for payment of Federal Deposit Insurance Corporation premiums was changed from a deposit level base to an asset level base consisting of average tangible assets less average tangible equity.

The Federal Deposit Insurance Corporation may adjust rates uniformly from one quarter to the next, except that no adjustment can deviate more than three basis points from the base scale without notice and comment rulemaking. No institution may pay a dividend if in default of the Federal Deposit Insurance Corporation assessment.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and our results of operations. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Pennsylvania Department of Banking and Securities. The management of Beneficial Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System. Beneficial Bank is a member of the Federal Home Loan Bank system, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. At June 30, 2014, Beneficial Bank had a maximum borrowing capacity from the Federal Home Loan Bank of Pittsburgh of $1.1 billion of which it had $195.0 million in outstanding borrowings. The balance remaining of $866.4 million is our unused borrowing capacity with the Federal Home Loan Bank at June 30, 2014. Beneficial Bank, as a member of the Federal Home Loan Bank of Pittsburgh, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Beneficial Bank was in compliance with requirements for the Federal Home Loan Bank of Pittsburgh with an investment of $15.6 million at June 30, 2014.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Federal Deposit Insurance Corporation regulations, a state non-member bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate-income neighborhoods. The Community Reinvestment Act neither establishes specific lending requirements or programs for financial institutions nor limits an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act requires the Federal Deposit Insurance Corporation, in connection with its examination of an institution, to assess the institution’s record of meeting the credit needs of its community and to consider such record when it evaluates applications made by such institution. The Community Reinvestment Act requires public disclosure of an institution’s Community Reinvestment Act rating. Beneficial Bank’s latest Community Reinvestment Act rating received from the Federal Deposit Insurance Corporation was “outstanding.”

Other Regulations. Interest and other charges collected or contracted for by Beneficial Bank are subject to state usury laws and federal laws concerning interest rates. Beneficial Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Practices Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Beneficial Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which establishes the rights, liabilities and responsibilities of consumers who use electronic fund transfer (EFT) services and financial institutions that offer these services; its primary objective is the protection of individual consumers in their dealings with these services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which allows banks to create and receive “substitute checks” (paper reproduction of the original check), and discloses the customers rights regarding “substitute checks” pertaining to these items having the “same legal standing as the original paper check”;

•	Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), and related regulations that require savings associations operating in the United States to develop new anti-money laundering compliance programs (including a customer identification program that must be incorporated into the anti-money laundering compliance program), due diligence policies and controls to ensure the detection and reporting of money laundering;

•	The Gramm-Leach-Bliley Act, which prohibits a financial institution from disclosing non-public personal information about a consumer to non-affiliated third parties, unless the institution satisfies various notice and opt-out requirements;

•	The Fair and Accurate Reporting Act of 2003, as an amendment to the Fair Credit Reporting Act, as noted previously, which includes provisions to help reduce identity theft by providing procedures for the identification, detection, and response to patterns, practices, or specific activities—known as “red flags”; and

•	Truth in Savings Act, which establishes the requirement for clear and uniform disclosure of terms and conditions regarding interest and fees to help promote economic stability, competition between depository institutions, and allow the consumer to make informed decisions.

Holding Company Regulation

General. Upon consummation of the conversion, Beneficial Bancorp will be subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Federal Reserve Board. As a result, prior Federal Reserve Board approval would be required for Beneficial Bancorp to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company. In addition to the approval of the Federal Reserve Board, before any bank acquisition can be completed, prior approval may also be required to be obtained from other agencies having supervisory jurisdiction over the bank to be acquired.

A bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (1) making or servicing loans; (2) performing certain data processing services; (3) providing discount brokerage services; (4) acting as fiduciary, investment or financial advisor; (5) leasing personal or real property; (6) making investments in corporations or projects designed primarily to promote community welfare; and (7) acquiring a savings and loan association.

The Gramm-Leach-Bliley Act of 1999 authorizes a bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” to opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking.

Upon consummation of the conversion, Beneficial Bancorp will also be subject to the Federal Reserve Board’s capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the Federal Deposit Insurance Corporation for Beneficial Bank.

A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. The Federal Reserve Board has adopted an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Beneficial Bancorp to pay dividends or otherwise engage in capital distributions.

Under the Federal Deposit Insurance Act, depository institutions are liable to the Federal Deposit Insurance Corporation for losses suffered or anticipated by the Federal Deposit Insurance Corporation in connection with the default of a commonly controlled depository institution or any assistance provided by the Federal Deposit Insurance Corporation to such an institution in danger of default. This law would have potential applicability if Beneficial Bancorp ever held as a separate subsidiary a depository institution in addition to Beneficial Bank.

Beneficial Bancorp and Beneficial Bank will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of Beneficial Bancorp or Beneficial Bank.

The status of Beneficial Bancorp as a registered bank holding company under the Bank Holding Company Act will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Under the Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a bank holding company or savings association. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the outstanding voting stock of the company or institution, unless the Federal Reserve Board has found that the acquisition will not result in a change of control. Under the Change in Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that acquires control would then be subject to regulation as a bank company.

Financial Reform Legislation

In addition to eliminating the Office of Thrift Supervision and creating the Consumer Financial Protection Bureau, the Dodd-Frank Act, among other things, repealed non-payment of interest on commercial demand deposits, requires changes in the way that institutions are assessed for deposit insurance, mandates the imposition of consolidated capital requirements on savings and loan holding companies, forces originators of securitized loans to retain a percentage of the risk for the transferred loans, requires regulatory rate-setting for certain debit card interchange fees and contains a number of reforms related to mortgage origination. Many of the provisions of the Dodd-Frank Act are subject to delayed effective dates and require the issuance of implementing regulations. Their impact on operations cannot yet be fully assessed by management. However, there is a significant possibility that the Dodd-Frank Act will, at a minimum, result in increased regulatory burden, compliance costs and interest expense as well as potential reduced fee income for Beneficial Bancorp and Beneficial Bank.

Effective July 21, 2011, Beneficial Bank began offering interest on certain commercial checking accounts as permitted by the Dodd-Frank Act. Beneficial Bank has been actively marketing full-service commercial checking accounts that include interest earned on these funds. Interest paid on commercial checking accounts will increase Beneficial Bank’s interest expense in the future.

In December 2013, final rules implementing the Volcker Rule (Section 619 of the Dodd-Frank Act) were promulgated by the five federal financial regulatory agencies responsible for implementing and enforcing the rule. The final rules are effective July 21, 2015. The Volcker Rule prohibits “banking entities” from proprietary trading and imposes substantial restrictions on their ownership or sponsorship of, and relationships with, certain “covered funds,” largely hedge funds and private equity funds. Importantly, with respect to proprietary trading, the final rule tightens the requirements for the hedging exemption to require that the hedge demonstrably mitigates a “specific, identified exposure.”

During the quarter ended December 31, 2013, Beneficial Mutual Bancorp sold $4.7 million of pooled trust securities that resulted in a $1.2 million loss due to the uncertainty regarding banking institutions being allowed to hold pooled trust preferred securities under the Volcker Rule. These securities were in a $740,000 unrealized loss position at the time of the sale. Management reviewed the securities included in Beneficial Mutual Bancorp’s investment portfolio and noted that, at December 31, 2013, the majority of the investment portfolio was comprised of mortgage-backed securities issued by Freddie Mac and Fannie Mae and Ginnie Mae, including CMO securities issued by Freddie Mac and Fannie Mae. Beneficial Mutual Bancorp’s investment portfolio also includes municipal bonds, GSE and government agency notes, foreign bonds, mutual funds and money market funds. Beneficial Mutual Bancorp does not engage in proprietary trading and does not have a position in covered funds as defined in the Volcker Rule as of June 30, 2014. Management believes that securities held in Beneficial Mutual Bancorp’s investment portfolio as of June 30, 2014 are not impacted by Volcker Rule. In addition, management determined that we have no hedges that would be impacted by the Volcker Rule.

Federal Securities Laws

Upon completion of the conversion and offering, Beneficial Bancorp common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act. As a result, Beneficial Bancorp will be required to file quarterly and annual reports with the Securities and Exchange Commission and will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act.

FEDERAL AND STATE TAXATION

Federal Income Taxation

General. We report our income on a calendar year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. The tax years 2010 through 2012 remain subject to examination by the Internal Revenue Service and by Pennsylvania and Philadelphia taxing authorities. The 2012 tax year remains subject to examination by New Jersey taxing authorities. For 2013, Beneficial Bank’s maximum federal income tax rate was 35%.

Beneficial Bancorp and Beneficial Bank will enter into a tax allocation agreement. Because Beneficial Bancorp will own 100% of the issued and outstanding capital stock of Beneficial Bank, Beneficial Bancorp and Beneficial Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Beneficial Bancorp is the common parent corporation. As a result of this affiliation, Beneficial Bank may be included in the filing of a consolidated federal income tax return with Beneficial Bancorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for non-qualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves as of December 31, 1987. Approximately $2.3 million of income tax related to our accumulated bad debt reserves would not be recognized unless Beneficial Bank makes a “non-dividend distribution” to Beneficial Mutual Bancorp as described below.

Distributions. If Beneficial Bank makes “non-dividend distributions” to Beneficial Mutual Bancorp, the distributions will be considered to have been made from Beneficial Bank’s un-recaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Beneficial Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Beneficial Bank’s taxable income. Non-dividend distributions include distributions in excess of Beneficial Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Beneficial Bank’s current or accumulated earnings and profits will not be so included in Beneficial Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Beneficial Bank makes a non-dividend distribution to Beneficial Mutual Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 35% federal corporate income tax rate. Beneficial Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Pennsylvania Taxation. Beneficial Bank, as a savings bank conducting business in Pennsylvania, is subject to tax under the Pennsylvania Mutual Thrift Institutions Tax (“MTIT”) Act, as amended to include thrift institutions having capital stock. The MTIT is a tax upon separately stated net book income, determined in accordance with generally accepted accounting principles with certain adjustments. In computing income subject to MTIT taxation, there is an allowance for the deduction of interest income earned on state, federal and local obligations, while also disallowing a portion of a thrift’s interest expense associated with such tax-exempt income. The MTIT tax rate is 11.5%. Net operating losses, if any, can be carried forward a maximum of three years for MTIT purposes.

Philadelphia Taxation. In addition, as a savings bank conducting business in Philadelphia, Beneficial Bank is also subject to the City of Philadelphia Business Privilege Tax. The City of Philadelphia Business Privilege Tax is a tax upon net income or taxable receipts imposed on persons carrying on or exercising for gain or profit certain business activities within Philadelphia. Pursuant to the City of Philadelphia Business Privilege Tax, the 2013 tax rate was 6.43% on net income and

0.14% on gross receipts. For regulated industry taxpayers, the tax is the lesser of the tax on net income or the tax on gross receipts. The City of Philadelphia Business Privilege Tax allows for the deduction by financial businesses from receipts of (a) the cost of securities and other intangible property and monetary metals sold, exchanged, paid at maturity or redeemed, but only to the extent of the total gross receipts from securities and other intangible property and monetary metals sold, exchanged, paid out at maturity or redeemed; (b) moneys or credits received in repayment of the principal amount of deposits, advances, credits, loans and other obligations; (c) interest received on account of deposits, advances, credits, loans and other obligations made to persons resident or having their principal place of business outside Philadelphia; (d) interest received on account of other deposits, advances, credits, loans and other obligations but only to the extent of interest expenses attributable to such deposits, advances, credits, loans and other obligations; and (e) payments received on account of shares purchased by shareholders. An apportioned net operating loss may be carried forward for three tax years following the tax year for which it was first reported.

New Jersey Taxation. Beneficial Bank and BSB Union Corporation are subject to New Jersey’s Corporation Business Tax at the rate of 9.0% on their separate company apportioned taxable income. For this purpose, “taxable income” generally means federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations). Net operating losses may be carried forward for seven years following the tax year for which they were first reported.

THE CONVERSION AND OFFERING

General

On August 14, 2014, the boards of directors of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp and the board of trustees of Beneficial Bank unanimously adopted the plan of conversion. Under the plan of conversion, Beneficial Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of Beneficial Bancorp, a newly formed Maryland corporation. Current shareholders of Beneficial Mutual Bancorp, other than Beneficial Savings Bank MHC, will receive shares of Beneficial Bancorp common stock in exchange for their shares of Beneficial Mutual Bancorp common stock. Following the conversion and offering, Beneficial Mutual Bancorp and Beneficial Savings Bank MHC will no longer exist.

The conversion to a stock holding company structure also includes the offering by Beneficial Bancorp of its common stock to eligible depositors of Beneficial Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers or a firm commitment underwritten offering. The amount of capital being raised in the offering is based on an independent appraisal of Beneficial Bancorp. Most of the terms of the offering are required by the regulations of the Federal Reserve Board.

Consummation of the conversion and offering requires the approval of the Federal Reserve Board. In addition, pursuant to Federal Reserve Board regulations, the consummation of the conversion and offering and the contribution to the charitable foundation are each conditioned upon the approval of the plan of conversion by (1) at least a majority of the total number of votes eligible to be cast by depositors of Beneficial Bank, (2) the holders of at least two-thirds of the outstanding shares of Beneficial Mutual Bancorp common stock and (3) the holders of at least a majority of the outstanding shares of common stock of Beneficial Mutual Bancorp, excluding shares held by Beneficial Savings Bank MHC.

The completion of the conversion is subject to, among other things, approval of the plan of conversion by Beneficial Bank’s depositors and Beneficial Mutual Bancorp’s shareholders. Meetings of Beneficial Bank’s depositors and Beneficial Mutual Bancorp’s shareholders have been called for this purpose on                     , 2014.

Funds received before completion of the subscription and community offerings will be maintained in a segregated account at Beneficial Bank. If we fail to receive the necessary shareholder or depositor approvals, or if we terminate the conversion and offering for any reason, orders for common stock already submitted will be canceled, subscribers’ funds will be returned promptly with interest calculated at Beneficial Bank’s statement savings rate and all deposit account withdrawal holds will be canceled. We will not make any deduction from the returned funds for the costs of the offering.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from Beneficial Bank upon request and is available for inspection at the offices of Beneficial Bank and at the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that Beneficial Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion and Offering

After considering the advantages and disadvantages of the conversion and offering, the boards of directors of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp and the board of trustees of Beneficial Bank unanimously approved the conversion and offering as being in the best interests of Beneficial Mutual Bancorp and Beneficial Bank and their respective shareholders and customers. The board of directors concluded that the conversion and offering provides a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion and offering.

The conversion and offering will result in the raising of additional capital that will support Beneficial Bank’s future lending and operational growth and may also support the acquisition of other financial institutions or other businesses that are related to banking or their assets. Although Beneficial Bank is categorized as “well-capitalized” and does not require additional capital to meet its regulatory capital requirements, the board of directors has determined that opportunities for continued growth (both organic and otherwise) make pursuing the conversion and offering at this time desirable.

After completion of the conversion and offering, the unissued common and preferred stock authorized by Beneficial Bancorp’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although Beneficial Mutual Bancorp currently has the ability to raise additional capital through the sale of additional shares of Beneficial Mutual Bancorp common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that Beneficial Savings Bank MHC hold a majority of the outstanding shares of Beneficial Mutual Bancorp common stock.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition because we cannot now issue stock in an amount that would cause Beneficial Savings Bank MHC to own less than a majority of the outstanding shares of Beneficial Mutual Bancorp. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

Under the Dodd-Frank Act, the Federal Reserve Board became the federal regulator of all savings and loan holding companies and mutual holding companies, which has resulted in changes in regulations applicable to Beneficial Savings Bank MHC and Beneficial Mutual Bancorp. The conversion will eliminate our mutual holding company structure and will eliminate the risk that the Federal Reserve Board will amend existing regulations applicable to the conversion process in a manner disadvantageous to our public shareholders or depositors.

If Beneficial Mutual Bancorp had undertaken a standard conversion in 2007 rather than a minority stock offering, applicable regulations would have required a greater amount of Beneficial Mutual Bancorp common stock to be sold than the amount that was sold in the minority offering. If a standard conversion had been conducted in 2007, management of Beneficial Mutual Bancorp believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the minority offering. In addition, a standard conversion in 2007 would have immediately eliminated all aspects of the mutual form of organization.

The disadvantage of the conversion and offering considered by board of directors is the fact that operating in the stock holding company form of organization could subject Beneficial Bank to contests for corporate control. The board of directors determined that the advantages of the conversion and offering outweighed this disadvantage.

Description of the Conversion

Beneficial Bancorp has been incorporated under Maryland law as a first-tier wholly owned subsidiary of Beneficial Mutual Bancorp. To effect the conversion, the following will occur:

•	Beneficial Savings Bank MHC will convert to stock form and simultaneously merge with and into Beneficial Mutual Bancorp, with Beneficial Mutual Bancorp as the surviving entity; and

•	Beneficial Mutual Bancorp will merge with and into Beneficial Bancorp, with Beneficial Bancorp as the surviving entity.

As a result of the mergers described above, Beneficial Bank will become a wholly owned subsidiary of Beneficial Bancorp and the outstanding shares of Beneficial Mutual Bancorp common stock held by persons other than Beneficial Savings Bank MHC (i.e., “public shareholders”) will be converted into a number of shares of Beneficial Bancorp common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of Beneficial Bancorp common stock to be outstanding upon the completion of the conversion and offering (i.e., the common stock issued in the offering plus the shares issued in exchange for shares of Beneficial Mutual Bancorp common stock) as the percentage of Beneficial Mutual Bancorp common stock owned by them in the aggregate immediately before consummation of the conversion and offering before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares and (2) any shares of common stock purchased by public shareholders in the offering.

Share Exchange Ratio for Current Shareholders

Federal Reserve Board regulations provide that in a conversion from mutual holding company to stock holding company form, the public shareholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Federal Reserve Board that the basis for the exchange is fair and reasonable. Under the plan of conversion, each publicly held share of Beneficial Mutual Bancorp common stock will, on the effective date of the conversion and offering, be converted automatically into and become the right to receive a number of new shares of Beneficial Bancorp common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public shareholders of Beneficial Mutual Bancorp common stock will own approximately the same percentage of common stock in Beneficial Bancorp after the conversion and offering as they held in Beneficial Mutual Bancorp immediately before the conversion and offering, before giving effect to (1) the payment of cash in lieu of fractional shares and (2) the purchase of additional shares in the offering. At June 30, 2014, there were 75,566,636 shares of Beneficial Mutual Bancorp common stock outstanding, of which 29,773,861 were held by persons other than Beneficial Savings Bank MHC. The exchange ratio is not dependent on the market value of Beneficial Mutual Bancorp common stock. It will be calculated based on the percentage of Beneficial Mutual Bancorp common stock held by shareholders other than Beneficial Savings Bank MHC, the appraisal of Beneficial Bancorp prepared by RP Financial and the number of shares sold in the offering.

The following table shows how the exchange ratio will vary based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of Beneficial Mutual Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of Beneficial Mutual Bancorp		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent per Share Value (1)	Shares to be Received for 100 Existing Shares (2)
	Amount	Percent	Amount	Percent
Minimum	46,750,000	60.6%	30,386,565	39.4%	77,136,565	1.0206	$10.21	102
Midpoint	55,000,000	60.6%	35,748,900	39.4%	90,748,900	1.2007	12.01	120
Maximum	63,250,000	60.6%	41,111,234	39.4%	104,361,234	1.3808	13.81	138

(1)	Represents the value of shares of Beneficial Bancorp common stock received in the conversion by a holder of one share of Beneficial Mutual Bancorp common stock at the exchange ratio, assuming a market price of $10.00 per share.
(2)	Cash will be paid instead of issuing any fractional shares.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an appraisal by an independent person experienced and expert in corporate appraisals. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of business entities, to prepare the appraisal. RP Financial will receive fees totaling $160,000 for its appraisal report, plus $20,000 for each appraisal update (of which there will be at least one more) and reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering. RP Financial has not received any other compensation from us in the past two years.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our conversion application as filed with the Federal Reserve Board and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of Beneficial Bancorp after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of Beneficial Bancorp, including the employee savings and stock ownership plan and the new equity incentive plan. The employee savings and stock ownership plan and new equity incentive plan are assumed to purchase 4.0% and 4.0%, respectively, of the shares of Beneficial Bancorp common stock sold in the offering. The new equity incentive plan also is assumed to grant options to purchase the equivalent of 10.0% of the shares of Beneficial Bancorp common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent appraisal also reflects the cash contribution to The Beneficial Foundation. The cash contribution to the charitable foundation will not have a material impact on our estimated pro forma market value.

Consistent with Federal Reserve Board appraisal guidelines, RP Financial applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between Beneficial Bancorp and the peer group.

In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of Beneficial Bancorp with the peer group. RP Financial made downward adjustments for profitability, growth and viability of earnings and marketing of the issuer and made a slight upward adjustment for financial condition. The valuation adjustment for stock market conditions took into consideration the prevailing stock market environment for the common stock of thrifts and their holding companies, which has been relatively volatile and has underperformed in relation to the U.S. stock market generally.

The peer group is comprised of publicly-traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial placed emphasis on the price-to-earnings and the price-to-book approaches and placed lesser emphasis on the price-to-assets approaches in estimating pro forma market value. The peer group consisted of eleven publicly traded, fully converted thrifts or thrift holding companies based in the Mid-Atlantic and Midwest regions of the United States. The peer group included companies with:

•	average assets of $5.0 billion;

•	average non-performing assets of 1.41% of total assets;

•	average loans of 70.77% of total assets;

•	average tangible equity of 12.23% of total assets; and

•	average core income of 0.89% of average assets.

The appraisal peer group consists of the companies listed below. Total assets are as of June 30, 2014.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(in millions)
Bank Mutual Corporation (BKMU)	Nasdaq	Brown Deer, WI	$2,338
Capitol Federal Financial, Inc. (CFFN)	Nasdaq	Topeka, KS	9,031
Dime Community Bancshares, Inc. (DCOM)	Nasdaq	Brooklyn, NY	4,302
Northfield Bancorp, Inc. (NFBK)	Nasdaq	Woodbridge, NJ	2,690
Northwest Bancshares, Inc. (NWBI)	Nasdaq	Warren, PA	7,902
OceanFirst Financial Corp. (OCFC)	Nasdaq	Toms River, NJ	2,329
Oritani Financial Corp. (ORIT)	Nasdaq	Twnship of Wash., NJ	3,140
Provident Financial Services, Inc. (PFS)	NYSE	Jersey City, NJ	8,449
TrustCo Bank Corp. NY (TRST)	Nasdaq	Glenville, NY	4,589
United Financial Bancorp, Inc. (UBNK)	Nasdaq	Glastonbury, CT	5,159
WSFS Financial Corporation (WSFS)	Nasdaq	Wilmington, DE	4,613

In accordance with the regulations of the Federal Reserve Board, a valuation range is established that ranges from 15% below to 15% above our pro forma market value. RP Financial has indicated that in its valuation as of August 1, 2014, our common stock’s estimated full market value was $907.5 million, resulting in a range from $771.4 million at the minimum to $1.04 billion at the maximum. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the 60.4% ownership interest that Beneficial Savings Bank MHC has in Beneficial Mutual Bancorp as adjusted to reflect the assets held by Beneficial Savings Bank MHC (other than shares of Beneficial Mutual Bancorp). The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of Beneficial Mutual Bancorp common stock owned by Beneficial Savings Bank MHC and the $10.00 price per share, the minimum of the offering range is 46,750,000 shares, the midpoint of the offering range is 55,000,000 shares, the maximum of the offering range is 63,250,000 shares. RP Financial will update its independent valuation before we complete our offering.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated by RP Financial in its appraisal report, based on financial data as of and for the twelve months ended June 30, 2014. Stock prices are as of August 1, 2014, as reflected in the appraisal report.

	Price to Earnings Multiple		Price to Core Earnings Multiple (1)		Price to Book Value Ratio	Price to Tangible Book Value Ratio
Beneficial Mutual Bancorp (pro forma):
Minimum	62.85	x	63.06	x	75.30%	86.13%
Midpoint	75.23		74.48		82.64	93.63
Maximum	88.05		88.34		89.13	100.10

Peer group companies as of August 1, 2014:
Average	18.25	x	18.48	x	119.55%	129.54%
Median	16.10		15.71		112.26	128.44

(1)	Price to core earnings multiples calculated by RP Financial in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing twelve month basis through June 30, 2014. These ratios are different than presented in “Pro Forma Data.”

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Federal Reserve Board regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 1.0206 to a maximum of 1.3808 shares of Beneficial Bancorp common stock for each current share of Beneficial Bancorp common stock, with a midpoint of 1.2007. Based upon this exchange ratio, we expect to issue between 30,386,565 and 41,111,234 shares of Beneficial Bancorp common stock to the holders of Beneficial Bancorp common stock, other than Beneficial Savings Bank MHC, outstanding immediately before the completion of the conversion and offering.

Our board of directors considered the appraisal when recommending that shareholders of Beneficial Mutual Bancorp and depositors of Beneficial Bank approve the plan of conversion. However, our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Federal Reserve Board, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, a new offering range may be set, in which case all funds would be promptly returned and holds on funds authorized for withdrawal from deposit accounts will be released and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be canceled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released. If RP Financial establishes a new valuation range, it must be approved by the Federal Reserve Board.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with aggregate balances of $50 or more on deposit at Beneficial Bank as of the close of business on June 30, 2013 (“eligible account holders”).

2.	Our employee savings and stock ownership plan.

3.	Persons with aggregate balances of $50 or more on deposit at Beneficial Bank as of the close of business on September 30, 2014 who are not eligible in category 1 above (“supplemental eligible account holders”).

4.	Beneficial Bank’s depositors as of the close of business on , who are not eligible under categories 1 or 3 above (“other depositors”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “—Limitations on Purchases of Shares.” All persons on a joint deposit account will be counted as a single subscriber to determine the maximum amount that may be subscribed for by an individual in the offering.

Priority 1: Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$1.5 million of common stock (which equals 150,000 shares); or

•	one-tenth of 1% of the total offering of common stock; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $ million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Beneficial Mutual Bancorp or Beneficial Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Beneficial Bank in the one year period preceding June 30, 2013.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts at Beneficial Bank in which such eligible account holder had an ownership interest at June 30, 2013. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 2: Tax-Qualified Employee Benefit Plans. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock issued in the offering. As a tax-qualified employee benefit plan, our employee savings and stock ownership plan intends to purchase 4.0% of the shares sold in the offering. Subscriptions by the employee savings and stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If the plan’s subscription is not filled in its entirety due to oversubscription or by choice, the employee savings and stock ownership plan may purchase shares after the offering in the open market or directly from us, with the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$1.5 million of common stock (which equals 150,000 shares); or

•	one-tenth of 1% of the total offering of common stock; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $ million.

If eligible account holders and the employee savings and stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at September 30, 2014. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 4: Other Depositors. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each other depositor has the right to purchase up to the greater of $1.5 million of common stock (which equals 150,000 shares) or one-tenth of 1% of the total offering of common stock. If eligible account holders, the employee savings and stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other depositors. If shares are available for other depositors but there are not sufficient shares to satisfy all subscriptions by other depositors, shares first will be allocated so as to permit each subscribing other depositor, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other depositors whose subscriptions remain unfilled in the proportion that each other depositor’s subscription bears to the total subscriptions of all such subscribing other depositors whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other depositor must list on his or her stock order form all deposit accounts in which such other depositor had an ownership interest at                     . Failure to list an account or providing incomplete or incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at 4:00 p.m., Eastern time, on                     . We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

If the sale of the common stock is not completed by                 and regulatory approval of an extension has not been granted, all funds received will be returned promptly in full with interest calculated at Beneficial Bank’s statement savings rate and without deduction of any fees and all withdrawal authorizations will be canceled. If we receive approval of the Federal Reserve Board to extend the time for completing the offering, we will notify all subscribers of the duration of the extension, and subscribers will have the right to confirm, change or cancel their purchase orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest and withdrawal authorizations will be canceled. No single extension can exceed 90 days. The offering must be completed no later than 24 months after Beneficial Bank’s depositors approve the plan of conversion.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. If you exercise your subscription rights, you will be required to certify on the order form that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or a subscriber’s shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Federal Reserve Board or another agency of the U.S. Government. Illegal transfers of subscription rights, including agreements made before completion of the offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934.

We intend to report to the Securities and Exchange Commission, and notify the Federal Reserve Board so it is aware of, anyone who we believe sells or gives away their subscription rights. We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a community offering. In the community offering, preference will be given first to natural persons and trusts of natural persons who are residents of Bucks, Chester, Delaware, Montgomery and Philadelphia Counties, Pennsylvania and Burlington, Camden and Gloucester Counties, New Jersey (“community residents”), second to shareholders of Beneficial Mutual Bancorp as of                     and finally to members of the general public.

We will consider a person to be resident of a particular county if he or she occupies a dwelling in the county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to make a determination as to a person’s resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” purchasers in the community offering are eligible to purchase up to $1.5 million of common stock (which equals 150,000 shares). If shares are available for community residents in the community offering but there are insufficient shares to satisfy all of their orders, the available shares will be allocated first to each community resident whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining community residents whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If, after filling the orders of community residents in the community offering, shares are available for shareholders of Beneficial Mutual Bancorp in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for community residents. The same allocation method would apply if oversubscription occurred among the general public.

The community offering, if held, may commence simultaneously with, during or subsequent to the completion of the subscription offering and is expected to terminate at the same time as the subscription offering, although it may continue without notice to you until                     , or longer if the Federal Reserve Board approves a later date. No single extension may exceed 90 days. If we receive regulatory approval for an extension beyond                     , all subscribers will be notified of the duration of the extension, and will have the right to confirm, change or cancel their orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated or Firm Commitment Underwritten Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated or firm commitment underwritten offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated or firm commitment underwritten offering is held, Sandler O’Neill & Partners, L.P. will serve as sole book-running manager. If shares of common stock are sold in a syndicated or firm commitment underwritten offering, we will pay fees or have an underwriting discount of 5% of the aggregate purchase price of the common stock sold in the syndicated or firm commitment underwritten offering by or to Sandler O’Neill & Partners, L.P. and any other broker-dealers or underwriters included in the syndicated or firm commitment underwritten offering, as applicable. The shares of common stock will be sold at the same price per share ($10.00 per share), less an underwriting discount in the event of a firm commitment underwritten offering, that the shares are sold in the subscription and community offerings.

In the event of a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to Beneficial Bank for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Beneficial Bank or wire transfers). See “—Procedure for Purchasing Shares in Subscription and Community Offerings.”

In the event of a firm commitment underwritten offering, the proposed underwriting agreement will not be entered into by and among Sandler O’Neill & Partners, L.P., as representative of Keefe, Bruyette & Woods, a Stifel company, Griffin Financial Group, LLC, and any other underwriters named in the underwriting agreement, and Beneficial Bancorp, Beneficial Bank, Beneficial Mutual Bancorp and Beneficial Savings Bank MHC until immediately before the completion of the firm commitment underwritten offering. At that time, Sandler O’Neill & Partners, L.P. and the other underwriters included in the firm commitment underwritten offering will represent that they have received sufficient indications of interest to complete the offering. Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, upon execution of the underwriting agreement, Sandler O’Neill & Partners, L.P. and the other underwriters involved in the firm commitment underwritten offering will be obligated to purchase all the shares subject to the firm commitment underwritten offering.

If for any reason we cannot affect a syndicated or firm commitment underwritten offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights” and “—Community Offering,” the plan of conversion provides for the following purchase limitations:

•	Except for our employee savings and stock ownership plan, no individual (or individuals exercising subscription rights through a single qualifying account held jointly) may purchase more than $1.5 million of common stock (which equals 150,000 shares), subject to increase as described below.

•	Except for our employee savings and stock ownership plan, no individual, together with any associates, and no group of persons acting in concert may purchase in all categories of the stock offering combined more than $2.5 million of common stock (which equals 250,000 shares), subject to increase as described below.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 25.0% of the common stock sold in the offering.

•	The maximum number of shares of Beneficial Bancorp common stock that may be subscribed for or purchased in all categories of the stock offering combined by any person, together with associates of, or persons acting in concert with, such person, when combined with any shares of Beneficial Bancorp common stock to be received in exchange for shares of Beneficial Mutual Bancorp common stock, may not exceed 5.0% of the total shares of Beneficial Bancorp common stock outstanding upon completion of the conversion and offering. This means that if you already own a significant number of shares, you may not be permitted to purchase the maximum number of shares in the offering. For example, if you currently own more than shares of common stock (assuming we close the offering at the minimum of the offering range) or shares of common stock (assuming we close the offering at the maximum of the offering range), you would not be able to purchase all of the shares allowable under the plan of conversion. However, existing shareholders of Beneficial Mutual Bancorp will not be required to sell any shares of Beneficial Mutual Bancorp common stock or be limited from receiving any shares of Beneficial Bancorp common stock in exchange for their shares of Beneficial Mutual Bancorp common stock or have to divest themselves of any shares of Beneficial Bancorp common stock received in exchange for their shares of Beneficial Mutual Bancorp common stock as a result of this limitation.

We may, in our sole discretion, increase the individual and/or aggregate purchase limitations to up to 5.0% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed in the subscription offering for the maximum number of shares of common stock and indicate on their stock order forms to be resolicited in the event of an increase, will be permitted to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights.

If we increase the maximum purchase limitation to 5.0% of the shares of common stock sold in the offering, we may, subject to the receipt of Federal Reserve Board approval, further increase the maximum purchase limitation to 9.9%, provided that orders for common stock exceeding 5.0% of the shares of common stock sold in the offering may not exceed in the aggregate 10.0% of the total shares of common stock sold in the offering.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and that persons reside at the same address or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•	a corporation or organization other than Beneficial Savings Bank MHC, Beneficial Mutual Bancorp or Beneficial Bank or a majority-owned subsidiary of Beneficial Savings Bank MHC, Beneficial Mutual Bancorp or Beneficial Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•	any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Beneficial Savings Bank MHC, Beneficial Mutual Bancorp or Beneficial Bank or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. In addition, joint account relationships and common addresses will be taken into account in applying the overall purchase limitations. Persons having the same address or exercising subscription rights through qualifying accounts registered to the same address generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Sandler O’Neill & Partners, L.P. will assist us on a best efforts basis in the subscription and community offerings by:

•	consulting as to the financial and marketing implications of the plan of conversion;

•	reviewing with our board of directors the financial effect of the offering on us, based on the independent appraiser’s appraisal of the shares of common stock;

•	reviewing all offering documents, including this prospectus and any prospectus related to a syndicated or firm commitment underwritten offering, stock order forms and related offering materials;

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting management in scheduling and preparing for meetings with potential investors and other broker-dealers in connection with the offering; and

•	providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the offerings.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of 1.0% of the dollar amount of all shares of common stock sold in the subscription and community offerings. No fee will be payable to Sandler O’Neill & Partners, L.P. with respect to shares purchased by officers, directors, employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans, and no sales fee will be payable with respect to the shares issued in the exchange.

Syndicated or Firm Commitment Underwritten Offering. If shares of common stock are sold in a syndicated or firm commitment underwritten offering, we will pay fees or have an underwriting discount of 5.0% of the aggregate purchase price of the common stock sold in the syndicated or firm commitment underwritten offering by or to Sandler O’Neill & Partners, L.P. and any other broker-dealers or underwriters included in the syndicated or firm commitment underwritten offering, as applicable. All fees payable with respect to the syndicated or firm commitment offering will be in addition to fees payable with respect to the subscription and community offerings. If all shares of common stock were sold in the syndicated or firm commitment underwritten offering, the selling agent and underwriters’ commissions/discount would be approximately $23.4 million, $27.5 million and $31.6 million at the minimum, midpoint and maximum levels of the offering, respectively.

Expenses. Sandler O’Neill & Partners, L.P., and to the extent a syndicated or firm commitment offering is conducted, the other broker-dealers or underwriters participating in such offering will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with its services as marketing agent, including attorneys’ fees, regardless of whether the subscription, community or syndicated offering and/or firm commitment underwritten offerings are consummated, up to a maximum of $250,000. In addition, we have separately agreed to pay Sandler O’Neill & Partners, L.P. up to $160,000 in fees and expenses for records management services, as described below.

Records Management

We have also engaged Sandler O’Neill & Partners, L.P. as records management agent in connection with the conversion and the subscription and community offerings. In its role as records management agent, Sandler O’Neill & Partners, L.P., will assist us in the offering in the:

•	consolidation of deposit accounts and vote calculations;

•	design and preparation of proxy and stock order forms;

•	organization and supervision of the Stock Information Center;

•	proxy solicitation and other services for our special meeting of depositors; and

•	preparation and processing of other documents related to the stock offering.

Sandler O’Neill & Partners, L.P. will receive fees and expenses of up to $160,000 for these services.

Indemnity

We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Sandler O’Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor have they prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the conversion and offering. Sandler O’Neill & Partners, L.P. does not express any opinion as to the prices at which common stock to be issued may trade.

Solicitation by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation.

Other regular employees of Beneficial Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. Sales activity will be conducted in a segregated area of Beneficial Bank’s main office. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Lock-up Agreements

We and each of our directors and executive officers have agreed, for a period beginning on the date of this prospectus and ending 90 days after completion of the offering and conversion, without the prior written consent of Sandler O’Neill & Partners, L.P., directly or indirectly, not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise. The restricted period described above is subject to extension under limited circumstances. If either (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the restricted period and ends on the last day of the restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) before the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions set forth herein will continue to apply until the expiration of the date that a 15 calendar days plus three business days after the date on which the earnings release is issued or the material news or event related to us occurs.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares of common stock in the subscription offering or the community offering, you must submit a properly completed original stock order form and remit full payment. Incomplete stock order forms or stock order forms that are not signed are not required to be accepted. We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) before 4:00 p.m. Eastern time, on             . We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without submitting full payment or without appropriate deposit account withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so.

You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight or hand-delivery to our Stock Information Center, which is located at             . Stock order forms will not be accepted at our other Beneficial Bank offices and should not be mailed to Beneficial Bancorp or Beneficial Bank. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Beneficial Bancorp, Beneficial Bank or any federal or state government, and that you received a copy of this prospectus. However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made only by:

•	Personal check, bank check or money order made payable directly to “Beneficial Bancorp, Inc.”; or

•	Authorization of withdrawal from the types of Beneficial Bank deposit accounts provided for on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Beneficial Bank are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the applicable contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock during the offering; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current statement savings rate subsequent to the withdrawal.

If payment is made by personal check, funds must be available in the account. Payments made by check or money order will be immediately cashed and placed in a segregated account at Beneficial Bank and will earn interest calculated at Beneficial Bank’s statement savings rate from the date payment is received until the offering is completed, at which time a subscriber will be issued a check for interest earned.

You may not remit Beneficial Bank line of credit checks, and we will not accept wire transfers or third-party checks, including those payable to you and endorsed over to Beneficial Bancorp. You may not designate on your stock order form a direct withdrawal from a Beneficial Bank retirement account. See “—Using Retirement Account Funds to Purchase Shares” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Beneficial Bank deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by             , in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit Beneficial Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

The employee savings and stock ownership plan will not be required to pay for shares at the time it subscribes, but rather may pay for shares upon the completion of the offering; provided that there is in force, from the time of its subscription until the completion of the offering, a loan commitment from an unrelated financial institution or from us to lend to the employee savings and stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders accompanied by a legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Using Retirement Account Funds To Purchase Shares. A depositor interested in using funds in his or her individual retirement account(s) (“IRAs”) or any other retirement account at Beneficial Bank to purchase common stock must do so through a self-directed retirement account. Since we do not offer those accounts, before placing a stock order, a depositor must make a transfer of funds from Beneficial Bank to a trustee (or custodian) offering a self-directed retirement account program (such as a brokerage firm). There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Subscribers interested in using funds in a retirement account held at Beneficial Bank or elsewhere to purchase common stock should contact the Stock Information Center for assistance at least two weeks before the              offering expiration date, because processing such transactions takes additional time. Whether or not you may use retirement funds for the purchase of shares in the offering depends on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Termination of Offering. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest calculated at Beneficial Bank’s statement savings rate from the date of receipt of such funds.

Effects of Conversion on Depositors and Borrowers

General. Each depositor in Beneficial Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Beneficial Savings Bank MHC based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Beneficial Savings Bank MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Beneficial Savings Bank MHC after other claims are paid. Any depositor who opens a deposit account at Beneficial Bank obtains a pro rata ownership interest in the net worth of Beneficial Savings Bank MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Beneficial Savings Bank MHC, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion and offering are being accomplished, the normal business of Beneficial Bank will continue without interruption, including being regulated by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation. After the conversion and offering, Beneficial Bank will continue to provide services for depositors and borrowers under its current policies by its present management and staff.

The trustees of Beneficial Bank at the time of conversion will serve as trustees of Beneficial Bank after the conversion and offering. The board of directors of Beneficial Bancorp is composed of the individuals who serve on the board of directors of Beneficial Mutual Bancorp. All officers of Beneficial Bank at the time of conversion will retain their positions after the conversion and offering.

Deposit Accounts and Loans. The conversion and offering will not affect any deposit accounts or borrower relationships with Beneficial Bank. All deposit accounts in Beneficial Bank after the conversion and offering will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion and offering. The conversion and offering will not change the interest rate or the maturity of deposits at Beneficial Bank.

After the conversion and offering, all loans of Beneficial Bank will retain the same status that they had before the conversion and offering. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion and offering.

Effect on Liquidation Rights. If Beneficial Savings Bank MHC were to liquidate, all claims of Beneficial Savings Bank MHC’s creditors would be paid first. Thereafter, if there were any assets remaining, depositors of Beneficial Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Beneficial Bank immediately before liquidation. In the unlikely event that Beneficial Bank were to liquidate after the conversion and offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to Beneficial Bancorp as the holder of Beneficial Bank’s capital stock.

Liquidation Rights

Liquidation Before the Conversion. In the unlikely event of a complete liquidation of Beneficial Savings Bank MHC or Beneficial Mutual Bancorp before the conversion, all claims of creditors of Beneficial Mutual Bancorp, including those of depositors of Beneficial Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Beneficial Mutual Bancorp remaining, these assets would be distributed to shareholders, including Beneficial Savings Bank MHC. Then, if there were any assets of Beneficial Savings Bank MHC remaining, depositors of Beneficial Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Beneficial Bank immediately before liquidation.

Liquidation Following the Conversion. In the unlikely event that Beneficial Bancorp and Beneficial Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by Beneficial Bancorp pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to Beneficial Bancorp as the holder of Beneficial Bank capital stock.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Beneficial Bancorp for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to Beneficial Savings Bank MHC’s ownership interest in the shareholders’ equity of Beneficial Mutual Bancorp as of the date of its latest balance sheet contained in this prospectus. The plan of conversion also provides that Beneficial Bank will establish a similar liquidation account.

The liquidation account established by Beneficial Bancorp is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Beneficial Bancorp and Beneficial Bank or of Beneficial Bank. Specifically, in the unlikely event that Beneficial Bancorp and Beneficial Bank were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of June 30, 2013 and September 30, 2014 of the liquidation account maintained by Beneficial Bancorp. In a liquidation of both entities, or of Beneficial Bank, when Beneficial Bancorp has insufficient assets to fund the distribution due to eligible account holders and Beneficial Bank has positive net worth, Beneficial Bank will pay amounts necessary to fund Beneficial Bancorp’s remaining obligations under the liquidation account. The plan of conversion also provides that if Beneficial Bancorp is sold or liquidated apart from a sale or liquidation of Beneficial Bank, then the rights of eligible account holders in the liquidation account maintained by Beneficial Bancorp will be surrendered and treated as a liquidation account in Beneficial Bank. Depositors will have an equivalent interest in the bank liquidation account and the bank liquidation account will have the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, Beneficial Bancorp will eliminate or transfer the liquidation account and the interests in such account to Beneficial Bank and the liquidation account shall thereupon become the liquidation account of Beneficial Bank and not be subject in any manner or amount to Beneficial Bancorp’s creditors.

Also, under the rules and regulations of the Federal Reserve Board, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Beneficial Bancorp or Beneficial Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Beneficial Bank on June 30, 2013 or September 30, 2014, as applicable. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2013 or September 30, 2014 bears to the balance of all deposit accounts in Beneficial Bank on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2013 or September 30, 2014 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to Beneficial Bancorp as the sole shareholder of Beneficial Bank.

Book Entry Delivery

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings or in any syndicated offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of the completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described above in “Summary—Conditions to Completing the Conversion and Offering.” It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The telephone number is             . The Stock Information Center, which is located at             , is open Monday through Friday from     :     a.m. to     :     p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

Restrictions on Repurchase of Stock

Under Federal Reserve Board regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Federal Reserve Board, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Federal Reserve Board may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion and offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Federal Reserve Board. Based on the foregoing restrictions, we anticipate that we will not repurchase any shares of our common stock in the year following completion of the conversion and offering.

Restrictions on Transfer of Shares Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the shareholder or unless approved by the Federal Reserve Board. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers and their associates will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to such restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their accounts with Beneficial Bank as account holders. While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Federal Reserve Board regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Accounting Treatment

The conversion will be accounted for as a change in legal organization and form and not a business combination. Accordingly, the carrying amount of the assets and liabilities of Beneficial Bank will remain unchanged from their historical cost basis.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Federal Reserve Board that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion and offering is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, that no gain or loss will be recognized by Beneficial Bank, Beneficial Mutual Bancorp or Beneficial Savings Bank MHC as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Beneficial Bank, Beneficial Mutual Bancorp, Beneficial Savings Bank MHC, Beneficial Bancorp, persons receiving subscription rights and shareholders of Beneficial Mutual Bancorp.

Kilpatrick Townsend & Stockton LLP has issued an opinion to Beneficial Mutual Bancorp, Beneficial Savings Bank MHC and Beneficial Bancorp that, for federal income tax purposes:

1. The merger of Beneficial Savings Bank MHC with and into Beneficial Mutual Bancorp (the mutual holding company merger) will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. (Section 368(a)(l)(A) of the Internal Revenue Code.)

2. Beneficial Savings Bank MHC will not recognize any gain or loss on the transfer of its assets to Beneficial Mutual Bancorp and Beneficial Mutual Bancorp’s assumption of its liabilities, if any, in constructive exchange for a liquidation interest in Beneficial Mutual Bancorp or on the constructive distribution of such liquidation interest to Beneficial Bank depositors who remain depositors of Beneficial Bank. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

3. No gain or loss will be recognized by Beneficial Mutual Bancorp upon the receipt of the assets of Beneficial Savings Bank MHC in the mutual holding company merger in exchange for the constructive transfer to the depositors of Beneficial Bank of a liquidation interest in Beneficial Mutual Bancorp (Section 1032(a) of the Internal Revenue Code.)

4. Persons who have an interest in Beneficial Savings Bank MHC will recognize no gain or loss upon the constructive receipt of a liquidation interest in Beneficial Mutual Bancorp in exchange for their voting and liquidation rights in Beneficial Savings Bank MHC. (Section 354(a) of the Internal Revenue Code.)

5. The basis of the assets of Beneficial Savings Bank MHC (other than stock in Beneficial Mutual Bancorp) to be received by Beneficial Mutual Bancorp will be the same as the basis of such assets in the hands of Beneficial Savings Bank MHC immediately before the transfer. (Section 362(b) of the Internal Revenue Code.)

6. The holding period of the assets of Beneficial Savings Bank MHC (other than the stock of Beneficial Mutual Bancorp) in the hands of Beneficial Mutual Bancorp will include the holding period of those assets in the hands of Beneficial Savings Bank MHC. (Section 1223(2) of the Internal Revenue Code.)

7. The merger of Beneficial Mutual Bancorp with and into Beneficial Bancorp (the holding company merger) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. (Section 368(a)(1)(F) of the Internal Revenue Code.)

8. Beneficial Mutual Bancorp will not recognize any gain or loss on the transfer of its assets to Beneficial Bancorp and Beneficial Bancorp’s assumption of its liabilities in exchange for shares of common stock in Beneficial Bancorp or on the constructive distribution of such stock to shareholders of Beneficial Mutual Bancorp other than Beneficial Savings Bank MHC and the constructive distribution of the liquidation accounts to the eligible account holders and supplemental eligible account holders. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

9. No gain or loss will be recognized by Beneficial Bancorp upon the receipt of the assets of Beneficial Mutual Bancorp in the holding company merger. (Section 1032(a) of the Internal Revenue Code.)

10. The basis of the assets of Beneficial Mutual Bancorp to be received by Beneficial Bancorp will be the same as the basis of such assets in the hands of Beneficial Mutual Bancorp immediately before the transfer. (Section 362(b) of the Internal Revenue Code.)

11. The holding period of the assets of Beneficial Mutual Bancorp to be received by Beneficial Bancorp will include the holding period of those assets in the hands of Beneficial Mutual Bancorp immediately before the transfer. (Section 1223(2) of the Internal Revenue Code.)

12. Beneficial Mutual Bancorp shareholders will not recognize any gain or loss upon their exchange of Beneficial Mutual Bancorp common stock for Beneficial Bancorp common stock, except for cash paid in lieu of fractional shares. (Section 354 of the Internal Revenue Code.)

13. Eligible account holders and supplemental eligible account holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in Beneficial Mutual Bancorp for the liquidation accounts in Beneficial Bancorp (Section 354 of the Internal Revenue Code.)

14. The payment of cash to shareholders of Beneficial Mutual Bancorp in lieu of fractional shares of Beneficial Bancorp common stock will be treated as though the fractional shares were distributed as part of the holding company merger and then redeemed by Beneficial Mutual Bancorp. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

15. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Beneficial Bancorp common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders, supplemental eligible account holders and other voting depositors upon distribution to them of nontransferable subscription rights to purchase shares of Beneficial Bancorp common stock. (Section 356(a) of the Internal Revenue Code.) Eligible account holders, supplemental eligible account holders and other voting depositors will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

16. It is more likely than not that the fair market value of the benefit provided by the bank liquidation account supporting the payment of the liquidation account in the event Beneficial Bancorp lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the constructive distribution to them of such rights in the bank liquidation account as of the effective date of the holding company merger. (Section 356(a) of the Internal Revenue Code.)

17. It is more likely than not that the basis of common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code.)

18. Each shareholder’s holding period in his or her Beneficial Bancorp common stock received in the exchange will include the period during which the Beneficial Mutual Bancorp common stock surrendered was held, provided that the Beneficial Mutual Bancorp common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (Section 1223(1) of the Internal Revenue Code.)

19. Each shareholder’s aggregate basis in his or her Beneficial Bancorp common stock received in the exchange will equal the aggregate basis of the common stock surrendered in exchange therefore. (Section 358(a) of the Internal Revenue Code.)

20. The holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code.)

21. No gain or loss will be recognized by Beneficial Bancorp on the receipt of money in exchange for common stock sold in the offering. (Section 1032 of the Internal Revenue Code.)

The statements set forth in paragraph (15) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph (16) above are based on the position that the benefit provided by the bank liquidation account supporting the payment of the liquidation account if Beneficial Bancorp lacks sufficient net assets has a fair market value of zero. According to our counsel: (1) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (2) the interests in the liquidation account and bank liquidation account are not transferable; (3) the amounts due under the liquidation account with respect to each eligible account holder and supplemental eligible account holder will be reduced as their deposits in Beneficial Bank are reduced as described in the plan of conversion; and (4) the bank liquidation account payment obligation arises only if Beneficial Bancorp lacks sufficient net assets to fund the liquidation account. If such bank liquidation account rights are subsequently found to have an economic value, income may be recognized by each eligible account holder and supplemental eligible account holder in the amount of such fair market value as of the effective date of the holding company merger.

KPMG LLP has issued an opinion to us to the effect that, more likely than not, the income tax consequences under Pennsylvania law of the conversion are not materially different than for federal tax purposes.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The opinions of Kilpatrick Townsend & Stockton LLP and KPMG LLP are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our board of directors will be final, subject to the authority of the Federal Reserve Board. The plan of conversion provides that, if deemed necessary or desirable by the board of directors, the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time before the submission of proxy materials to the depositors of Beneficial Bank and shareholders of Beneficial Mutual Bancorp. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, but will only require the approval of either the depositors of Beneficial Bank or the shareholders of Beneficial Mutual Bancorp if required by the Federal Reserve Board. The plan of conversion may be terminated by a majority vote of the board of directors at any time before the earlier of the date of the special meeting of shareholders and the date of the special meeting of depositors of Beneficial Bank, and may be terminated by the board of directors at any time thereafter with the concurrence of the Federal Reserve Board. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the depositors of Beneficial Bank approved the plan of conversion, and may not be extended by us or the Federal Reserve Board.

THE BENEFICIAL FOUNDATION

General

In furtherance of our commitment to our local community, the plan of conversion provides that we will fund our existing foundation, The Beneficial Foundation, a nonstock Pennsylvania corporation, with cash in connection with the stock offering. By further enhancing our visibility and reputation in our local community, we believe that The Beneficial Foundation will continue to enhance the long-term value of our community banking franchise. The stock offering presents us with an opportunity to provide additional liquidity to the foundation.

Purpose of the Charitable Foundation

The mission of The Beneficial Foundation is to make a difference in the lives of residents in the communities served by Beneficial Bank. The Beneficial Foundation is focused on funding community development programs that support children and families in crisis. In addition, The Beneficial Foundation emphasizes the importance of youth education in our local communities by making contributions to educational, after-school and early childhood development programs.

The amount of annual grants and donations made by The Beneficial Foundation are based on the minimum required donation amounts set forth under the Internal Revenue Code. Each year, the board of directors of The Beneficial Foundation establishes a budget for annual grants and donations to charitable organizations whose missions are consistent with that of The Beneficial Foundation. Throughout the course of the year, the board of directors of The Beneficial Foundation will authorize the sale of shares of Beneficial Mutual Bancorp common stock held by The Beneficial Foundation to honor the grants and donations pledged to various charitable organizations.

The Beneficial Foundation will continue to support charitable causes and community development activities in the communities in which we operate or may operate. During the six months ended June 30, 2014 and the year ended December 31, 2013, The Beneficial Foundation made charitable contributions of $260,000 and $547,000, respectively. For the six months ended June 30, 2014, these charitable contributions consisted of 76 grants made to Pennsylvania and New Jersey non-profit organizations, 61% of which were made to educational programs and services, 19% of which were made to health and human services programs, 17% of which were made to affordable housing programs and services, 2% of which were made to arts and cultural programs and services and 1% of which was made to civic and social programs and services. For the year ended December 31, 2013, these charitable contributions consisted of 149 grants made to Pennsylvania and New Jersey non-profit organizations, 64% of which were made to educational programs and services, 30% of which were made to health and human services programs and 6% of which were made to affordable housing programs and services.

Contribution to the Charitable Foundation

In connection with the conversion, Beneficial Bancorp intends to contribute to The Beneficial Foundation $1.0 million in cash. Other than shares issued in the exchange, we will not issue any shares of Beneficial Bancorp common stock to The Beneficial Foundation in connection with the conversion and offering. The Beneficial Foundation currently holds no other cash or other assets other than 604,363 shares of Beneficial Mutual Bancorp common stock, which will be converted into 725,658 shares of Beneficial Bancorp common stock based on the exchange ratio at the midpoint of the offering range. The Beneficial Foundation will continue to enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act. The Beneficial Foundation will continue to accomplish that goal by providing for continued ties between it and us, thereby forming a partnership within the communities in which we operate. The board of directors of Beneficial Bancorp has determined that the $1.0 million cash contribution to The Beneficial Foundation is in the best interests of shareholders because (1) the amount of the contribution represents a nominal percentage of the gross offering proceeds and (2) the contribution will enable The Beneficial Foundation to further its long history of supporting the communities we serve, which we believe will ultimately enhance our future growth and profitability by leading to stronger relationships with consumers and businesses within our market area.

Structure of the Charitable Foundation

The Beneficial Foundation is incorporated under Pennsylvania law as a nonstock corporation. The articles of incorporation of The Beneficial Foundation provide that The Beneficial Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The articles of incorporation further provide that no part of the net earnings of The Beneficial Foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

Under the Internal Revenue Code, a corporate entity is generally permitted to deduct up to 10% of its taxable income (taxable income before the charitable contributions deduction) in any one year for charitable contributions. Any contribution in excess of the 10% limit may generally be deducted for federal income tax purposes over the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by a corporate entity to a charitable foundation could, if necessary, be deducted for federal income tax purposes over a six-year period. Our overall charitable contribution deduction could be limited if our future taxable income is insufficient to allow for the full deduction within the 10% of taxable income limitation, which would result in an increase to income tax expense.

The Beneficial Foundation is governed by a board of directors, which currently consists of five employees of Beneficial Bank and two of our outside directors. The officers and directors of the foundation are as follows:

•	Gerard P. Cuddy—President and Director

•	Thomas D. Cestare—Treasurer and Director

•	William J. Kline, Jr.—Secretary

•	Karen Dougherty Buchholz—Director

•	Pamela M. Cyr—Director

•	Robert J. Juliano—Director

•	Joseph J. McLaughlin—Director

•	Joanne R. Ryder—Director

Karen Dougherty Buchholz and Joseph J. McLaughlin, who each serve as a trustee of Beneficial Bank and as a director of Beneficial Mutual Bancorp, Beneficial Savings Bank MHC and Beneficial Bancorp, currently serve as the two outside directors of The Beneficial Foundation. Ms. Buchholz and Mr. McLaughlin have been elected to serve on the board of directors of The Beneficial Foundation as a result of their extensive experience with charitable organizations in our market area and because they each currently serve on the board of directors of various local charitable and non-profit organizations.

None of these individuals receive compensation for their service as a director or executive officer of the charitable foundation. No employee of Beneficial Bank, Beneficial Mutual Bancorp, Beneficial Savings Bank MHC or Beneficial Bancorp is compensated in any way by The Beneficial Foundation.

The contribution of cash to the charitable foundation has been approved by the board of directors of Beneficial Mutual Bancorp and Beneficial Savings Bank MHC and the board of trustees of Beneficial Bank, and must be approved by the depositors of Beneficial Bank and the shareholders of Beneficial Mutual Bancorp at their special meetings being held to consider and vote upon the plan of conversion. If depositors or shareholders do not approve the contribution to the charitable foundation, we will proceed with the conversion without contributing to the foundation and subscribers for common stock will not be resolicited (unless required by the Federal Reserve Board). The contribution to the charitable foundation will not have any material effect on our estimated pro forma valuation.

The Beneficial Foundation’s place of business is located at our administrative offices. The board of directors of The Beneficial Foundation appoints such officers and employees as may be necessary to manage its operations. To the extent applicable, we comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve Board regulations governing transactions between us and The Beneficial Foundation.

The Beneficial Foundation will receive working capital from cash contributions and:

•	any dividends that may be paid on our common stock in the future;

•	within the limits of applicable federal and state laws, loans collateralized by the common stock; or

•	the proceeds of the sale of any of the common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, The Beneficial Foundation is required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by The Beneficial Foundation in any one year shall not exceed 5% of the average market value of the assets held by The Beneficial Foundation, except where the board of directors of The Beneficial Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

COMPARISON OF SHAREHOLDERS’ RIGHTS

As a result of the conversion, current holders of Beneficial Mutual Bancorp common stock will become shareholders of Beneficial Bancorp. There are certain differences in shareholder rights arising from distinctions between the charter and bylaws of Beneficial Mutual Bancorp and the articles of incorporation and bylaws of Beneficial Bancorp and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law.

In some instances, the rights of shareholders of Beneficial Bancorp will be less than the rights shareholders of Beneficial Mutual Bancorp currently have. The decrease in shareholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interest of Beneficial Bancorp. In some instances, the differences in shareholder rights may increase management rights. In other instances, the provisions in Beneficial Bancorp’s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of Beneficial Bancorp and its shareholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of Beneficial Bancorp.

Authorized Capital Stock. The authorized capital stock of Beneficial Mutual Bancorp consists of 300,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. The authorized capital stock of the Beneficial Bancorp will consist of 500,000,000 shares of common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $0.01 per share.

Beneficial Mutual Bancorp’s charter and Beneficial Bancorp’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. Although neither board of directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Beneficial Savings Bank MHC is required to own not less than a majority of the outstanding common stock of Beneficial Mutual Bancorp. There will be no such restriction applicable to Beneficial Bancorp following consummation of the conversion, as Beneficial Savings Bank MHC will cease to exist.

Beneficial Bancorp’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of Beneficial Bancorp, whereas Beneficial Mutual Bancorp’s charter provides that no shares may be issued to directors, officers or controlling persons other than as part of a general public offering, or to directors for purposes of qualifying for service as directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, Beneficial Bancorp could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of the capital stock of Beneficial Bancorp could be issued directly to directors or officers without shareholder approval. However, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plan discussed in this prospectus to shareholders for their approval.

Neither the charter and bylaws of Beneficial Mutual Bancorp nor the articles of incorporation and bylaws of Beneficial Bancorp provide for preemptive rights to shareholders in connection with the issuance of capital stock.

Voting Rights. Neither the charter of Beneficial Mutual Bancorp nor the articles of incorporation of Beneficial Bancorp permits cumulative voting in the election of directors. Cumulative voting entitles you to a number of votes equaling the number of shares you hold multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when two directors are to be elected, cumulative voting allows a holder of 100 shares to cast 200 votes for a single nominee, apportion 100 votes for each nominee, or apportion 200 votes in any other manner.

Payment of Dividends. The ability of Beneficial Bank to pay dividends on its capital stock is restricted by Pennsylvania Department of Securities and Banking, Federal Deposit Insurance Corporation and Federal Reserve Board regulations and by tax considerations related to savings associations. Beneficial Bank will continue to be subject to these restrictions after the conversion. Such restrictions may indirectly affect Beneficial Bancorp because dividends from Beneficial Bank may be a primary source of funds for the payment of dividends to the shareholders of Beneficial Bancorp.

Maryland law generally provides that, unless otherwise restricted in a corporation’s articles of incorporation, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities.

Board of Directors. The bylaws of Beneficial Mutual Bancorp and the articles of incorporation of Beneficial Bancorp each require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of Beneficial Mutual Bancorp and the bylaws of Beneficial Bancorp, any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present. Any director of Beneficial Mutual Bancorp so chosen shall hold office until the next annual meeting of shareholders, and any director of Beneficial Bancorp so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified.

The bylaws of Beneficial Bancorp provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Under the bylaws of Beneficial Mutual Bancorp, directors may be removed only for cause at a meeting of shareholders called for such purpose by the vote of the holders of a majority of the shares of stock entitled to vote at an election of directors. The bylaws of Beneficial Bancorp provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the shares of stock entitled to vote in the election of directors.

Limitations on Liability. The articles of incorporation of Beneficial Bancorp provide that the directors and officers of Beneficial Bancorp shall have no liability to Beneficial Bancorp or its shareholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (3) to the extent otherwise provided by the Maryland General Corporation Law.

Currently, federal law does not permit federally chartered savings and loan holding companies like Beneficial Mutual Bancorp to limit the personal liability of directors in the manner provided by Maryland law and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents. Federal regulations provide that Beneficial Mutual Bancorp must indemnify its directors, officers and employees for any costs incurred in connection with any action involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of Beneficial Mutual Bancorp or its shareholders. Beneficial Mutual Bancorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Beneficial Mutual Bancorp is required to notify the Federal Reserve Board of its intention and such payment cannot be made if the Federal Reserve Board objects thereto.

The articles of incorporation of Beneficial Bancorp provide that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of Beneficial Bancorp also provide that Beneficial Bancorp will indemnify its employees and agents and any director, officer, employee or agent of any other entity to such extent as shall be authorized by the board of directors and be permitted by law.

Special Meetings of Shareholders. The bylaws of Beneficial Mutual Bancorp provide that special meetings of the shareholders of Beneficial Mutual Bancorp may be called by the President, a majority of the board of directors or the holders of not less than one-tenth of the outstanding capital stock of Beneficial Mutual Bancorp entitled to vote at the meeting. The bylaws of Beneficial Bancorp provide that special meetings of shareholders may be called by the Chairman, the President or by two-thirds of the total number of directors. In addition, Maryland law provides that a special meeting of shareholders may be called by the Secretary upon written request of the holders of a majority of all the shares entitled to vote at a meeting.

Shareholder Nominations and Proposals. The bylaws of Beneficial Mutual Bancorp provide an advance notice procedure for shareholders to nominate directors or bring other business before an annual or special meeting of shareholders of Beneficial Mutual Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Beneficial Mutual Bancorp board of directors or by a shareholder who has given appropriate notice to Beneficial Mutual Bancorp before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given Beneficial Mutual Bancorp appropriate notice of its intention to bring that business before the meeting.

Beneficial Bancorp’s bylaws establish a similar advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of Beneficial Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Beneficial Bancorp board of directors or by a shareholder who has given appropriate notice to Beneficial Bancorp before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given Beneficial Bancorp appropriate notice of its intention to bring that business before the meeting. Beneficial Bancorp’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to Beneficial Bancorp concerning the nature of the new business, the shareholder, the shareholder’s ownership in the Beneficial Bancorp and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Beneficial Bancorp with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives Beneficial Bancorp’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders and make recommendations about those matters.

Shareholder Action Without a Meeting. Under Maryland law, action may be taken by shareholders of Beneficial Bancorp without a meeting if all shareholders entitled to vote on the action give written consent to taking such action without a meeting. Similarly, the bylaws of Beneficial Mutual Bancorp provide that action may be taken by shareholders without a meeting if all shareholders entitled to vote on the matter consent to the taking of such action without a meeting.

Shareholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to Beneficial Mutual Bancorp, provides that shareholders holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares may inspect and make extracts from specified books and records of a federally chartered savings and loan association after proper written notice for a proper purpose.

Under Maryland law, a shareholder who has been a shareholder of record for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least 20 days’ written notice, to inspect in person or by agent, the corporation’s books of account and its stock ledger. In addition, under Maryland law, any shareholder or his agent, upon at least seven days’ written notice, may inspect and copy during usual business hours, the corporation’s bylaws, minutes of the proceedings of shareholders, annual statements of affairs and voting trust agreements.

Limitations on Voting Rights. The articles of incorporation of Beneficial Bancorp provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of Beneficial Bancorp or any subsidiary or a trustee of a plan.

In addition, Federal Reserve Board regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of Beneficial Bancorp’s equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the board of directors of Beneficial Mutual Bancorp and the holders of two-thirds of the outstanding stock of Beneficial Mutual Bancorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits Beneficial Mutual Bancorp to merge with another corporation without obtaining the approval of its shareholders if:

•	it does not involve an interim savings institution;

•	the charter of Beneficial Mutual Bancorp is not changed;

•	each share of Beneficial Mutual Bancorp stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of Beneficial Mutual Bancorp after such effective date; and

•	either: (a) no shares of voting stock of Beneficial Mutual Bancorp and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of Beneficial Mutual Bancorp to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Beneficial Mutual Bancorp outstanding immediately before the effective date of the transaction.

Under Maryland law, unless otherwise provided for in the articles of incorporation, a merger or consolidation of Beneficial Bancorp requires approval of two-thirds of all votes entitled to be cast by shareholders, except that no approval by shareholders is required for a merger if:

•	the plan of merger does not make an amendment of the articles of incorporation that would be required to be approved by the shareholders;

•	each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•	the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

The articles of incorporation of Beneficial Bancorp establish that the vote required for a merger or consolidation is a majority of the total shares outstanding.

In addition, under certain circumstances the approval of the shareholders shall not be required to authorize a merger with or into a 90% owned subsidiary of Beneficial Bancorp.

Under Maryland law, a sale of all or substantially all of Beneficial Bancorp’s assets other than in the ordinary course of business, or a voluntary dissolution of Beneficial Bancorp, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes entitled to be cast on the matter.

Business Combinations with Interested Shareholders. Under Maryland law, “business combinations” between Beneficial Bancorp and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of Beneficial Bancorp’s voting stock after the date on which Beneficial Bancorp had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of Beneficial Bancorp at any time after the date on which Beneficial Bancorp had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of

Beneficial Bancorp. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between Beneficial Bancorp and an interested shareholder generally must be recommended by the board of directors of Beneficial Bancorp and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Beneficial Bancorp and (2) two-thirds of the votes entitled to be cast by holders of voting stock of Beneficial Bancorp other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if Beneficial Bancorp’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Neither the charter or bylaws of Beneficial Mutual Bancorp nor the federal laws and regulations applicable to Beneficial Mutual Bancorp contain a provision that restricts business combinations between Beneficial Mutual Bancorp and any interested shareholder in the manner set forth above.

Dissenters’ Rights of Appraisal. Under Maryland law, shareholders of Beneficial Bancorp have the right to dissent from any plan of merger or consolidation to which Beneficial Bancorp is a party, and to demand payment for the fair value of their shares unless the articles of incorporation provide otherwise or unless shareholders of Beneficial Bancorp are to receive all stock in a merger transaction from an acquisition that is listed on a national securities exchange. Pursuant to Beneficial Bancorp’s articles of incorporation, holders of Beneficial Bancorp common stock are not entitled to exercise the rights of an objecting shareholder.

Evaluation of Offers; Other Corporate Constituencies. The articles of incorporation of Beneficial Bancorp provide that its directors, in discharging their duties to Beneficial Bancorp and in determining what they reasonably believe to be in the best interest of Beneficial Bancorp, may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the economic effect, both immediate and long-term, upon Beneficial Bancorp’s shareholders, including shareholders, if any, choosing not to participate in the transaction; (b) effects, including any social and economic effects on the employees, suppliers, creditors, depositors and customers of, and others dealing with, Beneficial Bancorp and its subsidiaries and on the communities in which Beneficial Bancorp and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of Beneficial Bancorp; (d) whether a more favorable price could be obtained for Beneficial Bancorp’s stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (f) the future value of the stock or any other securities of Beneficial Bancorp; and (g) any antitrust or other legal and regulatory issues that are raised by the proposal. If on the basis of these factors the board of directors determines that any proposal or offer to acquire Beneficial Bancorp is not in the best interest of Beneficial Bancorp, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

By having these standards in the articles of incorporation of Beneficial Bancorp, the board of directors may be in a stronger position to oppose a transaction if the board of directors concludes that the transaction would not be in the best interest of Beneficial Bancorp, even if the price offered is significantly greater than the market price of any equity security of Beneficial Bancorp.

Amendment of Governing Instruments. No amendment of the charter of Beneficial Mutual Bancorp may generally be made unless it is first proposed by the board of directors, then preliminarily approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of Beneficial Bancorp generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors), Sections F and J of Article Eighth (amendment of bylaws and elimination of director and officer liability) and Article Tenth (amendment of certain provisions of the Articles), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law, including to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Beneficial Bancorp has authority to issue.

The bylaws of Beneficial Mutual Bancorp may be amended in a manner consistent with regulations of the Federal Reserve Board and shall be effective after (1) approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the shareholders of Beneficial Mutual Bancorp at any legal meeting and (2) receipt of applicable regulatory approval. The bylaws of Beneficial Bancorp may be amended by the affirmative vote of a majority of the directors or by the vote of the holders of not less than 75% of the votes entitled to be cast by holders of the capital stock of Beneficial Bancorp entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the shareholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).

RESTRICTIONS ON ACQUISITION OF BENEFICIAL BANCORP

General

Certain provisions in the articles of incorporation and bylaws of Beneficial Bancorp may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Articles of Incorporation and Bylaws of Beneficial Bancorp

Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal and state regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our articles of incorporation and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of Beneficial Bancorp or any subsidiary or a trustee of a plan.

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Beneficial Bancorp.

Filling of Vacancies; Removal. Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Qualification. Our bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.

Elimination of Cumulative Voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.

Special Meetings of Shareholders. Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the Chairman, the President, by two-thirds of the total number of directors or by the Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

Amendment of Articles of Incorporation. Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.

Advance Notice Provisions for Shareholder Nominations and Proposals. Our bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 90 days before the date of the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the shareholder, the shareholder’s ownership of Beneficial Bancorp and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Business Combinations with Interested Shareholders. Under Maryland law, “business combinations” between Beneficial Bancorp and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of Beneficial Bancorp’s voting stock after the date on which Beneficial Bancorp had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of Beneficial Bancorp at any time after the date on which Beneficial Bancorp had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Beneficial Bancorp. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between Beneficial Bancorp and an interested shareholder generally must be recommended by the board of directors of Beneficial Bancorp and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Beneficial Bancorp and (2) two-thirds of the votes entitled to be cast by holders of voting stock of Beneficial Bancorp other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if Beneficial Bancorp’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Regulatory Restrictions

Federal Reserve Board Regulations. Federal Reserve Board regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

The acquisition of 10% or more of our outstanding common stock may trigger provisions of the Bank Holding Company Act, the Change in Bank Control Act of 1978 and the Federal Reserve Board’s Regulation Y. The Federal Reserve Board also requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Federal Reserve Board.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Federal Reserve Board regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Federal Reserve Board to disapprove a proposed acquisition on certain specified grounds.

DESCRIPTION OF BENEFICIAL BANCORP CAPITAL STOCK

The common stock of Beneficial Bancorp represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Beneficial Bancorp is authorized to issue 500,000,000 shares of common stock having a par value of $0.01 per share and 100,000,000 shares of preferred stock having a par value of $0.01. Each share of Beneficial Bancorp’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. Beneficial Bancorp will not issue any shares of preferred stock in the conversion and offering.

Common Stock

Dividends. Beneficial Bancorp can pay dividends if, as and when declared by its board of directors. The payment of dividends by Beneficial Bancorp is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of Beneficial Bancorp will be entitled to receive and share equally in dividends declared by the board of directors of Beneficial Bancorp. If Beneficial Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Unless Beneficial Bancorp issues preferred stock, the holders of common stock of Beneficial Bancorp will possess exclusive voting rights in Beneficial Bancorp. They will elect Beneficial Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of Beneficial Bancorp,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Beneficial Bancorp issues preferred stock, holders of Beneficial Bancorp preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Beneficial Bank, Beneficial Bancorp, as the sole holder of Beneficial Bank’s capital stock, would be entitled to receive all of Beneficial Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Beneficial Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Beneficial Bancorp, the holders of its common stock would be entitled to receive all of the assets of Beneficial Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Beneficial Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Beneficial Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Beneficial Bancorp will not issue any preferred stock in the conversion and offering and it has no current plans to issue any preferred stock after the conversion and offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors may, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock of Beneficial Bancorp will be Registrar and Transfer Company, Cranford, New Jersey.

REGISTRATION REQUIREMENTS

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

LEGAL AND TAX OPINIONS

The legality of our common stock has been passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Townsend & Stockton LLP. KPMG LLP has provided an opinion to us regarding the Pennsylvania income tax consequences of the conversion. Kilpatrick Townsend & Stockton LLP and KPMG LLP have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Beneficial Mutual Bancorp and subsidiary as of December 31, 2013 and 2012, and for the years then ended, have been included herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing. The consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2011 that are included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

CHANGE IN ACCOUNTANTS

On April 3, 2012, Beneficial Mutual Bancorp dismissed Deloitte & Touche LLP, which had previously served as independent auditors for Beneficial Mutual Bancorp. The decision to dismiss Deloitte & Touche LLP was approved by the audit committee of the board of directors.

The audit report of Deloitte & Touche LLP on the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of Beneficial Mutual Bancorp for the year ended December 31, 2011 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2011 and through the subsequent interim period preceding the date of Deloitte & Touche LLP’s dismissal, there were: (1) no disagreements between Beneficial Mutual Bancorp and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on Beneficial Mutual Bancorp’s financial statements for such year, and (2) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

On April 3, 2012, the audit committee of the board of directors engaged KPMG LLP as Beneficial Mutual Bancorp’s independent registered public accounting firm. During the fiscal years ended December 31, 2011 and 2010 and the subsequent interim period preceding the engagement of KPMG LLP, Beneficial Mutual Bancorp did not consult with KPMG LLP regarding (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on Beneficial Mutual Bancorp’s financial statements, and KPMG LLP did not provide any written report or oral advice that KPMG LLP concluded was an important factor considered by Beneficial Mutual Bancorp in reaching a decision as to any such accounting, auditing or financial report issues; or (3) any matter that was either the subject of a disagreement with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or the subject of a reportable event.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Beneficial Savings Bank MHC has filed an application for approval of the conversion with the Federal Reserve Board. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Board of Governors of the Federal Reserve System, 20th Street and Constitution Avenue, NW, Washington, DC 20551 and at the Federal Reserve Bank of Philadelphia, Ten Independence Mall, Philadelphia, Pennsylvania 19106.

A copy of the plan of conversion is available without charge from Beneficial Bank by contacting the Stock Information Center.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Federal Reserve Board. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its Web site as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Federal Reserve Board as described above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF BENEFICIAL MUTUAL BANCORP

Page
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Statements of Financial Condition at June 30, 2014 (unaudited) and December 31, 2013, and 2012	F-3
Consolidated Statements of Income for the Six Months Ended June 30, 2014 and 2013 (unaudited) and for the Years Ended December 31, 2013, 2012 and 2011	F-4
Consolidated Statements of Comprehensive Income for Six Months Ended June 30, 2014 and 2013 (unaudited) and for the Years Ended December 31, 2013, 2012 and 2011	F-5
Consolidated Statements of Changes in Stockholders’ Equity for the Six Months Ended June 30, 2014 and 2013 (unaudited) and for the Years Ended December 31, 2013, 2012 and 2011	F-6
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2014 and 2013 (unaudited) and for the Years Ended December 31, 2013, 2012 and 2011	F-7
Notes to Consolidated Financial Statements	F-9

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for Beneficial Bancorp have not been included in this prospectus because Beneficial Bancorp, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Beneficial Mutual Bancorp, Inc. and Subsidiaries:

We have audited the accompanying consolidated statements of financial condition of Beneficial Mutual Bancorp, Inc. and Subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2013 and 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years ended December 31, 2013 and 2012, in conformity with U.S. generally accepted accounting principles.

Philadelphia, Pennsylvania

March 10, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Beneficial Mutual Bancorp, Inc. and Subsidiaries

Philadelphia, Pennsylvania

We have audited the accompanying consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of Beneficial Mutual Bancorp, Inc. and subsidiaries (the” Company”) for the year ended December 31, 2011. These financial statements are the responsibility of the Company’s management . Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2011 consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Beneficial Mutual Bancorp, Inc. and subsidiaries for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the accompanying 2011 financial statements have been retrospectively adjusted as a result of the adoption of Accounting Standards Update 2011-05.

Philadelphia, Pennsylvania

March 14, 2012

(February 27, 2013 as to Note 2 and the Consolidated Statement of Comprehensive Income for the year ended December 31, 2011.)

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and per share amounts)

	June 30, 2014	December 31,
		2013	2012
	(Unaudited)
ASSETS
CASH AND CASH EQUIVALENTS:
Cash and due from banks	$57,853	$41,801	$54,924
Overnight investments	196,115	313,882	434,984

Total cash and cash equivalents	253,968	355,683	489,908

INVESTMENT SECURITIES:
Available-for-sale, at fair value (amortized cost of $830,467, $1,042,208 and $1,237,876 at June 30, 2014, December 31, 2013 and 2012, respectively)	840,551	1,034,180	1,267,491
Held-to-maturity (estimated fair value of $644,944, $514,633 and $487,307 at June 30, 2014, December 31, 2013 and 2012, respectively)	644,061	528,829	477,198
Federal Home Loan Bank stock, at cost	15,606	17,417	16,384

Total investment securities	1,500,218	1,580,426	1,761,073
LOANS:	2,369,335	2,341,807	2,447,304
Allowance for loan losses	(52,624)	(55,649)	(57,649)

Net loans	2,316,711	2,286,158	2,389,655
ACCRUED INTEREST RECEIVABLE	13,396	13,999	15,381
BANK PREMISES AND EQUIPMENT, Net	79,089	71,753	64,224
OTHER ASSETS:
Goodwill	121,973	121,973	121,973
Bank owned life insurance	42,050	41,414	40,569
Other intangibles	7,073	8,007	9,879
Other assets	91,256	104,000	113,742

Total other assets	262,352	275,394	286,163

TOTAL ASSETS	$4,425,734	$4,583,413	$5,006,404

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest bearing deposits	$319,082	$291,109	$328,892
Interest-bearing deposits	3,186,383	3,368,907	3,598,621

Total deposits	3,505,465	3,660,016	3,927,513
Borrowed funds	250,379	250,370	250,352
Other liabilities	57,231	57,881	194,666

Total liabilities	3,813,075	3,968,267	4,372,531

COMMITMENTS AND CONTINGENCIES (Note 20)
STOCKHOLDERS’ EQUITY:
Preferred Stock – $.01 par value; 100,000,000 shares authorized, None issued or outstanding as of June 30, 2014, December 31, 2013 and 2012	—	—	—
Common Stock – $.01 par value 300,000,000 shares authorized, 82,490,407, 82,298,707 and 82,279,507 issued and 75,566,636, 77,123,026 and 79,297,478 outstanding, as of June 30, 2014, December 31, 2013 and 2012, respectively	825	823	823
Additional paid-in capital	360,521	356,963	354,082
Unearned common stock held by employee savings and stock ownership plan	(15,204)	(16,102)	(17,901)
Retained earnings	349,073	342,025	329,447
Accumulated other comprehensive loss	(12,867)	(21,354)	(7,027)
Treasury Stock at cost, 6,923,771, 5,175,681 and 2,982,029 shares at June 30, 2014, December 31, 2013 and 2012, respectively	(69,689)	(47,209)	(25,551)

Total stockholders’ equity	612,659	615,146	633,873

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,425,734	$4,583,413	$5,006,404

See accompanying notes to consolidated financial statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share and per share amounts)

	Six Months Ended June 30,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$52,660	$58,708	$114,514	$132,682	$139,685
Interest on overnight investments	379	384	821	893	890
Interest on trading securities	—	—	—	—	26
Interest and dividends on investment securities:
Taxable	15,530	15,150	31,255	33,876	35,955
Tax-exempt	1,321	1,418	2,786	2,979	3,587

Total interest income	69,890	75,660	149,376	170,430	180,143

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	865	1,519	2,948	4,712	7,742
Money market and savings deposits	2,678	3,263	6,653	8,392	9,158
Time deposits	3,989	4,180	8,242	9,765	12,531

Total	7,532	8,962	17,843	22,869	29,431
Interest on borrowed funds	3,611	3,905	7,797	8,104	8,615

Total interest expense	11,143	12,867	25,640	30,973	38,046

Net interest income	58,747	62,793	123,736	139,457	142,097
PROVISION FOR LOAN LOSSES	1,750	10,000	13,000	28,000	37,500

Net interest income after provision for loan losses	56,997	52,793	110,736	111,457	104,597

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	3,690	3,784	7,170	7,389	7,720
Service charges and other income	7,705	8,091	15,561	14,604	15,867
Mortgage banking income	240	752	1,017	2,731	916
Net gain on sale of investment securities	297	1,637	1,377	2,882	652
Trading securities profits	—	—	—	—	81

Total non-interest income	11,932	14,264	25,125	27,606	25,236

NON-INTEREST EXPENSE:
Salaries and employee benefits	29,793	28,335	57,154	57,529	55,812
Occupancy expense	6,054	5,018	9,826	9,887	11,040
Depreciation, amortization and maintenance	4,594	4,631	9,026	8,919	8,683
Marketing expense	1,621	2,040	5,234	2,811	3,189
Intangible amortization expense	934	935	1,872	4,163	3,584
FDIC insurance	1,588	1,898	3,589	4,221	5,332
Merger and restructuring charges	—	(159)	(189)	2,233	5,058
Professional fees	2,389	2,882	5,058	5,396	4,380
Classified loan & other real estate owned related expense	969	3,084	6,384	8,243	3,944
Other	12,502	11,325	22,734	19,723	19,688

Total non-interest expense	60,444	59,989	120,688	123,125	120,710

Income before income taxes	8,485	7,068	15,173	15,938	9,123

INCOME TAX EXPENSE (BENEFIT)	1,437	949	2,595	1,759	(1,913)

Net income	$7,048	$6,119	$12,578	$14,179	$11,036

NET EARNINGS PER SHARE – Basic	$0.10	$0.08	$0.17	$0.18	$0.14
NET EARNINGS PER SHARE – Diluted	$0.09	$0.08	$0.17	$0.18	$0.14
Average common shares outstanding – Basic	73,898,088	76,224,037	75,841,392	76,657,265	77,075,726
Average common shares outstanding – Diluted	74,497,031	76,413,437	76,085,398	76,827,872	77,231,303

See accompanying notes to consolidated financial statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
Net Income	$7,048	$6,119	$12,578	$14,179	$11,036
Other comprehensive income, net of tax:

Unrealized gains (losses) on securities:
Unrealized holding gains (losses) on available for sale securities arising during the period (net of deferred tax of $6,765, $9,250, $13,403, $44, and $7,075 for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013, 2012, and 2011, respectively)	11,644	(15,850)	(22,993)	(115)	11,424
Unrealized losses on available-for-sale securities transferred to held-to-maturity during the period (net of deferred tax of $1,990 for the six months ended June 30, 2014)	(3,426)	—	—	—	—
Accretion of unrealized losses on available-for-sale securities transferred to held-to-maturity (net of deferred tax of $109 for the six months ended June 30, 2014)	189	—	—	—	—
Reclassification adjustment for net gains on available for sale securities included in net income (net of tax of $109, $555, $459, $1,063, and $240 for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013, 2012, and 2011, respectively)	(188)	(952)	(788)	(1,820)	(411)

Defined benefit pension plans:
Pension gains (losses), other postretirement and postemployment benefit plan adjustments (net of tax of $265, $405, $5,002, $1,684, and $6,857 for the six months ended June 30, 2014 and 2013 years ended December 31, 2013, 2012, and 2011, respectively)	268	735	9,454	(3,930)	(10,293)

Total other comprehensive income (loss)	8,487	(16,067)	(14,327)	(5,865)	720

Comprehensive income (loss)	$15,535	($9,948)	($1,749)	$8,314	$11,756

See accompanying notes to the consolidated financial statements.

BENEFICIAL MUTUAL BANCORP, INC, AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in thousands, except share amounts)

	Number of Shares	Common Stock	Additional Paid in Capital	Common Stock held by KSOP	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
BEGINNING BALACE, JANUARY 1, 2011	82,267,457	$823	$348,415	$(22,587)	$304,232	$(13,454)	$(1,882)	$615,547
Net income	—	—	—	—	11,036	—	—	11,036
KSOP shares committed to be released	—	—	(132)	2,731	—	—	—	2,599
Stock option expense	—	—	1,242	—	—	—	—	1,242
Restricted stock shares	—	—	1,582	—	—	—	—	1,582
Purchase of treasury stock	—	—	—	—	—	(3,346)	—	(3,346)
Net unrealized gain on AFS securities arising during the year (net of deferred tax of $7,075)	—	—	—	—	—	—	11,424	11,424
Reclassification adjustment for net gains on AFS securities included in net income (net of tax of $240)	—	—	—	—	—	—	(411)	(411)
Pension, other postretirement and postemployment benefit plan adjustments (net of tax of $6,857)	—	—	—	—	—	—	(10,293)	(10,293)

BALANCE, DECEMBER 31, 2011	82,267,457	823	351,107	(19,856)	315,268	(16,800)	(1,162)	629,380
Net Income	—	—	—	—	14,179	—	—	14,179
KSOP shares committed to be released	—	—	(64)	1,955	—	—	—	1,891
Stock option expense	—	—	1,436	—	—	—	—	1,436
Restricted stock shares	—	—	1,502	—	—	—	—	1,502
Issuance of common shares	12,050	—	101	—	—	—	—	101
Purchase of treasury stock	—	—	—	—	—	(8,751)	—	(8,751)
Net unrealized loss on AFS securities arising during the year (net of deferred tax of $44)	—	—	—	—	—	—	(115)	(115)
Reclassification adjustment for net gains on AFS securities included in net income (net of tax of $1,063)	—	—	—	—	—	—	(1,820)	(1,820)
Pension, other postretirement and postemployment benefit plan adjustments (net of tax of $1,684)	—	—	—	—	—	—	(3,930)	(3,930)

BALANCE, DECEMBER 31, 2012	82,279,507	823	354,082	(17,901)	329,447	(25,551)	(7,027)	633,873
Net Income	—	—	—	—	12,578	—	—	12,578
KSOP shares committed to be released	—	—	82	1,799	—	—	—	1,881
Stock option expense	—	—	1,627	—	—	—	—	1,627
Restricted stock shares	—	—	1,004	—	—	—	—	1,004
Issuance of common shares	19,200		168	—	—	—	—	168
Purchase of treasury stock	—	—	—	—	—	(21,658)	—	(21,658)
Net unrealized loss on AFS securities arising during the year (net of deferred tax of $13,403)	—	—	—	—	—	—	(22,993)	(22,993)
Reclassification adjustment for net gains on AFS securities included in net income (net of tax of $459)	—	—	—	—	—	—	(788)	(788)
Pension, other postretirement and postemployment benefit plan adjustments (net of tax of $5,002)	—	—	—	—	—	—	9,454	9,454

BALANCE, DECEMBER 31, 2013	82,298,707	823	356,963	(16,102)	342,025	(47,209)	(21,354)	615,146
Net Income	—	—	—	—	7,048	—	—	7,048
KSOP shares committed to be released	—	—	244	898	—	—	—	1,142
Stock option expense	—	—	765	—	—	—	—	765
Restricted stock expense	—	—	501	—	—	—	—	501
Stock options exercised	191,700	2	2,048	—	—	—	—	2,050
Purchase of treasury stock	—	—	—	—	—	(22,480)	—	(22,480)
Net unrealized gain on available-for-sale securities arising during the period (net of deferred tax of $6,765)	—	—	—	—	—	—	11,644	11,644
Unrealized losses on AFS securities transferred to HTM during the period (net of deferred tax of $1,990)	—	—	—	—	—	—	(3,426)	(3,426)
Accretion of unrealized losses on AFS securities transferred to HTM (net of deferred tax of $109)	—	—	—	—	—	—	189	189
Reclassification adjustment for net gains included in net income (net of tax of $109)	—	—	—	—	—	—	(188)	(188)
Pension, other post retirement and postemployment benefit plan adjustments (net of tax of $265)	—	—	—	—	—	—	268	268

ENDING BALANCE, JUNE 30, 2014 (Unaudited)	82,490,407	$825	$360,521	$(15,204)	$349,073	$(69,689)	$(12,867)	$612,659

See accompanying notes to the consolidated financial statements.

BENEFICIAL MUTUTAL BANCORP, INC. AND SUBSIDIAIRIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the Six Months ended June 30,		For the Years Ended December 31, 2013
	2014	2013	2013	2012	2011
	(Unaudited)
OPERATING ACTIVITIES:
Net income	$7,048	$6,119	$12,578	$14,179	$11,036
Adjustment to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,750	10,000	13,000	28,000	37,500
Depreciation and amortization	3,092	3,107	6,234	5,765	5,526
Intangible amortization and impairment	934	935	1,872	4,163	3,584
Net gain on sale of investments	(297)	(1,637)	(1,377)	(2,882)	(652)
Accretion of discount on investments	(210)	(502)	(789)	(1,094)	(1,576)
Amortization of premium on investments	2,880	6,040	9,909	10,168	1,137
Gain on sale of loans	(103)	(315)	(327)	(1,700)	(916)
Deferred income taxes	2,212	—	7,327	(135)	(6,048)
Net loss from disposition of premises and equipment	26	231	112	529	1,030
Proceeds from sale of fixed assets held for sale	—	(582)	(582)	(773)	—
Other real estate impairment	376	298	1,447	3,751	1,455
Net (gain) loss on sale of other real estate	(995)	30	(174)	(734)	—
Amortization of KSOP	1,142	838	1,881	1,891	2,599
Increase in bank owned life insurance	(636)	(707)	(845)	(1,479)	(1,459)
Stock based compensation expense	1,266	1,390	2,799	3,039	2,824
Origination of loans held for sale	(6,162)	(15,307)	(21,370)	(103,339)	(60,133)
Proceeds from sale of loans	17,065	13,791	20,918	102,385	59,798
Purchases of trading securities	—	—	—	—	(216,487)
Proceeds from sale of trading securities	—	—	—	—	223,546
Changes in assets and liabilities:
Accrued interest receivable	603	479	1,382	1,857	3,165
Accrued interest payable	(122)	(53)	(30)	(155)	342
Income taxes payable (receivable)	1,632	1,160	(3,334)	949	13,625
Other liabilities	6	(22,542)	(18,559)	(10,727)	229
Other assets	273	6,856	8,617	5,763	11,326

Net cash provided by operating activities	31,780	9,629	40,689	59,421	91,451

INVESTING ACTIVITIES:
Loans originated or acquired	(332,839)	(265,732)	(539,074)	(481,427)	(447,373)
Principal repayment on loans	289,431	318,537	624,811	754,938	635,493
Purchases of investment securities available for sale	(30,999)	(214,733)	(214,734)	(652,619)	(282,770)
Proceeds from sales of investment securities available for sale	3,088	25,401	52,185	33,375	318,016
Proceeds from maturities, calls or repayments of investment securities available for sale	67,075	155,530	247,453	342,874	440,311
Purchases of investment securities held to maturity	—	(177,109)	(183,799)	(155,471)	(510,666)
Proceeds from sales of investment securities held to maturity	—	2,173	2,173	—	3,526
Proceeds from maturities, calls or repayments of investment securities held to maturity	36,144	81,513	126,280	156,867	389,326
Net proceeds (purchases) from sales of money market funds	13,711	17,100	2,996	22,289	(32,275)
Redemption (purchase) of Federal Home Loan Bank stock	1,811	(2,203)	(1,033)	5,019	4,312
Acquisition of SE Financial, net cash acquired	—	—	—	2,465	—
Proceeds from sale other real estate owned	4,778	6,476	10,148	12,791	2,817
Purchases of premises and equipment	(10,515)	(3,720)	(14,141)	(7,100)	(2,684)
Proceeds from sale of premises and equipment	24	—	266	—	—
Cash (used in) provided by other investing activities	(232)	77	691	(153)	(898)

Net cash provided by (used in) investing activities	41,477	(56,690)	114,222	33,848	517,135

See accompanying notes to consolidated financial statements.

BENEFICIAL MUTUTAL BANCORP, INC. AND SUBSIDIAIRIES

CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

(Dollars in thousands)

	For the Six Months ended June 30,		For the Years Ended December 31, 2013
	2014	2013	2013	2012	2011
	(Unaudited)
FINANCING ACTIVITIES:
Increase in borrowed funds	6,000	81,000	88,000	75,235	8,100
Repayment of borrowed funds	(5,991)	(55,991)	(87,981)	(75,218)	(31,082)
Net (decrease) increase in checking, savings and demand accounts	(127,345)	(157,672)	(208,206)	161,945	(314,827)
Net decrease in time deposits	(27,206)	(32,232)	(59,291)	(104,528)	(9,774)
Proceeds from the exercise of stock options	2,050	26	—	—	—
Purchase of treasury stock	(22,480)	(4,852)	(21,658)	(8,751)	(3,346)

Net cash (used in) provided by financing activities	(174,972)	(169,721)	(289,136)	48,683	(350,929)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(101,715)	(216,782)	(134,225)	141,952	257,657
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	355,683	489,908	489,908	347,956	90,299

CASH AND CASH EQUIVALENTS, END OF YEAR	$253,968	$273,126	$355,683	$489,908	$347,956

SUPPLEMENTAL DISCLOSURES OF CASH FLOW AND NON-CASH INFORMATION:
Cash payments for interest	$11,265	$12,920	$25,670	$31,093	$29,089
Cash (refunds) payments for income taxes	(2,410)	(277)	(1,490)	637	(10,960)
Transfers of loans to other real estate owned	306	2,250	5,537	8,630	4,750
Transfers of bank branches to fixed assets held for sale	36	—	—	—	553
Securities purchased and not yet settled	—	—	—	103,740	35,615
Transfers of securities at fair value from available to sale to held to maturity	152,200	—	—	—	—
Contribution to pension plan	—	24,000	24,351	2,396	2,422
Loans transferred from held in portfolio to held for sale	6,270	—	—	—	—
Acquisition of noncash assets and liabilities:
Assets acquired	—	—	—	273,940	—
Liabilities assumed	—	—	—	276,405	—

See accompanying notes to consolidated financial statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

1. NATURE OF OPERATIONS

The Company is a federally chartered stock holding company and owns 100% of the outstanding common stock of the Bank, a Pennsylvania chartered stock savings bank. The Bank offers a variety of consumer and commercial banking services to individuals, businesses, and nonprofit organizations through 58 offices throughout the Philadelphia and Southern New Jersey area. The Bank is supervised and regulated by the Pennsylvania Department of Banking and Securities (“the Department”) and the Federal Deposit Insurance Corporation (the “FDIC”). The Company is regulated by the Board of Governors of the Federal Reserve System (“the Federal Reserve Board”). The deposits of the Bank are insured up to the applicable legal limits by the Deposit Insurance Fund of the FDIC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation – The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Specifically, the financial statements include the accounts of the Bank, the Company’s wholly owned subsidiary, and the Bank’s wholly owned subsidiaries. The Bank’s wholly owned subsidiaries are: (i) Beneficial Advisors, LLC, which offers wealth management services and non-deposit investment products, (ii) Neumann Corporation, a Delaware corporation formed to manage certain investments, (iii) Beneficial Insurance Services, LLC, which provides insurance services to individual and business customers and (iv) BSB Union Corporation, a leasing company. Additionally, the Company has subsidiaries that hold other real estate acquired in foreclosure or transferred from the commercial real estate loan portfolio. All significant intercompany accounts and transactions have been eliminated. The various services and products support each other and are interrelated. Management makes significant operating decisions based upon the analysis of the entire Company and financial performance is evaluated on a company-wide basis. Accordingly, the various financial services and products offered are aggregated into one reportable operating segment: community banking as under guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC” or “codification”) Topic 280 for Segment Reporting.

Use of Estimates in the Preparation of Financial Statements – These consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant estimates include the allowance for loan losses, goodwill, other intangible assets, income taxes, postretirement benefits, and the fair value of investment securities. Actual results could differ from those estimates and assumptions.

Investment Securities – The Company classifies and accounts for debt and equity securities as follows:

Held-to-Maturity – Debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and are recorded at amortized cost. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Available-for-Sale – Debt securities that will be held for indefinite periods of time, including equity securities with readily determinable fair values, that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported net of tax in other comprehensive income. Realized gains and losses on the sale of investment securities are recorded as of trade date and reported in the consolidated statements of income and determined using the adjusted cost of the specific security sold.

The Company determines whether any unrealized losses are temporary in accordance with guidance under FASB ASC Topic 320 for Investments – Debt and Equity Securities. The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an other-than-temporary impairment (“OTTI”) condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

In accordance with accounting guidance for equity securities, the Company evaluates its securities portfolio for other-than-temporary impairment throughout the year. Each investment that has an estimated fair value less than the book value is reviewed on a quarterly basis by management. Management considers at a minimum the following factors that, both

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

individually or in combination, could indicate that the decline is other-than-temporary: (1) the length of time and the extent to which the fair value has been less than book value, (2) the financial condition and the near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Among other factors that are considered in determining the Company’s intent and ability to maintain an investment is a review of the capital adequacy, interest rate risk profile and liquidity position of the Company. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.

Accounting guidance for debt securities requires the Company to assess whether the loss existed by considering whether (1) the Company has the intent to sell the security, (2) it is more likely than not that it will be required to sell the security before recovery, or (3) it does not expect to recover the entire amortized cost basis of the security. The guidance requires the Company to bifurcate the impact on securities where impairment in value was deemed to be other than temporary between the component representing credit loss and the component representing loss related to other factors. The portion of the fair value decline attributable to credit loss must be recognized through a charge to earnings. The difference between the fair market value and the credit loss is recognized in other comprehensive income.

The Company invests in Federal Home Loan Bank of Pittsburgh (“FHLB”) stock as required to support borrowing activities, as detailed in Note 14 to these consolidated financial statements. Although FHLB stock is an equity interest in a FHLB, it does not have a readily determinable fair value because its ownership is restricted and it lacks a market. FHLB stock can be sold back only at its par value of $100 per share and only to the FHLBs or to another member institution. The Company evaluates this investment for impairment on the ultimate recoverability of the par value rather than by recognizing temporary declines in value. The Company reports its investment in FHLB stock at cost in the consolidated statements of financial condition. The Company reviews FHLB stock for impairment based on guidance from FASB ASC Topic 320 for Investments – Debt and Equity Securities and FASB ASC Topic 942 for Financial Services – Depository and Lending and has concluded that its investment is not impaired.

Loans – The Company’s loan portfolio consists of commercial loans, residential loans and consumer loans. Commercial loans include commercial real estate, commercial construction and commercial business loans. Residential loans include residential mortgage and construction loans secured primarily by first liens on one-to four-family residential properties. Consumer loans consist primarily of home equity loans and lines of credit, personal loans, automobile loans and education loans. Loan balances are stated at their principal balances, net of unamortized fees and costs.

Interest on loans is calculated based upon the principal amount outstanding. Loan fees and certain direct loan origination costs are deferred and recognized as a yield adjustment over the life of the loans using the interest method.

Generally, loans are placed on non-accrual status when the loan becomes 90 days delinquent and any collateral or discounted cash flow deficiency is charged-off. Unsecured consumer loans are typically charged-off when they become 90 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Government guaranteed student loans greater than 90 days continue to accrue interest as they are government guaranteed with little risk of credit loss.

When a loan is determined to be impaired, it is placed on non-accrual status and all interest that had been accrued and not collected is reversed against interest income. Payments received on non-accrual loans are applied to principal balances until paid in full and then to interest income. The Bank’s policy for returning a loan to accruing status requires the preparation of a well documented credit evaluation which includes the following:

•	A review of the borrower’s current financial condition in which the borrower must demonstrate sufficient cash flow to support the repayment of all principal and interest including any amounts previously charged-off;

•	An updated appraisal or home valuation which must demonstrates sufficient collateral value to support the debt;

•	Sustained performance based on the restructured terms for at least six consecutive months;

•	Approval by the Special Assets Committee which consists of the Chief Credit Officer, the Chief Financial Officer and other members of senior management.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses – The allowance for loan losses is determined by management based upon portfolio segment, past experience, evaluation of estimated loss and impairment in the loan portfolio, current economic conditions and other pertinent factors. Management also considers risk characteristics by portfolio segments including, but not limited to, renewals and real estate valuations. The allowance for loan losses is maintained at a level that management considers appropriate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral or estimated net realizable value. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. The allowance for loan losses is established through a provision for loan losses charged to expense which is based upon past loan and loss experience and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans. In addition, the FDIC and the Department, as an integral part of their examination process, periodically review our allowance for loan losses.

Under the accounting guidance FASB ASC Topic 310 for Receivables, a loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. When all or a portion of the loan is deemed uncollectible, the uncollectible portion is charged-off. The measurement is based either on the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral-dependent. Impairment losses are included in the provision for loan losses.

Troubled Debt Restructurings – The Company considers a loan a TDR when the borrower is experiencing financial difficulty and the Company has granted a concession that it would not otherwise consider but for the borrower’s financial difficulties. A TDR includes a modification of debt terms or assets received in satisfaction of the debt (which may include foreclosure or deed in lieu of foreclosure) or a combination of types. The Company evaluates selective criteria to determine if a borrower is experiencing financial difficulty including the ability of the borrower to obtain funds from sources other than the Bank at market rates. The Company considers all TDR loans that are on non-accrual status to be impaired loans. The Company evaluates all TDR loans for impairment on an individual basis in accordance with ASC 310. We will not consider a loan a TDR if the loan modification was a result of a customer retention program.

Loans Acquired With Deteriorated Credit Quality – The Company accounts for loans acquired with deteriorated credit quality in accordance with the provisions included in FASB ASC 310-30 Loans and Debt Securities Acquired with Deteriorated Credit Quality. For these loans, the Company determined that there is evidence of deterioration in credit quality since the origination of the loan and that it was probable, at the acquisition date, that the Company will be unable to collect all contractually required payments receivable. These loans are recorded at fair value, at the acquisition date, reflecting the present value of the amounts expected to be collected. The Company evaluates loans acquired with deteriorated credit quality individually for further impairment.

Mortgage Banking Activities – The Company originates mortgage loans held for investment and for sale. At origination, mortgage loans are identified as either held for sale or held for investment. Mortgage loans held for sale are carried at the lower of cost or market, determined on a net aggregate basis.

The Company originates residential mortgage loans for sale primarily to institutional investors, such as Fannie Mae. The Company retains the mortgage servicing rights (“MSRs”) for the loans sold to Fannie Mae. The Company elected the fair value measurement method to value its existing MSRs at fair value in accordance with ASC 860-50. Under the fair value measurement method, the Company measures its MSRs at fair value at each reporting date and reports changes in the fair value of its MSRs in earnings in the period in which the changes occur. At June 30, 2014, December 31, 2013 and 2012, MSRs totaled $1.4 million, $1.5 million and $1.3 million, respectively, and were included in “other assets” in the Company’s consolidated statements of financial condition.

At June 30, 2014, December 31, 2013 and 2012, loans serviced for others totaled $153.6 million, $158.0 million and $169.2 million, respectively. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and processing foreclosures. The Company had fiduciary responsibility for related escrow and custodial funds aggregating approximately $2.1 million, $2.0 million and $2.1 million at June 30, 2014, December 31, 2013 and 2012, respectively.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bank Premises and Equipment – Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using a straight-line method over the estimated useful lives of 10 to 40 years for buildings and three to 20 years for furniture, fixtures and equipment. Leasehold improvements are amortized using the straight-line method over the terms of the respective leases or the useful lives of the respective assets, whichever is less.

Real Estate Owned – Real estate owned includes properties acquired by foreclosure or deed in-lieu of foreclosure and premises no longer used in operations. These assets are initially recorded at the lower of carrying value of the loan or estimated fair value less selling costs at the time of foreclosure and at the lower of the new cost basis or fair value less selling costs thereafter. Losses arising from foreclosure transactions are charged against the allowance for loan losses. The amounts recoverable from real estate owned could differ materially from the amounts used in arriving at the net carrying value of the assets at the time of foreclosure because of future market factors beyond the control of the Company. Costs relating to the development and improvement of real estate owned properties are capitalized to the extent realizable and supported by the fair value of the property less selling costs and other costs relating to holding the property that are charged to expense. Real estate owned is periodically evaluated for impairment and reductions in carrying value are recognized in the Company’s consolidated statements of operations as “classified loan and other real estate owned related expense.”

Income Taxes – Deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A deferred tax liability is recognized for temporary differences that will result in taxable amounts in future years. A deferred tax asset is recognized for temporary differences that will result in deductible amounts in future years and for carryforwards. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company accounts for uncertain tax positions in accordance with FASB ASC Topic 740 for Income Taxes. The guidance clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. The FASB prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. The uncertain tax liability for uncertain tax positions was zero at June 30, 2014, December 31, 2013 and December 31, 2012.

Goodwill and Other Intangibles – Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition and, as such, the historical cost basis of individual assets and liabilities are adjusted to reflect their fair value. Finite lived intangibles are amortized on an accelerated or straight-line basis over the period benefited. In accordance with FASB ASC Topic 350 for Intangibles – Goodwill and Other, goodwill is not amortized but is reviewed for potential impairment on an annual basis, or if events or circumstances indicate a potential impairment, at the reporting unit level. The Company’s review for impairment includes an assessment of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill. If it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill, the first step of the two-step quantitative goodwill impairment test is performed, which compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. However, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.

Other intangible assets subject to amortization are evaluated for impairment in accordance with applicable accounting guidance. An impairment loss will be recognized if the carrying amount of the intangible asset is not recoverable and exceeds fair value. The carrying amount of the intangible is considered not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset. The other intangibles are amortizing intangibles, which primarily consist of core deposit intangibles which are amortized over an estimated useful life of ten years.

Cash Surrender Value of Life Insurance – The Company funds the purchase of insurance policies on the lives of certain officers and employees of the Company. The Company has recognized any change in cash surrender value of life insurance in non-interest income in the Company’s consolidated statements of operations. The Company has recognized insurance costs in non-interest expense in the Company’s consolidated statements of operations.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income – The Company presents a separate financial statement of comprehensive income that includes amounts from transactions and other events excluded from the Company’s consolidated statements of operations and recorded directly to retained earnings.

Pension and Other Postretirement Benefits – The Company currently provides certain postretirement benefits to qualified retired employees. These postretirement benefits principally pertain to health insurance coverage and life insurance. The cost of such benefits is accrued during the years the employee provides service. The Bank has noncontributory defined benefit pension plans covering many of its employees. Additionally, the Company sponsors nonqualified supplemental employee retirement plans for certain participants. The benefits associated with these arrangements and plans are earned over a service period, and the Company estimates the amount of expense applicable to each plan or contract. The estimated obligations for the plans and contracts are reflected as liabilities on the Company’s consolidated statements of condition.

Employee Savings and Stock Ownership Plan (“KSOP”) – The Company accounts for its KSOP based on guidance set forth in FASB ASC Topic 715 for Compensation – Retirement Benefits. Shares are released to participants proportionately as the loan is repaid. If the Company declares a dividend, the dividends on the allocated shares would be recorded as dividends and charged to retained earnings. Dividends declared on common stock held by the KSOP and not allocated to the account of a participant can be used to repay the loan. Allocation of shares to the KSOP participants is contingent upon the repayment of the loan to the Company.

Stock Based Compensation – The Company accounts for stock awards and stock options granted to employees and directors based on guidance set forth in FASB ASC Topic 718 for Compensation – Stock Compensation. The Company recognizes the related expense for the options and awards over the service period using the straight-line method.

Earnings Per share – The Company follows the guidance set forth in FASB ASC Topic 260 for Earnings Per Share. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share are based on the weighted average number of shares and the dilutive impact if any of stock options and restricted stock awards.

Cash and Cash Equivalents – For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest bearing deposits and federal funds sold.

Recent Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-12 – Compensation – Stock Compensation: Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period: Current U.S. GAAP does not contain explicit guidance on whether to treat a performance target that could be achieved after the requisite service period as a performance condition that affects vesting or as a nonvesting condition that affects the grant-date fair value of an award. The amendments in this update provide explicit guidance for those awards. For all entities, the amendments are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. At this time, the Company does not believe that it is probable that the performance conditions for any of the outstanding performance based awards will be met. The Company does not anticipate an impact to the consolidated financial statements related to this guidance.

Also in June 2014, the FASB issued ASU 2014-11 – Transfers and Servicing: Repurchase-to-Maturity Transaction, Repurchase Financings, and Disclosures: The amendments affect all entities that enter into repurchase-to-maturity transactions or repurchase financings. The amendments change the current accounting outcome by requiring repurchase-to-maturity transactions to be accounted for as secured borrowings. Additionally, the amendments require that in a repurchase financing arrangement the repurchase agreement be accounted for separately from the initial transfer of the financial asset. ASU 2014-11 requires a new disclosure for certain transactions that involve (1) a transfer of a financial asset accounted for as a sale and (2) an agreement with the same transferee entered into in contemplation of the initial transfer that results in the transferor retaining substantially all of the exposure to the economic return on the transferred financial asset throughout the term of the transaction. The accounting changes in this update are effective for public business entities for the first interim or annual period beginning after December 15, 2014. Earlier application for a public business entity is prohibited. The Company does not anticipate a material impact to the consolidated financial statements related to this guidance.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In May 2014, the FASB issued ASU 2014-09 – Revenue from Contracts with Customers: The objective of this amendment is to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and IFRS. This update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are in the scope of other standards. For public entities, the amendments in this Update are effective for annual reporting periods beginning after December 15, 2016. The Company does not anticipate a material impact to the consolidated financial statements related to this guidance.

In March 2014, the FASB issued ASU 2014-06 – Technical Corrections and Improvements Related to Glossary Terms: The amendments in this update represent changes to clarify the Master Glossary of the Codification, consolidate multiple instances of the same term into a single definition, or make minor improvements to the Master Glossary that are not expected to result in substantive changes to the application of existing guidance or create a significant administrative cost to most entities. Additionally, the amendments will make the Master Glossary easier to understand, as well as reduce the number of terms appearing in the Master Glossary. The amendments in this update do not have transition guidance and will be effective upon issuance for both public entities and nonpublic entities. The amendments in this update are not expected to result in substantive changes to the application of existing guidance. Additionally, the amendments are not expected to create any new differences between U.S. GAAP and IFRS. The Company adopted the provisions of this guidance during the three months ended March 31, 2014 and noted no impact to the consolidated financial statements related to this guidance.

In January 2014, the FASB issued ASU 2014-04 – Troubled Debt Restructuring by Creditors (Subtopic 310-40): The amendments in this update apply to all creditors who obtain physical possession (resulting from an in substance repossession or foreclosure) of residential real estate property collateralizing a consumer mortgage loan in satisfaction of a receivable. The objective of the amendments in this update is to reduce diversity by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Company will comply with this guidance and its effective date. The Company does not anticipate any material impact to the consolidated financial statements related to this guidance.

Also in January 2014, the FASB issued ASU 2014-01, Investments – Equity Method and Joint Ventures (Topic 323), Accounting for Investments in Qualified Affordable Housing Projects: The objective of this update is to provide guidance on accounting for investments by a reporting entity in flow-through limited liability entities that manage or invest in affordable housing projects that qualify for the low-income housing tax credit. The amendments in this update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). For those investments in qualified affordable housing projects not accounted for using the proportional amortization method, the investment should be accounted for as an equity method investment or a cost method investment in accordance with Subtopic 970-323. The amendments in this update should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this update are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. The Company intends to adopt this guidance on its effective date. As result of the guidance certain items will be presented differently in the income statement but there will be no overall change to reported net income amounts.

In July 2013, the FASB issued ASU 2013-11, Income Taxes, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (Topic 740): The amendments of this update state that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. This ASU applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The Company adopted the provisions of this guidance during the three months ended March 31, 2014 and noted no material impact to the consolidated financial statements related to this guidance as the Company has no unrecognized tax benefits that are part of our net operating loss carryforward.

In February 2013, the FASB issued ASU 2013-04, Liabilities (Topic 405): The amendments in this update provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this update is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. This includes debt arrangements, other contractual obligations, and settled litigation and judicial rulings. The guidance in this update requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in this update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this update are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The Company adopted the provisions of this guidance during the three months ended March 31, 2014 and noted no material impact to the consolidated financial statements related to this guidance as we have no such arrangements.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (Topic 220): The amendments in this update aim to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments in this update seek to attain that objective by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account instead of directly to income or expense in the same reporting period. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. The Company has complied with the guidance for the periods ended June 30, 2014 and December 31, 2013.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (Topic 210): The amendments in this update clarify that the scope of Update 2011-11 applies to derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the required disclosures retrospectively for all comparative periods presented. The Company has complied with the guidance for the periods ended June 30, 2014 and December 31, 2013.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): The amendments in this update supersede certain pending paragraphs in ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

Comprehensive Income, to effectively defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. The amendments will be temporary to allow the Board time to deliberate the presentation requirements for reclassifications out of accumulated other comprehensive income for annual and interim financial statements for public, private and non profit entities. The amendments in this update are effective for public entities for fiscal years, and interim annual periods within those years, beginning after December 15, 2011, consistent with ASU 2011-05. The Company has presented comprehensive income in two separate but consecutive statements for the six months ended June 30, 2014 and 2014 and the years ended December 31, 2013, 2012 and 2011.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet, Disclosure about Offsetting Assets and Liabilities (Topic 210): The objective of this update is to provide enhanced disclosures that will enable users of its financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this Update. The amendments require enhancement disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they offset in accordance with either Section 210-20-45 or Sections 815-10-45. These amendments are effective for annual periods beginning on or after January 3, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Company has complied with the guidance for the periods ended June 30, 2014 and December 31, 2013.

In December 2011, the FASB issued ASU 2011-10, Property, Plant and Equipment (Topic 360): The objective of this update is to resolve the diversity in practice about whether the guidance in the Subtopic 360-20, Property, Plant and Equipment – Real Estate Sales, applies to a parent that ceases to have a controlling financial interest (as described in Subtopic 810-10 Consolidation – Overall) in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt. This update does not address whether the guidance in Subtopic 360-20 would apply to other circumstances when parent ceases to have a controlling financial interest in a subsidiary that is in substance real estate. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company has complied with the guidance for the periods ended June 30, 2014 and December 31, 2013.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220) : Presentation of Comprehensive Income . This ASU amends the FASB ASC (Codification) to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholder’s equity. The amendments to the Codification in the ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company adopted this guidance on January 1, 2012.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

3. CHANGES IN AND RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following tables present the changes in the balances of each component of accumulated other comprehensive income (“AOCI”) for the six months ended June 30, 2014 and June 30, 2013 and the year ended December 31, 2013. All amounts are presented net of tax.

(Dollars in thousands) (Unaudited)	Net unrealized holding gains on available-for-sale securities	Defined benefit pension plan items	Total
Beginning balance, January 1, 2014	($5,078)	($16,276)	($21,354)
Changes in other comprehensive loss before reclassifications:
Unrealized holding gains on AFS securities	11,644	—	11,644
Unrealized losses on AFS securities transferred to HTM	(3,426)	—	(3,426)
Accretion of unrealized losses on AFS securities transferred to HTM	189	—	189
Amount reclassified from accumulated other comprehensive loss	(188)	268	80

Net current-period other comprehensive income	8,219	268	8,487

Ending balance, June 30, 2014	$3,141	($16,008)	($12,867)

(Dollars in thousands) (Unaudited)	Net unrealized holding gains on available-for-sale securities	Defined benefit pension plan items	Total
Beginning balance, January 1, 2013	$18,703	($25,730)	($7,027)
Changes in other comprehensive loss before reclassifications	(15,850)	—	(15,850)
Amount reclassified from accumulated other comprehensive loss	(952)	735	(217)

Net current-period other comprehensive (loss) income	(16,802)	735	(16,067)

Ending balance, June 30, 2013	$1,901	($24,995)	($23,094)

(Dollars in thousands)	Net unrealized holding gains (losses) on available-for-sale securities	Defined benefit pension plan items	Total
Beginning balance, January 1, 2013	$18,703	($25,730)	($7,027)
Changes in other comprehensive loss before reclassifications	(22,993)	7,981	(15,012)
Amount reclassified from accumulated other comprehensive loss	(788)	1,473	685

Net current-period other comprehensive (loss) income	(23,781)	9,454	(14,327)

Ending balance, December 31, 2013	($5,078)	($16,276)	($21,354)

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

3. CHANGES IN AND RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

The following table presents reclassifications out of AOCI by component for the six months ended June 30, 2014 and 2013 and the year ended December 31, 2013:

For the Six Months Ended June 30, 2014 (Unaudited)
(Dollars in thousands)
Details about accumulated other comprehensive loss components	Amount reclassified from accumulated other comprehensive loss		Affected line item in the consolidated statements of operations
Unrealized gains and losses on available-for-sale securities
	($297)		Net gain on sale of investment securities
	109		Income tax expense

	($188)		Net of tax

Amortization of defined benefit pension items
Transition obligation	$82	(1)	Other non-interest expense
Prior service costs	(263	)(1)	Other non-interest expense
Net recognized actuarial losses	714	(1)	Other non-interest expense

	533		Total before tax
	(265)		Income tax benefit

	$268		Net of tax

(1)	These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension cost. See Note 17 – Pension and Other Postretirement Benefits for additional details.

For the Six Months Ended June 30, 2013 (Unaudited)
(Dollars in thousands)
Details about accumulated other comprehensive loss components	Amount reclassified from accumulated other comprehensive loss		Affected line item in the consolidated statements of operations
Unrealized gains and losses on available-for-sale securities
	($1,507)		Net gain on sale of investment securities
	555		Income tax expense

	($952)		Net of tax

Amortization of defined benefit pension items
Transition obligation	$82	(1)	Other non-interest expense
Prior service costs	(264	)(1)	Other non-interest expense
Net recognized actuarial losses	1,322	(1)	Other non-interest expense

	1,140		Total before tax
	(405)		Income tax benefit

	$735		Net of tax

(1)	These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension cost. See Note 17 – Pension and Other Postretirement Benefits for additional details.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

3. CHANGES IN AND RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

For the Year Ended December 31, 2013
(Dollars in thousands)
Details about accumulated other comprehensive loss components	Amount reclassified from accumulated other comprehensive loss		Affected line item in the consolidated statements of operations
Unrealized gains and losses on available-for-sale securities
	($1,247)		Net gain on sale of investment securities
	459		Income tax expense

	($788)		Net of tax

Amortization of defined benefit pension items
Transition obligation	$164	(1)	Other non-interest expense
Prior service costs	(527	)(1)	Other non-interest expense
Net recognized actuarial losses	2,614	(1)	Other non-interest expense

	2,251		Total before tax
	(778)		Income tax benefit

	$1,473		Net of tax

(1)	These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension cost. See Note 17 – Pension and Other Postretirement Benefits for additional details.

4. BUSINESS COMBINATIONS

On April 3, 2012, the Company consummated the transactions contemplated by an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, the Bank, SE Financial Corp. (“SE Financial”) and St. Edmond’s Federal Savings Bank, a federally chartered stock savings bank, and a wholly-owned subsidiary of SE Corp (“St. Edmond’s”), pursuant to which SE Financial merged with a newly formed subsidiary of the Company and thereby became a wholly owned subsidiary of the Company (the “Merger”). Immediately thereafter, St. Edmond’s merged with and into the Bank. Pursuant to the terms of the Merger Agreement, SE Financial shareholders received a cash payment of $14.50 for each share of SE Financial common stock they owned as of the effective date of the acquisition. Additionally, all options to purchase SE Financial common stock which were outstanding and unexercised immediately prior to the completion of the acquisition were cancelled in exchange for a cash payment made by SE Financial equal to the positive difference between $14.50 and the exercise price of such options. In accordance with the Merger Agreement, the aggregate consideration paid to SE Financial shareholders was approximately $29.4 million. The results of SE Financial’s operations are included in the Company’s consolidated statements of operations for the period beginning on April 3, 2012, the date of the acquisition, through December 31, 2013.

Upon completion of the Merger, the Company paid cash for 100% of the outstanding voting shares of SE Financial. The acquisition of SE Financial and St. Edmond’s increased the Company’s market share in southeastern Pennsylvania, specifically Philadelphia and Delaware Counties. Additionally, the acquisition provided Beneficial with new branches in Roxborough, Pennsylvania and Deptford, New Jersey.

The acquisition of SE Financial was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed and consideration paid were recorded at their estimated fair values as of the acquisition date. The excess of consideration paid over the fair value of net assets acquired was recorded as goodwill in the amount of approximately $11.5 million, which is not amortizable and is not deductible for tax purposes. The Company allocated the total balance of goodwill to its banking segment.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

4. BUSINESS COMBINATIONS (Continued)

In connection with the SE Financial merger, the consideration paid and the fair value of the identifiable assets acquired and liabilities assumed as of the date of acquisition are summarized in the following table:

(Dollars in thousands)
Consideration paid:
Cash paid to SE Financial shareholders	$29,438
Change in control payments	1,904

Value of consideration	31,342

Assets acquired:
Cash and due from banks	33,807
Investment securities	39,793
FHLB stock	2,471
Loans	175,231
Premises and equipment	3,729
Bank owned life insurance	3,813
Core deposit intangible	708
Real estate owned	1,155
Accrued interest receivable	837
Deferred tax asset	6,392
Other assets	28,324

Total assets	296,260
Liabilities assumed:
Deposits	275,293
Advances by borrowers for taxes and insurance	482
Accrued interest payable	35
Other liabilities	595

Total liabilities	276,405
Net assets acquired	19,855

Goodwill resulting from acquisition of SE Financial	$11,487

During the first quarter of 2013, the Company finalized its fair value estimates related to the Merger. There were no adjustments to goodwill during this period from the amount reported in the Company’s Form 10-K for the year ended December 31, 2012.

In many cases, the fair values of assets acquired and liabilities assumed were determined by estimating the cash flows expected to result from those assets and liabilities and discounting them at appropriate market rates. The most significant category of assets for which this procedure was used was acquired loans. The excess of expected cash flows above the fair value of the majority of loans will be accreted to interest income over the remaining lives of the loans in accordance with FASB ASC 310-20.

Certain loans, for which specific credit-related deterioration was identified, are recorded at fair value, reflecting the present value of the amounts expected to be collected. Income recognition on these loans is based on a reasonable expectation of the timing and amount of cash flows to be collected. The timing of the sale of loan collateral was estimated for acquired loans deemed impaired and considered collateral dependent. For these collateral dependent impaired loans, the excess of the future expected cash flow over the present value of the future expected cash flow represents the accretable yield, which will be accreted into interest income over the estimated liquidation period using the effective interest method.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

4. BUSINESS COMBINATIONS (Continued)

The following table details the loans that are accounted for in accordance with FASB ASC 310-30 as of April 3, 2012:

(Dollars in thousands)
Contractually required principal and interest at acquisition	$9,807
Contractual cash flows not expected to be collected (nonaccretable difference)	4,532

Expected cash flows at acquisition	5,275
Interest component of expected cash flows (accretable discount)	159

Fair value of acquired loans accounted for under FASB ASC 310-30	$5,116

Acquired loans not subject to the requirements of FASB ASC 310-30 are recorded at fair value. The fair value mark on each of these loans will be accreted into interest income over the remaining life of the loan. The following table details loans that are not accounted for in accordance with FASB ASC 310-30 as of April 3, 2012:

(Dollars in thousands)
Contractually required principal and interest at acquisition	$175,694
Contractual cash flows not expected to be collected (credit mark)	8,941

Expected cash flows at acquisition	166,753
Interest rate premium mark	3,362

Fair value of acquired loans not accounted for under FASB ASC 310-30	$170,115

In accordance with GAAP, there was no carryover of the allowance for loan losses that had been previously recorded by SE Financial.

In connection with the acquisition of SE Financial, the Company acquired an investment portfolio with a fair value of $39.8 million. All investment securities were sold on April 3, 2012 at fair value.

In connection with the acquisition of SE Financial, the Company recorded a net deferred income tax asset of $6.4 million related to SE Financial’s net operating loss carryforward, as well as other tax attributes of the acquired company, along with the effects of fair value adjustments resulting from applying the acquisition method of accounting.

The fair value of savings and transaction deposit accounts acquired from SE Financial provide value to the Company as a source of below market rate funds. The fair value of the core deposit intangible (“CDI”) was determined based on a discounted cash flow analysis using a discount rate based on the estimated cost of capital for a market participant. To calculate cash flows, deposit account servicing costs (net of deposit fee income) and interest expense on deposits were compared to the cost of alternative funding sources available to the Company. The life of the deposit base and projected deposit attrition rates were determined using Beneficial’s historical deposit data. The CDI was valued at $708 thousand or 0.32% of deposits. The intangible asset is being amortized on an accelerated basis over ten years. Amortization for the three and twelve months ended December 31, 2012 was $32 thousand and $96 thousand, respectively.

The fair value of certificates of deposit accounts was calculated based on the projected cash flows from maturing certificates considering their contractual rates as compared to prevailing market rates. The valuation adjustment is equal to the present value of the difference of these two cash flows, discounted at the prevailing market rates for a certificate with a corresponding maturity. This valuation adjustment was valued at $1.2 million and is being amortized in line with the expected cash flows driven by maturities of these deposits over the next five years. Amortization for the three and twelve months ended December 31, 2012 was $154 thousand and $436 thousand, respectively.

Direct costs related to the Merger were expensed as incurred. During the year ended December 31, 2012, the Company incurred $2.2 million in merger and acquisition integration expenses related to the Merger, including $47 thousand of facility expenses, $783 thousand of contract termination expenses, $441 thousand of severance expense, and $893 thousand of other merger expenses.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

4. BUSINESS COMBINATIONS (Continued)

The Company recognized a $407 thousand gain in 2012 related to the re-measurement to fair value equal to $695 thousand of the Company’s previously held 2.5% equity interest in SE Financial Corp that is included in net gain on sale of investment securities within the Company’s financial statements. The fair value of the Company’s previously held equity interest was based on the cash payment of $14.50 for each share of SE Financial common stock.

The following table presents actual operating results attributable to SE Financial since the April 3, 2012 acquisition date through December 31, 2012. This information does not include purchase accounting adjustments or acquisition integration costs.

(Dollars in thousands)	SE Financial April 3, 2012 to December 31, 2012
Net interest income	$6,149
Non-interest income	326
Non-interest expense and income taxes	(2,780)

Net income	$3,695

The following table presents unaudited pro forma information as if the acquisition of SE Financial had occurred on both January 1, 2012 and January 1, 2011. This pro forma information gives effect to certain adjustments, including purchase accounting fair value adjustments, amortization of core deposit and other intangibles and related income tax effects.

The pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisition of SE Financial occurred at the beginning of 2012 or 2011. In particular, merger and acquisition integration costs of $2.2 million and $848 thousand incurred by Beneficial and SE Financial, respectively, and expected cost savings are not reflected in the pro forma amounts.

	Pro forma For the Year Ended
(Dollars in thousands)	December 31, 2012	December 31, 2011
Net interest income	$142,055	$153,686
Allowance for loan loss	(28,128)	(38,981)
Non-interest income	27,722	25,942
Non-interest expense and income taxes	(124,871)	(125,986)

Net income	$16,778	$14,661

Net earnings per share
Basic	$0.22	$0.19
Diluted	$0.22	$0.19

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

5. EARNINGS PER SHARE

The following table presents a calculation of basic and diluted earnings per share for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013, 2012, and 2011. Earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding. The difference between common shares issued and basic average common shares outstanding, for purposes of calculating basic earnings per share, is a result of subtracting unallocated employee stock ownership plan (“ESOP”) shares and unvested restricted stock shares. See Note 19 to these consolidated financial statements for further discussion of stock grants.

	For the Six Months Ended June 30,		For the Year Ended December 31,
(Dollars in thousands, except share and per share amounts)	2014	2013	2013	2012	2011
	(Unaudited)
Basic and diluted earnings per share:
Net income	$7,048	$6,119	$12,578	$14,179	$11,036
Basic average common shares outstanding	73,898,088	76,224,037	75,841,392	76,657,265	77,075,726
Effect of dilutive securities	598,943	189,400	244,006	170,607	155,577

Dilutive average shares outstanding	74,497,031	76,413,437	76,085,398	76,827,872	77,231,303

Net earnings per share
Basic	$0.10	$0.08	$0.17	$0.18	$0.14
Diluted	$0.09	$0.08	$0.17	$0.18	$0.14

Anti-dilutive shares are common stock equivalents with weighted average exercise prices in excess of the weighted average market value for the periods presented. For the six months ended June 30, 2014, there were 674,500 outstanding options that were anti-dilutive and therefore excluded from the earnings per share calculation. For the six months ended June 30, 2013, there were 2,781,500 outstanding options that were anti-dilutive and therefore excluded from the earnings per share calculation. For the year ended December 31, 2013, there were 2,726,800 outstanding options that were anti-dilutive and therefore excluded from the earnings per share calculation. For the year ended December 31, 2012, there were 2,178,400 outstanding options that were anti-dilutive and therefore excluded from the earnings per share calculation. For the year ended December 31, 2011, there were 2,086,100 outstanding options and 126,000 restricted stock grants that were anti-dilutive and therefore excluded from the earnings per share calculation.

6. CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances in accordance with federal requirements. Cash and due from banks in the consolidated statements of financial condition include $15.2 million, $17.5 million and $20.5 million at June 30, 2014, December 31, 2013 and 2012, respectively, relating to this requirement.

Cash and due from banks also includes fiduciary funds of $1.5 million, $767 thousand and $920 thousand at June 30, 2014, December 31, 2013 and 2012, respectively, relating to insurance services.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

7. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investments in debt and equity securities at June 30, 2014, December 31, 2013 and 2012 are as follows:

(Dollars in thousands)	June 30, 2014
	Investment Securities Available-for-Sale
	(Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government Sponsored
Enterprise (“GSE”) and Agency Notes	$10,455	$1	$27	$10,429
GNMA guaranteed mortgage certificates	5,433	193	—	5,626
GSE mortgage-backed securities	696,969	11,230	3,497	704,702
GSE collateralized mortgage obligations	52,222	104	63	52,263
Municipal bonds	60,766	2,163	—	62,929
Money market and mutual funds	4,622	—	20	4,602

Total	$830,467	$13,691	$3,607	$840,551

(Dollars in thousands)	June 30, 2014
	Investment Securities Held-to-Maturity
	(Unaudited)
	Amortized Cost		Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
GSE mortgage-backed securities	$588,905	(1)	$5,008	$3,751	$590,162
GSE collateralized mortgage obligations	51,801	(1)	50	537	51,314
Municipal bonds	1,355		103	—	1,458
Foreign bonds	2,000		10	—	2,010

Total	$644,061		$5,171	$4,288	$644,944

(1)	Amounts include the remaining unamortized portion of the unrealized loss of $5.1 million at June 30, 2014 that was recognized in accumulated other comprehensive income on February 28, 2014 (the day on which certain securities were transferred from available-for-sale to held-to-maturity).

	December 31, 2013
(Dollars in thousands)	Investment Securities Available-for-Sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government Sponsored
Enterprise (“GSE”) and Agency Notes	$12,968	$—	$51	$12,917
GNMA guaranteed mortgage certificates	5,815	204	—	6,019
GSE mortgage-backed securities	840,787	9,538	17,227	833,098
Collateralized mortgage obligations	98,708	82	2,361	96,429
Municipal bonds	65,593	1,836	—	67,429
Money market, mutual funds and certificates of deposit	18,337	—	49	18,288

Total	$1,042,208	$11,660	$19,688	$1,034,180

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

7. INVESTMENT SECURITIES (Continued)

	December 31, 2013
	Investment Securities Held-to-Maturity
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
GSE mortgage-backed securities	$502,556	$650	$14,389	$488,817
Collateralized mortgage obligations	20,863	61	654	20,270
Municipal bonds	3,410	125	—	3,535
Foreign bonds	2,000	11	—	2,011

Total	$528,829	$847	$15,043	$514,633

(Dollars in thousands)	December 31, 2012
	Investment Securities Available-for-Sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government Sponsored
Enterprise (“GSE”) and Agency Notes	$26,085	$282	$—	$26,367
GNMA guaranteed mortgage certificates	6,732	254	—	6,986
GSE mortgage-backed securities	940,452	25,416	186	965,682
Collateralized mortgage obligations	157,581	1,250	364	158,467
Municipal bonds	75,534	4,479	—	80,013
Pooled trust preferred securities	10,382	—	1,660	8,722
Money market, mutual funds and certificates of deposit	21,110	144	—	21,254

Total	$1,237,876	$31,825	$2,210	$1,267,491

	December 31, 2012
	Investment Securities Held-to-Maturity
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
GNMA guaranteed mortgage certificates	$536	$1	$—	$537
GSE mortgage-backed securities	430,256	9,781	—	440,037
Collateralized mortgage obligations	38,909	135	—	39,044
Municipal bonds	5,497	182	—	5,679
Foreign bonds	2,000	10	—	2,010

Total	$477,198	$10,109	$—	$487,307

During the six months ended June 30, 2014, the Bank sold $3.1 million of mortgage-backed securities and $182 thousand of other securities that resulted in an aggregate gain of $297 thousand. During 2014, the Bank transferred five debt securities at a fair value of $152.2 million from available-for-sale securities to held-to-maturity securities as management has the intent and ability to hold these securities to maturity. On the date of transfer, the securities had a par value of $155.9 million. The difference between the fair value and the par value was $3.7 million, which included a $5.4 million unrealized loss and a $1.7 million unamortized premium, and will be accreted into interest income over the expected life of the securities. This amount will be equally offset by the amortization of the unrealized loss at the date of transfer, which is included in accumulated other comprehensive income.

During the year ended December 31, 2013, the Bank received proceeds from the sale of mortgage-backed securities of $38.3 million, non-agency collateralized mortgage obligation (CMOs) of $11.3 million, pooled trust preferred collateralized debt obligations (CDOs) of $4.7 million, and other securities of $2.0 million that resulted in an aggregate net gain of $1.4 million. The $38.3 million of mortgage-backed securities sold during the year ended December 31, 2013 included four securities

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

7. INVESTMENT SECURITIES (Continued)

classified as held to maturity with an aggregate carrying value of approximately $2.0 million. The sale of the securities classified as held to maturity resulted in a gain of $130 thousand during the year ended December 31, 2013. Given that the Bank had collected more than 85% of the principal balance of each held to maturity security as of the date of sale, the Bank considers these sales to be maturities.

In December 2013, final rules implementing the Volcker Rule (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) were promulgated by the five federal financial regulatory agencies responsible for implementing and enforcing the rule. The Volcker Rule prohibits “banking entities” from proprietary trading and imposes substantial restrictions on their ownership or sponsorship of, and relationships with, certain “covered funds,” largely hedge funds and private equity funds. Importantly, with respect to proprietary trading, the final rule tightens the requirements for the hedging exemption to require that the hedge demonstrably mitigates a “specific, identified exposure.”

During the quarter ended December 31, 2013, the Company recorded a $1.2 million loss on the sale of $4.7 million of pooled trust preferred securities due to the uncertainty regarding banking institutions being allowed to hold pooled trust preferred securities under the Volcker Rule. These securities were in a $740 thousand unrealized loss position at the time of the sale. Management reviewed the securities included in the Company’s investment portfolio and determined that the remaining securities held in the Company’s investment portfolio as of December 31, 2013 are not impacted by Volcker Rule. In addition, management determined that the Company has no hedges that would be impacted by the Volcker Rule.

The following tables provide information on the gross unrealized losses and fair market value of the Company’s investments with unrealized losses that are not deemed to be other than temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2014, December 31, 2013 and 2012:

(Dollars in thousands)	At June 30, 2014 (Unaudited)
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
GSE and agency notes	$10,284	$27	$—	$—	$10,284	$27
GSE mortgage-backed securities	31,163	249	558,254	6,999	589,417	7,248
Collateralized mortgage obligations	53,961	228	25,485	372	79,446	600

Subtotal, debt securities	95,408	504	583,739	7,371	679,147	7,875
Mutual Funds	—	—	1,106	20	1,106	20

Total temporarily impaired securities	$95,408	$504	$584,845	$7,391	$680,253	$7,895

(Dollars in thousands)	At December 31, 2013
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
GSE and agency notes	$12,816	$51	$—	$—	$12,816	$51
Mortgage-backed securities	1,075,483	31,616	—	—	1,075,483	31,616
Collateralized mortgage obligations	71,780	876	36,463	2,139	108,243	3,015

Subtotal, debt securities	1,160,079	32,543	36,463	2,139	1,196,542	34,682
Mutual Funds	1,261	49	—	—	1,261	49

Total temporarily impaired securities	$1,161,340	$32,592	$36,463	$2,139	$1,197,803	$34,731

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

7. INVESTMENT SECURITIES (Continued)

(Dollars in thousands)	At December 31, 2012
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$24,184	$186	$—	$—	$24,184	$186
Pooled trust preferred securities	—	—	8,722	1,660	8,722	1,660
Collateralized mortgage obligations	68,565	364	—	—	68,565	364

Total temporarily impaired securities	$92,749	$550	$8,722	$1,660	$101,471	$2,210

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. The Company determines whether the unrealized losses are temporary in accordance with guidance under FASB ASC Topic 320 for Investments – Debt and Equity Securities. The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer, the likelihood of recovering the Company’s investment, whether the Company has the intent to sell the investment or that it is more likely than not that the Company will be required to sell the investment before recovery, and other available information to determine the nature of the decline in market value of the securities.

The Company records the credit portion of OTTI through earnings based on the credit impairment estimates generally derived from cash flow analyses. The remaining unrealized loss, due to factors other than credit, is recorded in other comprehensive income (“OCI”). The Company had an unrealized loss of $7.2 million related to its GSE mortgage-backed securities as of June 30, 2014. Additionally, the Company had an unrealized loss of $600 thousand on GSE collateralized mortgage obligations and an unrealized loss of $47 thousand on other debt securities and mutual funds as of June 30, 2014. The unrealized losses are due to current interest rate levels relative to the Company’s cost and not credit quality. The Company had an unrealized loss of $31.6 million related to its GSE mortgage-backed securities as of December 31, 2013. Additionally, the Company had an unrealized loss of $3.0 million on GSE collateralized mortgage obligations and an unrealized loss of $100 thousand on other debt securities and mutual funds as of December 31, 2013. The increase in the unrealized loss is due to an increase in intermediate and long-term interest rates during 2013.

GSE Mortgage-Backed Securities

The Company’s investments that were in a loss as of June 30, 2014 and December 31, 2013 included GSE mortgage-backed securities. The unrealized loss is due to current interest rate levels relative to the Company’s cost. Because the unrealized losses are due to current interest rate levels relative to the Company’s cost and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell these investments before recovery of its amortized cost, which may be at maturity, the Company does not consider these investments to be other-than temporarily impaired.

GSE Collateralized Mortgage Obligations (CMOs)

The Company’s investments that were in a loss position as of June 30, 2014 and December 31, 2013 included GSE CMOs. The unrealized loss is due to current interest rate levels relative to the Company’s cost. Because the unrealized losses are due to current interest rate levels relative to the Company’s cost and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell these investments before recovery of its amortized cost, which may be at maturity, the Company does not consider these investments to be other-than temporarily impaired.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

7. INVESTMENT SECURITIES (Continued)

Other Debt Securities

The Company reviewed its portfolio for the six months ended June 30, 2014 and the year ended December 31, 2013, and with respect to the remaining debt securities in an unrealized loss position, the unrealized loss is not credit quality related and the Company does not intend to sell, and it is not more likely than not that the Company will be required to sell, these securities in a loss position prior to their anticipated recovery.

The following table sets forth the stated maturities of the investment securities at June 30, 2014, December 31, 2013 and 2012. Maturities for mortgage-backed securities are dependent upon the rate environment and prepayments of the underlying loans. For purposes of this table they are presented separately.

(Dollars are in thousands)	June 30, 2014		December 31, 2013		December 31, 2012
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Unaudited)
Available-for-sale:
Due in one year or less	$599	$603	$4,241	$4,286	$5,635	$5,696
Due after one year through five years	9,290	9,579	8,016	8,328	6,415	6,643
Due after five years through ten years	45,206	46,291	49,623	50,659	61,677	64,402
Due after ten years	16,126	16,885	16,693	17,085	38,459	38,546
Mortgage-backed securities	754,624	762,591	945,310	935,546	1,104,765	1,131,135
Money market and mutual funds	4,622	4,602	18,325	18,276	20,925	21,069

Total	$830,467	$840,551	$1,042,208	$1,034,180	$1,237,876	$1,267,491

Held-to-maturity:
Due in one year or less	$1,985	$1,992	$2,540	$2,573	$4,142	$4,177
Due after one year through five years	990	1,038	2,490	2,543	2,850	2,913
Due after five years through ten years	380	438	380	430	505	599
Due after ten years	—	—	—	—	—	—
Mortgage-backed securities	640,706	641,476	523,419	509,087	469,701	479,618

Total	$644,061	$644,944	$528,829	$514,633	$477,198	$487,307

At June 30, 2014, December 31, 2013 and December 31, 2012, $141.9 million, $296.8 million and $438.4 million, respectively, of securities were pledged to secure municipal deposits. At June 30, 2014, December 31, 2013 and December 31, 2012, the Company had $34.0 million, $33.2 million and $96.2 million, respectively, of securities pledged as collateral on secured borrowings. At June 30, 2014 and December 31, 2012, the Company had $73 thousand and $503 thousand of securities pledged as collateral on interest rate swaps, respectively. At December 31, 2013, the Company had no securities pledged as collateral on interest rate swaps.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS

Major classifications of loans at June 30, 2014, December 31, 2013 and 2012 are summarized as follows:

	June 30, 2014	December 31,
(Dollars in thousands)		2013	2012
	(Unaudited)
Commercial:
Commercial real estate	$633,828	$584,133	$639,557
Commercial business loans	379,332	378,663	332,169
Commercial construction	42,271	38,067	105,047

Total commercial loans	1,055,431	1,000,863	1,076,773
Residential:
Residential real estate	674,954	683,700	665,246
Residential construction	274	277	2,094

Total residential loans	675,228	683,977	667,340
Consumer loans:
Home equity & lines of credit	224,788	234,154	258,499
Personal	34,891	40,892	55,850
Education	201,846	206,521	217,896
Automobile	177,151	175,400	170,946

Total consumer loans	638,676	656,967	703,191

Total loans	2,369,335	2,341,807	2,447,304
Allowance for losses	(52,624)	(55,649)	(57,649)

Loans, net	$2,316,711	$2,286,158	$2,389,655

Included in the balance of residential loans are approximately $1.4 million, $780 thousand and $2.7 million of loans held for sale at June 30, 2014, December 31, 2013 and December 31, 2012, respectively. These loans are carried at the lower of cost or estimated fair value, on an aggregate basis. Residential loans held for sale are loans originated by the Bank to be sold to a third party under contractual obligation to purchase the loans from the Bank. For the six months ended June 30, 2014 and years ended December 31, 2013 and 2012, the Bank sold residential mortgage loans with an unpaid principal balance of approximately $4.7 million, $20.6 million and $100.7 million, respectively, and recorded mortgage banking income of approximately $240 thousand, $1.0 million and $2.7 million, respectively. The Bank retained the related servicing rights for the loans that were sold to Fannie Mae and receives a 25 basis point servicing fee from the purchaser of the loans.

Included in the balance of commercial loans are approximately $6.3 million of non-performing loans held for sale as of June 30, 2014 that are expected to be sold during the third quarter of 2014. These loans are being carried at the lower of cost or estimated fair value. There were no commercial loans held for sale as of December 31, 2013 and 2012. During the six months ended June 30, 2014, the Company sold $11.3 million of non-performing commercial loans and recorded a $913 thousand net recovery. There were no sales of non-performing commercial loans during the years ended December 31, 2013 and 2012.

Commercial business loans include shared national credits, which are participations in loans or loan commitments of at least $20.0 million that are shared by three or more banks. Included in the shared national credit portfolio are purchased participations and assignments in leveraged lending transactions. Leveraged lending transactions are generally used to support a merger- or acquisition-related transaction, to back a recapitalization of a company’s balance sheet or to refinance debt. When considering a participation in the leveraged lending market, the Company will participate only in first lien senior secured term loans that are highly rated (investment grade) by the rating agencies and that trade in active secondary markets. The Company actively monitors the secondary market for these types of loans to ensure that it maintains flexibility to sell such loans in the event of deteriorating credit quality. To further minimize risk and based on our current capital levels and loan portfolio, the Company has limited the total amount of leveraged loans to $150.0 million with no single obligor exceeding $15.0 million while maintaining single industry concentrations below 30%. The Company may reevaluate these limits in future periods.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

The shared national credit loans are typically variable rate with terms ranging from one to seven years. At June 30, 2014, shared national credits totaled $93.1 million, which included $54.8 million of leveraged lending transactions. All of these loans were classified as pass rated as June 30, 2014 as all payments are current and the loans are performing in accordance with their contractual terms.

In the ordinary course of business, the Company has granted loans to executive officers and directors and their affiliates amounting to $427 thousand, $463 thousand and $386 thousand at June 30, 2014, December 31, 2013 and 2012, respectively. The amount of payoffs and repayments with respect to such loans during the sixth months ended June 30, 2014 and the years ended December 31, 2013, and 2012 totaled $26 thousand, $77 thousand, and $94 thousand, respectively. There were no new related party loans granted during the six months ended June 30, 2014. During the year ended December 31, 2013, there were $150 thousand new related party loans granted compared to no new related party loans granted during the year ended December 31, 2012.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. The Company evaluates the appropriateness of the allowance for loan losses balance on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. The Company’s methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a specific valuation allowance on identified problem loans; (2) a general valuation allowance on the remainder of the loan portfolio; and (3) an unallocated component. Management established an unallocated reserve to cover uncertainties that the Company believes have resulted in losses that have not yet been allocated to specific elements of the general component. Such factors include uncertainties in economic conditions and in identifying triggering events that directly correlate to subsequent loss rates, changes in appraised value of underlying collateral, risk factors that have not yet manifested themselves in loss allocation factors and historical loss experience data that may not precisely correspond to the current portfolio or economic conditions. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodology for estimating general losses in the portfolio. The appropriate allowance level is estimated based upon factors and trends identified by the Company at the time the consolidated financial statements are prepared. Management continuously evaluates its allowance methodology; however, the unallocated allowance is subject to changes each reporting period.

Although the Company determines the amount of each element of the allowance separately, the entire allowance for loan losses is available to absorb losses in the loan portfolio. The Company charges-off the collateral or discounted cash flow deficiency on all loans at 90 days past due, except government guaranteed student loans, and all loans rated substandard or worse that are 90 days past due. As a result, no specific valuation allowance was maintained at June 30, 2014 and December 31, 2013 and 2012.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Allowance for Loan Losses (Continued)

The following tables set forth the activity in the allowance for loan losses by portfolio for the six months ended June 30, 2014 and the years ended December 31, 2013, 2012 and 2011:

	COMMERCIAL			RESIDENTIAL		CONSUMER
June 30, 2014 (Unaudited) (Dollars in thousands)	Real Estate	Business	Construction	Real Estate	Construction	Home Equity & Equity Lines	Personal	Education	Auto	Unallocated	Total
Allowance for credit losses:
Beginning balance	$22,089	$19,301	$3,188	$2,200	$—	$3,133	$2,687	$306	$2,195	$550	$55,649
Charge-offs	(3,434)	(3,669)	—	(372)	—	(119)	(183)	(54)	(675)	—	(8,506)
Recoveries	2,348	421	422	58	—	139	39	—	304	—	3,731
Provision (credit)	1,097	1,940	(1,403)	100	—	(230)	(436)	29	653	—	1,750

Allowance ending balance	$22,100	$17,993	$2,207	$1,986	$—	$2,923	$2,107	$281	$2,477	$550	$52,624

Allowance ending balance
Individually evaluated for impairment(1)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	22,100	17,993	2,207	1,986	—	2,923	2,107	281	2,477	550	52,624
Loans acquired with deteriorated credit quality(1)	—	—	—	—	—	—	—	—	—	—	—

Total Allowance	$22,100	$17,993	$2,207	$1,986	$—	$2,923	$2,107	$281	$2,477	$550	$52,624

Loans receivable:
Ending balance
Individually evaluated for impairment(1)	$22,910	$9,941	$1,437	$12,243	$130	$1,578	$163	$—	$171	$—	$48,573
Collectively evaluated for impairment	610,918	369,280	40,723	662,525	144	223,210	34,728	201,846	176,980	—	2,320,354
Loans acquired with deteriorated credit quality(1)	—	111	111	186	—	—	—	—	—	—	408

Total Portfolio	$633,828	$379,332	$42,271	$674,954	$274	$224,788	$34,891	$201,846	$177,151	$—	$2,369,335

(1)	Loans acquired with deteriorated credit quality and loans modified under a troubled debt restructuring that are performing in accordance with their modified terms and have been returned to accrual status are evaluated on an individual basis.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31,

2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Allowance for Loan Losses (Continued)

	COMMERCIAL			RESIDENTIAL		CONSUMER
June 30, 2013 (Unaudited) (Dollars in thousands)	Real Estate	Business	Construction	Real Estate	Construction	Home Equity & Equity Lines	Personal	Education	Auto	Not Allocated	Total
Allowance for credit losses:
Beginning balance	$21,994	$18,088	$8,242	$2,293	$142	$2,397	$2,062	$303	$1,578	$550	$57,649
Charge-offs	(5,304)	(2,612)	(1,051)	(435)	—	(211)	(381)	(45)	(585)	—	(10,624)
Recoveries	158	476	173	247	—	98	64	—	421	—	1,637
Provision	6,518	3,657	(1,359)	312	(52)	171	475	46	232	—	10,000

Allowance ending balance	$23,366	$19,609	$6,005	$2,417	$90	$2,455	$2,220	$304	$1,646	$550	$58,662

Allowance ending balance
Individually evaluated for impairment(1)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	23,366	19,609	6,005	2,417	90	2,455	2,220	304	1,646	550	58,662
Loans acquired with deteriorated credit quality(1)	—	—	—	—	—	—	—	—	—	—	—

Total Allowance	$23,366	$19,609	$6,005	$2,417	$90	$2,455	$2,220	$304	$1,646	$550	$58,662

Loans receivable:
Ending balance
Individually evaluated for impairment(1)	$31,828	$13,107	$8,363	$13,292	$310	$1,134	$186	$—	$172	$—	$68,392
Collectively evaluated for impairment	549,798	344,384	65,954	672,048	840	244,216	47,162	212,713	177,415	—	2,314,530
Loans acquired with deteriorated credit quality(1)	223	—	1,607	341	—	—	—	—	—	—	2,171

Total Portfolio	$581,849	$357,491	$75,924	$685,681	$1,150	$245,350	$47,348	$212,713	$177,587	$—	$2,385,093

	COMMERCIAL			RESIDENTIAL		CONSUMER
December 31, 2013 (Dollars in thousands)	Real Estate	Business	Construction	Real Estate	Construction	Home Equity & Equity Lines	Personal	Education	Auto	Unallocated	Total
Allowance for credit losses:
Beginning balance	$21,994	$18,088	$8,242	$2,293	$142	$2,397	$2,062	$303	$1,578	$550	$57,649
Charge-offs	(7,795)	(5,340)	(3,539)	(836)	(215)	(740)	(654)	(105)	(1,113)	—	(20,337)
Recoveries	1,785	902	1,058	430	—	255	182	—	725	—	5,337
Provision (credit)	6,105	5,651	(2,573)	313	73	1,221	1,097	108	1,005	—	13,000

Allowance ending balance	$22,089	$19,301	$3,188	$2,200	$—	$3,133	$2,687	$306	$2,195	$550	$55,649

Allowance ending balance
Individually evaluated for impairment(1)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	22,089	19,301	3,188	2,200	—	3,133	2,687	306	2,195	550	55,649
Loans acquired with deteriorated credit quality(1)	—	—	—	—	—	—	—	—	—	—	—

Total Allowance	$22,089	$19,301	$3,188	$2,200	$—	$3,133	$2,687	$306	$2,195	$550	$55,649

Loans receivable:
Ending balance
Individually evaluated for impairment(1)	$28,027	$26,022	$2,518	$12,827	$130	$1,120	$107	—	$151	$—	$70,902
Collectively evaluated for impairment	555,998	352,641	35,345	670,686	147	233,034	40,785	206,521	175,249	—	2,270,406
Loans acquired with deteriorated credit quality(1)	108	—	204	187	—	—	—	—	—	—	499

Total Portfolio	$584,133	$378,663	$38,067	$683,700	$277	$234,154	$40,892	$206,521	$175,400	$—	$2,341,807

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31,

2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Allowance for Loan Losses (Continued)

(1)	Loans acquired with deteriorated credit quality and loans modified under a trouble debt restructuring that are performing in accordance with their modified terms and have been returned to accruing status are evaluated on an individual basis.

	COMMERCIAL			RESIDENTIAL		CONSUMER
December 31, 2012 (Dollars in thousands)	Real Estate	Business	Construction	Real Estate	Construction	Home Equity & Equity Lines	Personal	Education	Auto	Unallocated	Total
Allowance for credit losses:
Beginning balance	$16,254	$15,376	$14,791	$1,620	$65	$2,020	$1,855	$279	$1,403	$550	$54,213
Charge-offs	(7,590)	(9,867)	(5,803)	(736)	(479)	(979)	(681)	(135)	(1,070)	—	(27,340)
Recoveries	218	905	675	36	—	253	201	—	488	—	2,776
Provision (credit)	13,112	11,674	(1,421)	1,373	556	1,103	687	159	757	—	28,000

Allowance ending balance	$21,994	$18,088	$8,242	$2,293	$142	$2,397	$2,062	$303	$1,578	$550	$57,649

Allowance ending balance
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment(1)	21,994	18,088	8,242	2,293	142	2,397	2,062	303	1,578	550	57,649
Loans acquired with deteriorated credit quality(1)	—	—	—	—	—	—	—	—	—	—	—

Total Allowance	$21,994	$18,088	$8,242	$2,293	$142	$2,397	$2,062	$303	$1,578	$550	$57,649

Loans receivable:
Ending balance
Individually evaluated for impairment	$37,358	$18,748	$13,407	$15,075	$783	$1,110	$592	$—	$119	$—	$87,192
Collectively evaluated for impairment(1)	601,981	313,421	89,866	649,815	1,311	257,389	55,258	217,896	170,827	—	2,357,764
Loans acquired with deteriorated credit quality(1)	218	—	1,774	356	—	—	—	—	—	—	2,348

Total Portfolio	$639,557	$332,169	$105,047	$665,246	$2,094	$258,499	$55,850	$217,896	$170,946	$—	$2,447,304

(1)	Loans acquired with deteriorated credit quality and loans modified under a trouble debt restructuring that are performing in accordance with their modified terms and have been returned to accruing status are evaluated on an individual basis.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31,

2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Allowance for Loan Losses (Continued)

	COMMERCIAL			RESIDENTIAL		CONSUMER
December 31, 2011 (Dollars in thousands)	Real Estate	Business	Construction	Real Estate	Construction	Home Equity & Equity Lines	Personal	Education	Auto	Unallocated	Total
Allowance for credit losses:
Beginning balance	$14,793	$14,407	$9,296	$1,854	$30	$2,136	$977	$297	$1,026	$550	$45,366
Charge-offs	(8,508)	(5,897)	(16,063)	(968)	(36)	(587)	(1,643)	(147)	(1,185)	—	(35,034)
Recoveries	651	1,027	3,333	28	—	461	310	—	571	—	6,381
Provision	9,318	5,839	18,225	706	71	10	2,211	129	991	—	37,500

Allowance ending balance	$16,254	$15,376	$14,791	$1,620	$65	$2,020	$1,855	$279	$1,403	$550	$54,213

Allowance ending balance
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	16,254	15,376	14,791	1,620	65	2,020	1,855	279	1,403	550	54,213

Total Allowance	$16,254	$15,376	$14,791	$1,620	$65	$2,020	$1,855	$279	$1,403	$550	$54,213

Loans receivable:
Ending balance
Individually evaluated for impairment	$38,324	$31,666	$40,349	$12,477	$1,850	$499	$436	$—	$97	$—	$125,698
Collectively evaluated for impairment	508,686	397,600	193,196	611,478	3,731	268,294	72,658	234,844	159,944	—	2,450,431

Total Portfolio	$547,010	$429,266	$233,545	$623,955	$5,581	$268,793	$73,094	$234,844	$160,041	$—	$2,576,129

The provision for loan losses charged to expense is based upon past loan loss experience and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans under FASB ASC Topic 310 for Loans and Debt Securities. Under FASB ASC Topic 310 for Receivables, for all loan segments a loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. When all or a portion of the loan is deemed uncollectible, the uncollectible portion is charged-off. The measurement is based either on the present value of expected future cash flows discounted at the loan’s interest rate, or the fair value of the collateral if the loan is collateral-dependent. Most of the Company’s commercial loans are collateral dependent and therefore the Company uses the value of the collateral to measure the loss. Any collateral or discounted cash flow deficiency for loans that are 90 days past due are charged-off. Impairment losses are included in the provision for loan losses. Large groups of homogeneous loans are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring.

Classified Loans

The Bank’s credit review process includes a risk classification of all commercial and residential loans that includes pass, special mention, substandard and doubtful. The classification of a loan may change based on changes in the creditworthiness of the borrower. The description of the risk classifications are as follows:

A loan is classified as pass when payments are current and it is performing under the original contractual terms. A loan is classified as special mention when the borrower exhibits potential credit weakness or a downward trend which, if not checked or corrected, will weaken the asset or inadequately protect the Bank’s position. While potentially weak, the borrower is currently marginally acceptable; no loss of principal or interest is envisioned. A loan is classified as substandard when the borrower has a well defined weakness or weaknesses that jeopardize the orderly liquidation of the debt. A substandard loan is inadequately protected by the current net worth and paying capacity of the obligor, normal repayment from this borrower is in jeopardy, and there is a distinct possibility that a partial loss of interest and/or principal will occur if the deficiencies are not corrected. A loan is classified as doubtful when a borrower has all weaknesses inherent in a loan classified as substandard with the added provision that: (1) the weaknesses make collection of debt in full on the basis of currently existing facts, conditions and values

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31,

2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Classified Loans  (Continued)

highly questionable and improbable; (2) serious problems exist to the point where a partial loss of principal is likely; and (3) the possibility of loss is extremely high, but because of certain important, reasonably specific pending factors which may work to the advantage and strengthening of the assets, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens and additional refinancing plans. The Company charges-off the collateral or discounted cash flow deficiency on all loans on non-accrual status. In all cases, loans (except for government-guaranteed education loans) are placed on non-accrual when 90 days past due or earlier if collection of principal or interest is considered doubtful.

The following tables set forth the amounts and percentage of the portfolio of classified asset categories for the commercial and residential loan portfolios at June 30, 2014, December 31, 2013 and December 31, 2012:

Commercial and Residential Loans

Credit Risk Internally Assigned

(Dollars in thousands)

	June 30, 2014 (Unaudited)
	Commercial Real Estate		Commercial Business		Commercial Construction		Residential Real Estate		Residential Construction		Total
Grade
Pass	$573,643	91%	$354,418	93%	$38,413	91%	$669,515	99%	$144	53%	$1,636,133	94%
Special Mention	28,297	4%	3,426	1%	1,545	4%	—	—%	—	—%	33,268	2%
Substandard	31,888	5%	21,488	6%	2,313	5%	5,439	1%	130	47%	61,258	4%
Doubtful	—	—%	—	—%	—	—%	—	—%	—	—%	—	—%

Total	$633,828	100%	$379,332	100%	$42,271	100%	$674,954	100%	$274	100%	$1,730,659	100%

	December 31, 2013
	Commercial Real Estate		Commercial Business		Commercial Construction		Residential Real Estate		Residential Construction		Total
Grade
Pass	$511,527	88%	$318,190	84%	$32,719	86%	$675,667	99%	$147	53%	$1,538,250	91%
Special Mention	25,806	4%	21,714	6%	2,006	5%	—	—%	—	—%	49,526	3%
Substandard	46,800	8%	38,759	10%	3,342	9%	8,033	1%	130	47%	97,064	6%
Doubtful	—	—%	—	—%	—	—%	—	—%	—	—%	—	—%

Total	$584,133	100%	$378,663	100%	$38,067	100%	$683,700	100%	$277	100%	$1,684,840	100%

	December 31, 2012
	Commercial Real Estate		Commercial Business		Commercial Construction		Residential Real Estate		Residential Construction		Total
Grade
Pass	$557,397	87%	$280,375	84%	$75,788	72%	$656,936	99%	$1,311	63%	$1,571,807	90%
Special Mention	36,468	6%	30,106	9%	4,061	4%	—	—%	—	—%	70,635	3%
Substandard	44,281	7%	19,596	6%	25,198	24%	8,310	1%	783	37%	98,168	6%
Doubtful	1,411	—%	2,092	1%	—	—%	—	—%	—	—%	3,503	1%

Total	$639,557	100%	$332,169	100%	$105,047	100%	$665,246	100%	$2,094	100%	$1,744,113	100%

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31,

2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Classified Loans  (Continued)

The Bank’s credit review process is based on payment history for all consumer loans. The collateral deficiency on consumer loans is charged-off when they become 90 days delinquent with the exception of education loans which are guaranteed by the U.S. government. The following tables set forth the consumer loan risk profile based on payment activity as of June 30, 2014, December 31, 2013 and December 31, 2012:

Consumer Credit Exposure

Credit Risk Profile Based on Payment Activity

(Dollars in thousands)

	June 30, 2014 (Unaudited)
	Home Equity & Lines of Credit		Personal		Education		Auto		Total
Performing	$223,306	99%	$34,741	100%	$185,027	92%	$176,980	100%	$620,054	97%
Non-performing	1,482	1%	150	—%	16,819	8%	171	—%	18,622	3%

Total	$224,788	100%	$34,891	100%	$201,846	100%	$177,151	100%	$638,676	100%

	December 31, 2013
	Home Equity & Lines of Credit		Personal		Education		Auto		Total
Performing	$233,201	100%	$40,785	100%	$182,111	88%	$175,249	100%	$631,346	96%
Non-performing	953	—%	107	—%	24,410	12%	151	—%	25,621	4%

Total	$234,154	100%	$40,892	100%	$206,521	100%	$175,400	100%	$656,967	100%

	December 31, 2012
	Home Equity & Lines of Credit		Personal		Education		Auto		Total
Performing	$257,389	100%	$55,258	99%	$193,883	89%	$170,827	100%	$677,357	96%
Non-performing	1,110	—%	592	1%	24,013	11%	119	—%	25,834	4%

Total	$258,499	100%	$55,850	100%	$217,896	100%	$170,946	100%	$703,191	100%

Loans Acquired with Deteriorated Credit Quality

The outstanding principal balance and related carrying amount of loans acquired with deteriorated credit quality, for which the Company applies the provisions of ASC 310-30, as of December 31, 2013 and 2012, are as follows:

(Dollars in thousands)	June 30, 2014	December 31, 2013	December 31, 2012
	Unaudited
Outstanding principal balance	$829	$923	$3,199
Carrying amount	408	499	2,348

Loan Delinquencies and Non-accrual Loans

The Company monitors the past due and non-accrual status of loans in determining the loss classification, impairment status and in determining the allowance for loan losses. Generally, all loans past due 90 days are put on non-accrual status. Education loans greater than 90 days delinquent continue to accrue interest as they are U.S. government guaranteed with little risk of credit loss.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Loan Delinquencies and Non-accrual Loans (Continued)

The following tables provide information about delinquent and non-accrual loans in the Company’s portfolio at the dates indicated:

Aged Analysis of Past Due and Non-accrual Financing Receivables

As of June 30, 2014 (Unaudited)

(Dollars in thousands)	30-59 Days Past Due		60-89 Days Past Due		> 90 Days Past Due		Total Past Due		Current		Total Financing Receivables		Recorded Investment >90 Days And Accruing	Non- Accruing(1)
Commercial:
Commercial real estate	$3,503	13%	$1,546	14%	$1,984	7%	$7,033	11%	$626,795	27%	$633,828	27%	$—	$6,466	24%
Commercial business loans	3,716	14%	58	1%	3,801	14%	7,575	12%	371,757	16%	379,332	16%	—	9,020	32%
Commercial construction	—	—%	—	—%	712	3%	712	1%	41,559	2%	42,271	2%	—	1,437	5%

Total commercial	7,219	27%	1,604	15%	6,497	24%	15,320	24%	1,040,111	45%	1,055,431	45%	—	16,923	61%

Residential:
Residential real estate	1,562	6%	725	7%	3,762	14%	6,049	10%	668,905	29%	674,954	28%	—	8,926	32%
Residential construction	144	—%	—	—%	130	—%	274	—%	—	—%	274	—%	—	130	—%

Total residential	1,706	7%	725	7%	3,892	14%	6,323	10%	668,905	29%	675,228	28%	—	9,056	32%

Consumer loans:
Home equity & lines of credit	956	4%	84	1%	576	2%	1,616	2%	223,172	10%	224,788	10%	—	1,482	5%
Personal	630	2%	148	1%	—	—%	778	1%	34,113	1%	34,891	1%	—	150	1%
Education	13,707	51%	8,264	73%	16,819	60%	38,790	59%	163,056	7%	201,846	9%	16,819	—	—%
Automobile	2,352	9%	316	3%	—	—%	2,668	4%	174,483	8%	177,151	7%	—	171	1%

Total consumer	$17,645	66%	$8,812	78%	$17,395	62%	$43,852	66%	$594,824	26%	$638,676	27%	$16,819	$1,803	7%

Total	$26,570	100%	$11,141	100%	$27,784	100%	$65,495	100%	$2,303,840	100%	$2,369,335	100%	$16,819	$27,782	100%

(1)	Non-accruing loans do not include $408 thousand of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Loan Delinquencies and Non-accrual Loans (Continued)

Aged Analysis of Past Due and Non-accrual Financing Receivables

As of December 31, 2013

(Dollars in thousands)	30-59 Days Past Due		60-89 Days Past Due		> 90 Days Past Due		Total Past Due		Current		Total Financing Receivables		Recorded Investment >90 Days And Accruing	Non- Accruing(1)
Commercial:
Commercial real estate	$2,017	9%	$—	—%	$6,814	17%	$8,831	11%	$575,302	25%	$584,133	25%	$—	$20,613	40%
Commercial business loans	330	1%	1,103	8%	3,094	8%	4,527	6%	374,136	17%	378,663	16%	—	15,900	31%
Commercial construction	—	—%	752	6%	1,766	4%	2,518	3%	35,549	2%	38,067	2%	—	2,518	5%

Total commercial	2,347	10%	1,855	14%	11,674	29%	15,876	20%	984,987	44%	1,000,863	43%	—	39,031	76%

Residential:
Residential real estate	2,796	11%	1,068	8%	3,076	8%	6,940	9%	676,760	30%	683,700	29%	—	11,393	22%
Residential construction	—	—%	—	—%	130	—%	130	—%	147	—%	277	—%	—	130	—%

Total residential	2,796	11%	1,068	8%	3,206	8%	7,070	9%	676,907	30%	683,977	29%	—	11,523	22%

Consumer loans:
Home equity & lines of credit	700	3%	435	3%	448	1%	1,583	2%	232,571	9%	234,154	10%	—	953	2%
Personal	542	2%	77	1%	2	—%	621	1%	40,271	2%	40,892	2%	—	107	—%
Education	16,223	65%	9,485	71%	24,410	62%	50,118	64%	156,403	7%	206,521	9%	24,410	—	—%
Automobile	2,293	9%	448	3%	—	—%	2,741	4%	172,659	8%	175,400	7%	—	151	—%

Total consumer	$19,758	79%	$10,445	78%	$24,860	63%	$55,063	71%	$601,904	26%	$656,967	28%	$24,410	$1,211	2%

Total	$24,901	100%	$13,368	100%	$39,740	100%	$78,009	100%	$2,263,798	100%	$2,341,807	100%	$24,410	$51,765	100%

(2)	Non-accruing loans do not include $499 thousand of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Loan Delinquencies and Non-accrual Loans (Continued)

Aged Analysis of Past Due and Non-accrual Financing Receivables

As of December 31, 2012

(Dollars in thousands)	30-59 Days Past Due		60-89 Days Past Due		> 90 Days Past Due		Total Past Due		Current		Total Financing Receivables		Recorded Investment >90 Days And Accruing	Non- Accruing(1)
Commercial:
Commercial real estate	$9,532	21%	$1,857	10%	$23,754	34%	$35,143	26%	$604,414	26%	$639,557	26%	$—	$25,636	37%
Commercial business loans	750	2%	2,785	15%	7,394	10%	10,929	8%	321,240	14%	332,169	14%	—	13,255	19%
Commercial construction	9,990	22%	1,735	9%	6,986	10%	18,711	14%	86,336	4%	105,047	4%	—	13,407	20%

Total commercial	20,272	45%	6,377	34%	38,134	54%	64,783	48%	1,011,990	44%	1,076,773	44%	—	52,298	76%

Residential:
Residential real estate	3,817	9%	1,786	9%	7,646	11%	13,249	10%	651,997	28%	665,246	27%	—	13,515	20%
Residential construction	—	—%	—	—%	783	1%	783	1%	1,311	—%	2,094	—%	—	783	1%

Total residential	3,817	9%	1,786	9%	8,429	12%	14,032	11%	653,308	28%	667,340	27%	—	14,298	21%

Consumer loans:
Home equity & lines of credit	1,291	3%	406	2%	263	—%	1,960	1%	256,539	11%	258,499	11%	—	1,110	2%
Personal	498	1%	327	2%	187	—%	1,012	1%	54,838	2%	55,850	2%	—	592	1%
Education	15,852	36%	9,963	52%	24,013	34%	49,828	37%	168,068	8%	217,896	9%	24,013	—	—%
Automobile	2,717	6%	227	1%	—	—%	2,944	2%	168,002	7%	170,946	7%	—	119	—%

Total consumer	$20,358	46%	$10,923	57%	$24,463	34%	$55,744	41%	$647,447	28%	$703,191	29%	$24,013	$1,821	3%

Total	$44,447	100%	$19,086	100%	$71,026	100%	$134,559	100%	$2,312,745	100%	$2,447,304	100%	$24,013	$68,417	100%

(1)	Non-accruing loans do not include $2.3 million of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Troubled Debt Restructured Loans

The Bank determines whether a restructuring of debt constitutes a troubled debt restructuring (“TDR”) in accordance with guidance under FASB ASC Topic 310 Receivables. The Bank considers a loan a TDR when the borrower is experiencing financial difficulty and the Bank grants a concession that they would not otherwise consider but for the borrower’s financial difficulties. A TDR includes a modification of debt terms or assets received in satisfaction of the debt (including a foreclosure or a deed in lieu of foreclosure) or a combination of types. The Bank evaluates selective criteria to determine if a borrower is experiencing financial difficulty, including the ability of the borrower to obtain funds from sources other than the Bank at market rates. The Bank considers all TDR loans as impaired loans and, generally, they are put on non-accrual status. The Bank will not consider the loan a TDR if the loan modification was made for customer retention purposes and the modification reflects prevailing market conditions. The Bank’s policy for returning a loan to accruing status requires the preparation of a well documented credit evaluation which includes the following:

•	A review of the borrower’s current financial condition in which the borrower must demonstrate sufficient cash flow to support the repayment of all principal and interest including any amounts previously charged-off;

•	An updated appraisal or home valuation which must demonstrate sufficient collateral value to support the debt;

•	Sustained performance based on the restructured terms for at least six consecutive months; and

•	Approval by the Special Assets Committee which consists of the Chief Credit Officer, the Chief Financial Officer and other members of senior management.

The following table summarizes loans whose terms were modified in a manner that met the definition of a TDR as of June 30, 2014 and June 30, 2013 and December 31, 2013, 2012, and 2011. The Company had four and two accruing TDRs in the amount of $10.1 million and $5.5 million as of December 31, 2013 and 2012, respectively, that were modified during the year. The Company had no accruing TDRs that were modified during the six months ended June 30, 2014 and June 30, 2013, and the year ended December 31, 2011.

(Dollars in thousands)	June 30 2014		June 30 2013
	No. of Loans	Balance	No. of Loans	Balance
Commercial:
Commercial real estate	3	$1,012	10	$7,335
Commercial business loans	2	3,673	10	7,353
Commercial construction	2	725	4	2,715

Total commercial	7	5,410	24	17,403
Residential:
Residential real estate	2	129	3	2,138
Residential construction	—	—	—	—

Total real estate loans	2	129	3	2,138
Consumer loans:
Home equity & lines of credit	3	447	4	50
Personal	1	15	4	549

Total consumer loans	4	462	8	599

Total loans	13	$6,001	35	$20,140

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Troubled Debt Restructured Loans (Continued)

(Dollars in thousands)	December 31, 2013		December 31, 2012		December 31, 2011
	No. of Loans	Balance	No. of Loans	Balance	No. of Loans	Balance
Commercial:
Commercial real estate	10	$8,593	10	$7,886	11	$7,836
Commercial business loans	12	16,052	7	9,160	10	9,881
Commercial construction	4	1,268	3	2,742	1	3,906

Total Commercial	26	25,913	20	19,788	22	21,623
Residential:
Residential real estate	4	2,136	2	145	14	2,086
Residential construction	—	—	—	—	—	—

Total real estate loans	4	2,136	2	145	14	2,086
Consumer loans:
Home equity & lines of credit	5	394	9	908	—	—
Personal	—	—	—	—	—	—

Total consumer loans	5	394	9	908	—	—

Total loans	35	$28,443	31	$20,841	36	$23,709

The following tables summarize information about TDRs as of and for the six months ended June 30, 2014, June 30, 2013 and the years ended December 31, 2013, 2012 and 2011:

(Dollars in thousands, except number of loans)	For the Six Months Ended June 30, 2014 (Unaudited)
	No. of Loans	Balance
Loans modified during the period in a manner that met the definition of a TDR	—	$—
Modifications granted:
Reduction of outstanding principal due	—	—
Deferral of principal amounts due	—	—
Temporary reduction in interest rate	—	—
Deferral of interest due	—	—
Below market interest rate granted	—	—
Outstanding principal balance immediately before modification	—	—
Outstanding principal balance immediately after modification	—	—
Aggregate principal charge-off recognized on TDRs outstanding at period end since origination	8	2,789
Outstanding principal balance at period end	13	6,001
TDRs that re-defaulted subsequent to being modified (in the past twelve months)	3	1,534

(Dollars in thousands, except number of loans)	For the Six Months Ended June 30, 2013 (Unaudited)
	No. of Loans	Balance
Loans modified during the period in a manner that met the definition of a TDR	5	$2,305
Modifications granted:
Reduction of outstanding principal due	1	—
Deferral of principal amounts due	3	2,200
Temporary reduction in interest rate	—	—
Deferral of interest due	—	—
Below market interest rate granted	1	105
Outstanding principal balance immediately before modification	5	2,305
Outstanding principal balance immediately after modification	5	2,305
Aggregate principal charge-off recognized on TDRs outstanding at period end since origination	18	9,106
Outstanding principal balance at period end	35	20,140
TDRs that re-defaulted subsequent to being modified (in the past twelve months)	3	1,726

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Troubled Debt Restructured Loans (Continued)

(Dollars in thousands, except number of loans)	For the Year Ended December 31, 2013
	No. of Loans	Balance
Loans modified during the period in a manner that met the definition of a TDR	11	$14,437
Modifications granted:
Reduction of outstanding principal due	1	—
Deferral of principal amounts due	3	2,132
Temporary reduction in interest rate	—	—
Deferral of interest due	—	—
Below market interest rate granted	3	2,183
Release of collateral	4	10,122
Outstanding principal balance immediately before modification	11	14,576
Outstanding principal balance immediately after modification	11	14,437
Aggregate principal charge-off recognized on TDRs outstanding at period end since origination	19	11,942
Outstanding principal balance at period end	35	28,445
TDRs that re-defaulted subsequent to being modified (in the past twelve months)	5	2,372

(Dollars in thousands, except number of loans)	For the Year Ended December 31, 2012
	No. of Loans	Balance
Loans modified during the period in a manner that met the definition of a TDR	13	$9,066
Modifications granted:
Reduction of outstanding principal due	2	5,493
Deferral of principal amounts due	11	3,573
Temporary reduction in interest rate	—	—
Deferral of interest due	—	—
Below market interest rate granted	—	—
Outstanding principal balance immediately before modification	13	10,761
Outstanding principal balance immediately after modification	13	9,066
Aggregate principal charge-off recognized on TDRs outstanding at period end since origination	13	7,693
Outstanding principal balance at period end	31	20,830
TDRs that re-defaulted subsequent to being modified (in the past twelve months)	—	—

(Dollars in 000’s, except number of loans)	For the Year Ended December 31, 2011
	No. of Loans	Balance
Loans modified during the period in a manner that met the definition of a TDR	4	$1,801
Modifications granted:
Reduction of outstanding principal due	—	—
Deferral of principal amounts due	1	43
Temporary reduction in interest rate	1	60
Deferral of interest due	2	1,698
Below market interest rate granted	—	—
Outstanding principal balance immediately before and after modification	4	1,801
Aggregate principal charge-off recognized on TDRs outstanding at period end since origination	13	5,545
Outstanding principal balance at period end	36	23,709
TDRs that re-defaulted subsequent to being modified (in the past twelve months)	—	—

Impaired Loans

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures the extent of the impairment in accordance with guidance under FASB ASC Topic 310 for Receivables. The fair

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Impaired Loans (Continued)

value of impaired loans is estimated using one of several methods, including collateral value, liquidation value or discounted cash flows. However, collateral value is predominantly used to assess the fair value of an impaired loan. Those impaired loans not requiring an allowance represent loans for which the fair value of the collateral or expected repayments exceed the recorded investments in such loans.

Components of Impaired Loans

Impaired Loans Year to date June 30, 2014 (Unaudited)
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Using Cash Basis
Impaired loans with no related specific allowance recorded:
Commercial Real Estate	$6,466	$9,502	$—	$16,610	$—	$—
Commercial Business	9,020	15,537	—	14,445	—	—
Commercial Construction	1,437	1,648	—	2,072	—	—
Residential Real Estate	8,926	9,503	—	10,500	—	—
Residential Construction	130	338	—	130	—	—
Home Equity and Lines of Credit	1,482	1,509	—	1,109	—	—
Personal	150	150	—	121	—	—
Education	—	—	—	—	—	—
Auto	171	171	—	166	—	—

Total Impaired Loans:	$27,782	$38,358	$—	$45,153	$—	$—

Commercial	$16,923	$26,687	$—	$33,127	$—	$—
Residential	9,056	9,841	—	10,630	—	—
Consumer	1,803	1,830	—	1,396	—	—

Total	$27,782	$38,358	$—	$45,153	$—	$—

The impaired loans table above does not include $408 thousand of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition.

Impaired Loans Year to date June 30, 2013 (Unaudited)
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Using Cash Basis
Impaired loans with no related specific allowance recorded:
Commercial Real Estate	$22,895	$31,190	$—	$25,763	$—	$—
Commercial Business	13,107	19,753	—	11,554	—	—
Commercial Construction	8,363	15,365	—	11,344	—	—
Residential Real Estate	11,825	12,558	—	13,032	—	—
Residential Construction	310	310	—	644	—	—
Home Equity and Lines of Credit	1,134	1,152	—	1,204	—	—
Personal	131	131	—	292	—	—
Education	—	—	—	—	—	—
Auto	172	172	—	146	—	—

Total Impaired Loans:	$57,937	$80,631	$—	$63,979	$—	$—

Commercial	$44,365	$66,308	$—	$48,661	$—	$—
Residential	12,135	12,868	—	13,676	—	—
Consumer	1,437	1,455	—	1,642	—	—

Total	$57,937	$80,631	$—	$63,979	$—	$—

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Components of Impaired Loans (Continued)

The impaired loans table above does not include $2.2 million of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition.

Impaired Loans For the Year Ended December 31, 2013
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Using Cash Basis
Impaired loans with no related specific allowance recorded:
Commercial Real Estate	$20,613	$28,116	$—	$23,889	$—	$—
Commercial Business	26,022	30,264	—	12,521	—	—
Commercial Construction	2,518	6,214	—	8,745	—	—
Residential Real Estate	11,393	11,955	—	12,295	—	—
Residential Construction	130	338	—	447	—	—
Home Equity and Lines of Credit	953	971	—	1,140	—	—
Personal	107	107	—	208	—	—
Education	—	—	—	—	—	—
Auto	151	151	—	147	—	—

Total Impaired Loans:	$61,887	$78,116	$—	$59,392	$—	$—

Commercial	$49,153	$64,594	$—	$45,155	$—	$—
Residential	11,523	12,293	—	12,742	—	—
Consumer	1,211	1,229	—	1,495	—	—

Total	$61,887	$78,116	$—	$59,392	$—	$—

The impaired loans table above includes $10.1 million of accruing TDRs that were modified during 2013 and are performing in accordance with their modified terms. The impaired loans table above does not include $499 thousand of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition.

Impaired Loans For the Year Ended December 31, 2012
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Using Cash Basis
Impaired loans with no related specific allowance recorded:
Commercial Real Estate	$25,636	$36,691	$—	$29,310	$—	$—
Commercial Business	18,747	25,128	—	21,439	279	—
Commercial Construction	13,407	24,016	—	24,043	—	—
Residential Real Estate	13,515	14,374	—	12,718	—	—
Residential Construction	783	783	—	1,491	—	—
Home Equity and Lines of Credit	1,110	1,127	—	1,040	—	—
Personal	592	743	—	535	—	—
Education	—	—	—	—	—	—
Auto	119	126	—	71	—	—

Total Impaired Loans:	$73,909	$102,988	$—	$90,647	$279	$—

Commercial	$57,790	$85,835	$—	$74,792	$279	$—
Residential	14,298	15,157	—	14,209	—	—
Consumer	1,821	1,996	—	1,646	—	—

Total	$73,909	$102,988	$—	$90,647	$279	$—

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

8. LOANS (Continued)

Components of Impaired Loans (Continued)

The impaired loans table above includes $5.5 million of accruing TDRs that were modified during 2012 and are performing in accordance with their modified terms. We recorded $279 thousand of interest income related to these accruing TDRs during the year ended December 31, 2012. The impaired loans table above does not include $2.3 million of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition.

Impaired Loans For the Year Ended December 31, 2011
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Using Cash Basis
Impaired loans with no related specific allowance recorded:
Commercial Real Estate	$29,367	$42,143	$—	$30,075	$—	$—
Commercial Business	26,959	34,182	—	25,051	—	—
Commercial Construction	36,222	60,114	—	41,087	—	—
Residential Real Estate	12,477	13,139	—	14,998	—	—
Residential Construction	1,850	1,850	—	1,006	—	—
Home Equity and Lines of Credit	499	504	—	428	—	—
Personal	436	830	—	575	—	—
Education	—	—	—	—	—	—
Auto	97	97	—	95	—	—

Total Impaired Loans:	$107,907	$152,859	$—	$113,315	$—	$—

Commercial	$92,548	$136,439	$—	$96,213	$—	$—
Residential	14,327	14,989	—	16,004	—	—
Consumer	1,032	1,431	—	1,098	—	—

Total	$107,907	$152,859	$—	$113,315	$—	$—

The Company charged-off the collateral or discounted cash flow deficiency on all impaired loans and as a result, no specific valuation allowance was required for any impaired loans at June 30, 2014, December 31, 2013 or December 31, 2012. Interest income that would have been recorded for the six months ended June 30, 2014, had impaired loans been current according to their original terms, amounted to $1.1 million. Interest income that would have been recorded for the year ended December 31, 2013, had impaired loans been current according to their original terms, amounted to approximately $3.5 million.

Non-performing loans (which includes non-accrual loans and loans past 90 days or more and still accruing) at June 30, 2014, December 31, 2013 and 2012 amounted to approximately $44.6 million, $76.2 million and $92.4 million, respectively, and includes $16.8 million, $24.4 million and $24.0 million in guaranteed student loans, respectively.

9. ACCRUED INTEREST RECEIVABLE

The following table provides information on accrued interest receivable at June 30, 2014 December 31, 2013 and 2012.

	June 30, 2014		December 31,
			2013		2012
	(Unaudited)
(Dollars in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Interest-bearing deposits	$8	0.06%	$13	0.09%	$57	0.37%
Investment securities	3,626	27.07%	3,788	27.06%	4,269	27.76%
Loans	9,762	72.87%	10,198	72.85%	11,055	71.87%

Total accrued interest receivable	$13,396	100.00%	$13,999	100.00%	$15,381	100.00%

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

10. BANK PREMISES AND EQUIPMENT

Premises and equipment at June 30, 2014, December 31, 2013 and 2012 consist of the following:

	June 30, 2014	December 31,
(Dollars in thousands)		2013	2012
	(Unaudited)
Land	$22,556	$20,532	$18,129
Bank premises	46,805	41,599	38,917
Furniture, fixtures and equipment	23,301	23,031	24,440
Leasehold improvements	15,516	9,091	9,668
Construction in progress	1,694	12,418	6,184

Total	109,872	106,671	97,338
Accumulated depreciation and amortization	(30,783)	(34,918)	(33,114)

Total	$79,089	$71,753	$64,224

Depreciation and amortization expense amounted to $3.1 million, $3.1 million, $6.2 million, $5.8 million, and $5.5 million for the six months ended June 30, 2014 and 2013 and years ended December 31, 2013, 2012, and 2011, respectively.

11. GOODWILL AND OTHER INTANGIBLES

Goodwill and other intangible assets arising from the Company’s acquisitions of SE Financial, FMS Financial Corporation (“FMS”), CLA Agency, Inc. (“CLA”), and Paul Hertel & Company were accounted for in accordance with the accounting guidance in FASB ASC Topic 350 for Intangibles – Goodwill and Other. The other intangibles are amortizing intangibles, which primarily consist of a core deposit intangible which is amortized over an estimated useful life of ten years. As of June 30, 2014, the core deposit intangibles net of accumulated amortization totaled $4.7 million. The remaining balance of other amortizing intangibles includes a customer list intangible amortized over an estimated useful life of 7 years. During the six months ended June 30, 2014, the Company did not note any negative trends in financial performance, or general market or economic conditions, for Beneficial Insurance Services, LLC for the six months ending June 30, 2014 that would indicate potential goodwill impairment or other intangibles.

Goodwill and other indefinite lived intangible assets are not amortized on a recurring basis, but rather are subject to periodic impairment testing. During the quarter ended December 31, 2011, the Company adopted the amendments included in Accounting Standards Update (“ASU”) 2011-08, which allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Management reviewed qualitative factors for the Bank in 2013 including financial performance, market changes and general economic conditions and noted there was not a significant change in any of these factors as compared to 2013. Accordingly, it was determined that it was more likely than not that the fair value of each reporting unit continued to be in excess of its carrying amount as of December 31, 2013.

During 2013, management reviewed qualitative factors for the bank unit including financial performance, market changes and general economic conditions and noted there was not a significant change in any of these factors as compared to 2012. Accordingly, it was determined that it was more likely than not that the fair value of each reporting unit continued to be in excess of its carrying amount as of December 31, 2013. As it relates to Beneficial Insurance Services, LLC the Company performed an impairment test which estimates the fair value of equity using discounted cash flow analyses as well as guideline company and guideline transaction information. The inputs and assumptions are incorporated in the valuations including projections of future cash flows, discount rates, the fair value of tangible and intangible assets and liabilities, and applicable valuation multiples based on the guideline information. Based on the Company’s latest annual impairment assessment of Beneficial Insurance Services, LLC, management believes that the fair value is in excess of the carrying amount. As a result, management concluded that there was no impairment of goodwill during the year ended December 31, 2013.

During 2012, management reviewed qualitative factors for the banking unit including financial performance, market changes and general economic conditions and noted there was not a significant change in any of these factors as compared to 2011. Accordingly, it was determined that it was more likely than not that the fair value of each reporting unit continued to be in excess of its carrying amount as of December 31, 2012. Additionally during 2012, the Company assessed the qualitative

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

11. GOODWILL AND OTHER INTANGIBLES (Continued)

factors related to Beneficial Insurance Services, LLC and determined that the two-step quantitative goodwill impairment test was warranted based on declining revenues. The Company performed this impairment test which estimates the fair value of equity using discounted cash flow analyses as well as guideline company and guideline transaction information. The inputs and assumptions are incorporated in the valuations including projections of future cash flows, discount rates, the fair value of tangible and intangible assets and liabilities, and applicable valuation multiples based on the guideline information. Based on the Company’s latest annual impairment assessment of Beneficial Insurance Services, LLC, management believes that the fair value is in excess of the carrying amount. As a result, management concluded that there was no impairment of goodwill during the year ended December 31, 2012.

Other intangible assets subject to amortization are evaluated for impairment in accordance with authoritative guidance. An impairment loss will be recognized if the carrying amount of the intangible asset is not recoverable and exceeds fair value. The carrying amount of the intangible is not considered recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset. During 2013, management determined that the expected cash flows from the customer list intangible were greater than the carrying amount of the customer list intangible, and therefore no impairment charges were reported for the year ended December 31, 2013.

During 2012, management recorded an impairment charge of $773 thousand related to the insurance agency’s customer list intangible due to the fact that the expected cash flows from the customer list intangible were less than the carrying amount of the customer list intangible. The impairment charge was determined by the difference between the fair value of the customer list intangible and the carrying amount of the customer list intangible.

Goodwill and other intangibles at June 30, 2014, December 31, 2013 and December 31, 2012 are summarized as follows:

	Six Months Ended June 30, 2014
	(Unaudited)
(Dollars in thousands)	Goodwill	Core Deposit Intangible	Customer Relationships and other
Balance, beginning of period	$121,973	$5,424	$2,583
Adjustments:
Amortization	—	(750)	(184)

Balance, end of period	$121,973	$4,674	$2,399

	Year Ended December 31, 2013			Year Ended December 31, 2012
(Dollars in thousands)	Goodwill	Core Deposit Intangible	Customer Relationships and other	Goodwill	Core Deposit Intangible	Customer Relationships and other
Balance, beginning of period	$121,973	$6,927	$2,952	$110,486	$8,332	$5,002
Acquired	—	—	—	11,487	708	—
Adjustments:
Impairment	—	—	—	—	—	(773)
Amortization	—	(1,503)	(369)	—	(2,113)	(1,277)

Balance, end of period	$121,973	$5,424	$2,583	$121,973	$6,927	$2,952

The following tables summarize amortizing intangible assets at June 30, 2014, December 31, 2013 and 2012:

	June 30, 2014
		(Unaudited)
(Dollars in thousands)	Gross	Accumulated Amortization	Net
Amortizing Intangibles:
Core Deposits	$23,923	($19,249)	$4,674
Customer Relationships and Other	10,251	(7,852)	2,399

Total Amortizing Intangibles	$34,174	($27,101)	$7,073

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

11. GOODWILL AND OTHER INTANGIBLES (Continued)

	2013			2012
(Dollars in thousands)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Amortizing Intangibles:
Core Deposits	$23,923	($18,499)	$5,424	$23,923	($16,996)	$6,927
Customer Relationships and Other	10,251	(7,668)	2,583	10,251	(7,299)	2,952

Total Amortizing Intangibles	$34,174	($26,167)	$8,007	$34,174	($24,295)	$9,879

Aggregate amortization expense was $934 thousand, $935 thousand, $1.9 million, $3.4 million and $3.6 million for the six months ended June 30, 2014 and 2013, and for the years ended December 31, 2013, 2012, and 2011, respectively. Amortization expense for the next five years and thereafter is expected to be as follows:

(Dollars in thousands)
Year	Expense
7/1/14 to 12/31/14	$937
2015	1,868
2016	1,867
2017	1,149
2018	424
2019	411
2020 and thereafter	417

12. OTHER ASSETS

The following table provides selected information on other assets at June 30, 2014, December 31, 2013 and 2012:

(Dollars in thousands)	June 30, 2014	December 31, 2013	December 31, 2012
	(Unaudited)
Investments in affordable housing and other partnerships	$11,406	$12,541	$14,507
Cash surrender value of life insurance	20,478	20,049	19,885
Prepaid assets	3,365	2,203	7,336
Net deferred tax assets	41,360	48,612	47,079
Other real estate	2,008	5,861	11,751
Fixed assets held for sale	35	—	441
Mortgage servicing rights	1,439	1,524	1,302
All other assets	11,165	13,210	11,441

Total other assets	$91,256	$104,000	$113,742

The Company follows the authoritative guidance under ASC 860-50 – Servicing Assets and Liabilities to account for its MSRs. The Company has elected the fair value measurement method to value its existing mortgage servicing assets at fair value in accordance with ASC 860-50. Under the fair value measurement method, the Company measures its MSRs at fair value at each reporting date and reports changes in the fair value of its MSRs in earnings in the period in which the changes occur. See Note 25 to these consolidated financial statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

13. DEPOSITS

Deposits consisted of the following major classifications at December 31, 2013 and 2012:

(Dollars in thousands)
	June 30, 2014		December 31,
			2013		2012
		% of Total		% of Total		% of Total
	Balance	Deposits	Balance	Deposits	Balance	Deposits
	(Unaudited)
Non-interest bearing deposits	$319,082	9.1%	$291,109	7.9%	$328,892	8.4%
Interest-earning checking accounts	675,573	19.3%	686,582	18.8%	663,737	16.9%
Municipal checking accounts	227,888	6.5%	383,043	10.5%	611,599	15.6%
Money market accounts	435,199	12.4%	441,881	12.1%	496,508	12.6%
Savings accounts	1,144,867	32.7%	1,127,339	30.8%	1,037,424	26.4%
Certificates of deposit	702,856	20.0%	730,062	19.9%	789,353	20.1%

Total deposits	$3,505,465	100.0%	$3,660,016	100.0%	$3,927,513	100.0%

The decrease in deposits was primarily the result the planned run-off of higher cost, non-relationship based municipal accounts.

Time deposit accounts outstanding at June 30, 2014 mature as follows:

(Dollars in thousands)
Year	Balance
7/1/14 to 12/31/14	$221,177
2015	221,964
2016	139,616
2017	66,509
2018	50,228
2019	3,112
2020 and thereafter	250

The aggregate amount of certificates of deposit accounts in denominations of $100 thousand or more totaled $133.8 million, $135.2 million and $137.9 million at June 30, 2014, December 31, 2013 and 2012, respectively. The FDIC has permanently raised deposit insurance per account owner to $250 thousand for all types of accounts.

14. BORROWED FUNDS

A summary of borrowings is as follows:

(Dollars in thousands)	June 30, 2014	December 31,
		2013	2012
	(Unaudited)
FHLB advances	$195,000	$195,000	$140,000
Repurchase agreements	30,000	30,000	85,000
Statutory trust debenture	25,379	25,370	25,352

Total borrowings	$250,379	$250,370	$250,352

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

14. BORROWED FUNDS (Continued)

Advances from the FHLB that bear fixed interest rates with remaining periods until maturity are summarized as follows:

(Dollars in thousands)	June 30, 2014	December 31,
		2013	2012
	(Unaudited)
Due in one year or less	$30,000	$30,000	$20,000
Due after one year through five years	165,000	165,000	100,000
Due after five years through ten years	—	—	20,000

Total FHLB advances	$195,000	$195,000	$140,000

Repurchase agreements that bear fixed interest rates with remaining periods until maturity are summarized as follows:

(Dollars in thousands)	June 30, 2014	December 31,
		2013	2012
	(Unaudited)
Due in one year or less	$30,000	$30,000	$55,000
Due after one year through five years	—	—	30,000

Total	$30,000	$30,000	$85,000

Included as “FHLB advances” at June 30, 2014 and December 31, 2013 and 2012 in the above table are FHLB borrowings whereby the FHLB has the option at predetermined times to convert the fixed interest rate to an adjustable rate tied to the London Interbank Offered Rate (“LIBOR”). If the FHLB converts the interest rate, the Company would have the option to prepay these advances without penalty. These advances are included in the periods in which they mature. At June 30, 2014, $50.0 million, or 25.6% of the FHLB advances, are convertible at the option of the FHLB. FHLB advances are collateralized under a blanket collateral lien agreement.

The Bank is a member of the FHLB system, which consists of 12 regional Federal Home Loan Banks. The FHLB provides a central credit facility primarily for member institutions. At June 30, 2014, the Bank had a maximum borrowing capacity from the FHLB Pittsburgh of $1.1 billion of which we had $195.0 million in outstanding borrowings. The balance remaining of $866.4 million is our unused borrowing capacity with the FHLB at June 30, 2014. The Bank, as a member of the FHLB of Pittsburgh, is required to acquire and hold shares of capital stock in that FHLB. The Bank was in compliance with requirements for FHLB Pittsburgh with an investment of $15.6 million at June 30, 2014.

The weighted average interest rates of the borrowings during the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012 were as follows:

	2014	2013	2012
Weighted average interest rate during period:
Federal Home Loan Bank advances	2.89%	2.87%	2.92%
Repurchase agreements	3.84	3.65	3.60
Federal Home Loan Bank overnight borrowings	0.29	0.26	0.15
Federal Reserve Bank of Philadelphia overnight borrowings	0.75	0.75	0.77
Statutory Trust Debenture	1.93	1.98	2.18
Other	0.60	0.58	0.62

The Company pledges loans to secure its borrowing capacity at the Federal Reserve Bank of Philadelphia. Loans totaling $222.5 million, $230.2 million and $254.2 million were pledged to secure borrowings at June 30, 2014, December 31, 2013 and 2012, respectively. The Company enters into sales of securities under agreements to repurchase. These agreements are recorded as financing transactions, and the obligation to repurchase is reflected as a liability in the consolidated statements of financial condition. The dollar amount of securities underlying the agreements remains recorded as an asset and carried in the Company’s securities portfolio.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

14. BORROWED FUNDS (Continued)

At June 30, 2014 and December 31, 2013 and 2012, outstanding repurchase agreements were $30.0 million, $30.0 million and $85.0 million, respectively, with a weighted average maturity of 0.35, 0.85 and 0.93 years, respectively, and a weighted average cost of 3.78%, 3.78% and 3.41%, respectively. The average balance of repurchase agreements during the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012 were $30.0 million, $53.5 million and $99.9 million, respectively. The maximum amount outstanding at any month end period during the six months ended June 30, 2014 and the years ended 2013 and 2012 was $30.0 million, $85.0 million and $125.0 million, respectively.

At June 30, 2014, December 31, 2013 and 2012, outstanding repurchase agreements were secured by GSE Mortgage-Backed Securities. At June 30, 2014, December 31, 2013 and 2012, the market value of the securities held as collateral for repurchase agreements was $34.0, $33.2 million and $96.2 million, respectively.

The Company assumed FMS Financial’s obligation to the FMS Statutory Trust II (the “Trust”) as part of the acquisition of FMS Financial on July 13, 2007. The Company’s debentures to the Trust as of June 30, 2014 were $25.4 million. The fair value of the debenture was recorded as of the acquisition date at $25.3 million. The difference between market value and the Company’s debenture is being amortized as interest expense over the expected life of the debt. The Trust issued $25.8 million of floating rate capital securities and $759 thousand of common securities to the Company. The Trust’s capital securities are fully guaranteed by the Company’s debenture to the Trust. The Company’s investment in the capital securities is included in “all other assets” in other assets on the Company’s consolidated statements of financial condition. As of June 30, 2014, the rate was 1.81% based on 3 Month LIBOR plus a 1.58% margin. The debentures are now redeemable at the Company’s option. The redemption of the debentures would result in the mandatory redemption of the Trust’s capital and common securities at par. The statutory trust debenture is wholly owned by the Company, however under accounting guidance, it is not a consolidated entity because the Company is not the primary beneficiary.

15. REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of June 30, 2014, December 31, 2013 and 2012, the Bank met all capital adequacy requirements to which it was subject.

As of June 30, 2014, the most recent date for which information is available, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the Bank’s categorization since the most recent notification from the FDIC.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

15. REGULATORY CAPITAL REQUIREMENTS (Continued)

The Bank’s actual capital amounts and ratios (under rules established by the FDIC) are presented in the following table for the dates indicated:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
As of June 30, 2014:
Tier 1 Capital (to average assets)	$464,888	10.76%	$129,660	3.00%	$216,099	5.00%
Tier 1 Capital (to risk weighted assets)	464,888	20.97%	88,663	4.00%	132,860	6.00%
Total Capital (to risk weighted assets)	492,909	22.24%	177,326	8.00%	221,658	10.00%
As of December 31, 2013:
Tier 1 Capital (to average assets)	$456,285	10.15%	$134,000	3.00%	$223,333	5.00%
Tier 1 Capital (to risk weighted assets)	456,285	20.57%	88,740	4.00%	133,109	6.00%
Total Capital (to risk weighted assets)	484,370	21.83%	177,479	8.00%	221,849	10.00%
As of December 31, 2012:
Tier 1 Capital (to average assets)	$454,505	9.53%	$143,057	3.00%	$238,428	5.00%
Tier 1 Capital (to risk weighted assets)	454,505	19.23%	94,517	4.00%	141,776	6.00%
Total Capital (to risk weighted assets)	484,462	20.50%	189,034	8.00%	236,293	10.00%

16. INCOME TAXES

The Company files a consolidated federal income tax return. The provision for income taxes for the six months ended June 30, 2014 and June 30, 2013 and for the years ended December 31, 2013, 2012, and 2011 includes the following:

	For the Six Months Ended June 30,		For the Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
	(Unaudited)
Current federal taxes	($525)	($1,651)	($4,513)	$1,290	$3,938
Current state and local taxes	(250)	(80)	(219)	604	197
Deferred federal and state taxes benefit	2,212	2,680	7,327	(135)	(6,048)

Total	$1,437	$949	$2,595	$1,759	($1,913)

A reconciliation from the expected federal income tax expense (benefit) computed at the statutory federal income tax rate to the actual income tax expense (benefit) included in the consolidated statements of income is as follows:

	For the Six Months Ended June 30,
	2014		2013
	(Unaudited)		(Unaudited)
Tax at statutory rate	$2,970	35.00%	$2,474	35.00%
Increase (reduction) in taxes resulting from:
Tax-exempt income	(833)	(9.82)	(790)	(11.18)
State and local income taxes	184	2.17	348	4.92
Employee benefit programs	(212)	(2.50)	(181)	(2.56)
Federal income tax credits	(676)	(7.97)	(913)	(12.92)
Valuation allowances – charitable contributions	—	—	—	—
Valuation allowances – state and local income taxes/OTTI	20	0.24	—	—
Other	(16)	(0.18)	11	0.17%

Total	$1,437	16.94%	$949	13.43%

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

16. INCOME TAXES (Continued)

	For the Year Ended December 31,
	2013		2012		2011
Tax at statutory rate	$5,310	35.00%	$5,578	35.00%	$3,193	35.00%
Increase (reduction) in taxes resulting from:
Tax-exempt income	(1,626)	(10.72)	(1,640)	(10.29)	(1,870)	(20.50)
State and local income taxes	679	4.48	643	4.03	923	10.11
Employee benefit programs	(409)	(2.70)	(205)	(1.29)	178	1.95
Federal income tax credits	(1,927)	(12.70)	(2,025)	(12.71)	(2,845)	(31.18)
Valuation allowances – charitable contributions	269	1.77	—	—	(593)	(6.50)
Valuation allowances – state and local income taxes/OTTI	191	1.25	(98)	(0.61)	(486)	(5.32)
Other	108	0.72	(494)	(3.09)	(413)	(4.53)

Total	$2,595	17.10%	$1,759	11.04%	($1,913)	(20.97)%

Items that give rise to significant portions of the deferred tax accounts at June 30, 2014, December 31, 2013 and 2012 are as follows:

	June 30, 2014	December 31,
(Dollars in thousands)		2013	2012
	(Unaudited)
Deferred tax assets:
Reserve for bad debts	$19,339	$20,450	$21,225
Pension and postretirement liabilities (ASC 715)	9,411	9,676	14,678
Pension and postretirement benefits	—	—	4,031
Federal income tax credits	11,979	11,663	4,591
Deferred compensation	5,317	5,757	5,291
Non-accrual interest on loans	—	—	3,465
State net operating loss carryover / state credits	1,399	1,478	1,448
Purchase accounting adjustments	2,330	2,638	4,451
Charitable contribution carryforward	408	357	270
Lease accounting	824	675	603
OREO	635	1,249	1,957
Federal net operating loss carryover	33	33	33
Available-for-sale securities	—	2,950	—
Accrued expenses and other	3,112	2,542	2,144

	54,787	59,468	64,187

Less: Valuation Allowance	(1,451)	(1,431)	(971)

Total	53,336	58,037	63,216

Deferred tax liabilities:
Available-for-sale securities	1,825	—	10,911
Pension and postretirement benefits	4,959	4,830	—
Intangibles	2,341	2,412	2,498
Premises and equipment	736	230	857
Prepaid expenses and deferred loan costs	1,586	1,393	1,376
Mortgage servicing rights and other	529	560	495

Total	11,976	9,425	16,137

Net deferred tax assets	$41,360	$48,612	$47,079

As of June 30, 2014 and December 31, 2013, the Company had net deferred tax assets totaling $41.4 million and $48.6 million, respectively. These deferred tax assets can only be realized if the Company generates taxable income in the future. The Company regularly evaluates the realizability of deferred tax asset positions. In determining whether a valuation allowance is necessary, the Company considers the level of taxable income in prior years to the extent that carrybacks are

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

16. INCOME TAXES (Continued)

permitted under current tax laws, as well as estimates of future pre-tax and taxable income and tax planning strategies that would, if necessary, be implemented. The Company currently maintains a valuation allowance for certain state net operating losses, other-than-temporary impairments, and a charitable contribution carryover that, if not fully utilized, will expire in 2015, that management believes it is more likely than not that such deferred tax assets will not be realized. The Company expects to realize the remaining deferred tax assets over the allowable carryback and/or carryforward periods. Therefore, no valuation allowance is deemed necessary against its remaining federal or state deferred tax assets as of June 30, 2014 or December 31, 2013. However, if an unanticipated event occurred that materially changed pre-tax book income and taxable income in future periods, an increase in the valuation allowance may become necessary and it could be material to the Company’s financial statements.

As of June 30, 2014, the Company had state and local net operating loss carryovers of $51.1 million resulting in deferred tax assets of $1.4 million. As of December 31, 2013, the Company had state and local net operating loss carryovers of $54.4 million and Pennsylvania tax credits of $6 thousand, resulting in deferred tax assets of $1.5 million. These state and local net operating loss carryovers will begin to expire after December 31, 2014 if not utilized. A valuation allowance of $1.0 million for these deferred tax assets, other than the Bank’s state net operating loss, had been recorded as of June 30, 2014 and December 31, 2013 as management believes it is more likely than not that such deferred tax assets will not be realized. As of June 30, 2014 and December 31, 2013 and 2012, management maintained a valuation allowance of $154 thousand related to a deferred tax asset associated with the write down of certain equity securities, for which management believes that it is more likely than not that such deferred tax asset will not be realized. As of June 30, 2014 and December 31, 2013, management recorded a valuation allowance of $269 thousand related to a deferred tax asset associated with a $770 thousand gross charitable contribution carryover from 2010 that, if not fully utilized, will expire at December 31, 2015, for which management believes that it is more likely than not that such deferred tax asset will not be realized.

During the six months ended June 30, 2014 and for the years ended December 31, 2013 and 2012, $5.0 million in net deferred tax liabilities, $8.9 million in net deferred tax assets and $2.8 million in net deferred tax liabilities, respectively, were recorded as adjustments to other comprehensive income tax accounts. During the year ended December 31, 2012, the Company recorded $6.4 million of net deferred tax assets related to the acquisition and merger of SE Financial.

As of June 30, 2014, the Company also had the following carryover items: (1) a gross federal net operating loss of $96 thousand which is limited in usage under IRS rules to $108 thousand per year and will expire at the end of 2022 if not utilized; (2) low income housing tax credits of $9.4 million that will begin to expire in 2031 if not utilized; and (3) an alternative minimum tax credit of $2.6 million which has an indefinite life.

As of December 31, 2013, the Company had the following carryover items: (1) a gross federal net operating loss of $96 thousand which is limited in usage under IRS rules to $108 thousand per year and will expire at the end of 2022 if not utilized; (2) low income housing tax credits of $9.4 million that will begin to expire in 2031 if not utilized; and (3) an alternative minimum tax credit of $2.2 million which has an indefinite life.

The Company accounts for uncertain tax positions in accordance with FASB ASC Topic 740 for Income Taxes. The guidance clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. The FASB prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. The uncertain tax liability for uncertain tax positions was zero at June 30, 2014, December 31, 2013 and December 31, 2012. The tax years 2010 through 2012 remain subject to examination by the IRS, Pennsylvania and Philadelphia taxing authorities. The 2012 tax year remains subject to examination by New Jersey taxing authorities. For 2013, the Bank’s maximum federal income tax rate was 35%.

The Company recognizes, when applicable, interest and penalties related to unrecognized tax positions in the provision for income taxes in the consolidated statement of income. No interest or penalties were incurred during the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012.

Pursuant to accounting guidance, the Company is not required to provide deferred taxes on its tax loan loss reserve as of December 31, 1987. As of June 30, 2014, December 31, 2013 and 2012, the Company had unrecognized deferred income taxes of approximately $2.3 million with respect to this reserve. This reserve could be recognized as taxable income and

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

16. INCOME TAXES (Continued)

create a current and/or deferred tax liability using the income tax rates then in effect if one of the following occur: (1) the Bank’s retained earnings represented by this reserve are used for distributions in liquidation or for any other purpose other than to absorb losses from bad debts; (2) the Bank fails to qualify as a Bank, as provided by the Internal Revenue Code; or (3) there is a change in federal tax law.

17. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The Bank has noncontributory defined benefit pension plans covering many of its employees. Additionally, the Company sponsors nonqualified supplemental employee retirement plans for certain participants. The Bank also provides certain postretirement benefits to qualified former employees. These postretirement benefits principally pertain to certain health and life insurance coverage. Information relating to these employee benefits program are included in the tables that follow.

Effective June 30, 2008, the defined pension benefits for Bank employees were frozen at the current levels. Additionally, the Bank enhanced its 401(k) Plan and combined it with its Employee Stock Ownership Plan to fund employer contributions. See Note 17 to these consolidated financial statements.

The following tables present a reconciliation of beginning and ending balances of benefit obligations and assets at December 31, 2013 and 2012:

(Dollars in thousands)	Pension Benefits		Other Postretirement Benefits
	2013	2012	2013	2012
Change in Benefit Obligation
Benefit obligation at beginning of year	$91,746	$82,667	$27,154	$25,296
Service cost	—	—	211	250
Interest cost	3,571	3,700	907	1,054
Participants’ contributions	—	—	60	83
Actuarial (gain)/loss	(9,296)	8,863	(4,626)	2,272
Benefits paid	(3,467)	(3,484)	(1,554)	(1,801)

Benefit obligation at end of year	$82,554	$91,746	$22,152	$27,154

Change in Assets
Fair value of assets at beginning of year	$59,976	$53,338	$—	$—
Actual return on assets	5,162	8,220	—	—
Employer contribution	24,351	2,396	1,494	1,718
Participants’ contributions	—	—	60	83
Expense	(543)	(494)	—	—
Benefits paid	(3,467)	(3,484)	(1,554)	(1,801)

Fair value of assets at end of year	$85,479	$59,976	$—	$—

The following table presents a reconciliation of the funded status of the pension and postretirement benefits at December 31, 2013 and 2012.

	Pension		Other Postretirement Benefits
(Dollars in thousands)	2013	2012	2013	2012
Projected benefit obligation	$82,554	$91,746	$22,152	$27,154
Fair value of plan assets	85,479	59,976	—	—

Accrued pension (benefit) cost	($2,925)	$31,770	$22,152	$27,154

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

17. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS (Continued)

The Company’s pension benefits funding policy is to contribute annually an amount, as determined by consulting actuaries and approved by the Retirement Plan Committee, which can be deducted for federal income tax purposes, if required. Based on the Bank’s strong liquidity, in January 2013, the Company contributed $24.0 million to the Consolidated Pension Plan which improved the projected benefit obligation funded status to approximately 95.7% at the time of the contribution. In 2013 and 2012, respectively, $24.4 million and $2.4 million was contributed to the pension plans under the Bank’s funding policy.

The following table presents the amounts recognized in accumulated other comprehensive income of the pension and postretirement benefits at December 31, 2013 and 2012.

	Pension		Other Postretirement Benefits
(Dollars in thousands)	2013	2012	2013	2012
Net loss	$23,909	$33,670	$4,420	$9,518
Prior service cost	—	—	(2,576)	(3,102)
Transition obligation	—	—	164	327

The Company’s total accumulated pension benefit obligations at December 31, 2013 and December 31, 2012 were $82.6 million and $91.7 million, respectively. The accumulated pension obligation equals the projected benefit obligation as a result of the freeze in pension benefits effective June 30, 2008.

Significant assumptions used to calculate the net periodic pension cost and obligation as of December 31, 2013, 2012, and 2011 are as follows:

	Pension Benefits			Other Postretirement Benefits
	2013	2012	2011	2013	2012	2011
Consolidated Pension Plan
Discount rate for periodic pension cost	3.95%	4.55%	5.55%
Discount rate for benefit obligation	4.80%	3.95%	4.55%
Expected long-term rate of return on plan assets	7.45%	8.00%	8.00%

Beneficial Bank Plans
Discount rate for periodic pension cost				3.85%	4.50%	5.55%
Discount rate for benefit obligation				4.80%	3.85%	4.50%
Expected long-term rate of return on plan assets				—	—	—

FMS Pension Plan
Discount rate for periodic pension cost				3.85%	4.50%	5.55%
Discount rate for benefit obligation				4.80%	3.85%	4.50%
Expected long-term rate of return on plan assets				—	—	—

The components of net pension cost are as follows:

	Pension Benefits Six Months Ended June 30,		Other Postretirement Benefits Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Service cost	$—	$—	$64	$351
Interest cost	1,910	1,846	450	234
Expected return on assets	(3,028)	(3,175)	—	—
Amortization of loss	671	1,055	43	267
Amortization of prior service cost	—	—	(263)	(264)
Amortization of transition obligation	—	—	82	82

Net periodic pension (benefit) cost	($447)	($274)	$376	$670

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

17. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS (Continued)

The components of net pension cost are as follows:

	Pension Benefits			Other Postretirement Benefits
(Dollars in thousands)	2013	2012	2011	2013	2012	2011
Component of Net Periodic Benefit Cost
Service cost	$—	$—	$—	$211	$250	$204
Interest cost	3,571	3,700	3,816	907	1,054	1,301
Expected return on assets	(6,100)	(4,287)	(4,195)	—	—	—
Amortization of transition obligation	—	—	—	164	164	164
Amortization of prior service cost	—	—	—	(527)	(452)	146
Recognized net actuarial loss	2,142	1,893	945	472	390	173

Net periodic pension (benefit) cost	($387)	$1,306	$566	$1,227	$1,406	$1,988

For benefit obligation measurement purposes, the annual rate of increase in the per capita cost of postretirement health care costs for the Beneficial Bank postretirement medical plan was as follows: (1) for participants under the age 65, rates were 6.0 percent at December 31, 2011 and 2012 and projected to remain level thereafter; (2) for participants over age 65, rates were 7.0 percent and 6.0 percent at December 31, 2011 and 2012, respectively, and projected to remain level thereafter. As of December 31, 2013, the Company revised the health care trend rate to an initial rate of 7.5 percent for all participants, which is projected to reach an ultimate trend rate of 5.0 percent as of December 31, 2018 and remain level thereafter. With respect to the FMS Financial postretirement medical plan, the annual rate decreased from 8.5 percent at December 31, 2011 to 7.5 percent at December 31, 2013 and is projected to reach an ultimate trend rate of 5.0 percent as of December 31, 2018 and remain level thereafter.

The impact of a 1.0 percent increase and decrease in assumed health care cost trend for each future year would be as follows:

(Dollars in thousands)	1.0% Increase	1.0% Decrease
Accumulated postretirement benefit obligation	$604	($705)
Service and interest cost	25	(25)

The estimated net loss for the pension benefits that will be amortized from accumulated other comprehensive income into net periodic pension costs over the next fiscal year is $1.4 million. The estimated transition, net loss and prior service cost for postretirement benefits that will be amortized from accumulated other comprehensive income into periodic pension cost over the next fiscal year are $164 thousand, $167 thousand and ($527) thousand, respectively.

Future benefit payments for all pension and postretirement plans are estimated to be paid as follows:

(Dollars in thousands) Pension Benefits		Other Postretirement Benefits
2014	$4,036	2014	$1,514
2015	4,194	2015	1,495
2016	4,162	2016	1,476
2017	4,404	2017	1,503
2018	4,485	2018	1,469
2019-2023	24,737	2019-2023	6,859

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

17. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS (Continued)

The fair values of all pension and postretirement plan assets at December 31, 2013 and 2012 by asset category are as follows:

	Category Used for Fair Value Measurement
	December 31, 2013				December 31, 2012
(Dollars in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Mutual Funds:
Large cap	$10,792	$—	$—	$10,792	$19,445	$—	$—	$19,445
Small cap	2,506	—	—	2,506	2,449	—	—	2,449
International	7,070	—	—	7,070	12,143	—	—	12,143
Global Managed Volatility	6,567	—	—	6,567	—	—	—	—
US Managed Volatility	4,717	—	—	4,717	—	—	—	—
Fixed Income	53,632	—	—	53,632	25,856	—	—	25,856
Accrued Income	195	—	—	195	83	—	—	83

Total	$85,479	$—	$—	$85,479	$59,976	$—	$—	$59,976

As of December 31, 2013 and 2012, pension and postretirement plan assets were comprised of investments in equity and fixed income mutual funds. The Bank’s consolidated pension plan investment policy provides that assets are to be managed over a long-term investment horizon to ensure that the chances and duration of investment losses are carefully weighed against the long term potential for asset appreciation. The primary objective of managing a plan’s assets is to improve the plan’s funded status. A secondary financial objective is, where possible, to minimize pension expense volatility. The Company’s pension plan allocates assets based on the plan’s funded status to risk management and return enhancement asset classes. The risk management class is comprised of a long duration fixed income fund while the return enhancement class consists of equity and other fixed income funds. Asset allocation ranges are generally 50% to 60% for risk management and 40% to 50% for return enhancement when the funded status is between 95% and 100%, and 80% to 100% in risk management and 0% to 20% for return enhancement when the funded status reaches 110%, subject to the discretion of the Bank’s Retirement Plan Committee. Also, a small portion is maintained in cash reserves when appropriate. Weighted average asset allocations in plan assets at December 31, 2013 and December 31, 2012 were as follows:

	Pension
	December 31,
	2013	2012
Domestic equity securities	21.1%	36.5%
Fixed Income	62.7%	43.1%
International equity securities	16.0%	20.2%
Accrued income	0.2%	0.2%

Total	100.0%	100.0%

The Company provides life insurance benefits to eligible employees under an endorsement split-dollar life insurance program. At December 31, 2013 and 2012, $19.5 million and $19.0 million, respectively, in cash surrender value relating to this program were recognized in “other assets” in the Company’s consolidated statements of financial condition. The Company recognizes a liability for future benefits applicable to endorsement split-dollar life insurance arrangements that provide death benefits postretirement. These liabilities totaled $6.2 million and $8.1 million at December 31, 2013 and 2012, respectively, and are included in the postretirement tables above.

18. EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

In connection with its initial public offering, the Company implemented an Employee Stock Ownership Plan (“ESOP”), which provides retirement benefits for substantially all full-time employees who were employed at the date of the initial public offering and are at least 21 years of age. Other salaried employees will be eligible after they have completed one year of service and have attained the age of 21. The Company makes annual contributions to the ESOP equal to the ESOP’s debt

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

18. EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN (Continued)

service or equal to the debt service less the dividends received by the ESOP on unallocated shares. Shares purchased by the ESOP were acquired using funds provided by a loan from the Company and accordingly the cost of those shares is shown as a reduction of stockholders’ equity. As of July 1, 2008, the ESOP was merged with the Company’s 401(k) plans to form the Employee Savings and Stock Ownership Plan (“KSOP”). The Company accounts for the KSOP based on guidance from FASB ASC Topic 718 for Compensation – Stock Compensation. Shares are released as the loan is repaid.

The balance of the loan to the KSOP as of June 30, 2014 was $19.4 million compared to $20.2 million at December 31, 2013 and $21.7 million at December 31, 2012. All full time employees and certain part time employees are eligible to participate in the KSOP if they meet prescribed service criteria. Shares will be allocated and released based on the KSOP’s plan document. While the KSOP is one plan, the two separate components of the 401(k) Plan and ESOP remain. Under the KSOP, the Company makes basic contributions and matching contributions. The Bank makes additional contributions for certain employees based on age and years of service. The Company may also make discretionary contributions under the KSOP. Each participant’s account is credited with shares of the Company’s stock or cash based on compensation earned during the year in which the contribution was made.

If the Company declares a dividend, the dividends on the allocated shares would be recorded as dividends and charged to retained earnings. Dividends declared on common stock held by the ESOP which has not been allocated to the account of a participant can be used to repay the loan. Allocation of shares to the participants is contingent upon the repayment of a loan to the Company. The allocated shares in the KSOP were 1,704,376, 1,614,572 and 1,434,964 as of June 30, 2014, December 31, 2013 and December 31, 2012, respectively. The suspense shares available were 1,520,396 as of June 30, 2014, 1,610,200 as of December 31, 2013 and 1,789,808 as of December 31, 2012. The suspense shares are the shares that are unearned and are available to be allocated. The market value of the unearned shares was $20.6 million as of June 30, 2014, $17.6 million as of December 31, 2013 and $17.0 million as of December 31, 2012. The Company recorded a related expense of approximately $1.4 million, $1.4 million, $2.4 million, $2.2 million and $2.5 million, respectively, for contributions to the KSOP for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011.

19. STOCK BASED COMPENSATION

Stock-based compensation is accounted for in accordance with FASB ASC Topic 718 for Compensation – Stock Compensation. The Company establishes fair value for its equity awards to determine their cost. The Company recognizes the related expense for employees over the appropriate vesting period, or when applicable, service period, using the straight-line method. However, consistent with the guidance, the amount of stock-based compensation recognized at any date must at least equal the portion of the grant date value of the award that is vested at that date. As a result, it may be necessary to recognize the expense using a ratable method.

The Company’s 2008 Equity Incentive Plan (“EIP”) authorizes the issuance of shares of common stock pursuant to awards that may be granted in the form of stock options to purchase common stock (“options”) and awards of shares of common stock (“stock awards”). The purpose of the Company’s stock-based incentive plans is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors and employees. In order to fund grants of stock awards under the EIP, the Equity Incentive Plan Trust (the “EIP Trust”) purchased 1,612,386 shares of Company common stock in the open market for approximately $19.0 million during the year ended December 31, 2008. The Company funded the stock purchases. The acquisition of these shares by the EIP Trust reduced the Company’s outstanding additional paid in capital. The EIP shares will generally vest at a rate of 20% over five years. As of June 30, 2014, 743,175 shares were fully vested and 400,100 shares were forfeited. As of December 31, 2013, 644,775 shares were fully vested and 338,900 shares were forfeited. All grants that were issued contain a service condition in order for the shares to vest. Awards of common stock include awards to certain officers of the Company that will vest only if the Company achieves a return on average assets of 1% or if the Company achieves a return on average assets within the top 25% of the SNL index of nationwide thrifts with total assets between $1.0 billion and $10.0 billion nationwide in the fifth full year subsequent to the grant.

Compensation expense related to the stock awards is recognized ratably over the five-year vesting period in an amount which totals the market price of the Company’s stock at the grant date. The expense recognized for the six months ended June 30, 2014 was $501 thousand as compared to $420 thousand for the six months ended June 30, 2013. The expense recognized for

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

19. STOCK BASED COMPENSATION (Continued)

the year ended December 31, 2013 was $1.0 million compared to $1.5 million for the year ended December 31, 2012 and $1.6 million for the year ended December 31, 2011. The decrease in compensation expense for the year ended December 31, 2013 compared to the same period last year was due to the reversal of $655 thousand of expense for performance based awards as management determined that it was no longer probable that the performance threshold would be met.

The following table summarizes the non-vested stock award activity for the six months ended June 30, 2014:

Summary of Non-vested Stock Award Activity	Number of Shares	Weighted Average Grant Price
Non-vested Stock Awards outstanding, January 1, 2014	515,200	$9.21
Issued	136,500	11.85
Vested	(98,400)	8.68
Forfeited	(61,200)	11.34

Non-vested Stock Awards outstanding, June 30, 2014	492,100	9.79

The following table summarizes the non-vested stock award activity for the six months ended June 30, 2013:

Summary of Non-vested Stock Award Activity	Number of Shares	Weighted Average Grant Price
Non-vested Stock Awards outstanding, January 1, 2013	540,175	$9.66
Issued	140,000	9.24
Vested	(67,000)	9.25
Forfeited	(1,300)	11.26

Non-vested Stock Awards outstanding, June 30, 2013	611,875	9.61

The following table summarizes the non-vested stock award activity for the year ended December 31, 2013:

Summary of Non-vested Stock Award Activity	Number of Shares	Weighted Average Grant Price
Non-vested Stock Awards outstanding, January 1, 2013	540,175	$9.66
Issued	140,000	9.24
Vested	(160,575)	10.74
Forfeited	(4,400)	9.41

Non-vested Stock Awards outstanding, December 31, 2013	515,200	9.21

The following table summarizes the non-vested stock award activity for the year ended December 31, 2012:

Summary of Non-vested Stock Award Activity	Number of Shares	Weighted Average Grant Price
Non-vested Stock Awards outstanding, January 1, 2012	691,900	$10.14
Issued	131,875	9.12
Vested	(149,600)	10.61
Forfeited	(134,000)	10.54

Non-vested Stock Awards outstanding, December 31, 2012	540,175	9.66

The fair value of the 98,400 shares that vested during the six months ended June 30, 2014 was $1.3 million. The fair value of the 67,000 shares vested during the six months ended June 30, 2013 was $662 thousand. The fair value of the 160,575 shares that vested during the year ended December 31, 2013 was $1.5 million. The fair value of the 149,600 shares vested during the year ended December 31, 2012 was $1.3 million.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

19. STOCK BASED COMPENSATION (Continued)

The EIP authorizes the grant of options to officers, employees, and directors of the Company to acquire shares of common stock with an exercise price equal to the fair value of the common stock at the grant date. Options expire ten years after the date of grant, unless terminated earlier under the option terms. Options are granted at the then fair market value of the Company’s stock. The options were valued using the Black-Scholes option pricing model. During the six months ended June 30, 2014, the Company granted 674,500 options compared to 609,500 options granted during the six months ended June 30, 2013. During the year ended December 31, 2013, the Company granted 609,500 options compared to 586,000 options granted during the year ended December 31, 2012. All options issued contain service conditions that require the participant’s continued service. The options generally vest and are exercisable over five years. Compensation expense for the options totaled $765 thousand, $970 thousand, $1.6 million, $1.4 million and $1.2 million for six months ended June 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011.

A summary of option activity as of June 30, 2014 and changes during the six month period is presented below:

	Number of Options	Weighted Exercise Price per Shares
January 1, 2014	2,876,850	$10.12
Granted	674,500	11.85
Exercised	(191,700)	10.69
Forfeited	(22,450)	8.88
Expired	—	—

June 30, 2014	3,337,200	10.45

A summary of option activity as of June 30, 2013 and changes during the six month period is presented below:

	Number of Options	Weighted Exercise Price per Shares
January 1, 2013	2,333,300	$10.34
Granted	609,500	9.24
Exercised	(3,100)	8.48
Forfeited	(6,150)	10.26
Expired	(600)	9.70

June 30, 2013	2,932,950	10.12

A summary of option activity as of December 31, 2013 and changes during the twelve month period is presented below:

	Number of Options	Weighted Exercise Price per Shares
January 1, 2013	2,333,300	$10.34
Granted	609,500	9.24
Exercised	(19,200)	8.74
Forfeited	(20,650)	9.42
Expired	(26,100)	11.03

December 31, 2013	2,876,850	10.12

A summary of option activity as of December 31, 2012 and changes during the twelve month period is presented below:

	Number of Options	Weighted Exercise Price per Shares
January 1, 2012	2,086,100	$10.74
Granted	586,000	9.12
Exercised	(12,050)	8.36
Forfeited	(179,680)	10.22
Expired	(147,070)	11.39

December 31, 2012	2,333,300	10.34

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

19. STOCK BASED COMPENSATION (Continued)

The weighted average remaining contractual term was approximately 6.93 years and the aggregate intrinsic value was $10.4 million for options outstanding as of June 30, 2014. The weighted average remaining contractual term was approximately 6.64 years and the aggregate intrinsic value was $3.3 million for options outstanding as of December 31, 2013. As of June 30, 2014, exercisable options totaled 1,705,920 with an average weighted exercise price of $10.64 per share, a weighted average remaining contractual term of approximately 5.27 years, and an aggregate intrinsic value of $5.0 million. As of December 31, 2013, exercisable options totaled 1,552,040 with an average weighted exercise price of $11.00 per share, a weighted average remaining contractual term of approximately 5.22 years, and an aggregate intrinsic value of $911 thousand. The weighted average remaining contractual term was approximately 7.14 years and the aggregate intrinsic value was $15 thousand for options outstanding as of June 30, 2013. As of June 30, 2013, exercisable options totaled 1,365,640 with an average weighted exercise price of $10.85 per share, a weighted average remaining contractual term of approximately 5.82 years, and an aggregate intrinsic value of $9 thousand. The weighted average remaining contractual term was approximately 7.00 years and the aggregate intrinsic value was $730 thousand for options outstanding as of December 31, 2012. As of December 31, 2012, exercisable options totaled 1,132,860 with an average weighted exercise price of $11.24 per share, a weighted average remaining contractual term of approximately 5.91 years, and an aggregate intrinsic value of $175 thousand.

Significant weighted average assumptions used to calculate the fair value of the options for the six months ended June 30, 2014 and 2013 are as follows:

	For the Six Months Ended June 30,
	2014	2013
Weighted average fair value of options granted	$4.37	$3.37
Weighted average risk-free rate of return	2.04%	1.08%
Weighted average expected option life in months	78	78
Weighted average expected volatility	32.67%	34.69%
Expected dividends	$—	$—

Significant weighted average assumptions used to calculate the fair value of the options for the years ended December 31, 2013, 2012, and 2011 are as follows:

	For the Year Ended December 31,
	2013	2012	2011
Weighted average fair value of options granted	$3.37	$3.50	$3.29
Weighted average risk-free rate of return	1.08%	1.41%	2.17%
Weighted average expected option life in months	78	78	78
Weighted average expected volatility	34.69%	36.08%	35.18%
Expected dividends	$—	$—	$—

As of June 30, 2014, there was $5.7 million of total unrecognized compensation cost related to options and $3.5 million in unrecognized compensation cost related to non-vested stock awards granted under the EIP. As of June 30, 2013, there was $4.3 million of total unrecognized compensation cost related to options and $3.1 million in unrecognized compensation cost related to non-vested stock awards granted under the EIP. The average weighted lives for the option expense were 3.79 and 3.77 years as of June 30, 2014 and June 30, 2013, respectively. The average weighted lives for the stock award expense were 3.62 and 3.48 years at June 30, 2014 and June 30, 2013, respectively. As of December 31, 2013, there was $3.6 million of total unrecognized compensation cost related to options and $2.5 million in unrecognized compensation cost related to non-vested stock awards granted under the EIP. As of December 31, 2012, there was $3.2 million of total unrecognized compensation cost related to options and $3.3 million in unrecognized compensation cost related to non-vested stock awards granted under the EIP. The average weighted lives for the option expense were 3.40 and 3.25 years as of December 31, 2013 and December 31, 2012, respectively. The average weighted lives for the stock award expense were 3.23 and 2.78 years at December 31, 2013 and December 31, 2012, respectively.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

20. COMMITMENTS AND CONTINGENCIES

The Company leases a number of offices as part of its regular business operations. Rental expense under such leases aggregated $3.1 million, $2.6 million, $5.3 million, $5.3 million and $5.2 million for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011, respectively.

At June 30, 2014, the Company was committed under non-cancelable operating lease agreements for minimum rental payments to lessors as follows:

(Dollars in thousands)
7/1/14-12/31/14	$2,686
2015	5,389
2016	4,749
2017	4,363
2018	4,177
2019	3,933
Thereafter	33,471

$58,768

In the normal course of business, there are various outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not reflected in the consolidated financial statements. The Company has established specific reserves related to loan commitments that are not material to the Company.

At June 30, 2014, December 31, 2013 and 2012, the Company had outstanding commitments to purchase or make loans aggregating approximately $38.8 million, $38.2 million and $20.8 million, respectively, and commitments to customers on available lines of credit of $191.8 million, $166.2 million and $140.0 million, respectively, at competitive rates. Commitments are issued in accordance with the same policies and underwriting procedures as settled loans. The Bank had a reserve for its commitments and contingencies of $521 thousand, $765 thousand and $624 thousand at June 30, 2014, December 31, 2013 and December 31, 2012, respectively.

As previously disclosed, in the first quarter of 2013, the Company received notice that it was being investigated by the Department of Justice (“DOJ”) for potential violations of the Equal Credit Opportunity Act and Fair Housing Act relating to the Company’s home-mortgage lending practices from January 1, 2008 to the present.

In late January 2014, the Company received correspondence from the DOJ indicating that the DOJ had completed its review and determined that the matter did not require enforcement action by the DOJ and was being referred back to the FDIC. The Company recently closed this matter with the FDIC.

Periodically, there have been various claims and lawsuits against the Bank, such as claims to enforce liens, condemnation proceedings on properties in which it holds security interests, claims involving the making and servicing of real property loans and other issues incident to its business. The Bank is not a party to any pending legal proceedings that it believes would have a material adverse effect on its financial condition, results of operations or cash flows.

21. FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 2008, the Company adopted authoritative guidance under FASB ASC Topic 820 for Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The authoritative guidance does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. The guidance clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). The guidance emphasizes that fair value is a market-based measurement, not an entity-specific measurement.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Fair value is based on quoted market prices, when available. If listed prices or quotes are not available, fair value is based on fair value models that use market participant or independently sourced market data which include: discount rate, interest rate yield curves, credit risk, default rates and expected cash flow assumptions. In addition, valuation adjustments may be made in the determination of fair value. These fair value adjustments may include amounts to reflect counter party credit quality, creditworthiness, liquidity and other unobservable inputs that are applied consistently over time. These adjustments are estimated and, therefore, subject to significant management judgment, and at times, may be necessary to mitigate the possibility of error or revision in the model-based estimate of the fair value provided by the model. The methods described above may produce fair value calculations that may not be indicative of the net realizable value. While the Company believes its valuation methods are consistent with other financial institutions, the use of different methods or assumptions to determine fair values could result in different estimates of fair value. FASB ASC Topic 820 for Fair Value Measurements and Disclosures describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt securities, equity securities and derivative contracts that are traded in an active exchange market as well as certain U.S. Treasury securities that are highly liquid and actively traded in over-the-counter markets.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted market prices that are traded less frequently than exchange traded assets and liabilities. The values of these items are determined using pricing models with inputs observable in the market or can be corroborated from observable market data. This category generally includes U.S. Government and agency mortgage-backed debt securities, corporate debt securities and derivative contracts.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Those assets which will continue to be measured at fair value on a recurring basis are as follows at June 30, 2014, December 31, 2013, and December 31, 2012:

June 30, 2014 (Unaudited)
	Category Used for Fair Value Measurement
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Mortgage servicing rights	$—	$—	$1,439	$1,439
Investment securities available for sale:
U.S. GSE and agency notes	—	10,429	—	10,429
GNMA guaranteed mortgage certificates	—	5,626	—	5,626
Collateralized mortgage obligations (“CMOs”) GSE CMOs	—	52,263	—	52,263
GSE mortgage-backed securities	—	704,702	—	704,702
Municipal bonds
General obligation municipal bonds	—	46,441	—	46,441
Revenue municipal bonds	—	16,488	—	16,488
Money market funds	3,496	—	—	3,496
Mutual funds	1,106	—	—	1,106
Interest rate swap agreements	—	142	—	142

Total Assets	$4,602	$836,091	$1,439	$842,132

Liabilities:
Interest rate swap agreements	$—	$144	$—	$144

Total Liabilities	$—	$144	$—	$144

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

December 31, 2013
	Category Used for Fair Value Measurement
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Mortgage servicing rights	$—	$—	$1,524	$1,524
Investment securities available for sale:
U.S. GSE and agency notes	—	12,917	—	12,917
GNMA guaranteed mortgage certificates	—	6,019	—	6,019
Collateralized mortgage obligations (“CMOs”) GSE CMOs	—	96,429	—	96,429
GSE mortgage-backed securities	—	833,098	—	833,098
Municipal bonds
General obligation municipal bonds	—	51,316	—	51,316
Revenue municipal bonds	—	16,113	—	16,113
Money market funds	17,015	—	—	17,015
Mutual funds	1,261	—	—	1,261
Certificates of deposit	12	—	—	12
Interest rate swap agreements	—	294	—	294

Total Assets	$18,288	$1,016,186	$1,524	$1,035,998

Liabilities:
Interest rate swap agreements	$—	$270	$—	$270

Total Liabilities	$—	$270	$—	$270

December 31, 2012
	Category Used for Fair Value Measurement
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Mortgage servicing rights	$—	$—	$1,302	$1,302
Investment securities available for sale:
U.S. GSE and agency notes	—	26,367	—	26,367
GNMA guaranteed mortgage certificates	—	6,986	—	6,986
Collateralized mortgage obligations (“CMOs”)
Government (GNMA) guaranteed CMOs	—	1,433	—	1,433
GSE CMOs	—	136,524	—	136,524
Non-Agency CMOs	—	20,510	—	20,510
GSE mortgage-backed securities	—	965,682	—	965,682
Municipal bonds
General obligation municipal bonds	—	63,130	—	63,130
Revenue municipal bonds	—	16,883	—	16,883
Pooled trust preferred securities (financial industry)	—	—	8,722	8,722
Money market funds	19,504	—	—	19,504
Mutual funds	1,565	—	—	1,565
Certificates of deposit	185	—	—	185
Interest rate swap agreements	—	395	—	395

Total Assets	$21,254	$1,237,910	$10,024	$1,269,188

Liabilities:
Interest rate swap agreements	$—	$418	$—	$418

Total Liabilities	$—	$418	$—	$418

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Level 1 Valuation Techniques and Inputs

Included in this category are money market funds, mutual funds and certificates of deposit. To estimate the fair value of these securities, the Company utilizes observable quotations for the indicated security.

Level 2 Valuation Techniques and Inputs

The majority of the Company’s investment securities are reported at fair value utilizing Level 2 inputs. Prices of these securities are obtained through independent, third-party pricing services. Prices obtained through these sources include market derived quotations and matrix pricing and may include both observable and unobservable inputs. Fair market values take into consideration data such as dealer quotes, new issue pricing, trade prices for similar issues, prepayment estimates, cash flows, market credit spreads and other factors. The Company reviews the output from the third-party providers for reasonableness by the pricing consistency among securities with similar characteristics, where available, and comparing values with other pricing sources available to the Company. In general, the Level 2 valuation process uses the following significant inputs in determining the fair value of the different classes of investments:

U.S. Government Sponsored Enterprise (GSE) and Agency Notes. Pricing evaluations are generated on either a price or spread basis as determined by the observed market data. For spread-based evaluations, a non-call spread scale is created and an Option Adjusted Spread (OAS) model is incorporated to adjust spreads of issues that have early redemption features. Final spreads are added to a benchmark curves (e.g. U.S. Treasury curve).

GNMA Guaranteed Mortgage Certificates. Pricing evaluations are based on issuer type, coupon, maturity, and original weighted average maturity. The pricing service’s seasoned evaluation model runs a daily cash flow incorporating projected prepayment speed assumptions to generate an average life for each pool. The appropriate spread is applied to the point on the benchmark curve (e.g. the Treasury curve) that is equal to the average life of any given pool. This is the yield by which the cash flows are discounted. Pool specific evaluation method enhances the information used in the seasoned model by incorporating the current weighted average maturity and taking into account additional pool level information supplied directly by the agency. Additionally, for adjustable rate mortgages, the model takes into account indices, margin, periodic and life caps, next coupon adjustment date and the convertibility of the bond.

GSE CMOs. For pricing evaluations, the pricing service, in general, obtains and applies available direct market color (trades, covers, bids, offers and price talk) along with market color for similar bonds and agency CMOs in general (including market research), prepayment information and Benchmarks (U.S. Treasury curves, swap curves, etc.). For CMOs, depending upon the characteristics of a given tranche, a volatility-driven, multi-dimensional spread table based, single cash flow stream model or an option-adjusted spread (OAS) model is used. Alternatively, the evaluator may utilize market conventions if different from the model-generated assumptions.

GSE Mortgage-backed Securities. Included in this category are Fannie Mae and Freddie Mac fixed rate residential mortgage backed securities and Fannie Mae and Freddie Mac Adjustable Rate residential mortgage backed securities. Pricing evaluations are based on issuer type, coupon, maturity, and original weighted average maturity. The pricing service’s seasoned evaluation model runs a daily cash flow incorporating projected prepayment speed assumptions to generate an average life for each pool. The appropriate spread is applied to the point on the benchmark curve (e.g. the Treasury curve) that is equal to the average life of any given pool. This is the yield by which the cash flows are discounted. Pool specific evaluation method enhances the information used in the seasoned model by incorporating the current weighted average maturity and taking into account additional pool level information supplied directly by the government sponsored enterprise. Additionally, for adjustable rate mortgages, the model takes into account indices, margin, periodic and life caps, next coupon adjustment date and the convertibility of the bond.

Tax Exempt General Obligation and Revenue Municipal Bonds. For pricing, the pricing service’s evaluators build internal yield curves, which are adjusted throughout the day based on trades and other pertinent market information. Evaluators apply this information to bond sectors, and individual bond evaluations are then extrapolated. Within a given sector, evaluators have the ability to make daily spread adjustments for various attributes that include, but are not limited to, discounts, premiums, credit, alternative minimum tax (AMT), use of proceeds, and callability.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Level 2 Valuation Techniques and Inputs (Continued)

Taxable General Obligation and Revenue Municipal Bonds. For pricing, the pricing service’s evaluators build internal yield curves, which are adjusted throughout the day based on trades and other pertinent market information. Evaluators apply this information to bond sectors, and individual bond evaluations are then extrapolated. Within a given sector, evaluators have the ability to make daily spread adjustments for various attributes that include, but are not limited to, discounts, premiums, credit, alternative minimum tax (AMT), use of proceeds, and callability.

Interest Rate Swaps. The Company’s valuation methodology for over-the-counter (“OTC”) derivatives includes an analysis of discount cash flows based on Overnight Index Swap (“OIS”) rates. Fully collateralized trades are discounted using OIS with no additional economic adjustments to arrive at fair value. Uncollateralized or partially-collateralized trades are also discounted at OIS, but include appropriate economic adjustments for funding costs (i.e., a LIBOR-OIS basis adjustment to approximate uncollateralized cost of funds) and credit risk. Beginning January 1, 2013, the Company made the changes to better align its inputs, assumptions, and pricing methodologies with those used in its principal market by most dealers and major market participants. These changes in valuation methodology were applied prospectively as a change in accounting estimate and were immaterial to the Company’s financial statements.

Level 3 Valuation Techniques and Inputs

Mortgage Servicing Rights. The Bank determines the fair value of its MSRs by estimating the amount and timing of future cash flows associated with the servicing rights and discounting the cash flows using market discount rates. The valuation included the application of certain assumptions made by management of the Bank, including prepayment projections, and prevailing assumptions used in the marketplace at the time of the valuation.

The table below presents all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012.

Level 3 Investments Only	Six Months Ended June 30, 2014	Year Ended December 31, 2013		Year Ended December 31, 2012
	(Unaudited)
(Dollars in thousands)	Mortgage Servicing Rights	Trust Preferred Securities	Mortgage Servicing Rights	Trust Preferred Securities	Mortgage Servicing Rights
Balance, beginning of period	$1,524	$8,722	$1,302	$11,153	$647
Additions	35	—	150	—	948
Included in other comprehensive income	—	1,660	—	620	—
Payments	(73)	(4,621)	(198)	(3,181)	(78)
Net accretion	—	177	—	130	—
(Decrease) increase in fair value due to changes in valuation input or assumptions	(47)	—	270	—	(215)
Sales	—	(5,938)	—	—	—

Balance, end of period	$1,439	$—	$1,524	$8,722	$1,302

The Company also has assets that, under certain conditions, are subject to measurement at fair value on a non-recurring basis. These include assets that are measured at the lower of cost or market value and had a fair value below cost at the end of the period as summarized below. A loan is impaired when, based on current information, the Company determines that it is probable that the Company will be unable to collect amounts due according to the terms of the loan agreement. The Company’s impaired loans are measured based on the estimated fair value of the collateral since the loans are collateral dependent. Assets measured at fair value on a nonrecurring basis are as follows:

(Dollars in thousands)	Balance Transferred YTD 6/30/14	Level 1	Level 2	Level 3	Gain/(Losses)
Impaired loans	$2,588	$—	$—	$2,588	($819)
Other real estate owned	45	—	—	45	—
Loans held for sale	6,270	—	6,270	—	(2,049)

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Level 3 Valuation Techniques and Inputs (Continued)

(Dollars in thousands)	Balance Transferred YTD 12/31/13	Level 1	Level 2	Level 3	Gain/(Losses)
Impaired loans	$33,148	$—	$—	$33,148	($6,136)
Other real estate owned	1,833	—	—	1,833	(28)

(Dollars in thousands)	Balance Transferred YTD 12/31/12	Level 1	Level 2	Level 3	Gain/(Losses)
Impaired loans	$25,133	$—	$—	$25,133	($2,385)
Other real estate owned	4,508	—	—	4,508	(231)
Customer list intangible asset	2,952	—	—	2,952	(773)

In accordance with FASB ASC Topic 825 for Financial Instruments, Disclosures about Fair Value of Financial Instruments, the Company is required to disclose the fair value of financial instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a distressed sale. Fair value is best determined using observable market prices; however for many of the Company’s financial instruments no quoted market prices are readily available. In instances where quoted market prices are not readily available, fair value is determined using present value or other techniques appropriate for the particular instrument. These techniques involve some degree of judgment, and as a result, are not necessarily indicative of the amounts the Company would realize in a current market exchange. Different assumptions or estimation techniques may have a material effect on the estimated fair value.

The following table sets forth the carrying and estimated fair value of the Company’s financial assets and liabilities for the periods indicated:

	Fair Value of Financial Instruments
		June 30, 2014		December 31, 2013		December 31, 2012
		(Unaudited)
(Dollars in thousands)	Fair Value Hierarchy Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	Level 1	$253,968	$253,968	$355,683	$355,683	$489,908	$489,908
Securities available for sale	See previous table	840,551	840,551	1,034,180	1,034,180	1,267,491	1,267,491
Securities held to maturity	Level 2	644,061	644,944	528,829	514,633	477,198	487,307
FHLB stock	Level 3	15,606	15,606	17,417	17,417	16,384	16,384
Loans, net	Level 3	2,309,023	2,364,489	2,285,378	2,323,627	2,387,000	2,465,126
Loans held for sale	Level 2	7,688	7,761	780	806	2,655	2,773
Mortgage servicing rights	Level 3	1,439	1,439	1,524	1,524	1,302	1,302
Interest rate swaps	Level 2	142	142	294	294	395	395
Accrued interest receivable	Level 3	13,396	13,396	13,999	13,999	15,381	15,381
Liabilities:
Deposits	Level 2	3,505,465	3,512,517	3,660,016	3,666,614	3,927,513	3,938,718
Borrowed funds	Level 2	250,379	250,451	250,370	249,845	250,352	264,619
Interest rate swaps	Level 2	144	144	270	270	418	418
Accrued interest payable	Level 2	2,084	2,084	2,206	2,206	2,236	2,236

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Level 3 Valuation Techniques and Inputs (Continued)

Cash and Cash Equivalents – For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Securities Available for Sale and Held to Maturity – The fair value of investment securities, mortgage-backed securities and collateralized mortgage obligations is based on quoted market prices, dealer quotes, yield curve analysis, and prices obtained from independent pricing services.

FHLB Stock – The fair value of FHLB stock is estimated at its carrying value and redemption price of $100 per share.

Loans, Net – The fair value of loans is estimated by discounting the future cash flows using the current rate at which similar loans would be made to borrowers with similar credit and for the same remaining maturities. Additionally, to be consistent with the requirements under FASB ASC Topic 820 for Fair Value Measurements and Disclosures, the loans were valued at a price that represents the Company’s exit price or the price at which these instruments would be sold or transferred.

Loans Held for Sale – The fair value of loans held for sale is estimated using the current rate at which similar loans would be made to borrowers with similar credit risk and the same remaining maturities. Loans held for sale are carried at the lower of cost or estimated fair value.

Mortgage Servicing Rights – The Company determines the fair value of its MSRs by estimating the amount and timing of future cash flows associated with the servicing rights and discounting the cash flows using market discount rates. The valuation included the application of certain assumptions made by management of the Bank, including prepayment projections, and prevailing assumptions used in the marketplace at the time of the valuation.

Interest Rate Swaps. The Company’s valuation methodology for over-the-counter (“OTC”) derivatives includes an analysis of discount cash flows based on Overnight Index Swap (“OIS”) rates. Fully collateralized trades are discounted using OIS with no additional economic adjustments to arrive at fair value. Uncollateralized or partially-collateralized trades are also discounted at OIS, but include appropriate economic adjustments for funding costs (i.e., a LIBOR-OIS basis adjustment to approximate uncollateralized cost of funds) and credit risk. Beginning January 1, 2013, the Company made the changes to better align its inputs, assumptions, and pricing methodologies with those used in its principal market by most dealers and major market participants. These changes in valuation methodology were applied prospectively as a change in accounting estimate and were immaterial to the Company’s financial statements.

Accrued Interest Receivable/Payable – The carrying amounts of interest receivable/payable approximate fair value.

Deposits – The fair value of checking and money market deposits and savings accounts is the amount reported in the consolidated financial statements. The carrying amount of checking, savings and money market accounts is the amount that is payable on demand at the reporting date. The fair value of time deposits is generally based on a present value estimate using rates currently offered for deposits of similar remaining maturity.

Borrowed Funds – The fair value of borrowed funds is based on a present value estimate using rates currently offered.

Commitments to Extend Credit and Letters of Credit – The majority of the Company’s commitments to extend credit and letters of credit carry current market interest rates if converted to loans and are not included in the table above. Because commitments to extend credit and letters of credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded net deferred fee amounts, which are not significant.

The fair value estimates presented herein are based on pertinent information available to management as of June 30, 2014 and December 31, 2013. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since June 30, 2014 and December 31, 2013 and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

22. RELATED PARTY TRANSACTIONS

At June 30, 2014, December 31, 2013 and 2012, certain directors, executive officers, principal holders of the Company’s common stock, associates of such persons, and affiliated companies of such persons were indebted, including undrawn commitments to lend, to the Bank in the aggregate amount of $427 thousand, $463 thousand and $386 thousand, respectively.

There were no commitments to lend to related parties at June 30, 2014. Commitments to lend to related parties as of December 31, 2013 and 2012 were comprised of $4 thousand and $2 thousand, respectively to directors and none to executive officers. The commitments are in the form of loans and guarantees for various business and personal interests. This indebtedness was incurred in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time of comparable transactions with unrelated parties. This indebtedness does not involve more than the normal risk of repayment or present other unfavorable features.

None of the Company’s affiliates, officers, directors or employees have an interest in or receive remuneration from any special purpose entities or qualified special purpose entities which the Company transacts business.

The Company maintains a written policy and procedures covering related party transactions. These procedures cover transactions such as employee-stock purchase loans, personal lines of credit, residential secured loans, overdrafts, letter of credit and increases in indebtedness. Such transactions are subject to the Bank’s normal underwriting and approval procedures. Prior to the loan closing, the Bank’s Senior Loan Committee must approve and determine whether the transaction requires approval from or a post notification be sent to the Company’s Board of Directors.

23. MORTGAGE SERVICING RIGHTS

The Company follows the authoritative guidance under ASC 860-50 – Servicing Assets and Liabilities to account for its MSRs. The Company has elected the fair value measurement method to value its existing mortgage servicing assets at fair value in accordance with ASC 860-50. Under the fair value measurement method, the Company records its MSRs on its consolidated statements of financial condition as a component of other assets at fair value with changes in fair value recorded as a component of mortgage banking income in the Company’s consolidated statements of income for each period. As of June 30, 2014, December 31, 2013 and December 31, 2012, the Company serviced $153.6 million, $158.0 million and $169.2 million of residential mortgage loans, respectively. During the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011, the Company recognized $194 thousand, $206 thousand, $410 thousand, $324 thousand, and $107 thousand of servicing fee income, respectively.

The following is an analysis of the activity in the Company’s residential MSRs for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011:

	Residential
	Mortgage Servicing Rights
	For the Six Months Ended June 30,		For the Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
	(Unaudited)
Balance, beginning of period	$1,524	$1,302	$1,302	$647	$268
Additions	35	113	150	948	507
Increase/(decrease) in fair value due to:
Changes in valuation input or assumptions	(47)	177	270	(215)	(73)
Paydowns	(73)	(87)	(198)	(78)	(55)

Balance, end of period	$1,439	$1,505	$1,524	$1,302	$647

The Company uses assumptions and estimates in determining the fair value of MSRs. These assumptions include prepayment speeds, discount rates, escrow earnings rates and other assumptions. The assumptions used in the valuation were based on input from buyers, brokers and other qualified personnel, as well as market knowledge. At June 30, 2014, the key assumptions used to determine the fair value of the Company’s MSRs included a lifetime constant prepayment rate equal to

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

23. MORTGAGE SERVICING RIGHTS (Continued)

10.47%, a discount rate equal to 9.88% and an escrow earnings credit rate equal to 1.74%. At June 30, 2013, the key assumptions used to determine the fair value of the Company’s MSRs included a lifetime constant prepayment rate equal to 11.00%, a discount rate equal to 9.75% and an escrow earnings credit rate equal to 1.06%. At December 31, 2013, the key assumptions used to determine the fair value of the Company’s MSRs included a lifetime constant prepayment rate equal to 9.71%, a discount rate equal to 10.00% and an escrow earnings credit rate equal to 1.54%. At December 31, 2012, the key assumptions used to determine the fair value of the Company’s MSRs included a lifetime constant prepayment rate equal to 16.28%, a discount rate equal to 8.50% and an escrow earnings credit rate equal to 0.81%. At December 31, 2011, the key assumptions used to determine the fair value of the Company’s MSRs included a lifetime constant prepayment rate equal to 18.50%, a discount rate equal to 8.51% and an escrow earnings credit rate equal to 1.32%

The sensitivity of the current fair value of the residential mortgage servicing rights to immediate 10% and 20% favorable and unfavorable changes in key economic assumptions are included in the following table for the periods indicated:

	Residential Mortgage Servicing Rights
	June 30,		December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
	(Unaudited)
Fair value of residential mortgage servicing rights	$1,439	$1,505	$1,524	$1,302	$647
Weighted average life (years)	5.6	5.6	6.0	4.2	4.0
Prepayment speed	10.47%	11.00%	9.71%	16.28%	18.50%
Effect on fair value of a 20% increase	$(103)	$(109)	$(101)	$(115)	$(64)
Effect on fair value of a 10% increase	(52)	(57)	(52)	(61)	(34)
Effect on fair value of a 10% decrease	58	60	57	66	38
Effect on fair value of a 20% decrease	118	125	117	139	80
Discount rate	9.88%	9.75%	10.00%	8.50%	8.51%
Effect on fair value of a 20% increase	$(95)	$(95)	$(106)	$(61)	$(29)
Effect on fair value of a 10% increase	(49)	(50)	(54)	(32)	(15)
Effect on fair value of a 10% decrease	54	54	59	32	15
Effect on fair value of a 20% decrease	111	110	122	64	32
Escrow earnings credit	1.74%	1.06%	1.54%	0.81%	1.32%
Effect on fair value of a 20% increase	$35	$20	$32	$12	$9
Effect on fair value of a 10% increase	17	12	16	5	4
Effect on fair value of a 10% decrease	(15)	(10)	(14)	(7)	(5)
Effect on fair value of a 20% decrease	(34)	(20)	(32)	(14)	(9)

The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. As indicated, changes in fair value based on adverse changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of an adverse variation in a particular assumption on the fair value of the mortgage servicing rights is calculated without changing any other assumption; while in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments), which may magnify or counteract the effect of the change.

24. DERIVATIVE FINANCIAL INSTRUMENTS

The Company is a party to derivative financial instruments in the normal course of business to meet the needs of commercial banking customers. These financial instruments have been limited to interest rate swap agreements, which are entered into with counterparties that meet established credit standards and, where appropriate, contain master netting and collateral provisions protecting the party at risk. The Company believes that the credit risk inherent in all of the derivative contracts is minimal based on the credit standards and the netting and collateral provisions of the interest rate swap agreements.

The Company executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting interest rate swaps that the Company executes with a third party, such that the Company minimizes its net risk exposure resulting from such transactions. These derivatives are not designated as hedges and are not speculative. Rather, these derivatives result from a service the Company provides to

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

24. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

certain customers, which the Company implemented during the first quarter of 2012. As the interest rate swaps associated with this program do not meet the hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. As of June 30, 2014, the Company had six interest rate swaps with an aggregate notional amount of $25.8 million related to this program. As of December 31, 2013, the Company had six interest rate swaps with an aggregate notional amount of $26.3 million related to this program. During the six months ended June 30, 2014, the Company recognized a loss of $26 thousand compared to a net gain of $98 thousand and $156 thousand for the years ended December 31, 2013 and 2012, respectively, related to interest rate swap agreements that are included as a component of services charges and other non-interest income in the Company’s consolidated statements of income.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated statements of condition as of June 30, 2014, December 31, 2013 and December 31, 2012:

As of June 30, 2014 (Unaudited)	Asset derivatives		Liability derivatives
(dollars in thousands)	Notional amount	Fair value (1)	Notional amount	Fair value (2)
Interest rate swap agreements	$12,879	$142	$12,879	$144

Total derivatives	$12,879	$142	$12,879	$144

(1)	Included in other assets in our Consolidated Statements of Financial Condition.
(2)	Included in other liabilities in our Consolidated Statements of Financial Condition.

As of December 31, 2013	Asset derivatives		Liability derivatives
(dollars in thousands)	Notional amount	Fair value (1)	Notional amount	Fair value (2)
Interest rate swap agreements	$13,151	$294	$13,151	$270

Total derivatives	$13,151	$294	$13,151	$270

(1)	Included in other assets in our Consolidated Statements of Financial Condition.
(2)	Included in other liabilities in our Consolidated Statements of Financial Condition.

As of December 31, 2012	Asset derivatives		Liability derivatives
(dollars in thousands)	Notional amount	Fair value (1)	Notional amount	Fair value (2)
Interest rate swap agreements	$10,248	$395	$10,248	$418

Total derivatives	$10,248	$395	$10,248	$418

(1)	Included in other assets in our Consolidated Statements of Financial Condition.
(2)	Included in other liabilities in our Consolidated Statements of Financial Condition.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

24. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

The following displays offsetting interest rate swap assets and liabilities for the dates presented:

Offsetting of Derivative Assets
As of June 30, 2014
	Gross Amounts of Recognized Assets (1)	Gross Amounts Offset in the Statement of Financial Condition	Net Amounts of Assets presented in the Statement of Financial Condition	Gross Amounts Not Offset in the Statement of Financial Condition		Net Amount
(Dollars in thousands)				Financial Instruments	Collateral Received
Interest rate swaps	$160	$—	$160	$—	$—	$160

Offsetting of Derivative Liabilities
As of June 30, 2014
	Gross Amounts of Recognized Liabilities (1)	Gross Amounts Offset in the Statement of Financial Condition	Net Amounts of Liabilities presented in the Statement of Financial Condition	Gross Amounts Not Offset in the Statement of Financial Condition		Net Amount
				Financial Instruments	Collateral Posted
Interest rate swaps	$162	$—	$162	$—	$(73)	$89

(1)	Balance includes accrued interest receivable/payable and credit valuation adjustments.

Offsetting of Derivative Assets
As of December 31, 2013
(Dollars in thousands)	Gross Amounts of Recognized Assets (1)	Gross Amounts Offset in the Statement of Financial Condition	Net Amounts of Assets presented in the Statement of Financial Condition	Gross Amounts Not Offset in the Statement of Financial Condition		Net Amount
				Financial Instruments	Collateral Received
Interest rate swaps	$313	$—	$313	$—	$51	$262

Offsetting of Derivative Liabilities
As of December 31, 2013
	Gross Amounts of Recognized Liabilities (1)	Gross Amounts Offset in the Statement of Financial Condition	Net Amounts of Liabilities presented in the Statement of Financial Condition	Gross Amounts Not Offset in the Statement of Financial Condition		Net Amount
				Financial Instruments	Collateral Posted
Interest rate swaps	$288	$—	$288	$—	$—	$288

(1)	Balance includes accrued interest receivable/payable and credit valuation adjustments.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

24. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Offsetting of Derivative Assets
As of December 31, 2012
(Dollars in thousands)	Gross Amounts of Recognized Assets (1)	Gross Amounts Offset in the Statement of Financial Condition	Net Amounts of Assets presented in the Statement of Financial Condition	Gross Amounts Not Offset in the Statement of Financial Condition		Net Amount
				Financial Instruments	Collateral Received
Interest rate swaps	$409	$—	$409	$—	$—	$409

Offsetting of Derivative Liabilities
As of December 31, 2012
	Gross Amounts of Recognized Liabilities (1)	Gross Amounts Offset in the Statement of Financial Condition	Net Amounts of Liabilities presented in the Statement of Financial Condition	Gross Amounts Not Offset in the Statement of Financial Condition		Net Amount
				Financial Instruments	Collateral Posted
Interest rate swaps	$432	$—	$432	$—	$(503)	$(71)

(1)	Balance includes accrued interest receivable/payable and credit valuation adjustments.

The Company has agreements with certain of its derivative counterparties that provide that if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations. The Company also has agreements with certain of its derivative counterparties that provide that if the Company fails to maintain its status as a well or adequately capitalized institution, then the counterparty could terminate the derivative positions and the Company would be required to settle its obligations under the agreements.

As of June 30, 2014, December 31, 2013 and December 31, 2012, the termination value of the interest rate swaps in a liability position was $162 thousand, $288 thousand and $432 thousand, respectively. The Company has minimum collateral posting thresholds with its counterparty. The Company posted $73 thousand, $0 and $503 thousand of securities as collateral on interest rate swaps at June 30, 2014, December 31, 2013 and December 31, 2012, respectively. The counterparty posted collateral in the amount of $51 thousand as of December 31, 2013. If the Company had breached any of these provisions at June 30, 2014 it would have been required to settle its obligation under the agreement at the termination value and could have been required to pay any additional amounts due in excess of amounts previously posted as collateral with the counterparty. The Company had not breached any provisions at June 30, 2014.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

25. PARENT COMPANY FINANCIAL INFORMATION

Beneficial Mutual Bancorp, Inc.

CONDENSED STATEMENTS OF FINANCIAL CONDITION – PARENT COMPANY ONLY

(Dollars in thousands)	June 30, 2014	December 31,
		2013	2012
	(Unaudited)
ASSETS
Cash on deposit at the Bank	$2,290	$3,818	$539
Interest-bearing deposit at the Bank	16,437	32,754	32,086
Investment in the Bank	613,970	598,132	618,879
Investment in Statutory Trust	774	774	774
Investment securities available-for-sale	—	12	120
Receivable from the Bank	928	1,707	4,186
Other assets	3,966	3,598	2,796

TOTAL ASSETS	$638,365	$640,795	$659,380

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accrued and other liabilities	$309	$258	$135
Accrued interest payable	18	21	20
Statutory Trust Debenture	25,379	25,370	25,352

Total liabilities	25,706	25,649	25,507

COMMIITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred Stock – $.01 par value; 100,000,000 shares authorized, none issued or outstanding as of June 30, 2014, December 31, 2013 and 2012	—	—	—
Common Stock – $.01 par value 300,000,000 shares authorized, 82,490,407, 82,298,707 and 82,279,507 issued and 75,566,636, 77,123,026 and 79,297,478 outstanding, as of June 30, 2014, December 31, 2013 and 2012, respectively	825	823	823
Additional paid-in capital	360,521	356,963	354,082
Unearned common stock held by employee savings and stock ownership plan	(15,204)	(16,102)	(17,901)
Retained earnings	349,073	342,025	329,447
Accumulated other comprehensive loss	(12,867)	(21,354)	(7,027)
Treasury Stock at cost, 6,923,771, 5,175,681 and 2,982,029 shares at June 30, 2014, December 31, 2013 and 2012, respectively	(69,689)	(47,209)	(25,551)

Total stockholders’ equity	612,659	615,146	633,873

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$638,365	$640,795	$659,380

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

25. PARENT COMPANY FINANCIAL INFORMATION (Continued)

Beneficial Mutual Bancorp, Inc.

CONDENSED STATEMENTS OF OPERATIONS – PARENT COMPANY ONLY

(Dollars in thousands)	For the Six Months Ended June 30,		For the Year Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
INCOME
Interest on interest-bearing deposits with the Bank	$63	$75	$153	$369	$393
Interest and dividends on investment securities	—	—	—	26	88
Interest on loan to the Bank	—	—	—	—	282
Realized gain on securities available-for-sale	—	—	—	1,112	130
Other income	7	7	15	16	15

Total income	70	82	168	1,523	908
EXPENSES
Expenses paid to the Bank	77	75	149	104	104
Interest expense	243	251	503	552	512
Other expenses	216	217	1,058	445	796

Total expenses	536	543	1,710	1,101	1,412
(Loss) income before income tax (benefit) expense and equity in undistributed net income of affiliates	(466)	(461)	(1,542)	422	(504)

Income tax (benefit) expense	(163)	(161)	(540)	148	(177)

Equity in undistributed net income of the Bank	7,351	6,419	13,580	13,905	11,363

Net income	$7,048	$6,119	$12,578	$14,179	$11,036

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

25. PARENT COMPANY FINANCIAL INFORMATION (Continued)

Beneficial Mutual Bancorp, Inc.

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME – PARENT COMPANY ONLY

	For the Six Months Ended June 30,		For the Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
	(Unaudited)
Net Income	$7,048	$6,119	$12,578	$14,179	$11,036
Other comprehensive income, net of tax:
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) on available-for-sale securities arising during the period (net of deferred tax of $6,765, $9,250, $13,403, $44, and $7,075 for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013, 2012, and 2011, respectively)	11,644	(15,850)	(22,993)	(115)	11,424
Unrealized losses on available-for-sale securities transferred to held-to- maturity during the period (net of deferred tax of $1,990 for the six months ended June 30,2014)	(3,426)	—	—	—	—
Accretion of unrealized losses on available-for sale securities transferred to held-to-maturity (net of deferred tax of $109 for the six months ended June 30, 2014)	189	—	—	—	—
Reclassification adjustment for net gains on available for sale securities included in net income (net of tax of $459, $1,063, and $240 for the years ended December 31, 2013, 2012, and 2011, respectively)	(188)	(952)	(788)	(1,820)	(411)
Defined benefit pension plans:
Pension gains (losses), other postretirement and postemployment benefit plan adjustments (net of tax of $265, $405, $5,002, $1,684, and $6,857 for the six months ended June 30, 2014 and 2013 years ended December 31, 2013, 2012, and 2011, respectively)	268	735	9,454	(3,930)	(10,293)

Total other comprehensive income (loss)	8,487	(16,067)	(14,327)	(5,865)	720

Comprehensive income (loss)	$15,535	($9,948)	($1,749)	$8,314	$11,756

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

25. PARENT COMPANY FINANCIAL INFORMATION (Continued)

Beneficial Mutual Bancorp, Inc.

CONDENSED STATEMENTS OF CASH FLOW– PARENT COMPANY ONLY

	For the Six Months Ended June 30,		For the Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
	(Unaudited)
OPERATING ACTIVITIES:
Net income	$7,048	$6,119	$12,578	$14,179	$11,036
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net earnings of subsidiaries	(7,351)	(6,419)	(13,580)	(13,905)	(11,363)
Investment securities gain	—	—	—	(1,112)	(131)
Accrued interest receivable	—	—	—	—	14
Accrued interest payable	(3)	(2)	1	(6)	3
Net intercompany transactions	3,188	5,312	7,159	2,550	26,529
Amortization of debt premium on debenture	9	9	18	18	17
Changes in assets and liabilities that provided (used) cash:
Other liabilities	50	(34)	123	(457)	516
Other assets	(368)	(1,970)	(802)	161	724

Net cash provided by operating activities	2,573	3,015	5,497	1,428	27,345

INVESTING ACTIVITIES:
Proceeds from sales of investment securities available- for-sale	—	—	—	3,589	682
Net change in money market securities	12	12	108	(1)	7
Cash paid in business combination	—	—	—	(29,438)	—

Net cash provided by (used) investing activities	12	12	108	(25,850)	689

FINANCING ACTIVITIES:
Dividend from the Bank	—	—	20,000	10,000	—
Purchase of treasury stock	(22,480)	(4,852)	(21,658)	(8,751)	(3,346)
Proceeds from exercise of stock options	2,050	26	—	—	—

Net cash (used) provided by financing activities	(20,430)	(4,826)	(1,658)	1,249	(3,346)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(17,845)	(1,799)	3,947	(23,173)	24,688
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	36,572	32,625	32,625	55,798	31,110

CASH AND CASH EQUIVALENTS, END OF YEAR	$18,727	$30,826	$36,572	$32,625	$55,798

SUPPLEMENTAL DISCLOSURES OF CASH FLOW AND NON-CASH INFORMATION:
Cash payments for interest	$231	$240	$486	$528	$498
Cash payments of income taxes	—	4	4	68	47

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(All dollar amounts are presented in thousands, except per share data)

26. SUBSEQUENT EVENT (CONVERSION AND STOCK OFFERING)

On August 14, 2014, the boards of directors of the Company and Beneficial Savings Bank MHC and the board of trustees of the Bank adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure. Pursuant to the Plan of Conversion: (1) Beneficial Savings Bank MHC will merge with and into the Company, with the Company being the surviving entity (the “MHC Merger”); (2) the Company will merge with and into a newly formed Maryland corporation named Beneficial Bancorp, Inc. (the “Holding Company”); (3) the Bank will become a wholly-owned subsidiary of the Holding Company; (4) the shares of common stock of the Company held by persons other than Beneficial Savings Bank MHC (whose shares will be canceled) will be converted into shares of common stock of the Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons; and (5) the Holding Company will offer and sell shares of its common stock to certain depositors of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion.

At the time of conversion, liquidation accounts will be established in an amount equal to the percentage of the outstanding shares of the Company owned by Beneficial Savings Bank MHC before the MHC Merger, multiplied by the Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final offering prospectus for the conversion, plus the value of the net assets of Beneficial Savings Bank MHC as reflected in the latest statement of financial condition of Beneficial Savings Bank MHC before the effective date of the conversion. The liquidation accounts will be maintained for the benefit of eligible account holders and supplemental eligible account holders (collectively, “eligible depositors”) who continue to maintain their deposit accounts in the Bank after the conversion. In the event of a complete liquidation of the Bank or the Bank and the Holding Company (and only in such event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock. Neither the Holding Company nor the Bank may declare or pay a cash dividend if the effect thereof would cause its equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements applicable to the Bank or the Holding Company.

The transactions contemplated by the Plan of Conversion are subject to approval by the shareholders of the Company, the depositors of the Bank and the Board of Governors of the Federal Reserve System. Meetings of the Company’s shareholders and the Bank’s depositors are expected to be held to approve the Plan of Conversion in the fourth calendar quarter of 2014. If the conversion and offering are completed, eligible conversion and offering costs will be netted against the offering proceeds. If the conversion and offering are terminated, such costs will be expensed.

You should rely only on the information contained in this prospectus. Neither Beneficial Bank nor Beneficial Bancorp has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Proposed Holding Company for Beneficial Bank)

Up to

63,250,000 Shares

COMMON STOCK

Prospectus

SANDLER O’NEILL + PARTNERS, L.P.

                    , 2014

Until                     , all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ALTERNATE PROSPECTUS FOR EXCHANGE OFFER

Explanatory Note

Beneficial Bancorp, Inc., a recently formed Maryland corporation, is offering shares of its common stock for sale to eligible depositors, certain borrowers and the public in connection with the conversion of Beneficial Mutual Savings Bank from the mutual holding company structure to the stock holding company structure. Concurrent with the completion of the conversion and the offering, shares of common stock of Beneficial Mutual Bancorp, Inc., a federal corporation, owned by persons other than Beneficial Savings Bank MHC will be canceled and exchanged for shares of Beneficial Bancorp, Inc. This alternate prospectus serves as the proxy statement for the special meeting of shareholders of Beneficial Mutual Bancorp, Inc., at which meeting shareholders will be asked to approve the plan of conversion and reorganization, and the prospectus for the shares of Beneficial Bancorp, Inc. to be issued in the exchange offer. As indicated in this alternate prospectus, portions of the alternate prospectus will be identical to portions of the offering prospectus.

This explanatory note will not appear in the final proxy statement/prospectus.

[LOGO OF BENEFICIAL MUTUAL BANCORP, INC.]

Dear Shareholder:

Beneficial Mutual Bancorp, Inc. a federal corporation, is soliciting shareholder votes regarding the conversion of Beneficial Bank from the partially public mutual holding company form of organization to the fully public stock holding company structure. The conversion involves the formation of a new holding company for Beneficial Bank, which will be a Maryland corporation called Beneficial Bancorp, Inc., the exchange of shares of Beneficial Bancorp for your shares of Beneficial Mutual Bancorp, and the sale by Beneficial Bancorp of up to 63,250,000 shares of common stock. We also intend to contribute $1.0 million in cash to The Beneficial Foundation in connection with the conversion. Other than shares issued in the exchange, we will not issue any shares of Beneficial Bancorp common stock to The Beneficial Foundation in connection with the conversion and offering. Upon completion of the transactions, Beneficial Mutual Bancorp will cease to exist.

The Proxy Vote—Your Vote Is Very Important

We have received conditional regulatory approval to implement the conversion, however we must also receive the approval of our shareholders. Enclosed is a proxy statement/prospectus describing the proposals before our shareholders. Please promptly vote the enclosed proxy card. Our Board of Directors urges you to vote “FOR” the plan of conversion and “FOR” the contribution to the charitable foundation.

The Exchange

At the conclusion of the conversion, your shares of Beneficial Mutual Bancorp common stock will be exchanged for shares of common stock of Beneficial Bancorp. The number of new shares of Beneficial Bancorp common stock that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus. Shortly after the completion of the conversion, our exchange agent will send a transmittal form to each shareholder of Beneficial Mutual Bancorp who holds stock certificates. The transmittal form will explain the procedure to follow to exchange your shares. Please do not deliver your certificate(s) before you receive the transmittal form. Shares of Beneficial Mutual Bancorp that are held in street name (e.g. in a brokerage account) will be converted automatically at the conclusion of the conversion. No action or documentation is required of you.

The Stock Offering

We are offering the shares of common stock of Beneficial Bancorp for sale at $10.00 per share. The shares are being offered in a “subscription offering” to eligible depositors of Beneficial Bank. If all shares are not subscribed for in the subscription offering, shares are expected to be available in a “community offering” to Beneficial Mutual Bancorp public shareholders and others not eligible to place orders in the subscription offering. If you are interested in purchasing shares of our common stock, you may request a stock order form and prospectus by calling our Stock Information Center at the phone number in the Questions and Answers section herein. The stock offering period is expected to expire on [DATE 1], 2014.

If you have any questions please refer to the Questions and Answers section herein. We thank you for your support as a shareholder of Beneficial Mutual Bancorp.

Sincerely,

Gerard P. Cuddy

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

[LOGO]

BENEFICIAL BANCORP, INC.

(Proposed Holding Company for Beneficial Bank)

PROSPECTUS OF BENEFICIAL BANCORP, INC.

PROXY STATEMENT OF BENEFICIAL MUTUAL BANCORP, INC.

Beneficial Bank is converting from a mutual holding company structure to a fully-public stock holding company ownership structure. Currently, Beneficial Bank is a wholly-owned subsidiary of Beneficial Mutual Bancorp, Inc., a federal corporation. Beneficial Savings Bank MHC owns 60.6% of Beneficial Mutual Bancorp’s common stock. The remaining 39.4% of Beneficial Mutual Bancorp’s common stock is owned by public shareholders. As a result of the conversion, our newly formed company, Beneficial Bancorp, Inc., a Maryland corporation, will become the parent of Beneficial Bank. Each share of Beneficial Mutual Bancorp common stock owned by the public will be exchanged for between 1.0206 and 1.3808 shares of common stock of Beneficial Bancorp so that Beneficial Mutual Bancorp’s existing public shareholders will own approximately the same percentage of Beneficial Bancorp common stock as they owned of Beneficial Mutual Bancorp’s common stock immediately before the conversion. The actual number of shares that you will receive will depend on the percentage of Beneficial Mutual Bancorp common stock held by the public at the completion of the conversion, the final independent appraisal of Beneficial Bancorp and the number of shares of Beneficial Bancorp common stock sold in the offering described in the following paragraph. The exchange ratio will not depend on the market price of Beneficial Mutual Bancorp common stock. See “Proposal 1—Approval of the Plan of Conversion—Share Exchange Ratio” for a discussion of the exchange ratio.

Concurrently with the exchange offer, we are offering up to 63,250,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 46,750,000 shares to complete the offering. All shares are offered at a price of $10.00 per share. The shares we are offering represent the 60.6% ownership interest in Beneficial Mutual Bancorp now owned by Beneficial Savings Bank MHC. We are offering the shares of common stock in a “subscription offering” to eligible depositors of Beneficial Bank. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to residents in our local communities and to the shareholders of Beneficial Mutual Bancorp. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering through a syndicated offering, which would be an offering to the general public on a best efforts basis by a syndicate of selected broker-dealers. Instead of a syndicated offering, shares not purchased in the subscription offering or the community offering may be sold in a firm commitment underwritten offering.

The conversion of Beneficial Savings Bank MHC and the offering and exchange of common stock by Beneficial Bancorp is referred to herein as the “conversion and offering.” After the conversion and offering are completed, Beneficial Bank will be a wholly-owned subsidiary of Beneficial Bancorp, and 100% of the common stock of Beneficial Bancorp will be owned by public shareholders. As a result of the conversion and offering, Beneficial Mutual Bancorp and Beneficial Savings Bank MHC will cease to exist.

In connection with the conversion, we also intend to contribute $1.0 million in cash to our existing charitable foundation, The Beneficial Foundation. Other than shares issued in the exchange, we will not issue any shares of Beneficial Bancorp common stock to The Beneficial Foundation in connection with the conversion and offering. See “Proposal 4—Contribution to the Charitable Foundation.”

Beneficial Mutual Bancorp’s common stock currently trades on the Nasdaq Global Select Market under the symbol “BNCL” and we expect the common stock of Beneficial Bancorp will also trade on the Nasdaq Global Select Market under the symbol “BNCL.” The conversion and offering will be conducted pursuant to the plan of conversion and reorganization (the “plan of conversion”) of Beneficial Bank, Beneficial Mutual Bancorp and Beneficial Savings Bank MHC. The conversion and offering cannot be completed unless the shareholders of Beneficial Mutual Bancorp approve the plan of conversion. Shareholders of Beneficial Mutual Bancorp will consider and vote upon the plan of conversion at Beneficial Mutual Bancorp’s special meeting of shareholders at                     on [MEETING DATE] at         :00         .m., Eastern time. Beneficial Mutual Bancorp’s board of directors unanimously recommends that shareholders vote “FOR” the plan of conversion.

The contribution to the charitable foundation must also be approved by the shareholders of Beneficial Mutual Bancorp at the special meeting of shareholders. However, the completion of the conversion and offering is not dependent upon the approval of the contribution to the charitable foundation. Beneficial Mutual Bancorp’s board of directors unanimously recommends that shareholders vote “FOR” the contribution to the charitable foundation.

This document serves as the proxy statement for the special meeting of shareholders of Beneficial Mutual Bancorp and the prospectus for the shares of Beneficial Bancorp common stock to be issued in exchange for shares of Beneficial Mutual Bancorp common stock. We urge you to read this entire document carefully. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission and the Federal Reserve Board. This document does not serve as the prospectus relating to the offering by Beneficial Bancorp of its shares of common stock in the offering, which will be made pursuant to a separate prospectus.

This proxy statement/prospectus contains information that you should consider in evaluating the plan of conversion. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 5 for a discussion of certain risk factors relating to the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is                     , 2014, and it is first being mailed to shareholders

of Beneficial Mutual Bancorp on or about                     , 2014.

Beneficial Mutual Bancorp, Inc.

1818 Market Street

Philadelphia, Pennsylvania 19103

(215) 864-6000

Notice of Special Meeting of Shareholders

On [MEETING DATE], Beneficial Mutual Bancorp will hold its special meeting of shareholders at                             . The meeting will begin at         :00     .m., Eastern time. At the meeting, shareholders will consider and act on the following:

1.	The approval of a plan of conversion and reorganization (the “plan of conversion”) pursuant to which: (A) Beneficial Savings Bank MHC, which currently owns 60.6% of the common stock of Beneficial Mutual Bancorp, will merge with and into Beneficial Mutual Bancorp, with Beneficial Mutual Bancorp being the surviving entity; (B) Beneficial Mutual Bancorp will merge with and into Beneficial Bancorp, a Maryland corporation recently formed to be the holding company for Beneficial Bank, with Beneficial Bancorp being the surviving entity; (C) the outstanding shares of Beneficial Mutual Bancorp, other than those held by Beneficial Savings Bank MHC, will be converted into shares of common stock of Beneficial Bancorp; and (D) Beneficial Bancorp will offer shares of its common stock for sale in a subscription offering and, if necessary, in a direct community offering and/or syndicated community offering or firm commitment underwritten offering.

2.	An informational proposal regarding approval of a provision in Beneficial Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to Beneficial Bancorp’s articles of incorporation.

3.	An informational proposal regarding approval of a provision in Beneficial Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Beneficial Bancorp’s outstanding voting stock.

4.	The approval of the contribution of $1.0 million in cash to The Beneficial Foundation, a Pennsylvania non-stock corporation that is dedicated to charitable purposes within the communities in which Beneficial Bank conducts its business.

5.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the charitable foundation.

6.	Such other business that may properly come before the meeting.

NOTE: The board of directors is not aware of any other business to come before the meeting.

The provisions of Beneficial Bancorp’s articles of incorporation, which are summarized as informational proposals 2 and 3 were approved as part of the process in which the board of directors of Beneficial Mutual Bancorp approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and the contribution to the charitable foundation. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Only shareholders as of [RECORD DATE] are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Please vote by telephone or via the Internet or by completing and signing the enclosed form of proxy, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

William J. Kline, Jr.
Corporate Secretary

Philadelphia, Pennsylvania

[MAIL DATE]

QUESTIONS AND ANSWERS

You should read this document for more information about the conversion and offering.

The Proxy Vote

Q.	What am I being asked to approve?

A.	Beneficial Mutual Bancorp shareholders as of [RECORD DATE] are asked to vote on the plan of conversion. Under the plan of conversion, Beneficial Bank will convert from the mutual holding company form of organization to the stock holding company form, and as part of such conversion, our newly formed stock holding company, Beneficial Bancorp, will offer for sale shares of its common stock representing Beneficial Savings Bank MHC’s 60.6% ownership interest in Beneficial Mutual Bancorp. In addition to the shares of common stock to be issued to those who purchase shares in the offering, public shareholders of Beneficial Mutual Bancorp as of the completion of the conversion and offering will receive shares of Beneficial Bancorp common stock in exchange for their existing shares of Beneficial Mutual Bancorp common stock. The exchange will be based on an exchange ratio that will result in Beneficial Mutual Bancorp’s existing public shareholders owning approximately the same percentage of Beneficial Bancorp common stock as they owned of Beneficial Mutual Bancorp immediately before the conversion and offering.

Shareholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of Beneficial Bancorp:

•	Approval of a provision in Beneficial Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to Beneficial Bancorp’s articles of incorporation; and

•	Approval of a provision in Beneficial Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Beneficial Bancorp’s outstanding voting stock.

The provisions of Beneficial Bancorp’s articles of incorporation, which are summarized as informational proposals were approved as part of the process in which the board of directors of Beneficial Mutual Bancorp approved the plan of conversion. These proposals are informational in nature only because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and the contribution to our charitable foundation. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of Beneficial Bancorp’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of Beneficial Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

In addition, shareholders will vote on a proposal to contribute to The Beneficial Foundation $1.0 million in cash and a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the charitable foundation.

YOUR VOTE IS IMPORTANT. WE CANNOT COMPLETE THE CONVERSION AND OFFERING AND CONTRIBUTE TO THE CHARITABLE FOUNDATION UNLESS THOSE PROPOSALS RECEIVES THE AFFIRMATIVE VOTE OF A MAJORITY OF SHARES HELD BY OUR PUBLIC SHAREHOLDERS.

Q.	What is the conversion and related stock offering?

A.	Beneficial Bank is converting from a partially-public mutual holding company structure to a fully-public stock holding company ownership structure. Currently, Beneficial Savings Bank MHC owns 60.6% of Beneficial Mutual Bancorp’s common stock. The remaining 39.4% of Beneficial Mutual Bancorp’s common stock is owned by public shareholders. As a result of the conversion, Beneficial Bancorp will become the parent of Beneficial Bank.

Shares of common stock of Beneficial Bancorp, representing the 60.6% ownership interest of Beneficial Savings Bank MHC in Beneficial Mutual Bancorp, are being offered for sale to eligible depositors of Beneficial Bank and, possibly, to the public. At the completion of the conversion and offering, public shareholders of Beneficial Mutual Bancorp will exchange their shares of Beneficial Mutual Bancorp common stock for shares of common stock of Beneficial Bancorp.

After the conversion and offering are completed, Beneficial Bank will be a wholly-owned subsidiary of Beneficial Bancorp, and 100% of the common stock of Beneficial Bancorp will be owned by public shareholders. As a result of the conversion and offering, Beneficial Mutual Bancorp and Beneficial Savings Bank MHC will cease to exist.

i

See “Proposal 1—Approval of the Plan of Conversion” beginning on page     of this proxy statement/prospectus, for more information about the conversion and offering.

Q.	What are reasons for the conversion and offering?

A.	The primary reasons for the conversion and offering are to eliminate the uncertainties associated with the mutual holding company structure under financial reform legislation, transition us to a more familiar and flexible organizational structure, facilitate future mergers and acquisitions and improve the liquidity of our shares of common stock.

Q.	What are the reasons for the contribution to the charitable foundation?

A.	Beneficial Bank has a long-standing commitment to making charitable contributions within the communities in which we conduct our business. The Beneficial Foundation has enhanced our ability to support community development and charitable causes and the additional funding will provide the charitable foundation with additional liquidity to fulfill its commitment to our communities.

Q.	How will the contribution to the charitable foundation affect the new holding company and its shareholders?

A.	The contribution of cash to the charitable foundation will result in an expense, and a related reduction in earnings, for the new holding company for the quarter in which the conversion is completed.

Q.	Why should I vote?

A.	You are not required to vote, but your vote is very important. For us to implement the plan of conversion and the contribution to the charitable foundation, we must receive the affirmative vote of (1) the holders of at least two-thirds of the outstanding shares of Beneficial Mutual Bancorp common stock, including shares held by Beneficial Savings Bank MHC and (2) the holders of a majority of the outstanding shares of Beneficial Mutual Bancorp common stock entitled to vote at the special meeting, excluding shares held by Beneficial Savings Bank MHC. Your board of directors recommends that you vote “FOR” the plan of conversion and the contribution to the charitable foundation.

Q.	What happens if I don’t vote?

A.	Your prompt vote is very important. Not voting will have the same effect as voting “AGAINST” the plan of conversion and the contribution to the charitable foundation. Without sufficient favorable votes “FOR” the plan of conversion, we cannot complete the conversion and offering or make the contribution to the charitable foundation.

Q.	How do I vote?

A.	You should mark your vote, sign your proxy card and return it in the enclosed proxy reply envelope. Alternatively, you may vote by telephone or via the Internet, by following instructions on your proxy card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION AND THE CONTRIBUTION TO THE CHARITABLE FOUNDATION.

Q.	If my shares are held in street name, will my broker automatically vote on my behalf?

A.	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q.	What if I do not give voting instructions to my broker?

A.	Your vote is important. If you do not instruct your broker to vote your shares, the unvoted proxy will have the same effect as a vote against the plan of conversion and the contribution to the charitable foundation.

Q.	How can I revoke my proxy?

A.	You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of Beneficial Mutual Bancorp in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Q.	What if the plan of conversion is approved, but the contribution to the charitable foundation is not approved?

A.	The contribution to the charitable foundation will only be made if both proposals are approved. If the contribution to the charitable foundation is not approved, but the plan of conversion is approved, our board of directors will complete the conversion and offering without the contribution to the charitable foundation.

The Exchange

Q.	I currently own shares of Beneficial Mutual Bancorp common stock. What will happen to my shares as a result of the conversion?

A.	At the completion of the conversion, your shares of Beneficial Mutual Bancorp common stock will be canceled and exchanged for shares of common stock of Beneficial Bancorp, a newly formed Maryland corporation. The number of shares you will receive will be based on an exchange ratio, determined as of the completion of the conversion and offering, that is intended to result in Beneficial Mutual Bancorp’s existing public shareholders owning approximately 39.4% of Beneficial Bancorp’s common stock, which is the same percentage of Beneficial Mutual Bancorp common stock currently owned by existing public shareholders, as adjusted to reflect the assets of Beneficial Savings Bank MHC.

Q.	Does the exchange ratio depend on the market price of Beneficial Mutual Bancorp common stock?

A.	No, the exchange ratio will not be based on the market price of Beneficial Mutual Bancorp common stock. Therefore, changes in the price of Beneficial Mutual Bancorp common stock between now and the completion of the conversion and offering will not affect the calculation of the exchange ratio.

Q.	How will the actual exchange ratio be determined?

A.	Because the purpose of the exchange ratio is to maintain the ownership percentage of the existing public shareholders of Beneficial Mutual Bancorp, the actual exchange ratio will depend on the number of shares of Beneficial Bancorp’s common stock sold in the offering and, therefore, cannot be determined until the completion of the conversion and offering.

Q.	How many shares will I receive in the exchange?

A.	You will receive between 1.0206 and 1.3808 shares of Beneficial Bancorp common stock for each share of Beneficial Mutual Bancorp common stock you own on the date of the completion of the conversion and offering. For example, if you own 100 shares of Beneficial Mutual Bancorp common stock, and the exchange ratio is 1.2007 (at the midpoint of the offering range), you will receive 120 shares of Beneficial Bancorp common stock and $0.70 in cash, the value of the fractional share, based on the $10.00 per share purchase price in the offering. Shareholders who hold shares in street name at a brokerage firm or are held in book-entry form by our transfer agent will receive these funds in their accounts. Shareholders who hold stock certificates will receive a check in the mail.

Q.	Should I submit my stock certificates now?

A.	No. If you hold a stock certificate for Beneficial Mutual Bancorp common stock, instructions for exchanging your certificate will be sent to you after completion of the conversion and offering. Until you submit the transmittal form and certificate, you will not receive your new certificate and check for cash in lieu of fractional shares, if any. If your shares are held in street name at a brokerage firm, the share exchange will occur automatically upon completion of the conversion and offering, without any action on your part. Please do not send in your stock certificate until you receive a transmittal form and instructions.

Q.	Do I have dissenters’ and appraisal rights?

A.	No. Shareholders of Beneficial Mutual Bancorp do not have dissenters’ rights in connection with the conversion and offering.

Stock Offering

Q.	May I place an order to purchase shares in the offering, in addition to the shares that I will receive in the exchange?

A.	Eligible depositors of Beneficial Bank have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be made available for sale to the public in a community offering. Beneficial Mutual Bancorp shareholders have a preference in the community offering after orders submitted by residents of our communities. If you would like to receive a prospectus and stock order form, please call our Stock Information Center at ( ) from : a.m. to : p.m., Eastern time, Monday through Friday. The Stock Information Center will be closed weekends and bank holidays.

Order forms, along with full payment, must be received (not postmarked) no later than         :    p.m., Eastern time on [DATE 1].

Other Questions?

For answers to questions about the conversion or voting, please read this proxy statement/prospectus. Questions about voting may be directed to our proxy information agent, Laurel Hill Advisory Group, LLC, by calling (        )             -            , Monday through Friday, from         :    a.m. to         :    p.m., Eastern time. For answers to questions about the stock offering, you may call our Stock Information Center, toll-free, at (            )             from         :    a.m. to         :    p.m., Eastern time, Monday through Friday. A copy of the plan of conversion is available from Beneficial Bank upon written request to the Corporate Secretary and is available for inspection at the offices of Beneficial Bank and at the Federal Reserve Board.

SUMMARY

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully.

Special Meeting of Shareholders

Date, Time and Place; Record Date

The special meeting of Beneficial Mutual Bancorp shareholders is scheduled to be held at             at             :            .m., Eastern time, on [MEETING DATE]. Only Beneficial Mutual Bancorp shareholders of record as of the close of business on [RECORD DATE] are entitled to notice of, and to vote at, the special meeting of shareholders and any adjournments or postponements of the meeting.

Purpose of the Meeting

Shareholders will be voting on the following proposals at the special meeting:

1.	Approval of the plan of conversion;

2.	An informational proposal regarding approval of a provision in Beneficial Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to Beneficial Bancorp’s articles of incorporation;

3.	An informational proposal regarding approval of a provision in Beneficial Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Beneficial Bancorp’s outstanding voting stock;

4.	Approval of the contribution to the charitable foundation; and

5.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion and the contribution to the charitable foundation.

The provisions of Beneficial Bancorp’s articles of incorporation, which are summarized as informational proposals 2 and 3 were approved as part of the process in which the board of directors of Beneficial Mutual Bancorp approved the plan of conversion. These proposals are informational in nature only because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and the contribution to the charitable foundation. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of Beneficial Bancorp’s articles of incorporation, which are summarized as informational proposals, may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of Beneficial Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Vote Required

Proposal 1: Approval of the Plan of Conversion. Approval of the plan of conversion requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Beneficial Mutual Bancorp, including the shares held by Beneficial Savings Bank MHC and a majority of the outstanding shares of Beneficial Mutual Bancorp, excluding the shares held by Beneficial Savings Bank MHC.

Informational Proposals 2 and 3. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Proposal 4: Approval of the Contribution to the Charitable Foundation. The contribution of $1.0 million in cash to The Beneficial Foundation must be approved by at least a majority of the outstanding shares entitled to be cast at the special meeting by Beneficial Mutual Bancorp shareholders, and by at least a majority of the outstanding shares entitled to be cast at the special meeting by Beneficial Mutual Bancorp shareholders other than Beneficial Savings Bank MHC.

1

Proposal 5: Approval of the Adjournment of the Special Meeting. We must obtain the affirmative vote of the majority of the shares represented at the special meeting and entitled to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion and/or to approve the contribution to the charitable foundation.

As of the record date, there were                 shares of Beneficial Mutual Bancorp common stock outstanding, of which Beneficial Savings Bank MHC owned            . The directors and executive officers of Beneficial Mutual Bancorp (and their affiliates), as a group, beneficially owned             shares of Beneficial Mutual Bancorp common stock, representing     % of the outstanding shares of Beneficial Mutual Bancorp common stock and     % of the shares held by persons other than Beneficial Savings Bank MHC as of such date. Beneficial Savings Bank MHC and our directors and executive officers intend to vote their shares in favor of the plan of conversion and the contribution to the charitable foundation.

Our Company

Beneficial Mutual Bancorp is, and Beneficial Bancorp following the completion of the conversion and offering will be, the holding company for Beneficial Bank. Beneficial Bank, whose legal name is Beneficial Mutual Savings Bank, is a Pennsylvania-chartered stock savings bank headquartered in Philadelphia, Pennsylvania. Beneficial Bank has provided community banking services to individuals and small- to medium-sized businesses in the Delaware Valley area since 1853. Beneficial Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania with 58 offices in the greater Philadelphia and South New Jersey regions. Upon the completion of the conversion, Beneficial Bank intends to change its legal name from Beneficial Mutual Savings Bank to Beneficial Bank.

Beneficial Bank offers traditional financial services to consumers and businesses in its market areas. Beneficial Bank attracts deposits from the general public and uses those funds to originate a variety of loans, including commercial real estate loans, commercial business loans, one- to four-family real estate loans, consumer loans, home equity loans and construction loans. Beneficial Bank also offers insurance brokerage and investment advisory services through its wholly owned subsidiaries, Beneficial Insurance Services, LLC and Beneficial Advisors, LLC, respectively.

At June 30, 2014, Beneficial Bank exceeded all regulatory capital requirements and was considered a “well-capitalized” bank. Beneficial Bank has not participated in any of the U.S. Treasury’s capital raising programs for financial institutions. Beneficial Bank is regulated by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation.

The Conversion

Description of the Conversion

[SAME AS OFFERING PROSPECTUS]

Reasons for the Conversion and Offering

[SAME AS OFFERING PROSPECTUS]

Conditions to Completing the Conversion and Offering

[SAME AS OFFERING PROSPECTUS]

The Exchange of Existing Shares of Beneficial Mutual Bancorp Common Stock

[SAME AS OFFERING PROSPECTUS]

2

Effect of the Conversion on Shareholders of Beneficial Mutual Bancorp

The following table compares historical information for Beneficial Bancorp with similar information on a pro forma and per equivalent Beneficial Mutual Bancorp share basis. The information listed as “per equivalent Beneficial Bancorp share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table.

	Beneficial Mutual Bancorp Historical	Pro Forma	Exchange Ratio	Per Equivalent Beneficial Bancorp Share
Book value per share at June 30, 2014:
Sale of 46,750,000 shares	$7.94	$13.32	1.0206	$13.59
Sale of 55,000,000 shares	7.94	12.15	1.2007	14.56
Sale of 63,250,000 shares	7.94	11.25	1.3808	15.53

Earnings per share for the six months ended June 30, 2014:
Sale of 46,750,000 shares	$0.09	$0.09	1.0206	$0.09
Sale of 55,000,000 shares	0.09	0.07	1.2007	0.08
Sale of 63,250,000 shares	0.09	0.06	1.3808	0.08

Price per share (1):
Sale of 46,750,000 shares	$13.37	$10.00	1.0206	$10.21
Sale of 55,000,000 shares	13.37	10.00	1.2007	12.01
Sale of 63,250,000 shares	13.37	10.00	1.3808	13.81

(1)	At August 14, 2014, which was the day of the adoption of the plan of conversion.

How We Determined the Offering Range and Exchange Ratio

[SAME AS OFFERING PROSPECTUS]

How We Intend to Use the Proceeds of this Offering

[SAME AS OFFERING PROSPECTUS]

Benefits of the Conversion to Management

[SAME AS OFFERING PROSPECTUS]

Purchases by Directors and Executive Officers

[SAME AS OFFERING PROSPECTUS]

Our Contribution of Cash to The Beneficial Foundation

[SAME AS OFFERING PROSPECTUS]

Market for Beneficial Bancorp’s Common Stock

[SAME AS OFFERING PROSPECTUS]

Our Dividend Policy

[SAME AS OFFERING PROSPECTUS]

Dissenters’ Rights

Shareholders of Beneficial Mutual Bancorp do not have dissenters’ rights in connection with the conversion and offering.

3

Differences in Shareholder Rights

As a result of the conversion, existing shareholders of Beneficial Mutual Bancorp will become shareholders of Beneficial Bancorp. The rights of shareholders of Beneficial Bancorp will be less than the rights shareholders currently have. The decrease in shareholder rights results from differences between the articles of incorporation and bylaws of Beneficial Bancorp and the charter and bylaws of Beneficial Mutual Bancorp and from distinctions between Maryland and federal law. The differences in shareholder rights under the articles of incorporation and bylaws of Beneficial Bancorp are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its shareholders. However, the provisions in Beneficial Bancorp’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult.

The differences in shareholder rights include the following:

•	supermajority voting requirements for certain business combinations and changes to some provisions of the articles of incorporation and bylaws;

•	limitation on the right to vote shares;

•	a majority of shareholders required to call special meetings of shareholders; and

•	greater lead time required for shareholders to submit business proposals or director nominations.

Tax Consequences

[SAME AS OFFERING PROSPECTUS]

4

RISK FACTORS

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of Beneficial Bancorp common stock.

Risks Related to Our Business

[SAME AS OFFERING PROSPECTUS]

Risks Related to the Offering and Share Exchange

The market value of Beneficial Bancorp common stock received in the share exchange may be less than the market value of Beneficial Mutual Bancorp common stock exchanged.

The number of shares of Beneficial Bancorp common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of Beneficial Mutual Bancorp common stock held by the public before the completion of the conversion and offering, the final independent appraisal of Beneficial Bancorp common stock prepared by RP Financial and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public shareholders of Beneficial Mutual Bancorp common stock will own approximately the same percentage of Beneficial Bancorp common stock after the conversion and offering as they owned of Beneficial Mutual Bancorp common stock immediately before the completion of the conversion and offering, exclusive of the effect of their purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares. The exchange ratio will not depend on the market price of Beneficial Mutual Bancorp common stock.

The exchange ratio ranges from 1.0206 to 1.3808 shares of Beneficial Bancorp common stock per share of Beneficial Mutual Bancorp common stock. Shares of Beneficial Bancorp common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of Beneficial Mutual Bancorp common stock at the time of the exchange, the initial market value of the Beneficial Bancorp common stock that you receive in the share exchange could be less than the market value of the Beneficial Mutual Bancorp common stock that you currently own. See “Proposal 1—Approval of the Plan of Conversion—The Share Exchange Ratio.”

[REMAINDER SAME AS OFFERING PROSPECTUS]

5

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our beliefs, goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins, reduce the fair value of financial instruments or reduce the demand for our loan products;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	changes in the quality and composition of our loan or investment portfolios;

•	changes in real estate market values in our market area;

•	decreased demand for loan products, deposit flows, competition, demand for financial services in our market area;

•	legislative or regulatory changes that adversely affect our business or changes in the monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	technological changes that may be more difficult or expensive than expected;

•	success or consummation of new business initiatives may be more difficult or expensive than expected;

•	adverse changes in the securities markets;

•	the inability of third party service providers to perform; and

•	changes in accounting policies and practices, as may be adopted by bank regulatory agencies or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this proxy statement/prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

6

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

[SAME AS OFFERING PROSPECTUS]

7

RECENT DEVELOPMENTS

[SAME AS OFFERING PROSPECTUS]

8

SPECIAL MEETING OF BENEFICIAL MUTUAL BANCORP SHAREHOLDERS

Date, Place, Time and Purpose

Beneficial Mutual Bancorp’s board of directors is sending you this document to request that you allow your shares of Beneficial Mutual Bancorp to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the Beneficial Mutual Bancorp board of directors will ask you to vote on a proposal to approve the plan of conversion. You will also be asked to vote on informational provisions regarding Beneficial Bancorp’s articles of incorporation and a proposal to approve a cash contribution of $1.0 million to our charitable foundation. You also may be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the plan of conversion and/or the contribution to the charitable foundation. The special meeting will be held at                             at     :        .m., Eastern time, on [MEETING DATE].

Who Can Vote at the Meeting

You are entitled to vote your Beneficial Mutual Bancorp common stock if our records show that you held your shares as of the close of business on [RECORD DATE]. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on [RECORD DATE], there were             shares of Beneficial Mutual Bancorp common stock outstanding. Each share of common stock has one vote. Beneficial Mutual Bancorp’s charter provides that a record owner of Beneficial Mutual Bancorp common stock (other than Beneficial Savings Bank MHC) who beneficially owns, either directly or indirectly, in excess of 10% of Beneficial Mutual Bancorp’s outstanding shares, is not entitled to vote the shares held in excess of the 10% limit.

Attending the Meeting

If you are a shareholder as of the close of business on [RECORD DATE], you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Beneficial Mutual Bancorp common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Plan of Conversion. To be approved, the plan of conversion requires the affirmative vote of at least two-thirds of the outstanding shares of Beneficial Mutual Bancorp common stock, including the shares held by Beneficial Savings Bank MHC, and the affirmative vote of a majority of the votes eligible to be cast at the meeting, excluding shares of Beneficial Savings Bank MHC. Abstentions and broker non-votes will have the same effect as a vote against the plan of conversion.

Informational Proposals 2 and 3: Approval of Certain Provisions in Beneficial Bancorp’s Articles of Incorporation. While we are asking you to vote with respect to each of the informational proposals, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Proposal 4: Approval of the Contribution to the Charitable Foundation. The contribution of $1.0 million in cash to The Beneficial Foundation must be approved by at least a majority of the total number of votes entitled to be cast at the special meeting by Beneficial Mutual Bancorp shareholders, and by at least a majority of the total number of votes entitled to be cast at the special meeting by Beneficial Mutual Bancorp shareholders other than Beneficial Savings Bank MHC. Abstentions and broker non-votes will have the same effect as a vote against the contribution to the charitable foundation.

9

Proposal 5: Approval of the Adjournment of the Special Meeting. We must obtain the affirmative vote of the majority of the shares represented at the special meeting and entitled to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion. Abstentions will have the same effect as a vote against adjournment while broker non-votes will have no effect on this matter.

Shares Held by Beneficial Savings Bank MHC and Our Officers and Directors

As of [RECORD DATE], Beneficial Savings Bank MHC beneficially owned 16,791,758 shares of Beneficial Mutual Bancorp common stock. This equals 60.6% of our outstanding shares. Beneficial Savings Bank MHC intends to vote all of its shares in favor of the plan of conversion and/or the contribution to the charitable foundation.

As of [RECORD DATE], our officers and directors beneficially owned                 shares of Beneficial Mutual Bancorp common stock, not including shares that they may acquire upon the exercise of outstanding stock options. This equals     % of our outstanding shares and     % of shares held by persons other than Beneficial Savings Bank MHC. Our officers and directors intend to vote all of their shares in favor of the plan of conversion and the contribution to the charitable foundation.

Shares Held by The Beneficial Foundation

As of [RECORD DATE], The Beneficial Foundation held             shares of Beneficial Mutual Bancorp common stock. The foundation must vote its shares in the same proportion as all other shares voted on the proposal to approve the plan of conversion.

Voting by Proxy

Our board of directors is sending you this proxy statement to request that you allow your shares of Beneficial Mutual Bancorp common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Beneficial Mutual Bancorp common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors recommends that you vote “FOR” approval of the plan of conversion, “FOR” each of the Informational Proposals, “FOR” approval of the contribution to our charitable foundation and “FOR” approval of the adjournment of the special meeting.

If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the special meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of Beneficial Mutual Bancorp in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

If your Beneficial Mutual Bancorp common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Solicitation of Proxies

Beneficial Mutual Bancorp will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Beneficial Mutual Bancorp may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Beneficial Mutual Bancorp will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Beneficial Mutual Bancorp has retained Laurel Hill Advisory Group, LLC, a proxy solicitation firm, and has agreed to pay them a fee of $5,000 for shareholder solicitation services and $1,500 for shareholder information agent services plus reasonable out-of-pocket expenses and charges for telephone calls made and received in connection with this solicitation.

10

Participants in the Beneficial Mutual Savings Bank Employee Savings and Stock Ownership Plan and/or the Beneficial Mutual Bancorp, Inc. 2008 Equity Incentive Plan

If you participate in the Beneficial Mutual Savings Bank Employee Savings and Stock Ownership Plan (the “KSOP”), you will receive a voting instruction card that reflects all shares you may direct the trustee to vote on your behalf under the KSOP. Under the terms of the KSOP, all credited shares of Beneficial Mutual Bancorp common stock held by the KSOP trust are voted by the KSOP trustee, as directed by plan participants. All shares of Company common stock held in the KSOP trust that have not been credited to participants’ accounts and all credited shares for which no timely voting instructions are received, are voted by the KSOP trustee in the same proportion as shares for which the trustee has received timely voting instructions, subject to the exercise of its fiduciary duties. If you participate in the Beneficial Mutual Bancorp, Inc. 2008 Equity Incentive Plan, you will also receive a voting instruction card to direct the Equity Incentive Plan trustee how to vote the unvested shares of Company common stock awarded to you under the 2008 Equity Incentive Plan. The deadline for returning your voting instruction cards is                             .

PROPOSAL 1—APPROVAL OF THE PLAN OF CONVERSION

The conversion is being conducted pursuant to a plan of conversion and reorganization approved by the boards of directors of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp and the board of trustees of Beneficial Bank.

General

On August 14, 2014, the boards of directors of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp and the board of trustees of Beneficial Bank unanimously adopted a plan of conversion and reorganization (which is referred to as the “plan of conversion”). Under the plan of conversion, Beneficial Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of Beneficial Bancorp, a newly formed Maryland corporation. Current shareholders of Beneficial Mutual Bancorp, other than Beneficial Savings Bank MHC, will receive shares of Beneficial Bancorp common stock in exchange for their shares of Beneficial Mutual Bancorp common stock. Following the conversion and offering, Beneficial Mutual Bancorp and Beneficial Savings Bank MHC will no longer exist.

The conversion to a stock holding company structure also includes the offering by Beneficial Bancorp of its common stock to eligible depositors of Beneficial Bank in a subscription offering and to members of the general public through a community offering. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering through a syndicated offering, which would be an offering to the general public on a best efforts basis by a syndicate of selected broker-dealers. Instead of a syndicated offering, shares not purchased in the subscription offering or the community offering may be sold in a firm commitment underwritten offering. See “—Syndicated Offering or Firm Commitment Underwritten Offering” herein. The amount of capital being raised in the offering is based on an independent appraisal of Beneficial Bancorp. The terms of the offering are required by the regulations of the Federal Reserve Board.

Pursuant to the plan of conversion, Beneficial Bancorp will also make a cash contribution of $1.0 million to The Beneficial Foundation.

Consummation of the conversion and offering requires the approval of the Federal Reserve Board. In addition, pursuant to Federal Reserve Board regulations, consummation of the conversion and offering is conditioned upon the approval of the plan of conversion by (1) at least a majority of the total number of votes eligible to be cast by depositors of Beneficial Bank, (2) the holders of at least two-thirds of the shares of Beneficial Mutual Bancorp common stock eligible to vote, including shares held by Beneficial Savings Bank MHC, and (3) the holders of at least a majority of the outstanding shares of common stock of Beneficial Mutual Bancorp, excluding shares held by Beneficial Savings Bank MHC.

The completion of the conversion is subject to, among other things, approval of the plan of conversion by Beneficial Bank’s depositors and Beneficial Mutual Bancorp’s shareholders. Meetings of Beneficial Bank’s depositors and Beneficial Mutual Bancorp’s shareholders have been called for this purpose and will be held on [MEETING DATE].

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from Beneficial Bank upon request and is available for inspection at the offices of Beneficial Bank and at the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement, of which this proxy statement/prospectus forms a part, that Beneficial Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

11

Reasons for the Conversion and Offering

[SAME AS OFFERING PROSPECTUS]

Description of the Conversion

[SAME AS OFFERING PROSPECTUS]

Share Exchange Ratio for Current Shareholders

[SAME AS OFFERING PROSPECTUS]

How We Determined the Offering Range and the $10.00 Purchase Price

[SAME AS OFFERING PROSPECTUS]

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with deposits in Beneficial Bank with balances of $50 or more (“qualifying deposits”) as of the close of business on June 30, 2013 (“eligible account holders”).

2.	Our employee savings and stock ownership plan.

3.	Persons with qualifying deposits in Beneficial Bank as of the close of business on September 30, 2014 who are not eligible account holders, excluding our officers, directors and their associates (“supplemental eligible account holders”).

4.	Beneficial Bank’s depositors as of the close of business on who are not in categories 1 or 3 above (“other depositors”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “—Limitations on Purchases of Shares.” All persons on a joint deposit account will be counted as a single subscriber to determine the maximum amount that may be subscribed for by an individual in the offering.

Purchase of Shares

Eligible depositors of Beneficial Bank have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be made available for sale to the public in a community offering. Beneficial Mutual Bancorp shareholders have a preference in the community offering after orders submitted by residents of our local communities. If you would like to receive a prospectus and stock order form, please call our Stock Information Center at (            )                     from     :    a.m. to     :    p.m., Eastern time, Monday through Friday. The Stock Information Center will be closed weekends and bank holidays.

Marketing Arrangements

[SAME AS OFFERING PROSPECTUS]

Book Entry Delivery

After completion of the conversion, each holder of a certificate(s) evidencing shares of Beneficial Mutual Bancorp common stock (other than Beneficial Savings Bank MHC), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a book entry statement indicating the number of full shares of Beneficial Bancorp common stock into which the holder’s shares have been converted based on the exchange

12

ratio. Stock certificates will not be issued. Promptly following the consummation of the conversion, the exchange agent will mail to each such holder of record of an outstanding certificate evidencing shares of Beneficial Mutual Bancorp common stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a book entry statement evidencing Beneficial Bancorp common stock. Beneficial Mutual Bancorp shareholders should not forward their certificates to Beneficial Mutual Bancorp or the exchange agent until they have received the transmittal letter. If you hold shares of Beneficial Mutual Bancorp common stock in street name, your account should automatically be credited with shares of Beneficial Bancorp common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name.

We will not issue any fractional shares of Beneficial Bancorp common stock. For each fractional share that would otherwise be issued as a result of the exchange of Beneficial Bancorp common stock for Beneficial Mutual Bancorp common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the former Beneficial Mutual Bancorp shareholder would otherwise be entitled by $10.00. Payment for fractional shares will be made as soon as practicable after receipt by the exchange agent of surrendered Beneficial Mutual Bancorp stock certificates. If you hold shares of Beneficial Mutual Bancorp common stock in street name, your account should automatically be credited with cash in lieu of fractional shares.

No holder of a certificate representing shares of Beneficial Mutual Bancorp common stock will be entitled to receive any dividends on Beneficial Mutual Bancorp common stock until the certificate representing such holder’s shares of Beneficial Mutual Bancorp common stock is surrendered in exchange for a book entry statement representing shares of Beneficial Bancorp common stock. If we declare dividends after the conversion but before surrender of certificates representing shares of Beneficial Mutual Bancorp common stock, dividends payable on shares of Beneficial Mutual Bancorp common stock not then issued shall accrue without interest. Any such dividends shall be paid without interest upon surrender of the certificates representing shares of Beneficial Mutual Bancorp common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of Beneficial Mutual Bancorp common stock as evidencing ownership of the number of full shares of Beneficial Bancorp common stock into which the shares of Beneficial Mutual Bancorp common stock represented by such certificates have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

We will not be obligated to deliver a book entry statement representing shares of Beneficial Bancorp common stock to which a holder of Beneficial Mutual Bancorp common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate(s) representing the shares of Beneficial Mutual Bancorp common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity agreement and/or a bond. If any certificate evidencing shares of Beneficial Mutual Bancorp common stock is to be issued in a name other than that in which the certificate evidencing Beneficial Mutual Bancorp common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance that the certificate so surrendered be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock

[SAME AS OFFERING PROSPECTUS]

Effects of Conversion on Depositors and Borrowers

[SAME AS OFFERING PROSPECTUS]

Liquidation Rights

[SAME AS OFFERING PROSPECTUS]

Material Income Tax Consequences

[SAME AS OFFERING PROSPECTUS]

Accounting Consequences

The conversion will be accounted for as a change in legal organization and form and not a business combination. Accordingly, the carrying amount of the assets and liabilities of Beneficial Bank will remain unchanged from their historical cost basis.

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Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our board of directors will be final, subject to the authority of the Federal Reserve Board. The plan of conversion provides that, if deemed necessary or desirable by the board of directors, the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time before the submission of proxy materials to the depositors of Beneficial Bank and shareholders of Beneficial Mutual Bancorp. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, with the concurrence of the Federal Reserve Board. The plan of conversion may be terminated by a majority vote of the board of directors at any time before the earlier of the date of the special meeting of shareholders and the date of the special meeting of depositors of Beneficial Bank, and may be terminated by the board of directors at any time thereafter with the concurrence of the Federal Reserve Board. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the depositors of Beneficial Bank approve the plan of conversion, and may not be extended by us or the Federal Reserve Board.

PROPOSALS 2 AND 3—INFORMATIONAL PROPOSALS RELATED TO THE

ARTICLES OF INCORPORATION OF BENEFICIAL BANCORP

By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of Beneficial Mutual Bancorp has approved each of the informational proposals numbered 2 and 3, both of which relate to provisions included in the articles of incorporation of Beneficial Bancorp. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public shareholders of Beneficial Mutual Bancorp, whose rights are presently governed by the charter and bylaws of Beneficial Mutual Bancorp, will become shareholders of Beneficial Bancorp, whose rights will be governed by the articles of incorporation and bylaws of Beneficial Bancorp. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the charter of Beneficial Mutual Bancorp and the articles of incorporation of Beneficial Bancorp. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of Beneficial Bancorp’s articles of incorporation, which are summarized as informational proposals 2 and 3, were approved as part of the process in which the board of directors of Beneficial Mutual Bancorp approved the plan of conversion. These proposals are informational in nature only because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and the contribution to the charitable foundation. Beneficial Mutual Bancorp’s shareholders are not being asked to approve these informational proposals at the special meeting. While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of Beneficial Bancorp’s articles of incorporation, which are summarized as informational proposals, may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of Beneficial Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 2—Approval of a Provision in Beneficial Bancorp’s Articles of Incorporation Requiring a Super-Majority Vote to Approve Certain Amendments to Beneficial Bancorp’s Articles of Incorporation. No amendment of the charter of Beneficial Mutual Bancorp may be made unless it is first proposed by the board of directors, then preliminarily approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total outstanding shares eligible to be cast at a legal meeting. The articles of incorporation of Beneficial Bancorp generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors), Sections F and J of Article Eighth (amendment of bylaws and elimination of director and officer liability) and Article Tenth (amendment of certain provisions of the Articles), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

These limitations on amendments to specified provisions of Beneficial Bancorp’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of shareholders to amend those provisions, Beneficial Savings Bank MHC, as the holder of a majority of the outstanding shares of Beneficial Mutual Bancorp, currently can effectively block any shareholder proposed change to the charter.

This provision in Beneficial Bancorp’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the articles of incorporation is

14

an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of Beneficial Bancorp and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of a provision in Beneficial Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to Beneficial Bancorp’s articles of incorporation.

Informational Proposal 3—Approval of a Provision in Beneficial Bancorp’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of Beneficial Bancorp’s Outstanding Voting Stock. The articles of incorporation of Beneficial Bancorp provide that in no event shall any person who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of shareholders entitled or permitted to vote on any matter (the “10% limit”) be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This 10% limit restriction does not apply if the beneficial owner’s ownership of shares in excess of the 10% limit was approved by a majority of unaffiliated directors. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, and that are not otherwise beneficially, or deemed by Beneficial Bancorp to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to:

•	any director or officer acting solely in their capacities as directors and officers; or

•	any employee benefit plans of Beneficial Bancorp or any subsidiary or a trustee of a plan.

The board of directors recommends that you vote “FOR” the approval of a provision in Beneficial Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Beneficial Bancorp’s outstanding voting stock.

PROPOSAL 4—CONTRIBUTION TO THE CHARITABLE FOUNDATION

General

In furtherance of our commitment to our local community, the plan of conversion provides that we will fund our existing foundation, The Beneficial Foundation, a non-stock Pennsylvania corporation, with cash in connection with the stock offering. By further enhancing our visibility and reputation in our local community, we believe that The Beneficial Foundation will continue to enhance the long-term value of our community banking franchise. The stock offering presents us with an opportunity to provide additional liquidity to the foundation.

Purpose of the Charitable Foundation

The mission of The Beneficial Foundation is to make a difference in the lives of residents in the communities served by Beneficial Bank. The Beneficial Foundation is focused on funding community development programs that support children and families in crisis. In addition, The Beneficial Foundation emphasizes the importance of youth education in our local communities by making contributions to educational, after-school and early childhood development programs.

The amount of annual grants and donations made by The Beneficial Foundation are based on the minimum required donation amounts set forth under the Internal Revenue Code. Each year, the board of directors of The Beneficial Foundation establishes a budget for annual grants and donations to charitable organizations whose missions are consistent with that of The Beneficial Foundation. Throughout the course of the year, the board of directors of The Beneficial Foundation will authorize the sale of shares of Beneficial Mutual Bancorp common stock held by The Beneficial Foundation in order to honor the grants and donations pledged to various charitable organizations.

The Beneficial Foundation will continue to support charitable causes and community development activities in the communities in which we operate or may operate. During the six months ended June 30, 2014 and the year ended December 31, 2013, The Beneficial Foundation made charitable contributions of $260,000 and $547,000, respectively. For the six months ended June 30, 2014, these charitable contributions consisted of 76 grants made to Pennsylvania and New Jersey non-profit organizations, 61% of which were made to educational programs and services, 19% of which were made to health and human services programs, 17% of which were made to affordable housing programs and services, 2% of which

15

were made to arts and cultural programs and services and 1% of which was made to civic and social programs and services. For the year ended December 31, 2013, these charitable contributions consisted of 149 grants made to Pennsylvania and New Jersey non-profit organizations, 64% of which were made to educational programs and services, 30% of which were made to health and human services programs and 6% of which were made to affordable housing programs and services.

Contribution to the Charitable Foundation

In connection with the conversion, Beneficial Bancorp intends to contribute to The Beneficial Foundation $1.0 million in cash. Other than shares issued in the exchange, we will not issue any shares of Beneficial Bancorp common stock to The Beneficial Foundation in connection with the conversion and offering. The Beneficial Foundation currently holds no other cash or other assets other than 604,363 shares of Beneficial Mutual Bancorp common stock, which will be converted into 725,658 shares of Beneficial Bancorp common stock based on the exchange ratio at the midpoint of the offering range. The Beneficial Foundation will continue to enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act. The Beneficial Foundation will continue to accomplish that goal by providing for continued ties between it and us, thereby forming a partnership within the communities in which we operate. The board of directors of Beneficial Bancorp has determined that the $1.0 million cash contribution to The Beneficial Foundation is in the best interests of shareholders because (1) the amount of the contribution represents a nominal percentage of the gross offering proceeds and (2) the contribution will enable The Beneficial Foundation to further its long history of supporting the communities we serve, which we believe will ultimately enhance our future growth and profitability by leading to stronger relationships with consumers and businesses within our market area.

Structure of the Charitable Foundation

The Beneficial Foundation is incorporated under Pennsylvania law as a nonstock corporation. The articles of incorporation of The Beneficial Foundation provide that The Beneficial Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The articles of incorporation further provide that no part of the net earnings of The Beneficial Foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

Under the Internal Revenue Code, a corporate entity is generally permitted to deduct up to 10% of its taxable income (before the charitable contribution deduction) in any one year for charitable contributions. Any contribution in excess of the 10% limit may generally be deducted for federal income tax purposes over the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by a corporate entity to a charitable foundation could, if necessary, be deducted for federal income tax purposes over a six-year period. Our overall charitable contribution deduction could be limited if our future taxable income is insufficient to allow for the full deduction within the 10% of taxable income limitation, which would result in an increase to income tax expense.

The Beneficial Foundation is governed by a board of directors, which currently consists of five employees of Beneficial Bank and two of our outside directors. The officers and directors of the foundation are as follows:

•	Gerard P. Cuddy—President and Director

•	Thomas D. Cestare—Treasurer and Director

•	William J. Kline, Jr.—Secretary

•	Karen Dougherty Buchholz—Director

•	Pamela M. Cyr—Director

•	Robert J. Juliano—Director

•	Joseph J. McLaughlin—Director

•	Joanne R. Ryder—Director

Karen Dougherty Buchholz and Joseph J. McLaughlin, who each serve as a trustee of Beneficial Bank and as a director of Beneficial Mutual Bancorp, Beneficial Savings Bank MHC and Beneficial Bancorp, currently serve as the two outside directors of The Beneficial Foundation. Ms. Buchholz and Mr. McLaughlin have been elected to serve on the board of directors of The Beneficial Foundation as a result of their extensive experience with charitable organizations in our market area and because they each currently serve on the board of directors of various local charitable and non-profit organizations.

None of these individuals receive compensation for their service as a director or executive officer of the charitable foundation. No employee of Beneficial Bank, Beneficial Mutual Bancorp, Beneficial Savings Bank MHC or Beneficial Bancorp is compensated in any way by The Beneficial Foundation.

The contribution of cash to the charitable foundation has been approved by the board of directors of Beneficial Mutual Bancorp and Beneficial Savings Bank MHC and the board of trustees of Beneficial Bank, and must be approved by the

16

depositors of Beneficial Bank and the shareholders of Beneficial Mutual Bancorp at their special meetings being held to consider and vote upon the plan of conversion. If depositors or shareholders do not approve the contribution to the charitable foundation, we will proceed with the conversion without contributing to the foundation and subscribers for common stock will not be resolicited (unless required by the Federal Reserve Board). The contribution to the charitable foundation will not have any material effect on our estimated pro forma valuation.

The Beneficial Foundation’s place of business is located at our administrative offices. The board of directors of The Beneficial Foundation appoints such officers and employees as may be necessary to manage its operations. To the extent applicable, we comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve Board regulations governing transactions between us and The Beneficial Foundation.

The Beneficial Foundation will receive working capital from cash contributions and:

•	any dividends that may be paid on our common stock in the future;

•	within the limits of applicable federal and state laws, loans collateralized by the common stock; or

•	the proceeds of the sale of any of the common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, The Beneficial Foundation is required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by The Beneficial Foundation in any one year shall not exceed 5% of the average market value of the assets held by The Beneficial Foundation, except where the board of directors of The Beneficial Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

The Beneficial Foundation qualifies as a Section 501(c)(3) exempt organization under the Internal Revenue Code and is classified as a private foundation. We are authorized under federal law to make charitable contributions. We believe that the stock offering presents an opportunity to provide additional liquidity to our existing charitable foundation.

We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to The Beneficial Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that we will have sufficient earnings to be able to use the deduction in full. Any decisions to make additional contributions to The Beneficial Foundation would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of The Beneficial Foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. The Beneficial Foundation is required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Beneficial Foundation is required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and The Beneficial Foundation’s managers and a concise statement of the purpose of each grant.

PROPOSAL 5—ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion and/or the contribution to the charitable foundation at the time of the special meeting, the special meeting may be adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Beneficial Mutual Bancorp at the time of the special meeting to be voted for an adjournment, if necessary, Beneficial Mutual Bancorp has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Beneficial Mutual Bancorp recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion and/or the proposal to approve the contribution to the charitable foundation.

17

USE OF PROCEEDS

[SAME AS OFFERING PROSPECTUS]

18

OUR DIVIDEND POLICY

[SAME AS OFFERING PROSPECTUS]

19

MARKET FOR THE COMMON STOCK

[SAME AS OFFERING PROSPECTUS]

20

CAPITALIZATION

[SAME AS OFFERING PROSPECTUS]

21

REGULATORY CAPITAL COMPLIANCE

[SAME AS OFFERING PROSPECTUS]

22

PRO FORMA DATA

[SAME AS OFFERING PROSPECTUS]

23

OUR BUSINESS

[SAME AS OFFERING PROSPECTUS]

24

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

[SAME AS OFFERING PROSPECTUS]

25

OUR MANAGEMENT

[SAME AS OFFERING PROSPECTUS]

26

STOCK OWNERSHIP

[SAME AS OFFERING PROSPECTUS]

27

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

[SAME AS OFFERING PROSPECTUS]

28

REGULATION AND SUPERVISION

[SAME AS OFFERING PROSPECTUS]

29

FEDERAL AND STATE TAXATION

[SAME AS OFFERING PROSPECTUS]

30

COMPARISON OF SHAREHOLDERS’ RIGHTS

[SAME AS OFFERING PROSPECTUS]

31

RESTRICTIONS ON ACQUISITION OF BENEFICIAL BANCORP

[SAME AS OFFERING PROSPECTUS]

32

DESCRIPTION OF BENEFICIAL BANCORP CAPITAL STOCK

[SAME AS OFFERING PROSPECTUS]

33

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock of Beneficial Bancorp will be Registrar and Transfer Company, Cranford, New Jersey.

REGISTRATION REQUIREMENTS

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

LEGAL AND TAX OPINIONS

The legality of our common stock has been passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Townsend & Stockton LLP. KPMG LLP has provided an opinion to us regarding the state income tax consequences of the conversion. Kilpatrick Townsend & Stockton LLP and KPMG LLP have consented to the references to their opinions in this proxy statement/prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Beneficial Mutual Bancorp and subsidiary as of December 31, 2013 and 2012, and for the years then ended, have been included herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Beneficial Mutual Bancorp and subsidiary as of December 31, 2011, and for the year then ended, have been included herein in reliance upon the report of Deloitte & Touche LLP, an independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

RP Financial has consented to the summary in this proxy statement/prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this proxy statement/prospectus.

CHANGE IN ACCOUNTANTS

On April 3, 2012, Beneficial Mutual Bancorp dismissed Deloitte & Touche LLP, which had previously served as independent auditors for Beneficial Mutual Bancorp. The decision to dismiss Deloitte & Touche LLP was approved by the audit committee of the board of directors.

The audit report of Deloitte & Touche LLP on the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of Beneficial Mutual Bancorp for the year ended December 31, 2011 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2011 and through the subsequent interim period preceding the date of Deloitte & Touche LLP’s dismissal, there were: (1) no disagreements between Beneficial Mutual Bancorp and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on Beneficial Mutual Bancorp’s financial statements for such year, and (2) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

On April 3, 2012, the audit committee of the board of directors engaged KPMG LLP as Beneficial Mutual Bancorp’s independent registered public accounting firm. During the fiscal years ended December 31, 2011 and 2010 and the subsequent interim period preceding the engagement of KPMG LLP, Beneficial Mutual Bancorp did not consult with KPMG LLP regarding (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on Beneficial Mutual Bancorp’s financial statements, and KPMG LLP did not provide any written report or oral advice that KPMG LLP concluded was an important factor considered by Beneficial Mutual Bancorp in reaching a decision as to any such accounting, auditing or financial report issues; or (3) any matter that was either the subject of a disagreement with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or the subject of a reportable event.

34

OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Beneficial Mutual Bancorp’s executive officers and directors, and persons who own more than 10% of any registered class of Beneficial Mutual Bancorp’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These individuals are required by regulation to furnish Beneficial Mutual Bancorp with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to Beneficial Mutual Bancorp from the individuals required to file the reports, Beneficial Mutual Bancorp believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended December 31, 2013, except for a late Form 4 filed by Gerard P. Cuddy in April 2013 with respect to the sale of shares of Company common stock in a tax withholding transaction.

Transactions with Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans by Beneficial Mutual Bancorp to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Beneficial Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unrelated to the bank and must not involve more than the normal risk of repayment or present other unfavorable features. Beneficial Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Beneficial Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee, although Beneficial Bank does not currently have such a program in place.

Pursuant to Beneficial Mutual Bancorp’s audit committee charter, the audit committee periodically reviews, no less frequently than quarterly, a summary of Beneficial Mutual Bancorp’s transactions with directors and executive officers of Beneficial Mutual Bancorp and with firms that employ directors, as well as any other related person transactions, to recommend to the disinterested members of the board of directors that the transactions are fair, reasonable and within policy and should be ratified and approved. Also, in accordance with banking regulations and its policy, the board of directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Beneficial Mutual Bancorp’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the board of directors. Additionally, pursuant to Beneficial Mutual Bancorp’s Code of Ethics and Business Conduct, all executive officers and directors of Beneficial Mutual Bancorp must disclose any existing or potential conflicts of interest to the President and Chief Executive Officer of Beneficial Mutual Bancorp. Such potential conflicts of interest include, but are not limited to, the following: (1) Beneficial Mutual Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (2) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with Beneficial Mutual Bancorp.

SUBMISSION OF BUSINESS PROPOSALS AND SHAREHOLDER NOMINATIONS

If the conversion is completed as expected, Beneficial Mutual Bancorp will no longer exist. Beneficial Mutual Bancorp will not hold an annual meeting of shareholders in 2015 if the conversion is completed as expected.

If the conversion is not completed, Beneficial Mutual Bancorp will hold its annual meeting of shareholders in 2015. Beneficial Mutual Bancorp must receive proposals that shareholders seek to include in the proxy statement for Beneficial Mutual Bancorp’s next annual meeting no later than December 5, 2014. If the annual meeting is held on a date more than 30 calendar days from May 15, 2015, a shareholder proposal must be received by a reasonable time before Beneficial Mutual Bancorp begins to print and mail its proxy solicitation material for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Beneficial Mutual Bancorp’s bylaws provide that for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Secretary of Beneficial Mutual Bancorp not less than 30 days before the date of the annual meeting;

35

provided that if less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, such notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed to shareholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from Beneficial Mutual Bancorp.

If the conversion is completed as expected, Beneficial Bancorp will hold its first annual meeting of shareholders as a public company in 2015. Under Beneficial Bancorp’s bylaws a person may not be nominated for election as a director unless that person is nominated by or at the direction of the Beneficial Bancorp board of directors or by a shareholder who has given appropriate notice to Beneficial Bancorp before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given Beneficial Bancorp appropriate notice of its intention to bring that business before the meeting. Beneficial Bancorp’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

SHAREHOLDER COMMUNICATIONS

Beneficial Mutual Bancorp encourages shareholder communications to the board of directors and/or individual directors. Shareholders who wish to communicate with the board of directors or an individual director should send their communications to the care of William J. Kline, Jr., Corporate Secretary, Beneficial Mutual Bancorp, Inc., 1818 Market Street, Philadelphia, Pennsylvania 19103. Communications regarding financial or accounting policies should be sent to the attention of the Chairperson of the Audit Committee.

MISCELLANEOUS

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock to be issued in exchange for shares of Beneficial Mutual Bancorp. This proxy statement/prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this proxy statement/prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference room. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Beneficial Savings Bank MHC has filed an application for approval of the conversion with the Federal Reserve Board. This proxy statement/prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Board of Governors of the Federal Reserve Board System, 20th Street and Constitution Avenue, NW, Washington, DC 20551 and at the Federal Reserve Board Bank of Philadelphia, Ten Independence Mall, Philadelphia, Pennsylvania 19106.

A copy of the plan of conversion is available without charge from Beneficial Bank by contacting the Stock Information Center.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Federal Reserve Board. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its Web site as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Federal Reserve Board as described above.

36

INDEX TO FINANCIAL STATEMENTS OF BENEFICIAL MUTUAL BANCORP

[SAME AS OFFERING PROSPECTUS]

37

Explanatory Note

The following pages constitute the Beneficial Mutual Savings Bank Employee Savings and Stock Ownership Plan prospectus supplement of Beneficial Bancorp, Inc. Such prospectus supplement will “wrap around” the prospectus of Beneficial Bancorp, Inc.

This explanatory note will not appear in the final Plan prospectus supplement.

INTERESTS IN

BENEFICIAL MUTUAL SAVINGS BANK EMPLOYEE SAVINGS AND

STOCK OWNERSHIP PLAN

OFFERING OF PARTICIPATION INTERESTS

UP TO 3,737,000 SHARES OF

BENEFICIAL BANCORP, INC.

COMMON STOCK ($0.01 PAR VALUE)

In connection with the “second step” conversion of Beneficial Savings Bank MHC from the partially public mutual holding company form to the fully public stock holding company structure, all the shares of Beneficial Bank’s common stock will be owned by Beneficial Bancorp, Inc., a newly formed Maryland holding company. As part of the second step conversion, Beneficial Bancorp is offering shares of its common stock for sale to the public at $10.00 per share (the “Offering”). Beneficial Bancorp is allowing participants in the Beneficial Mutual Savings Bank Employee Savings and Stock Ownership Plan (the “KSOP”) to invest all or a portion of their KSOP funds (excluding those funds currently invested in Beneficial Mutual Bancorp, Inc. Stock Fund) in the common stock offered in the Offering. This prospectus supplement relates to the offer and sale of the common stock to participants in the KSOP.

Based upon the value of the KSOP assets as of July 31, 2014, the KSOP trustee may purchase up to 3,737,000 shares of common stock in the Offering at a purchase price of $10.00 per share.

Before you consider investing, you should read the prospectus of Beneficial Bancorp, Inc. dated                     , 201    , which is attached to this prospectus supplement. The prospectus includes detailed information regarding the Offering and the financial condition, results of operations and business of Beneficial Bank and its affiliates. This prospectus supplement provides information regarding the KSOP. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risk you should consider, see “Risk Factors” beginning on page      of the prospectus.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense. The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Beneficial Bancorp of its common stock in the Offering that may be acquired within the KSOP. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the KSOP.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Neither Beneficial Bancorp, Beneficial Bank nor the KSOP has authorized anyone to provide you with different information.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Beneficial Bancorp or the KSOP since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is                     , 201

i

THE OFFERING

Securities Offered

Beneficial Bancorp is offering KSOP participants the opportunity to purchase participation interests in shares of Beneficial Bancorp common stock through the KSOP. A participation interest represents your indirect ownership of a share of common stock that is acquired by the KSOP pursuant to your election, and is the equivalent, in this Offering, to one share of common stock. At a purchase price of $10.00 per share, the KSOP trustee may subscribe for up to 3,737,000 shares of common stock in the Offering. The interests offered by means of this prospectus supplement are conditioned on the close of the Offering. Certain subscription rights and purchase limitations also govern your investment in the Offering. See “The Conversion and Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares” in the prospectus attached to this prospectus supplement for further discussion of these subscription rights and purchase limitations.

This prospectus supplement contains information regarding the KSOP. The attached prospectus contains information regarding the Offering and the financial condition, results of operations and business of Beneficial Mutual Bancorp and its affiliates. The address of the principal executive office of Beneficial Bank is 1818 Market Street, Philadelphia, Pennsylvania 19103. The telephone number of Beneficial Bank is (215) 864-6000.

All questions about this prospectus supplement should be addressed to Cecile Colonna, Senior Vice President, Director of Human Resources at Beneficial Bank, at (215) 864-6094; email: ccolonna@thebeneficial.com.

Questions about the Offering, the prospectus, or obtaining a stock order form to purchase stock in the offering outside the KSOP may be directed to the Stock Information Center at (800)         -        , Monday through Friday,         a.m. through         p.m.

Election to Purchase Beneficial Bancorp Inc. Common Stock in the Offering

If you elect to participate in the Offering using all or a portion of your KSOP funds (excluding funds currently invested in the Beneficial Mutual Bancorp, Inc. Stock Fund) you must complete and submit the blue investment form included with this prospectus supplement (“Investment Form”) to Cecile Colonna. See “Method for Directing Your Investment Election” and “Time for Directing Your Investment Election” for detailed information on how to participate in the Offering using your KSOP funds.

Purchase Priorities

All KSOP participants are eligible to direct the KSOP trustee to use all or a portion of their KSOP assets (excluding funds currently invested in Beneficial Mutual Bancorp, Inc. Stock Fund) to purchase shares in the Offering. However, your election will be subject to the following purchase priorities:

Subscription Offering:

1.	Persons with aggregate balances of $50 or more on deposit at Beneficial Bank as of the close of business on June 30, 2013.

2.	Persons with aggregate balances of $50 or more on deposit at Beneficial Bank as of the close of business on September 30, 2014 who are not eligible in category 1 above.

3.	Beneficial Bank’s depositors as of the close of business on , who are not eligible under categories 1 or 2 above.

Community Offering:

Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in Bucks, Chester, Delaware, Montgomery and Philadelphia Counties in Pennsylvania and in Burlington, Camden and Gloucester Counties in New Jersey, second to Beneficial Mutual Bancorp’s public shareholders as of             and finally to members of the general public.

If you have rights to purchase common stock in the subscription offering, you may use all or a portion of your KSOP account balance (excluding funds invested in Beneficial Mutual Bancorp, Inc. Stock Fund) to pay for the shares of common stock. However, if you are unable to purchase shares of common stock in the subscription offering, your order will be treated as a community offering order. Subscription offering orders will have preference over community offering orders in the event of oversubscription.

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The limitations on the total amount of common stock that you may purchase in the Offering, as described in the prospectus (see “The Conversion and Offering—Limitations on Purchases of Shares”), will be calculated based on the aggregate amount that you subscribed for: (a) through your KSOP account; and (b) through your sources of funds outside of the KSOP. Whether you place an order through the KSOP, outside the KSOP, or both, the number of shares of common stock, if any, that you receive will be determined based on the total number of subscriptions, your purchase priority and the allocation priorities described in the attached prospectus. If, as a result of the calculation, you are allocated insufficient shares to fill all of your orders, available shares will be allocated between orders as described in the prospectus.

Value of Participation Interests

As of July 31, 2014, the market value of the KSOP assets equaled approximately $37,370,000 (excluding funds invested in the Beneficial Mutual Bancorp, Inc. Stock Fund). The value of the KSOP assets represents past contributions made to the KSOP on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals.

Method for Directing Your Investment Election

If you wish to use your KSOP funds to participate in the Offering please complete, sign, and submit the enclosed blue Investment Form to Cecile Colonna before the investment deadline noted below. The blue Investment Form allows you to liquidate a percentage of your beneficial interest in the assets of the KSOP (in multiples not less than 1%) and use those funds to invest in common stock in the Offering. Prior to purchasing common stock in the Offering, your liquidated funds will be held in a money market fund earning market rates of interest until the KSOP trustee can use the cash to purchase shares of common stock in the Offering. Only funds divisible by $10.00, the per share price of the common stock in the Offering, will be used to purchase shares of common stock in the Offering.

Time for Directing Your Investment Election (KSOP Investment Deadline)

The deadline for receipt of your blue Investment Form by Cecile Colonna in the Bank’s Human Resources Department is 4:00 p.m. on                     , unless otherwise extended by Beneficial Bank.

Irrevocability of Your Investment Election and Restrictions on Transferability

Once you submit your Investment Form to Beneficial Bank, you cannot change your election to subscribe for shares in the Offering. You may be able to change your investments in other investment funds under the KSOP, subject, however, to the terms of the KSOP and any “blackout” notices to the contrary that you receive from the Plan Administrator.

If you are an officer of Beneficial Bank or Beneficial Bancorp, you may not sell the shares of common stock you purchased in the Offering for one year following the close of the Offering, except in the event of your death. Shares purchased through the Beneficial Bancorp Stock Fund after the close of the Offering will be free of this restriction. Please see Cecile Colonna to determine if you are subject to this restriction.

Purchase Price of Beneficial Bancorp Inc. Common Stock

The KSOP trustee will use the funds transferred to the Beneficial Bancorp Stock Fund to purchase shares of common stock in the Offering. The KSOP trustee will pay the same price for shares of common stock as all other persons who purchase shares of common stock in the Offering. If there is not enough common stock available in the Offering to fill all subscriptions, the common stock will be apportioned and the trustee may not be able to purchase all of the common stock you requested. If the Offering is oversubscribed and your order is cut back, your KSOP funds that are not invested in the common stock as a result of the cut-back will be reinvested in accordance with the investment elections you have in place for your elective deferrals.

Composition of the Employer Stock Fund

Currently, the Beneficial Mutual Bancorp, Inc. Stock Fund holds shares of Beneficial Mutual Bancorp purchased in the Company’s initial public offering, shares of Beneficial Mutual Bancorp common stock purchased post-offering in open market purchases on behalf of participants and a small amount of cash (3-5% of the value of the Stock Fund) for liquidity purposes. Following the close of the Offering, the Stock Fund will be renamed as the Beneficial Bancorp Stock Fund and all shares previously held in the Stock Fund will be converted in to shares of Beneficial Bancorp common stock. In addition, all shares purchased in the Offering with KSOP funds will be held in the Beneficial Bancorp Stock Fund. The valuation of the common stock held under the Beneficial Bancorp Stock Fund is determined utilizing the share accounting methodology, which means your interest in the Beneficial Bancorp Stock Fund is measured in shares of common stock. Dividends (if any) received by the Beneficial Bancorp Stock Fund will be reinvested in additional shares of common stock.

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Voting and Tender Rights of Beneficial Bancorp Inc. Common Stock

The KSOP trustee will exercise voting and tender rights attributable to all common stock held in the Beneficial Bancorp Stock Fund, as directed by participants with interests in the Beneficial Bancorp Stock Fund. With respect to each matter as to which holders of common stock have a right to vote, you will have the right to instruct the KSOP trustee on how to vote your proportionate interest in the Beneficial Bancorp Stock Fund. The number of shares of common stock held in the Beneficial Bancorp Stock Fund voted for and against each matter will be proportionate to the instructions provided by participants. If there is a tender offer for the common stock, the KSOP allots each participant rights to tender shares reflecting each participant’s proportionate interest in the Beneficial Bancorp Stock Fund. The percentage of shares of common stock held in the Beneficial Bancorp Stock Fund that will be tendered will be the same as the percentage of the total number instructions exercised in favor of the tender offer by participants. The remaining shares of common stock held in the Beneficial Bancorp Stock Fund will not be tendered. The KSOP provides that participants will exercise their voting instruction rights and tender instruction rights on a confidential basis.

Future Direction to Purchase Common Stock

You will be able to invest in the Beneficial Bancorp Stock Fund after the Offering by accessing your account via the Internet and directing the trustee to invest your future contributions or your account balance in the KSOP into the Beneficial Bancorp Stock Fund. After the Offering, to the extent that shares of common stock are available, Pentegra Trust Company, as the KSOP trustee, will acquire common stock at your election in open market transactions at the prevailing market price. Special restrictions may apply to transfers directed to and from the Beneficial Bancorp Stock Fund by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers of Beneficial Bancorp. See Cecile Colonna for additional information.

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DESCRIPTION OF THE KSOP

Introduction

Beneficial Bank adopted the amended and restated KSOP effective July 1, 2008. Beneficial Bank intends for the KSOP to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Beneficial Bank may amend the KSOP from time to time in the future to ensure continued compliance with these laws. Beneficial Bank may also amend the KSOP from time to time in the future to add, modify or eliminate certain features of the plan, as it sees fit. Federal law provides you with various rights and protections as a participant in the KSOP, which is governed by ERISA. However, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the KSOP.

Reference to Full Text of the Plan. The following portions of this prospectus supplement summarize the material provisions of the KSOP. Beneficial Bank qualifies this summary in its entirety by reference to the full text of the KSOP. You may obtain copies of the KSOP document, including any amendments to the plan and a summary plan description, by contacting Cecile Colonna at (215)  864-6094. You should carefully read the KSOP documents to understand your rights and obligations under the KSOP.

Eligibility and Participation

All Beneficial Bank employees are eligible to participate in the KSOP if they are full time employees or part-time employees who have worked at least 1,000 hours of work within the 12-month period following an eligible employee’s date of hire. As of July 31, 2014,             of the              eligible employees of Beneficial Bank participated in the KSOP.

Contributions Under the KSOP

Employee Contributions. As a KSOP participant, you may defer a percentage of your compensation into the KSOP, on a pre-tax basis (Salary Reduction Contributions) and after-tax basis (Roth Contributions). For purposes of the Plan, “compensation” is defined as the wages paid to you by Beneficial Bank. It includes, among other things, overtime, commissions and bonuses. The maximum amount of your compensation that may be used for purposes of the KSOP is $260,000 for the 2014 Plan Year. In addition, if you are currently age 50 or will be 50 before the end of the calendar year you may make “catch up contributions” to the KSOP. The “catch up” contribution limit for 2014 is $5,500.

Employer Matching Contributions (Safe Harbor Match). The KSOP currently provides that Beneficial Bank will make matching contributions on behalf of each eligible participant with respect to each eligible participant’s elective deferrals. If you elect to defer funds into the KSOP, Beneficial Bank currently matches 100% of the first 2% of compensation you defer into the KSOP and 50% on the next 4% of compensation you defer into the plan. Beneficial Bank makes matching contributions only to those participants who actively defer a percentage of their compensation into the KSOP. All Employer Matching Contributions (Safe Harbor Match) are made in shares of Company common stock.

Basic Contributions. In addition to the Employer Matching Contribution, Beneficial Bank makes an annual Basic Contribution to the KSOP for each eligible participant equal to 2% of the participant’s compensation. Participants do not have to make Employee Contributions to be eligible for the Basic Contribution under the KSOP, however, a participant must be employed on the last day of the Plan Year and work 1,000 hours of service during the Plan Year to be eligible for a Basic Contribution. All Basic Contributions are made in common stock.

Profit-Sharing Contributions. The KSOP provides that Beneficial Bank may make a discretionary profit-sharing contribution each Plan Year on behalf of eligible Plan participants. A participant must be employed on the last day of the Plan Year and work 1,000 hours of service during the Plan Year to be eligible for a Profit-Sharing Contribution. If the Bank elects to make a Profit-Sharing Contribution it will be made in common stock.

Transition Contributions. The KSOP provides for an additional annual employer contribution for those participants who, as of June 30, 2008, were actively employed by the Bank, at least 45 years of age or older, with five years of service and the participant’s age plus years of service was equal to or greater than 55. The annual Transition Contribution will be paid to eligible participants through the 2017 Plan Year if the participant is employed on the last day of the applicable Plan Year and completed 1,000 hours of service during the applicable Plan Year. All Transition Contributions are made in common stock.

Rollover Contributions. The KSOP permits employees who receive a distribution from a previous employer’s tax-qualified employee benefit plan to deposit that distribution into a Rollover Contribution account under the KSOP, provided the rollover contribution satisfies IRS requirements. For additional information on Rollover Contributions see the Summary Plan Description for the KSOP.

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KSOP Investments

Effective July 31, 2014, the KSOP offered the following investment choices:

Annual Rates of Return as of December 31,
Fund Name	2011	2012	2013
Wells Fargo Stable Return Fund C
Vanguard Total Bond Market Index Fund Signal (VBTSX)
Vanguard Target Retirement Income Fund Investor (VTINX)
Vanguard Target Retirement 2010 Fund Investor (VTENX)
Vanguard Target Retirement 2015 Fund Investor (VTXVX)
Vanguard Target Retirement 2020 Fund Investor (VTWNX)
Vanguard Target Retirement 2025 Fund Investor (VTTVX)
Vanguard Target Retirement 2030 Fund Investor (VTHRX)
Vanguard Target Retirement 2035 Fund Investor (VTTHX)
Vanguard Target Retirement 2040 Fund Investor (VFORX)
Vanguard Target Retirement 2045 Fund Investor (VTIVX)
Vanguard Target Retirement 2050 Fund Investor (VFIFX)
Vanguard Target Retirement 2055 Fund Investor (VTINX)
Vanguard 500 Index Fund Signal (VIFSX)
American Beacon large Cap Value Fund Instl (AADEX)
Vanguard Mid-Cap Index Fund Signal (VMISX)
American Funds EuroPacific Growth Fund R6 (RERGX)
Beneficial Mutual Bancorp, Inc. Stock Fund

The following is a brief description of the KSOP investment options. For more information on the investments go to www.pentegra.com and access the Beneficial Bank employee portal.

Wells Fargo Stable Return Fund C. This is a stable value fund and seeks safety of principal and consistency of returns with minimal volatility. The fund invests in financial instruments issued by highly rated companies. These include guaranteed investment contracts (“GICs,” security-backed contracts (synthetic GICs) and cash equivalents. The weighted overage quality of the portfolio is maintained at “AA” or better.

Vanguard Total Bond Market Index Fund Signal (VBTSX). This is a passively managed high quality intermediate-term duration bond (index) fund. The fund seeks to track the performance of the Barclays Capital U.S. Aggregate Bond Index fund. The Index represents broadly diversified exposure to the investment-grade U.S. fixed income market. The fund employs a passive management (indexing) investment approach by modeling its portfolio in similar fashion to that of the index. The fund invests in investment-grade corporate, U.S. Treasury, mortgage-backed, and asset- backed securities with short, intermediate and long maturities (all in excess of one- year), resulting in a portfolio of intermediate duration.

Vanguard Target Retirement Income Fund Investor (VTINX). This fund seeks to provide current income and some capital appreciation. It invests in Vanguard mutual funds according to an asset allocation strategy designed for investors currently in retirement. The fund’s indirect bond holdings are a diversified mix of short-, intermediate-, and long-term U.S. government, U.S. agency, and investment-grade corporate bonds, inflation-indexed bonds issued by the U.S. government, as well as mortgage-backed securities. Its indirect stock holdings consist substantially of large- capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international funds. The fund’s indirect money market holdings consist of high-quality, short-term money market instruments.

Vanguard Target Retirement 2010 Fund Investor (VTENX). This fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 201 0 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2010, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as inflation-protected and mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2015 Fund Investor (VTXVX). This is a passively managed high quality intermediate-term duration bond (index) fund. The fund seeks to track the performance of the Barclays Capitol U.S. Aggregate Bond Index fund. The Index represents broadly diversified exposure to the investment-grade U.S. fixed income market. The fund

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employs a passive management (indexing) investment approach by modeling its portfolio in similar fashion to that of the index. The fund invests in investment-grade corporate, U.S. Treasury, mortgage-backed, and asset- backed securities with short, intermediate and long maturities (all in excess of one- year), resulting in a portfolio of intermediate duration.

Vanguard Target Retirement 2020 Fund Investor (VTWNX). The fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2020 (the target year). The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small- cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2025 Fund Investor (VTTVX). This fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2025 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2025, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2030 Fund Investor (VTHRX). This fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2030 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2030, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2035 Fund Investor (VTTHX). This fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2035 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2035, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2040 Fund Investor (VFORX). This fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2040 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2040, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2045 Fund Investor (VTIVX). This fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2045 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2045, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2050 Fund Investor (VFIFX). This fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2050 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2050, the fund’s asset allocation

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should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2055 Fund Investor (VTINX). This fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2055 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2055, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard 500 Index Fund Signal (VIFSX). This is a large-cap core fund. The fund seeks investment results that correspond to the total return of common stocks publicly traded in the United States, as represented by the Standard & Poor’s 500 Index (S&P 500), while keeping transaction cost and other expenses lower.

American Beacon Large Cap Value Fund Instl (AADEX). This is an actively managed multi-manager fund that seeks long-term capital appreciation and current income primarily through investments in stocks of U.S. companies with market capitalizations similar to the market capitalization of the companies in the Russell 1000 Index at the time of investment. The fund’s sub-advisers pursue a value style of investing. They select stocks that, in their opinion, have above average earnings growth potential and are also selling at a discount to the market.

Vanguard Mid-Cap Index Fund Signal (VMISX). This is a mid-cap core fund. The fund seeks to track the performance of a benchmark index that measures the investment return of mid-capitalization stocks. The fund employs a “passive management”—or indexing-investment approach designed to track the performance of the MSCI® US Mid Cop 450 Index, a broadly diversified index of stocks of medium-size U.S. companies. The fund attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting within the index.

American Funds Euro Pacific Growth Fund R6 (RERGX). This is an international (non-U.S.) large-cap growth equity fund and seeks to provide long-term growth of capitol by investing in companies based outside the United States. The fund invests in strong, growing companies based chiefly in Europe and the Pacific Basin, ranging from small firms to large corporations. The fund invests primarily in common and preferred stocks, convertibles, American Depository Receipts, European Depository Receipts, bonds and cash. Normally, at least 80% of assets must be invested in securities of issuers domiciled in Europe or the Pacific Basin.

Beneficial Mutual Bancorp, Inc. Stock Fund. This fund was established in connection with the Company’s initial public offering and currently holds shares of Beneficial Mutual Bancorp, Inc. common stock and a small percentage of cash (3-5%) for liquidity purposes. Each participant’s proportionate undivided beneficial interest in the Stock Fund is measured in shares.

The performance of the Employer Stock Fund depends on a number of factors, including the financial condition and profitability of Beneficial Bank and general stock market conditions. See “Risk Factors” in the attached prospectus.

Following the close of the second step offering, the shares of Beneficial Mutual Bancorp, Inc. common stock held in the Stock Fund will be converted to shares of Beneficial Bancorp common stock, and those shares along with the shares of common stock purchased in the Offering and a small percentage of cash will make up the assets of the Beneficial Bancorp, Inc. Stock Fund.

Benefits Under the KSOP

Vesting. All participants are 100% vested in their elective deferrals (Salary Reduction Contributions, Catch Up Contributions, and Roth Contributions), Transition Contributions and Rollover Contributions. This means you have a non-forfeitable right to these funds and any earnings on the funds at all times. Employer Matching Contributions (also referred to as the Safe Harbor Match) vest 100% after 2 years of service and the Basic and Profit Sharing Contributions vest at a rate of 20% per year after 2 years of service.

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Withdrawals and Distributions from the KSOP

Withdrawals Before Termination of Employment. While in active service a participant may take a hardship withdrawal under the KSOP provided the participant has a hardship event as defined by the Internal Revenue Service regulations and subject to approval by the Plan Administrator. If a participant reaches age 59 1⁄2, the participant may elect to withdraw all or a portion of his or her KSOP account balance while still employed by Beneficial Bank.

Distribution Upon Retirement, Death or Disability. If a participant’s accounts are $1,000 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter as administratively possible. If a participant’s accounts exceed $1,000 upon termination of employment but is less than $5,000, and the participant does not elect to have his/her distribution paid, payment will be in the form of a Direct Rollover to an individual retirement plan designated by the Plan Administrator.

Distribution Upon Termination for Any Other Reason. If a participant’s accounts are $1,000 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter as administratively possible. If a participant’s accounts exceed $1,000 upon termination of employment but is less than $5,000, and the participant does not elect to have his/her distribution paid, payment will be in the form of a Direct Rollover to an individual retirement plan designated by the Plan Administrator.

Nonalienation of Benefits. Except with respect to federal income tax withholding, and as provided for under a qualified domestic relations order, benefits payable under the KSOP will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the KSOP will be void.

Applicable federal tax law requires the KSOP to impose substantial restrictions on your right to withdraw amounts held under the KSOP before your termination of employment with Beneficial Bank. Federal law may also impose an excise tax on withdrawals from the KSOP before you attain 59 1⁄2 years of age, regardless of whether the withdrawal occurs during your employment with Beneficial Bank or after termination of employment.

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ADMINISTRATION OF THE KSOP

Trustees

The board of directors of Beneficial Bank has appointed Pentegra Trust Company to serve as trustee for the KSOP. The Plan trustee receives, holds and invests the contributions to the KSOP in trust and distributes them to participants and beneficiaries in accordance with the terms of the KSOP and the directions of the Plan Administrator. The trustee is responsible for the investment of the trust assets, as directed by the Plan Administrator and the participants.

Reports to KSOP Participants

Participants may access their account balance via the internet at any time for summary account information. Benefit statements are posted on a quarterly basis and show the balance in a participant’s account as of the statement date, contributions made to his or her account during that applicable period and any additional adjustments required to reflect earnings or losses.

Plan Administrator

Beneficial Bank acts as Plan Administrator for the KSOP. The Plan Administrator handles the following administrative functions: interpreting the provisions of the plan; prescribing procedures for filing applications for benefits; preparing and distributing information explaining the plan; maintaining plan records; books of account and all other data necessary for the proper administration of the plan; preparing and filing all returns and reports required by the U.S. Department of Labor and the IRS; and making all required disclosures to participants, beneficiaries and others under ERISA.

Amendment and Termination

Beneficial Bank expects to continue the KSOP indefinitely. Nevertheless, Beneficial Bank may terminate the KSOP at any time. If Beneficial Bank terminates the KSOP in whole or in part, all affected participants become fully vested in their accounts, regardless of other provisions of the KSOP. In accordance with the terms of the KSOP, in the event of a Change in Control, as defined in the KSOP, the Plan will terminate and all outstanding loans will be repaid using the shares of common stock yet to be allocated to participants. If there are shares still remaining following the repayment of the loan(s), the remaining shares will be allocated to KSOP participants. The KSOP currently has one outstanding loan and the KSOP intends to take out a second loan to purchase additional shares in the Offering.

The Bank reserves the right to make, from time to time, changes that do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. Beneficial Bank may amend the KSOP, however, as necessary or desirable, in order to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the KSOP merges or consolidates with another plan or transfers the trust assets to another plan, and either the KSOP or the other plan is subsequently terminated, the KSOP requires that you receive a benefit immediately after the merger, consolidation or transfer that would equal or exceed the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the KSOP had terminated at that time.

Federal Income Tax Consequences

The following briefly summarizes the material federal income tax aspects of the KSOP. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences of the KSOP. Statutory provisions change, as do their interpretation, and their application may vary in individual circumstances. Finally, applicable state and local income tax laws may have different tax consequences than the federal income tax laws. KSOP participants should consult a tax advisor with respect to any transaction involving the KSOP, including any distribution from the KSOP.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the KSOP certain tax advantages, including the following:

(1)	the sponsoring employer may take an immediate tax deduction for the amount contributed to the plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the plan are tax-deferred, thereby permitting the tax-deferred accumulation of income and gains on investments.

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Beneficial Bank administers the KSOP to comply with the requirements of the Internal Revenue Code. If Beneficial Bank should receive an adverse determination letter from the Internal Revenue Service regarding the KSOP’s tax exempt status, all participants would generally recognize income equal to their vested interests in the KSOP, the participants would not be permitted to transfer amounts distributed from the KSOP to an Individual Retirement Account or to another qualified retirement plan, and Beneficial Bank would be denied certain tax deductions taken in connection with the KSOP. The Internal Revenue Service issued a favorable determination letter on the KSOP in 2013.

Lump Sum Distribution. A distribution from the KSOP to a participant or the beneficiary of a participant qualifies as a lump sum distribution if it: (1) is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1⁄2 and (2) consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Beneficial Bank. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, made to any other profit-sharing plans maintained by Beneficial Bank, if the distribution includes those amounts.

Beneficial Bancorp Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation on common stock; that is, the excess of the value of common stock at the time of the distribution over the cost or other basis of the securities to the trust. The tax basis of common stock, for computing gain or loss on a subsequent sale, equals the value of common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of common stock, to the extent of the net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of common stock that exceeds the amount of net unrealized appreciation upon distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.

We have provided you with a brief description of the material federal income tax aspects of the KSOP that are generally applicable under the Internal Revenue Code. We do not intend this description to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the KSOP. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the KSOP.

Restrictions on Resale

Any “affiliate” of Beneficial Bancorp under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the KSOP, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from registration requirements. An “affiliate” of Beneficial Bancorp is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Beneficial Bancorp. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of Beneficial Bancorp may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of common stock acquired under the KSOP or other sales of common stock.

Persons who are not deemed to be “affiliates” of Beneficial Bancorp at the time of resale may resell freely any shares of common stock distributed to them under the KSOP, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law.

In general, Rule 144 restricts the amount of common stock that an affiliate may publicly resell in any three-month period to the greater of one percent of common stock then outstanding or the average weekly trading volume reported on the Nasdaq Capital Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when Beneficial Bancorp is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

10

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than 10% of public companies such as Beneficial Bancorp. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission (the “SEC”). Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their KSOP accounts, either on a Form 4 within two business days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Beneficial Bancorp of profits realized from the purchase and sale or sale and purchase of its common stock within any six-month period by any officer, director or person who beneficially owns more than 10% of the common stock.

The SEC has adopted rules that exempt many transactions involving the KSOP from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or person who beneficially owns more than 10% of the common stock of a company.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are subject to Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold the shares of common stock distributed from the KSOP for six months after the distribution date.

Financial Information Regarding Plan Assets

Financial information on the KSOP is available upon written request to Cecile Colonna at Beneficial Bank or you can get a copy of the KSOP’s most recent Form 11-K (which includes plan financials) through the Company’s website or www.sec.gov.

LEGAL OPINION

The validity of the issuance of the common stock of Beneficial Bancorp will be passed upon by Kilpatrick Townsend & Stockton LLP, Washington, DC. Kilpatrick Townsend & Stockton LLP is acting as special counsel for Beneficial Bancorp in connection with the Offering.

11

BENEFICIAL BANK KSOP

INVESTMENT FORM

SPECIAL ELECTION FOR STOCK OFFERING ONLY

Name of Plan Participant:

Social Security Number:

1. Instructions. In connection with the Offering, you may direct up to 100% of your current KSOP account balance (excluding funds currently invested in the Beneficial Mutual Bancorp, Inc. Stock Fund) into the Beneficial Bancorp Stock Fund (the “Employer Stock Fund”). The percentage of your KSOP account (up to 100%) you elect to liquidate below will be used to purchase shares of common stock in the Offering through the Employer Stock Fund.

To use your KSOP funds to participate in the Offering, you must complete, sign and submit this form to Cecile Colonna by             , unless extended by Beneficial Bank (the “KSOP Investment Deadline”). Current Beneficial Bank employees should return their forms through inter-office mail. Former Beneficial Bank employees should return their forms using the business reply envelope that has been provided. A representative for the Plan Administrator will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact Cecile Colonna at             . If you do not complete and return this form to Cecile Colonna by the KSOP Investment Deadline, the funds credited to your account under the KSOP will continue to be invested in accordance with your prior investment directions or in accordance with the terms of the Plan if no investment directions have been provided.

2. Investment Directions. I hereby authorize the Plan Administrator to direct the Trustee to liquidate my investments in the KSOP as noted below (in multiples of not less than 1%) and use the cash to invest in the Offering through the Employer Stock Fund:

Fund Name
Wells Fargo Stable Return Fund C	%
Vanguard Total Bond Market Index Fund Signal (VBTSX)	%
Vanguard Target Retirement Income Fund Investor (VTINX)	%
Vanguard Target Retirement 2010 Fund Investor (VTENX)	%
Vanguard Target Retirement 2015 Fund Investor (VTXVX)	%
Vanguard Target Retirement 2020 Fund Investor (VTWNX)	%
Vanguard Target Retirement 2025 Fund Investor (VTTVX)	%
Vanguard Target Retirement 2030 Fund Investor (VTHRX)	%
Vanguard Target Retirement 2035 Fund Investor (VTTHX)	%
Vanguard Target Retirement 2040 Fund Investor (VFORX)	%
Vanguard Target Retirement 2045 Fund Investor (VTIVX)	%
Vanguard Target Retirement 2050 Fund Investor (VFIFX)	%
Vanguard Target Retirement 2055 Fund Investor (VTINX)	%
Vanguard 500 Index Fund Signal (VIFSX)	%
American Beacon Large Cap Value Fund Instl (AADEX)	%
Vanguard Mid-Cap Index Fund Signal (VMISX)	%
American Funds EuroPacific Growth Fund R6 (RERGX)	%

I understand that my election to invest in the Offering through the Employer Stock Fund is irrevocable. I understand that the funds used to invest in the Offering through the Employer Stock Fund must be divisible by $10.00, the per share price for common stock in the Offering.

3. Purchaser Information. The ability of a KSOP participant to purchase Beneficial Bancorp stock in the Offering is based upon the participant’s subscription rights in the Offering. Please indicate your status (check one):

☐	A depositor of Beneficial Bank with aggregate account balances of at least $50 at the close of business on June 30, 2013, get first priority.

☐	A depositor of Beneficial Bank with aggregate account balances of at least $50 at the close of business on September 30, 2014, who is not eligible in category 1.

☐	A depositor of Beneficial Bank as of the close of business on , who is not eligible under categories 1 or 2 above.

☐	Community Offering eligible.

i

4. Acknowledgment of Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the KSOP. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement. I acknowledge further that my investment election on this form is irrevocable.

Signature of Participant	Date

Acknowledgment of Receipt by Administrator. This Investment Form was received by the Plan Administrator and will become effective on the date noted below.

By:
Date

THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY BENEFICIAL BANCORP OR BENEFICIAL BANK. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

PLEASE COMPLETE AND RETURN TO CECILE COLONNA

AT BENEFICIAL BANK BY 4:00 P.M.

ON                     , UNLESS OTHERWISE EXTENDED BY

BENEFICIAL BANK.

ii

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth our anticipated expenses of the offering:

SEC filing fee (1)	$140,353
FINRA filing fee (1)	163,954
Nasdaq fees and expenses	15,000
EDGAR, printing, postage and mailing	1,600,000
Legal fees and expenses	625,000
Accounting fees and expenses	495,000
Appraiser’s fees and expenses	190,000
Marketing firm expenses (including legal fees) (2)	250,000
Records management agent fees and expenses	160,000
Business plan fees and expenses	45,000
Transfer agent and registrar fees and expenses	30,000
Certificate printing	10,000
Miscellaneous	125,693

TOTAL	$3,850,000

(1)	Estimate based on the registration of 108,969,239 shares of common stock.
(2)	In addition, (i) Sandler O’Neill & Partners, L.P. will receive a fee estimated to be 1.0% of the aggregate price of the shares sold in the subscription and community offerings (excluding shares purchased by insiders and tax-qualified benefit plans) and (ii) Sandler O’Neill & Partners, L.P. and other selected dealers will receive aggregate fees currently estimated to be 5.0% of the aggregate price of shares sold in the syndicated community offering or firm commitment underwritten public offering, if any.

Item 14.	Indemnification of Directors and Officers.

The Articles of Incorporation of Beneficial Bancorp, Inc. provides as follows:

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. Any indemnification payments made pursuant to this Article NINTH are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits

Exhibit	Description	Location

1.1	Engagement Letter by and between Beneficial Mutual Savings Bank MHC, Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank and Sandler O’Neill & Partners, L.P. as marketing agent and records management agent	Previously filed

1.2	Agency Agreement	Filed herewith

2.0	Plan of Conversion and Reorganization	Incorporated herein by reference to Exhibit 2.1 to the Beneficial Mutual Bancorp, Inc. Current Report on Form 8-K (File No. 001-33476), filed on August 14, 2014

3.1	Articles of Incorporation of Beneficial Bancorp, Inc.	Previously filed

3.2	Bylaws of Beneficial Bancorp, Inc.	Previously filed

4.0	Specimen Stock Certificate of Beneficial Bancorp, Inc.	Previously filed

5.0	Opinion of Kilpatrick Townsend & Stockton LLP re: Legality	Previously filed

8.1	Opinion of Kilpatrick Townsend & Stockton LLP re: Federal Tax Matters	Previously filed

8.2	Opinion of KPMG LLP re: State Tax Matters	Previously filed

10.1	+Form of KSOP Loan Documents	Previously filed

10.2	+Amended and Restated Employment Agreement between Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank and Gerard P. Cuddy	Incorporated herein by reference to Exhibit 10.1 to the Beneficial Mutual Bancorp, Inc. Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2009 (File No. 001-33476), filed on May 11, 2009

10.3	+Employment Agreement between Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank and Thomas D. Cestare	Incorporated herein by reference to Exhibit 10.1 to the Beneficial Mutual Bancorp, Inc. Current Report on Form 8-K (File No. 001-33476), filed on June 16, 2010

10.4	+Employment Agreement between Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank and Joanne R. Ryder and certain amendments thereto	Incorporated herein by reference to Exhibit 10.3 to the Beneficial Mutual Bancorp, Inc. Annual Report on Form 10-K for the Year Ended December 31, 2013 (File No. 001-33476), filed on March 10, 2014

10.5	+Employment Agreement between Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank and Robert J. Maines	Incorporated herein by reference to Exhibit 10.1 to the Beneficial Mutual Bancorp, Inc. Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2014 (File No. 001-33476), filed on August 1, 2014

Exhibit	Description	Location

10.6	+Change in Control Severance Agreement between Beneficial Mutual Savings Bank and Martin F. Gallagher, Jr.	Incorporated herein by reference to Exhibit 10.3 to the Beneficial Mutual Bancorp, Inc. Annual Report on Form 10-K for the Year Ended December 31, 2012 (File No. 001-33476), filed on February 27, 2013

10.7	+Amended and Restated Supplemental Pension and Retirement Plan of Beneficial Mutual Savings Bank	Incorporated herein by reference to Exhibit 10.8 to the Beneficial Mutual Bancorp, Inc. Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2009 (File No. 001-33476), filed on May 11, 2009

10.8	+Beneficial Mutual Savings Bank Board of Managers Non-Vested Deferred Compensation Plan	Incorporated herein by reference to Exhibit 10.10 to the Beneficial Mutual Bancorp, Inc. Registration Statement on Form S-1 (File No. 333-141289), initially filed on March 14, 2007

10.9	+Second Amendment to the Beneficial Mutual Savings Bank Board of Managers Non-Vested Deferred Compensation Plan	Incorporated herein by reference to Exhibit 10.9 to the Beneficial Mutual Bancorp, Inc. Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2009 (File No. 001-33476), filed on May 11, 2009

10.10	+Beneficial Mutual Bancorp, Inc. 2008 Equity Incentive Plan	Incorporated herein by reference to Appendix A to the Definitive Proxy Materials on Schedule 14A of Beneficial Mutual Bancorp, Inc. (File No. 001-33476), filed on April 16, 2008

10.11	+Beneficial Mutual Savings Bank Stock-Based Deferral Plan	Incorporated herein by reference to Exhibit 10.11 to the Beneficial Mutual Bancorp, Inc. Registration Statement on Form S-1/A (File No. 333-141289), filed on April 30, 2007

10.12	+Severance Pay Plan for Eligible Employees of Beneficial Mutual Savings Bank	Filed herewith

10.13	+Amended and Restated Beneficial Mutual Savings Bank Elective Deferred Compensation Plan	Incorporated herein by reference to Exhibit 10.13 to the Beneficial Mutual Bancorp, Inc. Annual Report on Form 10-K for the Year Ended December 31, 2012 (File No. 001-33476), filed on February 27, 2013

23.1	Consent of Kilpatrick Townsend & Stockton LLP	Contained in Exhibits 5.0 and 8.1

23.2	Consent of KPMG LLP	Filed herewith

23.3	Consent of Deloitte & Touche LLP	Filed herewith

23.4	Consent of RP Financial, LC.	Previously filed

24.0	Power of Attorney	Previously filed

99.1	Appraisal Report of RP Financial, LC. (P)	Previously filed

99.2	Draft of Marketing Materials	Previously filed

99.3	Draft of Subscription Order Form and Instructions	Previously filed

99.4	Form of Proxy for Beneficial Mutual Bancorp, Inc. Special Meeting of Stockholders	Filed herewith

+	Management contract or compensation plan or arrangement.
(P)	The supporting exhibits and financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2014.

BENEFICIAL BANCORP, INC.

By:	/s/ Gerard P. Cuddy
Gerard P. Cuddy
President and Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gerard P. Cuddy	President and Chief Executive Officer and Director (principal executive officer)	October 17, 2014
Gerard P. Cuddy

/s/ Thomas D. Cestare	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	October 17, 2014
Thomas D. Cestare

*	Chairman of the Board of Directors
Frank A. Farnesi

*	Director
Edward G. Boehne

*	Director
Karen Dougherty Buchholz

*	Director
Donald F. Gayhardt, Jr.

*	Director
Elizabeth H. Gemmill

*	Director
Thomas J. Lewis

*	Director
Joseph J. McLaughlin

*	Director
Roy D. Yates

*	Pursuant to power of attorney previously filed with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 21, 2014

By:	/s/ Gerard P. Cuddy	October 17, 2014
Gerard P. Cuddy
Attorney-in-Fact